                                                                     EXHIBIT 2.1

                           FIRST AMENDED AND RESTATED
                             DISCLOSURE STATEMENT,
                             DATED JANUARY 17, 2003

        SOLICITATION OF VOTES ON THE DEBTORS' FIRST AMENDED AND RESTATED
                          JOINT PLAN OF REORGANIZATION
                   UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF

                         THERMADYNE HOLDINGS CORPORATION

   AND ITS WHOLLY OWNED DIRECT AND INDIRECT SUBSIDIARIES, THERMADYNE MFG. LLC,
    THERMADYNE CAPITAL CORP., THERMADYNE INDUSTRIES, INC., VICTOR EQUIPMENT COMPANY, THERMADYNE INTERNATIONAL CORP., THERMADYNE CYLINDER CO., THERMAL
     DYNAMICS CORPORATION, C&G SYSTEMS HOLDING, INC., MECO HOLDING COMPANY, TWECO PRODUCTS, INC., TAG REALTY, INC., VICTOR-COYNE INTERNATIONAL, INC.,
          VICTOR GAS SYSTEMS, INC., STOODY COMPANY, THERMAL ARC, INC.,
  C&G SYSTEMS, INC., MARISON CYLINDER COMPANY, WICHITA WAREHOUSE CORPORATION,
     COYNE NATURAL GAS SYSTEMS, INC., AND MODERN ENGINEERING COMPANY, INC.

--------------------------------------------------------------------------------
THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., EASTERN TIME,
ON FEBRUARY 28, 2003, UNLESS EXTENDED BY THE DEBTORS.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              SUPPORT FOR THE PLAN

     The Plan is supported by the Debtors, the Senior Secured Lenders, and the Creditors' Committee.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             RECOMMENDATION BY THE DEBTORS

     The Boards of Directors of Thermadyne Holdings Corporation and its wholly owned direct and indirect subsidiary Debtors have unanimously approved the solicitation, the Plan, and the transactions contemplated thereby, and recommend that all security holders and other creditors whose votes are being solicited submit ballots to accept the Plan.
--------------------------------------------------------------------------------

     HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

     THIS OFFER OF NEW COMMON STOCK, WARRANTS AND RIGHTS TO SUBSCRIBE FOR SUCH COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR SIMILAR STATE SECURITIES OR "BLUE SKY" LAWS.

     THE NEW COMMON STOCK, WARRANTS AND RIGHTS TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES

COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES AND RISKS DESCRIBED HEREIN.

     THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

     THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY ENTITY FOR ANY OTHER PURPOSE.

     ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH AT LENGTH HEREIN.

                               TABLE OF CONTENTS


                                                                                       PAGE
                                                                                       ----
I.     INTRODUCTION ..................................................................   3
       A.  Background and Formulation of the Plan of Reorganization ..................   3
           1.   Marketing Process ....................................................   3
           2.   Negotiation of the Plan of Reorganization ............................   5
       B.  Overview of Disclosure Statement ..........................................   5
       C.  Holders of Claims and Equity Interests Entitled to Vote ...................   6
       D.  Voting Procedures .........................................................   7
       E.  Confirmation Hearing ......................................................   8
II.    OVERVIEW OF DISTRIBUTIONS UNDER THE PLAN ......................................   8
III.   GENERAL INFORMATION ...........................................................  13
       A.  Overview of Chapter 11 ....................................................  13
       B.  Description and History of the Debtors ....................................  14
           1.   Organizational Structure of the Debtors ..............................  14
           2.   Overview of the Debtors' Business ....................................  17
           3.   Selected Financial Information .......................................  22
           4.   Ownership of the Debtors .............................................  22
           5.   The Debtors' Significant Prepetition Debt Obligations ................  22
           6.   Other Prepetition Claims .............................................  24
       C.  Events Leading to the Commencement of the Chapter 11 Cases ................  24
IV.    EVENTS DURING THE CHAPTER 11 CASES ............................................  26
       A.  Stabilization of Business .................................................  26
           1.   Continuation of Business; Stay of Litigation .........................  26
           2.   First Day Orders .....................................................  27
           3.   DIP Facility .........................................................  27
           4.   Retention of Professionals ...........................................  27
           5.   Compliance with Bankruptcy Code, Bankruptcy Rules, Local
                Court Rules, and U.S. Trustee Deadlines ..............................  28
           6.   Key Employee Retention Plan ..........................................  28
           7.   Disclosure Statement/Confirmation Hearings ...........................  29
       B.  Deadline for Filing Proofs of Claim .......................................  29

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                       PAGE
                                                                                       ----

       C.  Appointment of the Creditors' Committee ...................................  29
V.     THE PLAN OF REORGANIZATION ....................................................  31
       A.  Deemed Substantive Consolidation ..........................................  31
       B.  Classification and Treatment of Claims Against All Debtors ................  33
           1.   Administrative Expense Claims ........................................  33
           2.   Professional Compensation and Reimbursement Claims ...................  34
           3.   Priority Tax Claims ..................................................  34
           4.   Class 1 - Other Priority Claims ......................................  35
           5.   Class 2 - Senior Secured Lender Claims ...............................  35
           6.   Class 3 - Other Secured Claims .......................................  36
           7.   Class 4 - General Unsecured Claims ...................................  37
           8.   Class 5 - 9 7/8% Senior Subordinated Notes Claims ....................  38
           9.   Class 6 - Junior Subordinated Notes Claims ...........................  38
           10.  Class 7 - 10.75% Senior Subordinated Notes Claims ....................  39
           11.  Class 8 - 12 1/2% Senior Discount Debenture Claims ...................  39
           12.  Class 9 - Thermadyne Holdings Equity Interests and Other
                Subsidiary Equity Interests ..........................................  39
           13.  Class 10 - Subsidiary Equity Interests ...............................  40
       C.  Provisions Regarding Voting and Distributions Under the Plan and
           Treatment, of Disputed, Contingent and Unliquidated Claims ................  40
           1.   Voting of Claims .....................................................  40
           2.   Nonconsensual Confirmation ...........................................  40
           3.   Method of Distributions Under the Plan ...............................  40
           4.   Distributions Withheld for Disputed General Unsecured Claims .........  42
           5.   Objections to and Resolution of Administrative Expense Claims,
                Claims and Equity Interests ..........................................  44
           6.   Distributions Relating to Allowed Insured Claims .....................  44
       D.  Treatment of Executory Contracts and Unexpired Leases Under the Plan ......  45
           1.   Assumption or Rejection of Executory Contracts and Unexpired
                Leases ...............................................................  45


                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                       PAGE
                                                                                       ----

           2.   Indemnification Obligations ..........................................   47
           3.   Compensation and Benefit Programs ....................................   47
           4.   Retiree Benefits .....................................................   47
       E.  Newco Offering ............................................................   47
           1.   Subscription Commitments .............................................   47
           2.   Subscription Period ..................................................   48
           3.   Subscription Price ...................................................   48
           4.   Restructuring Transactions ...........................................   48
           5.   Thresholds ...........................................................   49
           6.   Transfer Restriction; Revocation .....................................   50
           7.   Procedures for Making Subscription Commitments .......................   51
           8.   Notification of Allocation of New Common Stock .......................   51
           9.   Submission of Jurisdiction ...........................................   52
       F.  Implementation of the Plan ................................................   52
           1.   Substantive Consolidation ............................................   52
           2.   Merger of Corporate Entities .........................................   53
           3.   Provisions Regarding Corporate Governance and Management of
                the Reorganized Debtors ..............................................   53
           4.   Board of Directors ...................................................   53
           5.   Officers .............................................................   54
           6.   Means for Implementation of the Plan .................................   55
       G.  Effect of Confirmation of Plan ............................................   59
           1.   Term of Bankruptcy Injunction or Stays ...............................   59
           2.   Revesting of Assets ..................................................   59
           3.   Causes of Action .....................................................   59
           4.   Preference and Fraudulent Transfer Claims ............................   60
           5.   Discharge of Debtors .................................................   60
           6.   Injunction ...........................................................   60
       H.  Confirmation and Effectiveness of the Plan ................................   61
           1.   Conditions Precedent to Confirmation .................................   61

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                       PAGE
                                                                                       ----
           2.   Conditions Precedent to Effectiveness of the Plan ....................  61
           3.   Effect of Failure of Conditions ......................................  63
           4.   Waiver of Conditions .................................................  63
       I.  Summary of Other Provisions of the Plan ...................................  63
           1.   Retention of Jurisdiction ............................................  64
           2.   Effectuating Documents and Further Transactions ......................  64
           3.   Exemption from Transfer Taxes ........................................  64
           4.   Authorization to Request Prompt Tax Determinations ...................  65
           5.   Exculpation ..........................................................  65
           6.   Debtors' Releases ....................................................  65
           7.   Lender Releases ......................................................  66
           8.   Injunction Relating to Exculpation and Release .......................  66
           9.   Reconstitution of the Creditors' Committee ...........................  66
           10.  Certain Indenture Trustee Fees and Expenses ..........................  67
           11.  Post-Effective Date Fees and Expenses ................................  67
           12.  Payment of Statutory Fees ............................................  67
           13.  Amendment or Modification of the Plan ................................  67
           14.  Severability .........................................................  68
           15.  Revocation or Withdrawal of the Plan .................................  68
           16.  Binding Effect .......................................................  68
           17.  Notices ..............................................................  68
           18.  Governing Law ........................................................  69
           19.  Withholding and Reporting Requirements ...............................  69
           20.  Plan Supplement ......................................................  69
           21.  Allocation of Plan Distributions Between Principal and Interest ......  70
           22.  Headings .............................................................  70
           23.  Section 1125(e) of the Bankruptcy Code ...............................  70
           24.  Exhibits/Schedules ...................................................  70
           25.  No Admissions ........................................................  70

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                       PAGE
                                                                                       ----
           26. Inconsistency .........................................................  70
           27. Filing of Additional Documents ........................................  71
VI.     SECURITIES LAW MATTERS .......................................................  71
        A.   If the Newco Offering is Not Consummated ................................  71
             1. Section 1145 of the Bankruptcy Code ..................................  71
             2. Registration Rights Agreements .......................................  73
        B.   If the Newco Offering is Consummated ....................................  74
             1. Section 1145 of the Bankruptcy Code ..................................  74
             2. Section 4(2) of the Securities Act of 1933 ...........................  74
             3. Registration Rights Agreement ........................................  76
VII.    VOTING PROCEDURES AND REQUIREMENTS ...........................................  76
        A.   Classes Entitled To Vote Under The Plan .................................  76
        B.   Voting Requirements .....................................................  76
        C.   Acceptance by Classes of Claims .........................................  77
VIII.   CERTAIN RISK FACTORS TO BE CONSIDERED ........................................  77
        A.   Overall Risks to Recovery by Holders of Claims ..........................  77
        B.   Ability to Refinance Certain Indebtedness ...............................  78
        C.   Significant Holders .....................................................  78
        D.   Lack of Established Market for New Common Stock .........................  78
        E.   Dividend Policies .......................................................  78
        F.   Preferred Stock .........................................................  79
        G.   Projected Financial Information .........................................  79
        H.   Business Factors and Competitive Conditions .............................  79
        I.   Foreign Operations, Country Risks and Exchange Rate Fluctuations ........  80
        J.   Industry Cyclicality ....................................................  80
        K.   Environmental Liability .................................................  80
        L.   Certain United States Federal Income Tax Consequences - Ability to
             Utilize Net Operating Loss Carryforwards ................................  81
IX.     CONFIRMATION OF THE PLAN .....................................................  82
        A.   The Confirmation Hearing ................................................  82

                               TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                       PAGE
                                                                                       ----
       B.    Requirements for Confirmation of the Plan ...............................   83
             1. Unfair Discrimination and Fair and Equitable Tests ...................   83
             2. Feasibility ..........................................................   84
             3. Best Interests Test ..................................................   85
X.     VALUE OF THE REORGANIZED DEBTORS ..............................................   86
XI.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN .....................   89
       A.    Liquidation Under Chapter 7 .............................................   90
       B.    Alternative Plan of Reorganization ......................................   90
XII.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ...........................   90
       A.    Introduction ............................................................   90
       B.    Consequences to the Debtors .............................................   91
             1. Cancellation of Debt .................................................   92
             2. Limitation on NOL Carryforwards and Other Tax Attributes .............   92
             3. Alternative Minimum Tax ..............................................   95
             4. Implementation of the Restructuring Transactions .....................   95
       C.    Consequences to Holders of Certain Claims ...............................   97
             1. Consequences to Holders of General Unsecured Claims ..................   97
             2. Consequences to Holders of Note Claims ...............................   97
             3. Distributions in Discharge of Accrued but Unpaid Interest ............  100
             4. Information Reporting and Withholding ................................  101
XIII.  CONCLUSION AND RECOMMENDATION .................................................  102


             EXHIBITS

Exhibit A    Plan of Reorganization
Exhibit B    Disclosure Statement Order
Exhibit C    Thermadyne Holdings Corporation 2001 10-K
Exhibit D    Projected Financial Information
Exhibit E    Liquidation Analysis
Exhibit F    Objections to Claims

            UNITED STATES BANKRUPTCY COURT EASTERN DISTRICT OF MISSOURI
                                  EASTERN DIVISION

___________________________________________
                                           :
In re:                                     :      CHAPTER 11
                                           :
THERMADYNE HOLDINGS CORPORATION,           :
THERMADYNE MFG. LLC,                       :
THERMADYNE CAPITAL CORP.,                  :
THERMADYNE INDUSTRIES, INC.,               :
VICTOR EQUIPMENT COMPANY,                  :      Case No. 01-52840-399
THERMADYNE INTERNATIONAL CORP.,            :
THERMADYNE CYLINDER CO.,                   :
THERMAL DYNAMICS CORPORATION,              :
C&G SYSTEMS HOLDING, INC.,                 :
MECO HOLDING COMPANY,                      :      JOINTLY ADMINISTERED:
TWECO PRODUCTS, INC.,                      :
TAG REALTY, INC.,                          :
VICTOR-COYNE INTERNATIONAL, INC.,          :
VICTOR GAS SYSTEMS, INC.,                  :
STOODY COMPANY,                            :
THERMAL ARC, INC.,                         :
C&G SYSTEMS, INC.,                         :
MARISON CYLINDER COMPANY,                  :
WICHITA WAREHOUSE CORPORATION,             :
COYNE NATURAL GAS SYSTEMS, INC., AND       :
MODERN ENGINEERING COMPANY, INC.,          :
                                           :
Debtors.                                   :
                                           :
___________________________________________

         DEBTORS' FIRST AMENDED AND RESTATED JOINT DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE

BRYAN CAVE LLP                             WEIL, GOTSHAL & MANGES LLP
Attorneys for the Debtors                  Attorneys for the Debtors
One Metropolitan Square                    767 Fifth Avenue
211 North Broadway                         New York, NY 10153
St. Louis, Missouri 63102                  (212) 310-8000
(314) 259-2000                                     and
                                           100 Crescent Court, Suite 1300
                                           Dallas, Texas 75201
                                           (214) 746-7700
Dated: St. Louis, Missouri
       January 17, 2003

                             INTRODUCTORY STATEMENT

     THIS FIRST AMENDED AND RESTATED JOINT DISCLOSURE STATEMENT UNDER SECTION 1125 OF THE BANKRUPTCY CODE WITH RESPECT TO THE DEBTORS' FIRST AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (THE "DISCLOSURE STATEMENT") CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE DEBTORS' FIRST AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (AS IT MAY BE AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME, THE "PLAN"), AND OTHER DOCUMENTS RELATING TO THE PLAN. WHILE THE DEBTORS BELIEVE THAT THESE SUMMARIES PROVIDE ACCURATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, THESE SUMMARIES ARE QUALIFIED BY THE ENTIRE TEXT OF SUCH DOCUMENTS. IF ANY INCONSISTENCIES EXIST BETWEEN THE TERMS AND PROVISIONS OF THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR OTHER DOCUMENTS DESCRIBED THEREIN, THE TERMS AND PROVISIONS OF THE PLAN AND OTHER DOCUMENTS ARE CONTROLLING. EACH HOLDER OF AN IMPAIRED CLAIM SHOULD REVIEW THE ENTIRE PLAN AND ALL RELATED DOCUMENTS AND SEEK THE ADVICE OF ITS OWN COUNSEL BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

     THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON BY ANY PERSON OR ENTITY OTHER THAN BY HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. NOTHING CONTAINED HEREIN WILL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON HOLDERS OF CLAIMS OR EQUITY INTERESTS.

     NO PARTY IS AUTHORIZED BY THE DEBTORS TO PROVIDE ANY INFORMATION WITH RESPECT TO THE DEBTORS, THE PLAN, THE DEBTORS' ANTICIPATED FINANCIAL POSITION OR OPERATIONS AFTER CONFIRMATION OF THE PLAN, OR THE VALUE OF THE DEBTORS' BUSINESSES AND PROPERTIES OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

     CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE FORWARD-LOOKING PROJECTIONS AND FORECASTS BASED UPON CERTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT, EXPRESS OR IMPLIED, IS INTENDED TO GIVE RISE TO ANY COMMITMENT OR OBLIGATION OF THE DEBTORS OR WILL CONFER UPON ANY PERSON ANY RIGHTS, BENEFITS OR REMEDIES OF ANY NATURE WHATSOEVER.

     EXCEPT AS OTHERWISE NOTED HEREIN, THE INFORMATION CONTAINED HEREIN IS GENERALLY INTENDED TO DESCRIBE FACTS AND CIRCUMSTANCES ONLY AS OF JANUARY 17, 2003, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR THE CONFIRMATION OF THE PLAN WILL CREATE ANY IMPLICATION, UNDER ANY CIRCUMSTANCES, THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS CORRECT AT ANY TIME AFTER JANUARY 17, 2003 OR THAT THE DEBTORS WILL BE UNDER ANY OBLIGATION TO UPDATE SUCH INFORMATION IN THE FUTURE.

                                       I.
                                  INTRODUCTION

     Thermadyne Holdings Corporation, a Delaware corporation ("Thermadyne Holdings"), Thermadyne Mfg. LLC, Thermadyne Capital Corp., Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermadyne Cylinder Co., Thermal Dynamics Corporation, C&G Systems Holding, Inc., Meco Holding Company, Tweco Products, Inc., Tag Realty, Inc., Victor-Coyne International, Inc., Victor Gas Systems, Inc., Stoody Company, Thermal Arc, Inc., C&G Systems, Inc., Marison Cylinder Company, Wichita Warehouse Corporation, Coyne Natural Gas Systems, Inc., and Modern Engineering Company, Inc. (collectively, the "Debtors") in these jointly administered Chapter 11 Cases submit this First Amended and Restated Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of Claims against and Equity Interests in the Debtors in connection with
(i) the solicitation of acceptances of the Debtors' First Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated January 17, 2003, as the same may be amended (the "Plan") filed by the Debtors with the United States Bankruptcy Court for the Eastern District of Missouri, Eastern Division (the "Bankruptcy Court") and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for March 19, 2003 at 1:30 p.m. (Central Time). Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

A.   BACKGROUND AND FORMULATION OF THE PLAN OF REORGANIZATION

     1.  MARKETING PROCESS

     In February, 2002, the Debtors retained Rothschild for three purposes: To formulate and assist the Debtors in developing and carrying out a process in which the Debtors would be offered for sale ("M&A Process"); to perform a reorganization enterprise valuation of the Debtors; and to assist in the ultimate negotiations of a plan of reorganization. The M&A Process involved three stages: The first stage was the identification of parties potentially interested in and capable of acquiring the Debtors and the preparation of an offering memorandum; the second stage was the organization of materials and the assistance to management in connection with due diligence investigations by potential bidders; and the third (and final) stage was the negotiation of bids, receipt of binding offers and selection of the best one.

     Rothschild invited Houlihan Lokey Howard & Zukin and FTI Consulting, Inc., financial advisors to the Creditors' Committee and Senior Secured Lenders, respectively, to review the list of prospects, review and comment on the confidential information memorandum distributed to potential purchasers, as well as the confidential document list for the second round of due diligence prepared by Rothschild in order to add any other appropriate prospects and observe management presentations. From the list of approximately 175 such prospects, 96 were selected as the most likely to pursue a transaction. Confidentiality agreements were solicited from each of those prospects and those that signed those confidentiality agreements received an initial offering memorandum and were requested to submit an indication of the level of their financial interest in acquiring the Debtors based upon the information in the offering memorandum.

     In addition to the prospects on the list developed by Rothschild and the other financial advisors, the Chair of the Creditors' Committee, High River Limited Partnership, an affiliate of Carl Icahn that claimed ownership of a significant amount of bonds, together with other members of the Creditors' Committee, indicated a willingness at the end of January, 2002, to finance a plan of reorganization pursuant to which Senior Secured Lenders would be paid in full in cash on the effective date of a plan of reorganization for the Debtors. During Bankruptcy Court hearings in April, 2002, High River reiterated its desire to fund a plan of reorganization provided it was conferred "stalking horse" bidder status for a bid High River would make, in consideration for which High River would receive securities to be issued under the plan and substantial fees and expense reimbursement. Beginning in May, 2002, representatives of the Senior Secured Lenders, the Creditors' Committee and the Debtors began negotiating documents that would confirm and evidence High River's commitments to fund a plan of reorganization by providing up to $375 million of new secured loans and preferred stock, plus a new senior secured revolving credit facility of up to $50 million.

     While the negotiations with High River were ongoing, Rothschild and the Debtors carried out and completed the second and third stages of the M&A Process. At the end of that process, the Debtors received five proposals, inclusive of the High River proposal, from prospective financial buyers of the reorganized Debtors, plus two proposals from strategic buyers for substantially less than the entirety of the Debtors' businesses. Each proposal by a prospective financial buyer was conditioned upon, among other things, the ability of the buyer to raise sufficient financing to consummate its bid and its satisfaction with the results of a continued in-depth due diligence investigation. High River was the only party to submit a proposal to the Debtors to finance a plan of reorganization without any due diligence or financial condition. Accordingly, the Senior Secured Lenders and the Creditors' Committee asked the Debtors to work towards consummating a transaction with High River. These negotiations spanned a period of nearly four months and were finally terminated in September, 2002, when High River indicated it was no longer interested in investing the monies required to fund the plan of reorganization for the Debtors. By the latter part of September, 2002, no unconditional, fully financed offer to acquire the Debtors had been received and an alternative solution had to be developed and implemented if the Debtors were to be assured of recovering the fair going concern value of their businesses for the benefit of their creditors. As a result of the foregoing, the Debtors determined to negotiate and propose the Plan, pursuant to which the Senior Secured Lenders would agree to accept substantially reduced debt obligations of the reorganized Debtors, payable over time, plus ownership of substantially all of the common stock of the reorganized parent Debtor to be issued pursuant to the Plan (unless holders of the 9 7/8% Senior Subordinated Notes Claims exercise rights to subscribe and acquire for cash the new common stock that otherwise will be issued to the Senior Secured Lenders pursuant to the Plan).

     2.  NEGOTIATION OF THE PLAN OF REORGANIZATION

     In September, 2002, the Debtors approached the Senior Secured Lenders to determine if they were willing to consider a plan of reorganization under which they would accept a substantial reduction of the secured indebtedness owed by the Debtors when the chapter 11 cases began, in exchange for a substantial majority of the stock to be issued by the Reorganized Parent, plus new senior secured indebtedness of the Reorganized Debtors in a substantially reduced amount. This concept also would require a new working capital facility to be provided. Representatives of the Steering Committee of the Secured Lenders agreed to pursue such discussions. Rothschild prepared valuation analyses based upon various scenarios and the Debtors exchanged those analyses with representatives of the Senior Secured Lenders and the Creditors' Committee. In addition, after the Debtors updated their financial forecasts at the end of October 2002, Rothschild refined its valuation analysis and distributed it to the representative of each of the Senior Secured Lenders and the Creditors' Committee. Ultimately, after discussions between representatives of the Steering Committee of Secured Lenders and representatives of the Debtors, the Debtors prepared a plan of reorganization embodying what the Debtors believed was a fair allocation of the value of the reorganized Debtors.

     That value had diminished as a consequence of the softening of the economy and its impact upon the business of the Debtors in the form of reduced sales, margins and net profits. Nevertheless, the Debtors and the Senior Secured Lenders agreed to propose the Plan, provided that if a responsible buyer for all or substantially all of the businesses of the Debtors made an unconditional offer representing greater value to the unsecured creditors than the value they will receive under the Plan, before the Bankruptcy Court approval of this Disclosure Statement was received, then the Plan would be amended to incorporate and implement that offer so that the Debtors would be sold to that offeror and the proceeds would be distributed pursuant to an amended Plan. The Debtors determined to go back to three of the parties that had submitted conditional offers during the third stage of the M&A Process and three additional parties that came forward before the Plan was prepared and filed. No such unconditional, fully financed offer representing more value than the value provided by the Plan was received before this Disclosure Statement was approved by the Bankruptcy Court.

     On November 18, 2002, the Debtors filed the original Plan and Disclosure Statement with the Bankruptcy Court. The Debtors, the Senior Secured Lenders and the Creditors' Committee continued their negotiations to arrive at a compromise for each of the respective parties. These negotiations culminated in the Amended and Restated Plan, which has the support of the Debtors, the Senior Secured Lenders and the Creditors' Committee. The Debtors believe that the Plan represents the best value available to creditors of the Debtors.

B.   OVERVIEW OF DISCLOSURE STATEMENT

     Attached as exhibits to this Disclosure Statement are copies of the following:

     o   The Plan (Exhibit A);

     o Order of the Bankruptcy Court dated January 21, 2003 (the "Disclosure Statement Order"), among other things, approving the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

     o   Thermadyne Holdings Corporation, et al. 2001 Form 10-K (Exhibit C);

     o Thermadyne Holdings Corporation, et al. Projected Financial Information (Exhibit D);

     o   Thermadyne Holdings Corporation, et al. Liquidation Analysis (Exhibit
         E); and

     o   Schedules of Possible Objections to Claims (Exhibit F).

     In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that the Debtors believe may be entitled to vote to accept or reject the Plan.

     On January 21, 2003, after notice and a hearing, the Bankruptcy Court entered the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors and equity interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

     The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

C.   HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

     Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and are entitled to receive distributions under a proposed chapter 11 plan are entitled to vote to accept or reject such plan. Classes of claims or equity interests in which the holders of such claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of such claims or equity interests are impaired and are not entitled to receive any distributions under a proposed chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

     Classes 2, 4 and 5 of the Plan are impaired and the holders of such Claims will receive distributions under the Plan. Holders of Claims in Classes 2, 4 and 5 are entitled to vote to accept or reject the Plan. Classes 1, 3, and 10 of the Plan are unimpaired and are conclusively presumed to have accepted the Plan. Classes 6, 7, 8 and 9 of the Plan are impaired and will receive no distributions under the Plan and are thus conclusively presumed to have rejected the Plan. Therefore, the Debtors are soliciting acceptances only from holders of Allowed Claims in Classes 2, 4 and 5.

     The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the Plan. For a more detailed description of the requirements for confirmation of the Plan, see Section V.H., "Confirmation and Effectiveness of the Plan."

     If a Class of Claims rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section V.H., "Confirmation and Effectiveness of the Plan."

     If one or more of the Classes of Claims entitled to vote on the Plan, other than Class 2, votes to reject the Plan, and with respect to classes that are deemed to reject the Plan, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.

D.   VOTING PROCEDURES

     If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you may receive separate Ballots which must be used for each separate Class of Claims. Please vote and return your Ballot(s) to:

                          Thermadyne Ballot Processing
                                   c/o BSI LLC
                          70 E. 55th Street, 6th Floor
                            New York, New York 10022

         DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

     TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 5:00 P.M., EASTERN TIME, ON FEBRUARY 28, 2003. ANY EXECUTED BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

     Any Claim in an impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

     The Bankruptcy Court entered an order setting January 17, 2003 as the record date for voting on the Plan. Accordingly, only holders of record as of January 17, 2003 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

     If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Angharad Bowdler at (212) 376-8494.

E.   CONFIRMATION HEARING

     Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on March 19, 2003 at 1:30 p.m. (Central Time), before the Honorable Barry S. Schermer, United States Bankruptcy Judge, at the United States Bankruptcy Court, Eastern District of Missouri, Thomas F. Eagleton Building, United States Courthouse, 111 S. Tenth St., St. Louis, Missouri 63102. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before March 7, 2003 at 4:00 p.m. (Central Time). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any adjourned Confirmation Hearing.

                                       II.
                    OVERVIEW OF DISTRIBUTIONS UNDER THE PLAN

     The following briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN(1)


        Type of Claim or                                                                Estimated
Class   Equity Interest                      Treatment                                  Recovery
-----   -----------------                    ---------                                  ---------
--      Administrative       Unimpaired; paid in full, in Cash, in accordance with      100%
        Expense Claims       the terms and conditions of transactions or agreements

----------
(1) This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. The estimated recoveries for Classes of Claims receiving New Common Stock are based upon the midpoint of the current estimates of value of the New Common Stock to be issued under the Plan. To the extent that the actual value of the New Common Stock varies from the amounts estimated, the recoveries of holders of such Claims may be higher or lower. See
Section X., "Value of Reorganized Debtors." Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.


        Type of Claim or                                                                Estimated
Class   Equity Interest                      Treatment                                  Recovery
-----   -----------------                    ---------                                  ---------
                             relating to obligations incurred in the ordinary
                             course of business during the pendency of the Chapter 11
                             Cases or assumed by the Debtors in Possession, or
                             according to terms approved to by the Debtors and the
                             Holder thereof.

--      Priority Tax Claims  Unimpaired; at the sole option of Reorganized                 100%
        (estimated at less   Debtors, either (i) paid in full, in Cash, or (ii) paid
        than $100,000)       over a period through a date not later than the sixth
                             anniversary of the date of assessment as provided in
                             section 1129(a)(9)(C) of the Bankruptcy Code (commencing
                             on the first anniversary of the Effective Date) with
                             interest payable at a rate of 4.75% per annum or as
                             otherwise established by the Bankruptcy Court.

1       Other Priority       Unimpaired; paid in full, in Cash.                            100%
        Claims (estimated
        at $0)

2       Senior Secured       Impaired; on the Effective Date, and in accordance            100%
        Lender Claims        with the restructuring transactions described in
        (estimated at        Section 10.4 of the Plan, each holder of an Allowed
        approximately        Senior Secured Lender Claim shall receive on account
        $354,082,282.92      of its Allowed Senior Secured Lender Claim the
        plus outstanding     following consideration: (i) Cash in the amount of
        letters of credit    any accrued and unpaid interest, fees and expenses in
        of $8,380,973.11)    respect of such Allowed Senior Secured Lender Claim
                             (including, without limitation, letter of credit fees, cash management fees, overdraft payments and all reasonable
                             out-of-pocket expenses and counsel and other advisory fees and expenses), (ii) its Pro Rata Share of $180,000,000 in
                             aggregate principal amount of New Senior Debt Notes,
                             (iii) its Pro Rata share of 250,000 shares of New Common
                             Stock, and (iv) either: (x) if the Newco Offering Minimum
                             has not been satisfied, its Pro Rata Share of 12,318,500
                             shares of New Common Stock, or (y) if the Newco Offering
                             Minimum has been satisfied, (1) Cash in an amount equal to its Pro Rata Share of the Cash received from the issuance
                             of New Common Stock pursuant to the Newco Offering, and (2)
                             at the election of the holder of such Allowed Senior
                             Secured Lender Claim made pursuant to Section 4.2(c) of the
                             Plan, either (A) its Pro Rata Share of the shares of New
                             Common Stock not subscribed for pursuant to the Newco
                             Offering, or (B) additional New Senior Debt Notes in an
                             aggregate amount equal to the product of (I) the number of



        Type of Claim or                                                                Estimated
Class   Equity Interest                      Treatment                                  Recovery
-----   -----------------                    ---------                                  ---------
                             shares of New Common Stock to which such holder would
                             have been entitled pursuant to the preceding clause (A),
                             multiplied by (II) the Subscription Price, and (v) its
                             Pro Rata Share of 271,429 New Series C Warrants,
                             subject, however, to the transfer of such warrants as
                             provided in Section 4.9(b) of the Plan. On or before ten
                             (10) Business Days after the Subscription Expiration
                             Date, the Debtors will serve on each holder of a Class 2
                             Claim as of the Distribution Record Date a notice advising such holder of the number of shares of New Common
                             Stock that have been subscribed pursuant to Article X of
                             the Plan and a form for such holder to elect treatment
                             under Section 4.2(b)(iv)(y)(2) of the Plan. Such holder
                             shall have ten (10) business days to return its election
                             form to the Debtors. Such holder's failure to return the
                             election form timely shall be deemed an election for
                             treatment pursuant to Section 4.2(b)(iv)(y)(2)(B) of the
                             Plan. On the Effective Date, with respect to outstanding
                             letters of credit issued under the Existing Credit
                             Facility, (x) such letters of credit will be returned to
                             the issuer undrawn and marked cancelled, or (y) the
                             issuer will be provided with (1) cash collateral in an
                             amount equal to 105% of the face amount of the
                             outstanding letters of credit or (2) back-to-back
                             letters of credit in an amount equal to 105% of the face
                             amount of the outstanding letters of credit, in form and
                             substance and from an institution acceptable to the
                             issuer.

3       Other Secured Claims Unimpaired; except to the extent that a holder of an          100%
        (estimated at        Allowed Other Secured Claim agrees to a different
        approximately $19.9  treatment, at the sole option of the Reorganized
        million)             Debtors, (a) each Allowed Other Secured Claim shall be
                             reinstated and rendered unimpaired in accordance with
                             section 1124(2) of the Bankruptcy Code, notwithstanding
                             any contractual provision or applicable nonbankruptcy
                             law that entitles the holder of an Allowed Other Secured
                             Claim to demand or receive payment of such Allowed Other
                             Secured Claim prior to the stated maturity of such
                             Allowed Other Secured Claim from and after the
                             occurrence of a default, or (b) each holder of an
                             Allowed Other Secured Claim shall receive Cash in an
                             amount equal to such Allowed Other Secured Claim,
                             including any interest on such Allowed Other Secured
                             Claim required to be paid pursuant to section 506(b) of
                             the



        Type of Claim or                                                                Estimated
Class   Equity Interest                      Treatment                                  Recovery
-----   -----------------                    ---------                                  ---------
                             Bankruptcy Code, on the later of the Effective Date and
                             the date such Allowed Other Secured Claim becomes an
                             Allowed Other Secured Claim, or as soon thereafter as is
                             practicable, or (c) the holder of an Allowed Other
                             Secured Claim shall receive possession of the Collateral
                             securing its Allowed Other Secured Claim in full and
                             complete satisfaction of such Allowed Other Secured
                             Claim on the later of the Effective Date and the date
                             such Allowed Other Secured Claim becomes an Allowed
                             Other Secured Claim, or as soon thereafter as is
                             practicable. Notwithstanding the foregoing, each such
                             holder receiving the treatment specified in clause (ii)
                             or (iii) of the preceding sentence shall have a General
                             Unsecured Claim in Class 4 for the amount by which the
                             amount of its Allowed Claim exceeds the value of its
                             Collateral.

4       General Unsecured    Impaired: on the Initial Distribution Date or as soon         30% to
        Claims (estimated at thereafter as is practicable, each holder of an Allowed       37%(2)
        approximately $20.3  General Unsecured Claim shall receive, on account of
        to 25 million)       such holder's Allowed General Unsecured Claim,
                             Cash equal to the lesser of (1) such holder's Pro Rata
                             Share of $7,500,000, less the Holdback Amount and (2)
                             fifty percent (50%) of such holder's Allowed Claim. On
                             each Subsequent Distribution Date, subject to Section
                             5.5(d) of the Plan, each holder of an Allowed General
                             Unsecured Claim shall receive a Pro Rata Share of the
                             Surplus Distributions of Cash.

5       9 7/8% Senior           Impaired; on the Initial Distribution Date or as soon         6.2%
        Subordinated Notes   thereafter as is practicable, each holder of an Allowed
        Claims (estimated    9 7/8% Senior Subordinated Notes Claim shall receive,
        at approximately     on account of such holder's Allowed 9 7/8% Senior
        $227.4 million)      Subordinated Notes Claim, such holder's Pro Rata
                             Share of 731,500 shares of New Common Stock. On the
                             Initial Distribution Date or as soon thereafter as is
                             practicable, each holder of an Allowed 9 7/8% Senior
                             Subordinated Notes Claim shall receive, on account of
                             such holder's Allowed 9 7/8% Senior Subordinated Notes
                             Claim, such holder's Pro Rata Share of (i) 1,157,000 New
                             Series A Warrants, and (ii) 700,000 New Series B
                             Warrants. From and after the Subscription Commencement
                             Date, each holder of an


----------
(2) The actual recovery may vary based, among other factors, the aggregate amount of Allowed Class 4 Claims and whether any Tort Claims are Allowed.


        Type of Claim or                                                                Estimated
Class   Equity Interest                      Treatment                                  Recovery
-----   -----------------                    ---------                                  ---------

                             Allowed 9 7/8% Senior Subordinated Notes Claim that is
                             an Accredited Investor shall also be entitled to
                             subscribe for shares of New Common Stock pursuant to
                             the Newco Offering described in Article X of the Plan.

6       Junior Subordinated  Impaired; the holders of Junior Subordinated Notes            0%
        Note Claims          Claims shall receive no distributions on account of
        (estimated at        such holders' Allowed Junior Subordinated Notes
        approximately $33.4  Claim. From and after the Subscription Commencement
        million)             Date, each holder of an Allowed Junior Subordinated
                             Notes Claim that is an Accredited Investor shall be
                             entitled to subscribe for shares of New Common Stock
                             pursuant to the Newco Offering described in Article X
                             of the Plan.


7       10.75% Senior        Impaired; the holders of 10.75% Senior Subordinated           0%
        Subordinated Notes   Notes Claims shall receive no distribution on account
        Claims (estimated at of such holders' Allowed 10.75% Senior Subordinated approximately $41.4  Notes Claims. From and after the Subscription
        million)             Commencement Date, each holder of an Allowed
                             10.75% Senior Subordinated Notes Claim that is an
                             Accredited Investor shall be entitled to subscribe for
                             shares of New Common Stock pursuant to the Newco Offering
                             described in Article X of the Plan.

8       12 1/2% Senior       Impaired; the holders of 12 1/2% Senior Discount                 0%
        Discount Debenture   Debenture Claims shall receive no distribution on
        Claims (estimated at account of such holders' Allowed 12 1/2% Senior approximately $145.1 Discount Debenture Claims. From and after the
        million)             Subscription Commencement Date, each holder of an
                             Allowed 12 1/2% Senior Discount Debentures Claim that
                             is an Accredited Investor shall be entitled to subscribe
                             for shares of New Common Stock pursuant to the Newco
                             Offering described in Article X of the Plan.

9       Thermadyne           Impaired; those affiliated holders of Thermadyne              $0-per
        Holdings Equity      Holdings' Equity Interests that are under common              share
        Interests            investment management and that collectively hold
                             more than fifty (50%) percent thereof shall receive on
                             account of their Thermadyne Holdings' Equity Interests,
                             their Pro Rata share of 271,429 New Series C Warrants
                             provided for in Section 4.2(b)(v) of the Plan. All other
                             holders of Thermadyne Holdings' Equity Interests and
                             Other Subsidiary Equity Interests shall not receive any
                             distributions on account of such Thermadyne Holdings
                             Equity Interests and Other



        Type of Claim or                                                                Estimated
Class   Equity Interest                      Treatment                                  Recovery
-----   -----------------                    ---------                                  ---------
                             Subsidiary Equity Interests, and shall not retain any
                             Equity Interests on account thereof. On the Effective
                             Date, all Thermadyne Holdings Equity Interests and Other
                             Subsidiary Equity Interests shall be deemed cancelled,
                             extinguished, and of no further force and effect as of
                             the Effective Date.

10      Subsidiary Equity    Unimpaired; the Subsidiary Debtors guaranteed all of           0%
        Interests            the obligations of Thermadyne Mfg. LLC under the
                             Existing Credit Facility and pledged all or substantially
                             all of their respective assets as collateral for their
                             joint and several obligations under such guarantees. The
                             Subsidiary Debtors also guaranteed all of the
                             obligations of Thermadyne Mfg. LLC and Thermadyne
                             Capital Corp. under the 9 7/8% Senior Subordinated Notes.
                             The Reorganized Parent is providing Cash, New Senior
                             Debt Notes and New Common Stock, for distribution to
                             holders of Claims against the Reorganized Debtors
                             pursuant to the Plan. Accordingly, the holders of
                             Subsidiary Equity Interests shall retain ownership of
                             their Subsidiary Equity Interests in each of the
                             Reorganized Subsidiaries.


                                      III.
                               GENERAL INFORMATION

A.   OVERVIEW OF CHAPTER 11

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

     The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

     The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the terms for satisfying claims against and interests in a debtor. Upon confirmation of a plan of reorganization, the plan is binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debts that arose prior to the date of confirmation of the plan and substitutes the obligations specified under the confirmed plan.

     After a plan of reorganization has been filed, holders of certain claims against or equity interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

B.   DESCRIPTION AND HISTORY OF THE DEBTORS

     1.  ORGANIZATIONAL STRUCTURE OF THE DEBTORS

     Thermadyne Holdings, has 65 direct and indirect subsidiaries, 20 of which are Debtors in the Chapter 11 Cases. The following chart depicts, as of the Commencement Date, the organizational structure of Thermadyne Holdings and its subsidiaries and the percentage ownership of each subsidiary by its direct parent:

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          Organizational Structure of Thermadyne Holdings Corporation


                                    [CHART]

                                    [CHART]


          All Subsidiaries Are Wholly-Owned Unless Indicated Otherwise

     2.  OVERVIEW OF THE DEBTORS' BUSINESS

     Thermadyne is a leading global manufacturer of cutting and welding products and accessories. Thermadyne manufactures a broad range of gas (oxy-fuel) and electric arc cutting and welding products that are ultimately sold to end-user customers principally engaged in the aerospace, automotive, construction, metal fabrication, mining, mill and foundry, petroleum and shipbuilding industries.

     As of the Commencement Date, the Debtors' operations were conducted through the following principal subsidiaries: Thermal Dynamics Corporation, a Delaware corporation ("Thermal Dynamics"); Tweco Products, Inc., a Delaware corporation ("Tweco"); Victor Equipment Company, a Delaware corporation ("Victor"); Cigweld Pty. Ltd., a company organized under the laws of Australia ("Cigweld"); C&G Systems, Inc., an Illinois corporation ("C&G"); Stoody Company, a Delaware corporation ("Stoody"); Thermal Arc, Inc., a Delaware corporation ("Thermal Arc"); GenSet S.p.A., a company organized under the laws of Italy ("GenSet"); Thermadyne Victor Ltda., a company organized under the laws of Brazil ("Victor Brazil"); and Thermadyne International Corporation, a Delaware corporation ("Thermadyne International").

          (a) Thermal Dynamics

          Thermal Dynamics -- Plasma Arc Cutting Products. Thermal Dynamics, located in West Lebanon, New Hampshire and founded in 1957, developed many of the early plasma cutting systems and maintains its position as a leading manufacturer of plasma cutting systems and replacement parts. Thermal Dynamics' product line ranges from a portable 12-amp unit to large 1,000-amp units. Thermal Dynamics' end users are engaged primarily in fabrication and repair of sheet metal and plate products found in fabricated structural steel and nonferrous metals, automotive products, appliances, sheet metal, heating, ventilation and air conditioning, general fabrication, shipbuilding and general maintenance.

          Advantages of the plasma cutting process over other methods include faster cutting speeds, the ability to cut ferrous and nonferrous alloys and minimum heat distortion on the material being cut. Plasma cutting also permits metal cutting using only compressed air and electricity.

          (b) Tweco

          Tweco -- Electric Arc Products and Arc Gouging Systems. Tweco, located in Wichita, Kansas and founded in 1936, manufactures a line of arc welding replacement parts and accessories, including electrode holders, ground clamps, cable connectors, terminal connectors and lugs and cable splicers, and a variety of automatic and semiautomatic welding guns and cable assemblies utilized in the arc welding process. Tweco also manufactures manual stick electrode holders, ground clamps and accessories. Manual stick welding is one of the oldest forms of welding and is used primarily by smaller welding shops which perform general repair, maintenance and fabrication work. Tweco's end users are primarily engaged in the manufacture or repair and maintenance of transportation equipment, including automobiles, trucks, aircraft, trains and ships; the manufacture of a broad range of machinery; and the production of fabricated metal products, including structural metal, hand tools and general hardware.

          Tweco is a leading domestic manufacturer of metal inert gas ("MIG") welding guns. The MIG process is an arc welding process utilized in the fabrication of steel, aluminum, stainless steel and other metal products and structures. In the MIG process, a small diameter consumable electrode wire is continuously fed into the arc. The welding arc area is protected from the atmosphere by a "shielding" gas. The welding guns and cable assemblies manufactured by Tweco carry the continuous wire electrode, welding current and shielding gas to the welding arc. Tweco manufactures a related line of robotic welding accessory products. This accessory line includes, but is not limited to, a robotic torch with patented consumables, a robotic deflection mount, a robotic cleaning station, robotic arms and an anti-splatter misting system.

          Through its Arcair product line, Tweco manufactures equipment and related consumable materials for "gouging," a technique that liquefies metal in a narrow groove and then removes it using compressed air. Gouging products are often used in joint preparation prior to a welding process. Numerous other applications exist for these gouging systems, such as removal of defective welds, removal of trim in foundries and repair of track, switches and freight cars in the railroad industry. Tweco also manufactures a line of underwater welding and gouging equipment.

          In addition to gouging products, Tweco produces a patented exothermic cutting system, SLICE.(R) This system generates temperatures in excess of 7000 degrees F and can quickly cut through steel, concrete and other materials. SLICE has many applications, including opening clogged steel furnaces and providing rapid entry in fire and rescue operations. Tweco has developed an underwater version of the SLICE cutting system for use in the marine repair and salvage industry.

          Tweco provides a complete line of chemicals used in the welding industry. Chemicals are used for weld cleaning and as agents to reduce splatter adherence on the metal being welded. Chemicals are also used to reduce splatter adherence in welding nozzles in MIG applications.

          (c) Victor

          Victor -- Oxy-Fuel Gas Products. Victor has plants in Denton, Texas and Hermosillo, Sonoro, Mexico, and was founded in 1913. Victor is a leading domestic manufacturer of gas-operated cutting and welding torches and gas and flow pressure regulation equipment. Victor's torches are used to cut ferrous metals and to weld, heat, solder and braze a variety of metals, and its regulation equipment is used to control pressure and flow of most industrial and specialty gases. In addition, Victor manufactures a variety of replacement parts, including welding nozzles and cutting tips of various types and sizes and a line of specialty gas regulators purchased by end users in the process control, electronics and other industries. Victor also manufactures a wide range of medical regulation equipment serving the oxygen therapy market, including home health care and hospitals.

          The torches produced by Victor are commonly referred to as oxy-fuel torches. These torches combine a mixture of oxygen and a fuel gas, typically acetylene, to produce a high-temperature flame. These torches are designed for maximum durability, repairability and performance utilizing patented built-in reverse flow check valves and flash arresters in several models. Victor also manufactures lighter-duty handheld heating, soldering and brazing torches. Pressure regulators, which are basically diaphragm valves, serve a broad range of industrial and specialty gas process control operations.

          The principal uses of the Victor torch are cutting steel in metal fabricating applications such as shipbuilding, construction of oil refineries, power plants and manufacturing facilities, and welding, heating, brazing and cutting in connection with maintenance of machinery, equipment and facilities.

          Victor sells its lighter-duty products to end-user customers principally engaged in the plumbing, refrigeration and heating, ventilation and air conditioning industries. The relative low cost, mobility and ease of use of Victor torches make them suitable for a wide variety of uses.

          (d) Cigweld

          Cigweld -- Electric Arc Products, Oxy-Fuel Products, Filler Metals, Gas Control Products and Safety Products. Cigweld, located in Melbourne, Australia, and founded in 1922, is the leading Australian manufacturer of gas equipment and welding products. Cigweld manufactures arc welding equipment products for both the automatic arc and manual arc welding markets. The Cigweld range of automatic welding equipment includes packages specifically designed for particular market segments. End users of this product range include the rural market and the vehicle repair, metal fabrication, shipbuilding, general maintenance and heavy industries. Manual arc equipment products range from small welders designed for the home handyman to units designed for heavy industry.

          Cigweld manufactures a range of consumable products (filler metals) for manual and automatic arc and gas welding. The range of manual arc electrodes includes over 50 individual electrodes for different applications. Cigweld markets its manual arc electrodes under such brand names as Satincraft, Weldcraft, Ferrocraft,(R) Alloycraft,(R) Satincrome, Cobalarc,(R) Castcraft and Weldall.(R)

          For automatic and semiautomatic welding applications, Cigweld manufactures a significant range of solid and flux-cored wires, principally under the Autocraft,(R) Verti-Cor, Satin-Cor, Metal-Cor and Cobalarc brand names. For gas welding, Cigweld manufactures and supplies approximately 40 individual types of wires and solders for use in different applications. Cigweld's filler metals are manufactured to standards appropriate for their intended use, with the majority of products approved by agencies such as Lloyd's Register of Shipping, American Bureau of Shipping, De Norske Veritas and U.S. Naval Ships.

          Cigweld manufactures a comprehensive range of equipment for gas welding and cutting and ancillary products such as gas manifolds, gas regulators and flowmeters. Gas welding and cutting equipment is sold in kit form or as individual products. Kits are manufactured for various customer groups and their components include combinations of oxygen and acetylene regulators, blowpipes, cutting attachments, mixers, welding and heating tips, cutting nozzles, roller guides, twin welding hoses, goggles, flint lighters and tip cleaners, combination spanners and cylinder keys. In addition to its kits, Cigweld manufactures and/or distributes a complete range of gas equipment, including a range of blowpipes and attachments, regulators (for oxygen, acetylene, argon and carbon dioxide), flashback arrestors, cutting nozzles, welding and heating tips, hoses and fittings, gas manifolds and accessories.

          Cigweld also manufactures a range of gas control equipment including specialty regulators (for use with different gases, including oxygen, acetylene, liquefied petroleum gas, argon, carbon dioxide, nitrogen, air, helium, hydrogen, carbon monoxide, ethylene, ethane and nitrous oxide), manifold systems, cylinder valves and spares and natural gas regulators. Cigweld's gas control items are primarily sold to gas companies.

          Cigweld manufactures and/or distributes a range of safety products for use in welding and complementary industries. The product range includes welding helmets and accessories, respirators and masks, breathing apparatus, earmuffs and earplugs, safety spectacles, safety goggles and gas welding goggles and faceshields.

          Medical products are also manufactured by Cigweld in its manufacturing plant in Melbourne, Australia. These products are sold through distributors in the Australian market and exported through third-party distributors and related entities. The product range includes regulators, flowmeters, suction units, oxygen therapy and resuscitation and outlet valves for medical gas systems.

          (e) C&G

          C&G -- Cutting Tables. C&G, located in Itasca, Illinois, and founded in 1968, manufactures a line of mechanized cutting tables for fabricating sheet metal and metal plate. The machines utilize either oxy-fuel or plasma cutting torches produced by other divisions of Thermadyne. C&G has a wide range of cutting tables from the relatively inexpensive cantilever type used in general fabrication and job shops to the large precision gantry type found in steel service centers and specialty cutting applications. These metal cutting tables can be used in virtually any metal fabrication plant.

          (f) Stoody

          Stoody -- Hardfacing Products. Stoody, located in Bowling Green, Kentucky and with operations founded in 1921, is a recognized world leader in the development and manufacture of hardfacing welding wires, electrodes and rods. While Stoody's primary product line is iron-based welding wires, Stoody also participates in the markets for cobalt-based and nickel-based electrodes, rods and wires, which are essentially protective overlays, deposited on softer base materials by various welding processes. This procedure, referred to as "hardfacing" or "surface treatment," adds a more resistant surface, thereby increasing the component's useful life. Lower initial costs, the ability to treat large parts, and ease and speed of repairs in the field are some of the advantages of hardfacing over solid wear resistant components. A variety of products have been developed for hardfacing applications in industries utilizing earth moving equipment, agricultural tools, crushing components, and steel mill rolls and in virtually all applications where metal is exposed to external wear factors.

          (g) Thermal Arc

          Thermal Arc -- Arc Welders, Plasma Welders and Wire Feeders. In 1997, the inverter and plasma arc welder business of Thermal Dynamics and the welding division of Prestolite Power Corporation were combined to form Thermal Arc. Thermal Arc, located in Troy, Ohio, produces a full line of inverter and transformer-based electric arc welders, plasma welders, engine-driven welders and wire feeders. Thermal Arc products compete in the marketplace for construction, industrial and automated applications, and serve a large and diverse user base.

          The inverter arc welding power machines use high-frequency power transistors to provide welding machines that are extremely portable and power-efficient when compared to conventional welding power sources. Plasma welding dramatically improves productivity for the end user. Additionally, conventional transformer-based machines provide a cost-effective alternative for markets where low cost and simplicity of maintenance are a high priority.

          (h) GenSet

          GenSet -- Engine-Driven Welders and Generators. GenSet, which was acquired by Thermadyne in January 1997 and is located in Pavia, Italy, commenced operations in 1976 with the production of small generating sets. In 1976, it developed its first engine-driven welder and, in 1977, obtained its first patent for the synchronous alternator designed for welding purposes. It now offers a full range of technologically advanced generators and engine-driven welders that are sold throughout the world. These products are used both where main power is not available and for standby power where continuous power supply is a key requirement.

          (i) Victor Brazil

          Victor Brazil -- Oxy-Fuel Products and Cutting Tables. Victor Brazil, with offices and manufacturing facilities located in Rio de Janeiro, Brazil, was acquired by Thermadyne in 1998. Victor Brazil is the leading manufacturer of oxy-fuel products for industrial and medical use and of mechanized cutting tables for shaping and fabricating sheet metal and metal plate in South America.

          Victor Brazil primarily serves the Latin American market. The oxy-fuel product line is very competitive in the region and offers the customer a broad range of gas cutting and welding equipment. Metal fabricators of all sizes, including applications such a shipbuilding, steel construction, machinery manufacturing, pressure vessel producers, and steel mills, use the industrial oxy-fuel products. Hospitals, home care, and doctors' offices use the medical oxy-fuel products.

          The cutting table line of products uses either oxy-fuel or plasma cutting systems produced by Victor Brazil or other divisions of Thermadyne. The line of products is oriented to the needs of the Latin American market. Inexpensive cantilever tables and higher-precision, computer numeric-controlled tables are produced by Victor Brazil. These products are used in all types of metal fabricating plants.

          (j) Thermadyne International

          Thermadyne International was formed in 1980 to coordinate Thermadyne's efforts to increase international sales and sells cutting and welding products through independent distributors in more than 80 countries. In support of this effort, Thermadyne operates distribution centers in Canada, Australia, Italy, Mexico, Japan, Singapore, Brazil, the Philippines, Malaysia, Indonesia and the United Kingdom and employs salespeople located in 23 additional countries.

     3.  SELECTED FINANCIAL INFORMATION

     As of September 30, 2002, the Debtors together with their non-Debtor affiliates had consolidated assets of approximately $308.3 million and consolidated liabilities of approximately $960.7 million. For the nine months ended September 30, 2002, consolidated sales and EBITDA of the Debtors and their non-Debtor affiliates were $309.4 million and $39.9 million, respectively. For the year ended December 31, 2001, consolidated sales and EBITDA of the Debtors and their non-Debtor affiliates was $438.2 million and $45.5 million, respectively.

     EBITDA is defined as net income or loss plus depreciation, amortization of goodwill, amortization of intangibles, net periodic postretirement benefits expense, interest expense, income taxes, amortization of deferred financing costs, any net loss realized in connection with the sale of any asset, any extraordinary loss or the non-cash portion of non-recurring expenses, and reorganization costs; minus any extraordinary gain.

     4.  OWNERSHIP OF THE DEBTORS

     The controlling stockholder of Thermadyne Holdings, through certain of its affiliates, is Credit Suisse First Boston ("CSFB"). As of the Commencement Date, CSFB owned approximately 82.5% of the issued and outstanding common stock of Thermadyne Holdings.

     5.  THE DEBTORS' SIGNIFICANT PREPETITION DEBT OBLIGATIONS

     The significant prepetition debt of the Debtors generally consists of obligations under (i) the Existing Credit Facility, (ii) the 9 7/8% Senior Subordinated Notes, (iii) the Junior Subordinated Notes, (iv) the 12 1/2% Senior Discount Debentures and (v) the 10.75% Senior Subordinated Notes.

          (a) Existing Credit Facility

          Thermadyne Mfg. LLC, a Delaware corporation, entered into a Credit Agreement, dated as of May 22, 1998 (the "Credit Agreement"), together with Comweld Group Pty. Ltd., Genset, and Thermadyne Welding Products Canada Limited, as borrowers, the Senior Secured Lenders, Credit Suisse First Boston as Syndication Agent, Societe Generale as documentation agent, and ABN AMRO Bank N.V., as administrative agent, as amended from time to time, and guaranteed by certain subsidiaries of Thermadyne Mfg. LLC pursuant to the Subsidiary Co-

Obligation Agreement and Guaranty dated as of May 22, 1998 (the "Existing Credit Facility"). Pursuant to various guarantee and pledge agreements, each dated as of May 22, 1998, the obligations of Thermadyne Mfg. LLC under the Existing Credit Facility are guaranteed by the other Debtors and are secured by substantially all of the assets of Thermadyne Mfg. LLC and the other Debtors. Pursuant to the DIP Financing Order, the validity, enforceability, priority, and extent of the Senior Secured Lenders' liens and security interests are valid, binding, perfected, and enforceable based on the Debtors' admissions and because no party in interest contested such liens and security interests within the time prescribed in the DIP Financing Order, as such time was extended.

          The Existing Credit Facility provides for term loan borrowings in the aggregate principal amount of up to $330 million and revolving loan borrowings of up to $100 million. The Term A Loans mature in 2004, the Term B Loans mature in 2005, and the Term C Loans mature in 2006. As of the Commencement Date, the outstanding principal balance under the Existing Credit Facility was $354,082,282.92 million plus outstanding letters of credit of $8,380,973.11.

          (b) 9 7/8% Senior Subordinated Notes

     Thermadyne Mfg. LLC issued $207 million aggregate face amount of 9 7/8% Senior Subordinated Notes due 2008 under an Indenture dated May 22, 1998 among Thermadyne Mfg. LLC and Thermadyne Capital Corp. ("Thermadyne Capital"), as issuers, and State Street Bank and Trust Company, as trustee. As of the Commencement Date, the outstanding principal balance of the 9 7/8% Senior Subordinated Notes including accrued interest was approximately $227.4 million. Interest on the 9 7/8% Senior Subordinated Notes accrued and was payable on a semi-annual basis until the commencement of the chapter 11 cases.

     The 9 7/8% Senior Subordinated Notes are guaranteed by C&G Systems Holding, Inc., C&G Systems, Inc., Coyne Natural Gas Systems Inc., Marison Cylinder Company, MECO Holding Company, Modern Engineering Company, Inc., Stoody, Tag Realty, Inc., Thermadyne Cylinder Company, Thermadyne Industries, Inc., Thermadyne International, Thermal Arc, Thermal Dynamics, Tweco, Victor Coyne International, Inc., Victor, Wichita Warehouse Corporation, and Woodland Cryogenics Company. The 9 7/8% Senior Subordinated Notes are subordinated in right of payment to the prior payment in full of all senior indebtedness of Thermadyne Mfg. LLC and Thermadyne Capital, including the Existing Credit Facility.

          (c) Junior Subordinated Notes

          Pursuant to the requirements of an amendment to the Credit Agreement dated November 10, 1999, Thermadyne Mfg. LLC issued $25 million aggregate face amount of Junior Subordinated Notes due 2009. At the Commencement Date, the outstanding accreted principal balance of the Junior Subordinated Notes aggregated $33.4 million.

          The Junior Subordinated Notes are subordinated in right of payment to the prior payment in full of all senior indebtedness of Thermadyne Mfg. LLC, including the Existing Credit Facility and the 9 7/8% Senior Subordinated Notes.

          (d) 12 1/2% Senior Discount Debentures

          Mercury Acquisition Corporation issued $94.6 million aggregate face amount of 12 1/2% Senior Discount Debentures due 2008 under an Indenture dated May 22, 1998 between Mercury Acquisition Company and HSBC Bank USA, successor to IBJ Schroder Bank & Trust Company, as trustee. As of the Commencement Date, the outstanding accreted principal balance of the Senior Subordinated Notes aggregated $145.1 million accreted balance at the Commencement Date. Interest on the Senior Discount Debentures does not accrue until June 1, 2003. However, prior to such time, the accreted value increased (representing amortization of original issue discount) on a semi-annual basis until the commencement of the chapter 11 cases.

          Thermadyne Holdings succeeded to the obligations of Mercury Acquisition Corporation with respect to the Senior Discount Debentures following the merger of Mercury Acquisition Corporation with and into Thermadyne Holdings on May 22, 1998.

          (e) 10.75% Senior Subordinated Notes

          Thermadyne Holdings issued $179 million aggregate face amount of 10.75% Senior Subordinated Notes due 2003 under an Indenture dated February 1, 1994 between Thermadyne Holdings and Chemical Bank, as trustee. As of the Commencement Date, the outstanding principal balance of the 10.75% Senior Subordinated Notes including accrued interest aggregated $183.3 million. Interest on the 10.75% Senior Subordinated Notes accrued and was payable on a semi-annual basis until the commencement of the chapter 11 cases.

          The 10.75% Senior Subordinated Notes are subordinated in right of payment to the prior payment in full of all senior indebtedness of Thermadyne Holdings.

     6.  OTHER PREPETITION CLAIMS

     In the operation of its business, the Debtors incurred obligations for goods and services. The Debtors estimate that such obligations aggregate to approximately $15.9 million. The Debtors are also parties to ordinary litigation incidental to its businesses, including a number of product liability cases seeking substantial damages. Such litigation has been stayed during the pendency of the chapter 11 proceedings.

C.   EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

     In late 1993, Thermadyne Holdings, formerly known as TDII, filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, along with a prepackaged chapter 11 plan of reorganization (the "Prepackaged Plan"). On January 18, 1994, the United States Bankruptcy Court for the District of Delaware confirmed the Prepackaged Plan. The Prepackaged Plan restructured Thermadyne Holding's capital structure by, inter alia, paying off the then existing secured bank facility and exchanging senior subordinated and subordinated debt, warrants and preferred stock for 10.25% Senior Notes due 2002, which were paid before the Commencement Date, the 10.75% Senior Subordinated Notes, and new common stock.

     After emerging from chapter 11, Thermadyne Holdings and its subsidiaries operated successfully under the new capital structure and, due to the potential for growth in international markets, the Debtors, like other American manufacturing enterprises, began to expand their international business. In or around late 1997, Thermadyne's Australian operation, Cigweld, began experiencing declining sales and an increasingly competitive market due to an economic crisis then taking place in Southeast Asia. Though Cigweld does not have significant business dealings in Southeast Asia, the Australian entities that Cigweld deals with do have significant business dealings in Southeast Asia. During the economic crisis in Southeast Asia, currency in nearly all Southeast Asian countries was devalued by approximately 50 - 80% against the U.S. dollar, causing the export of products from Australia to Southeast Asia to become nearly economically impossible. As exports from Australia to Southeast Asia diminished, Cigweld's sales were directly impacted. Additionally, due to Southeast Asia's economic crisis, the Australian economy as a whole declined and Cigweld's sales results were directly impacted.

     On May 22, 1998, Thermadyne consummated a merger of Mercury Acquisition Corporation ("Mercury"), a corporation organized by DLJ Merchant Banking Partners II, L.P. and affiliated funds and entities ("DLJ"), with and into Thermadyne Holdings (the "Merger"). Coincident with the Merger, DLJ acquired approximately 80.6% of the outstanding common stock of Thermadyne Holdings. In connection with the Merger, Mercury issued the Senior Debentures; Thermadyne Mfg. LLC and Thermadyne Capital issued the 9 7/8% Senior Subordinated Notes; and Thermadyne Mfg. LLC, Cigweld, and Thermadyne Welding Products Canada Limited entered into the Secured Facility. As a result of the Merger, the Senior Debentures became obligations of Thermadyne Holdings.

     In mid-1998, almost immediately after the Merger, the Debtors' Latin American business also was affected by an economic downturn. Though the economic slump in Latin American was not as dramatic as Southeast Asia's economic crisis, currency in Brazil, for example, was devalued by approximately 50%. Thus, Thermadyne Brazil, which had expected sales of approximately $20 million U.S., had sales of approximately $10 million U.S.

     As a result of the economic downturns in Southeast Asia, Australia, and Latin America, the Debtors' international sales were impacted dramatically and growth in their international markets declined sharply. In fact, though the Debtors acquired several international business entities during this time period, the growth of the Debtors' international sales continued to slump. Moreover, the economic troubles in Australia, Southeast Asia, and Latin America impacted the American industrial economy as a whole as many American manufacturers, such as the Debtors, had expanded into Australia and Latin America. Accordingly, for the three-year period ended December 31, 2000, the Debtors experienced declining revenues due to a weak American industrial economy and a decrease in both domestic and international sales. The Debtors aggregate net sales, inclusive of international sales, were approximately $532.8 million, $521.1 million and $510.1 million for the years ended December 31, 1998, 1999 and 2000, respectively. Thermadyne's net sales for 2000 were approximately $11 million lower than in 1999 and approximately $22.7 million lower than in 1998.

     Although at the time of the Merger it was anticipated the Debtors would be able to satisfy the financial covenants under the Secured Facility, in early 2001, in light of the Debtors' post-Merger capital structure, declining operating results and in anticipation of potential covenant defaults under the Existing Credit Facility, the Debtors began exploring restructuring alternatives. To this end, the Debtors began discussions with their Senior Secured Lenders in early 2001 and, in April 2001, an informal committee of noteholders was formed at the Debtors' request as part of their efforts to pursue a consensual restructuring transaction.

     Since the requirements of certain financial covenants under the Existing Credit Facility were not met, the Debtors, on March 31, 2001, entered into the Second Waiver and Amendment to Credit Agreement whereby the Senior Secured Lenders waived certain of their rights under the Existing Credit Facility through May 23, 2001. On May 24, 2001, since the Debtors were unable to meet certain of the financial covenants under the Existing Credit Facility, the Senior Secured Lenders issued payment blockage notices to the indenture trustee for the Senior Debentures and the 9 7/8% Senior Subordinated Notes. Accordingly, the Debtors ceased making payments on their note obligations. On May 24, 2001, the Debtors entered into the Third Amendment and Forbearance Agreement (the "Forbearance Agreement") with respect to its Existing Credit Facility. Pursuant to the Forbearance Agreement, the Senior Secured Lenders agreed to refrain from exercising any of their rights or remedies in respect of certain financial covenant breaches or other defaults under the Existing Credit Facility through July 31, 2001. The expiration of the Forbearance Agreement was subsequently extended and, during this forbearance period, the Debtors, the Senior Secured Lenders and the informal committee of noteholders continued discussions with respect to the Debtors' restructuring alternatives.

     Despite some progress and continued efforts to reach a consensual restructuring transaction with the Senior Secured Lenders and the informal committee of noteholders, the Debtors were not able to reach such agreement. The Forbearance Agreement expired on October 31, 2001. In light of the impasse reached in pre-petition negotiations and the termination of the Forbearance Agreement, the respective boards of directors of the Debtors determined that the commencement of chapter 11 cases would be in the best interests of each of the Debtors and their creditor constituencies. The Debtors then commenced the Chapter 11 Cases to address their long-term capital structure issues in the context of a chapter 11 reorganization.

                                       IV.
                       EVENTS DURING THE CHAPTER 11 CASES

     On November 19, 2001, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court. The Debtors continue to operate their businesses and manage their properties as Debtors in Possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. The following is a brief description of the major events during the Chapter 11 Cases.

A.   STABILIZATION OF BUSINESS

     1.  CONTINUATION OF BUSINESS; STAY OF LITIGATION

     Following the commencement of the Chapter 11 Cases, the Debtors have continued to operate as Debtors in Possession with the protection and under the jurisdiction of the Bankruptcy Court. The Bankruptcy Court has certain supervisory powers over the Debtors' operations during the pendency of the Chapter 11 Cases. The Debtors are operating in the ordinary course of business; any transactions that are outside the ordinary course of business require Bankruptcy Court approval.

     One immediate effect of the filing of a bankruptcy case is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all litigation against the Debtors. This injunction will remain in effect until the Effective Date unless modified or vacated by order of the Bankruptcy Court.

     2.  FIRST DAY ORDERS

     On the Commencement Date, the Debtors submitted to the Bankruptcy Court a number of "first day orders," along with supporting applications and affidavits. These first day orders included, among others, (i) an order extending the time to file schedules of assets and liabilities, lists of executory contracts and unexpired leases, and statements of financial affairs; (ii) an interim order approving debtor in possession financing and use of cash collateral; (iii) an order authorizing the maintenance of the Debtors' cash management system, and use of business forms and bank accounts; and (iv) an order authorizing payment of prepetition wages, reimbursable employee expenses and employee benefits; (v) an order requiring utilities to maintain services to the Debtors.

     3.  DIP FACILITY

     Upon the commencement of the Chapter 11 Cases, the restoration of trade credit and support was of significant importance to the Debtors. To facilitate the establishment of normal vendor relations and to provide the Debtors with the Cash and liquidity to conduct their operations, the Debtors entered into a $60 million debtor in possession secured financing facility, with a sublimit of $15 million for the issuance of letters of credit, funded by a syndicate of financial institutions with ABN AMRO BANK N.V. serving as Agent (the "DIP Facility"). The Debtors' obligations and indebtedness under the DIP Facility are entitled to superpriority administrative expense priority over most other administrative expenses. Additionally, pursuant to a Security and Pledge Agreement entered into in connection with the DIP Facility, the Debtors granted the DIP Lenders a superpriority lien on substantially all of the Debtors' assets. The Bankruptcy Court entered an order granting final approval of the DIP Facility on January 8, 2002. The DIP Facility obligations of the Debtors constitute administrative expense obligations with super-priority over almost all other administrative expenses. The DIP Facility originally was scheduled to expire on the earlier of November 21, 2002 and the effective date of a plan of reorganization confirmed by the Bankruptcy Court, and it recently has been extended for a period of up to six months with a reduction of the maximum borrowing capacity to $50 million.

     As of September 30, 2002, there were approximately $10.2 million of borrowings outstanding under the DIP Facility and outstanding letters of credit in the amount of $8.4 million, with available borrowings in the amount of approximately $41.4 million.

     4.  RETENTION OF PROFESSIONALS

     Since the Commencement Date, the Bankruptcy Court has entered orders authorizing the Debtors to retain the following Professionals: (i) Weil, Gotshal & Manges LLP as restructuring counsel; (ii) Bryan Cave LLP as restructuring counsel, (iii) FTI Consulting Inc. as financial and restructuring advisor, (iv) Ernst & Young LLP as accountants and tax advisors,
(v) Rothschild, Inc. as investment banker, (vi) Buck Consultants, Inc. as human resources consultants, and (vii) certain other professionals utilized in the ordinary course of business.

     The Bankruptcy Court also entered orders authorizing the Creditors' Committee to retain the following Professionals: (i) Husch & Eppenberger, LLC as legal advisors, (ii) Brown Rudnick Berlack Israels LLP as legal advisors, (iii) Houlihan Lokey, Howard & Zukin Financial Advisors as financial advisor, and (iv) Axinn, Veltrop & Harkrider LLP as special antitrust counsel.

     5. COMPLIANCE WITH BANKRUPTCY CODE, BANKRUPTCY RULES, LOCAL COURT RULES, AND U.S. TRUSTEE DEADLINES

     Since the Commencement Date, the Debtors have filed various pleadings seeking extensions of time to, among other things, assume or reject leases of non-residential real property, comply with General Order No. 11, file notices of removal, and extend the exclusive periods for filing the Plan and soliciting acceptances thereof.

     On January 18, 2002, the Debtors filed their Statements of Financial Affairs, Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases, and Lists of Equity Security Holders (collectively, and as the same may be amended or modified through and including the Confirmation Date, the "Schedules").

     On December 21, 2001, the U.S. Trustee conducted a meeting of creditors pursuant to section 341 of the Bankruptcy Code. Additionally, the Debtors have filed all monthly operating reports required by the Office of the United States Trustee.

     6.  KEY EMPLOYEE RETENTION PLAN

     By order dated May 31, 2002, the Bankruptcy Court approved the Debtors' adoption of a Key Employee Retention Program (the "Retention Program") and the assumption of employment agreements with ten of the Debtors' senior executives. The Retention Program covers four categories of employees:

     o   Tier I: CEO and CFO (2 person)

     o   Tier II: Senior Executive Team (8 persons)

     o   Management Incentive Program Participants (Approximately 175 employees)

     o Other employees who may receive benefits from the discretionary component of the Retention Program

     The Retention Program consists of the following components: (i) Management Incentive Plan; (ii) Pay-to-Stay Program; (iii) Supplemental Savings Plan; (iv) CEO Discretionary Pool; (v) the assumption of the Employment Agreements, and
(vi) for certain senior executives, a contingent incentive payment that would be payable upon realization of target enterprise value either at the Effective Date or on the date of closing of a sale of substantially all of the Debtors' assets. To date, the Debtors' have expended approximately $290,000 in connection with the Retention Program. The Debtors do not anticipate expending any amount for the contingent incentive payment.

     7.  DISCLOSURE STATEMENT/CONFIRMATION HEARINGS

     Accompanying this Disclosure Statement is a copy of the order of the Bankruptcy Court approving this Disclosure Statement and the Debtors' solicitation of votes, and setting the date for the hearing to consider confirmation of the Plan.

     See Section IX below, entitled "CONFIRMATION OF THE PLAN."

B.   DEADLINE FOR FILING PROOFS OF CLAIM

     By order dated January 24, 2002 (the "Bar Date Order"), pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fixed April 19, 2002 (the "Bar Date") as the date by which proofs of claim were required to be filed in the Chapter 11 Cases. In accordance with the Bar Date Order, on or about February 6, 2002, a proof of claim form, a notice regarding the scheduling of each Claim and a notice describing the Bar Date Order were mailed to all creditors listed in the Schedules. The Debtors also published notice of the Bar Date in the Wall Street Journal (national edition) and the St. Louis Post-Dispatch.

     As of October 31, 2002, a total of 3,129 claims for a total of approximately $5,349,158,799.55 have been filed against the Debtors. Included in this amount are a number of claims which were filed against each Debtor, duplicating the claim and distorting the total of claims by approximately $4,587,657,517.60. The Debtors estimate that the total amount of Allowed Unsecured Claims not entitled to priority and not based upon notes or debentures issued by the Debtors will be approximately $20.3 to $25 million.

     Attached hereto as Exhibit F is a list of Claims as to which the Debtors may object as to priority, amount or otherwise. The Debtors' analysis of Claims is ongoing and the Debtors reserve the right to amend or supplement Exhibit F, and the Debtors may object to Claims that are not listed on Exhibit F. Any holder of a Claim to which the Debtors object will be served with notice of such objection. See Section V.C.5. below, entitled "Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests."

C.   APPOINTMENT OF THE CREDITORS' COMMITTEE

     On December 7, 2001, the United States Trustee appointed the Creditors' Committee to represent the interests of the Debtors' unsecured creditors. On April 2, 2002, the United States Trustee appointed an additional member of the Creditors' Committee. Since its formation, the Debtors have consulted with and have provided relevant information to the Creditors' Committee and the professionals it retained concerning the administration of the Chapter 11 Cases.

     The Creditors' Committee currently consists of 11 members. The members of, and the attorneys and advisors retained by, the Creditors' Committee are listed below.

Creditors' Committee Members

          (i)     High River Limited Partnership, Chair of the Committee

          (ii)    JP Morgan Chase Bank, as Indenture Trustee

          (iii)   Bay Harbour Management

          (iv)    Tudor Investment Corp.

          (v)     York Capital Management

          (vi) Merrill Lynch Investment Managers, L.P., on Behalf of Debt Strategies Fund, Inc. Master U.S. High Yield Trust Merrill Lynch Bond Fund, Inc. - High Income Portfolio.

          (vii)   Stephanie N. Josephson, Attorney at Law

          (viii)  Extruded Metals, Inc. Service Group

          (ix)    HSBC Bank USA

          (x)     Superior Products, Inc.

          (ix)    State Street Global Investor Corporate Trust

Creditors' Committee's Professionals

     The Bankruptcy Court entered orders authorizing the Creditors' Committee to retain the following Professionals:

         (i) Brown Rudnick Berlack Israels LLP as legal advisors 120 W. 45th Street
               New York, New York 10036

         (ii)  Husch & Eppenberger, LLC as local counsel
               190 Carondelet Plaza, Suite 600
               St. Louis, Missouri 63105-3441

         (iii) Houlihan Lokey, Howard & Zukin Financial Advisors as financial advisor
               225 South Sixth Street, Suite 4950
               Minneapolis, MN 55402

         (iv) Axinn, Veltrop & Harkrider LLP as special antitrust counsel 1370 Avenue of the Americas
               New York, New York 10019

                                       V.
                           THE PLAN OF REORGANIZATION

     The Debtors believe that (i) through the Plan, holders of Allowed Claims receiving distributions under the Plan will obtain a greater recovery from the Estates of the Debtors than the recovery that they would receive if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code, (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern, serving the interests of all of the Debtors' constituencies, including creditors, vendors, customers and employees, and preserving going concern value and (iii) through the M&A Process, the Debtors were able to assure themselves that the Plan represented the best value available to the unsecured creditors of the Debtors.

     THE PLAN IS ANNEXED HERETO AS EXHIBIT A AND IS AN INTEGRAL PART OF THIS DISCLOSURE STATEMENT. THE SUMMARY OF THE PLAN SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THE PLAN AND THE SUMMARY CONTAINED HEREIN, THE TERMS OF THE PLAN WILL GOVERN.

A.   DEEMED SUBSTANTIVE CONSOLIDATION

     The Plan is premised upon the deemed substantive consolidation of the Debtors for Plan treatment and distribution purposes only and the Debtors intend to file a motion with the Bankruptcy Court requesting that as part of the Plan confirmation process the Bankruptcy Court authorize the substantive consolidation treatment of the Debtors and their estates for such limited purposes.

     The substantive consolidation treatment of Claims proposed by the Debtors involves the pooling and merger of the Debtors' assets and liabilities and distributions to creditors based upon all pooled assets and liabilities, as if the Debtors were a single economic entity. The purpose of this consolidation is to treat Claims against all Debtors in the same manner, to eliminate cross-corporate guaranties by one Debtor of the liabilities of other Debtors, to eliminate duplicate Claims against more than one Debtor, Claims asserting joint and several liability by multiple Debtors, and to eliminate the effect of affiliate Claims among the Debtors and between the Debtors, all of which would be dilutive of the amounts ultimately payable to holders of Allowed Claims against the Debtors due to a multiplicity of Claims based upon the same transaction or obligation or based upon intercompany indebtedness.

     The Debtors believe substantive consolidation is warranted in light of the degree to which the Debtors and their creditors depend upon the integration of the Debtors' collective operations and the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases. For example:

     o The officers and directors of each of the Subsidiaries simultaneously have been officers and/or directors of Thermadyne Holdings and vice versa, and corporate policy for all of the Debtors was established and implemented by Thermadyne Holdings' officers and board of directors. Thus, the Debtors have operated under unified management, direction, and control with the goal of a unified profitability of the total enterprise, and without regard to the profitability of any individual legal entity in the corporate family;

     o The Debtors operate under a consolidated cash management system, pursuant to which the Debtors' funds are collected and transferred on a daily basis to main concentration accounts in Thermadyne Holdings' name and funds required by the Subsidiaries to cover disbursements and other operating expenses are transferred on a daily basis from the main concentration account to disbursement accounts;

     o Thermadyne Holdings has been responsible for payment of the day-to-day operating expenses of the Subsidiaries and performance of numerous business, professional, and financial services and functions for them. As a general matter, such charges are not allocated among the Debtors. Failure to substantively consolidate could require an allocation of such charges among Thermadyne Holdings and its subsidiaries and the reconstruction and reallocation of those charges would take months, the costs of such an effort would be enormous and, possibly, prohibitive, and there is no certainty that any such effort would be successful in producing a precise, or even meaningful, allocation of such costs and expenses;

     o By reason of the interrelationship and dependency of the Debtors upon the operations of each other and Thermadyne Holdings, it is not realistic to expect that a feasible, confirmable plan of reorganization could be formulated unless the Plan encompassed all the Debtors as though they were a single economic unit.

     As a result of the Debtors' integrated and interdependent operations, substantial intercompany guarantees, common officers and directors, common control and decision making, reliance on a consolidated cash management system, and dissemination of only consolidated financial information to third parties, the Debtors believe that they operated, and creditors dealt with the Debtors, as a single, integrated economic unit. Further illustrative of creditors' reliance upon the consolidated credit and creditworthiness of the Debtors as a single economic unit is the fact that the parties to the Existing Credit Facility required Thermadyne Holdings to pledge the stock in its Subsidiaries, including the other Debtors, and such Subsidiaries, including the other Debtors, to guarantee the obligations under the Existing Credit Facility and to pledge substantially all of their assets as collateral to secure the guarantees. See
Section III.B.5(a), "Existing Credit Facility." Additionally, the Subsidiary Debtors guaranteed all of the obligations of Thermadyne Mfg. LLC and Thermadyne Capital under the 9 7/8% Senior Subordinated Notes. See Section III.B.5.(b),
"9 7/8% Senior Subordinated Notes."

     In view of the foregoing, the Debtors believe that creditors would not be prejudiced to any significant degree by the Debtors' substantive consolidation treatment which is consistent with creditors' having dealt with the Debtors as a single economic entity, and further believe that substantive consolidation will best utilize the Debtors' assets and potential of all of the Debtors to pay to the creditors of each entity the distributions provided under the Plan.

B.   CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST ALL DEBTORS

     The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims will receive various amounts and types of consideration based on the different rights of the holders of Claims in each Class.

     1.  ADMINISTRATIVE EXPENSE CLAIMS

     Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include Claims arising under the DIP Facility (not including any outstanding letters of credit under the DIP Facility), any actual and necessary costs and expenses of preserving the Estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, amounts due under the Key Employee Retention Program, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the Estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code. The Debtors estimate that Allowed Administrative Expense Claims will aggregate approximately $22,850,000, comprising approximately $5,500,000 of Claims to be paid in the ordinary course of business (representing estimated trade accounts payable on the Effective Date), $4,900,000 of financial advisor fees, $500,000 in estimated cure amounts for contracts that may be assumed, $10,150,000 for the repayment of the DIP Facility, $550,000 for amounts due under the Key Employee Retention Program, approximately $1,200,000 of accrued and unpaid Professionals' fees and $50,000 in other administrative claims. In addition, customary employee obligations will be paid in the ordinary course of business.

     Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession, to the extent authorized and approved by the Bankruptcy Court if such authorization and approval was required under the Bankruptcy Code, shall be paid in full and performed by the responsible Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions; provided further, however, that on the Effective Date, all of the obligations of the Debtors to the DIP Agent and the DIP Lenders under or in respect of the DIP Facility and the DIP Financing Order shall be indefeasibly paid in full in Cash, the commitments under the DIP Facility shall be terminated, and all DIP Letters of Credit shall either (a) be (i) returned to the issuer undrawn and marked cancelled, or (ii) cash collateralized with Cash in an amount equal to 105% of the face amount of the outstanding DIP Letters of Credit, or (b) the issuer will be provided with back-to-back letters of credit in an amount equal to 105% of the face amount of the outstanding DIP Letters of Credit, and in form and substance and from a financial institution acceptable to the issuer.

     2.  PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS

     Compensation and reimbursement Claims are Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "Compensation and Reimbursement Claims"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The aggregate amount of unpaid compensation for services rendered and reimbursement of expenses incurred by professionals employed by the Debtors and the Creditor's Committee through December 31, 2002 is approximately $1,200,000. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

     Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case, and to attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

     Pursuant to the Plan, each holder of a Compensation and Reimbursement Claim
(a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is sixty (60) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and,
(b) if granted such an award by the Bankruptcy Court, shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Debtors in Possession or, on and after the Effective Date, the Reorganized Debtors.

     3.  PRIORITY TAX CLAIMS

     Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Priority Tax Claims that have not been previously paid pursuant to an order of the Bankruptcy Court will be less than $100,000.

     Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim (commencing on the first anniversary of the Effective Date), together with interest at a fixed annual rate equal to 4.75%, over a period through a date not later than the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

     4.  CLASS 1 - OTHER PRIORITY CLAIMS

     Other Priority Claims are Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include (i) Unsecured Claims for accrued employee compensation earned within 90 days prior to the Commencement Date to the extent of up to $4,650 per employee and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the Commencement Date, but only for each such plan to the extent of (a) the number of employees covered by such plan multiplied by $4,650, less (b) the aggregate amount paid to such employees from the Estates for wages, salaries or commissions. The Debtors believe that all Other Priority Claims previously have been paid pursuant to an order of the Bankruptcy Court. Accordingly, the Debtors believe that there should be no Allowed Other Priority Claims.

     Pursuant to the Plan, each holder of an Allowed Other Priority Claim, if any exist, shall receive Cash in an amount equal to the amount of such Allowed Other Priority Claim on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

     5.  CLASS 2 - SENIOR SECURED LENDER CLAIMS

     The Senior Secured Lender Claims are the Claims relating to the Existing Credit Facility. Pursuant to the Plan, the Class 2 Senior Secured Lender Claims shall be deemed Allowed Claims, not subject to offset, reduction or credit of any kind whatsoever, in an amount equal to the sum of (a) the aggregate principal amount outstanding under the Existing Credit Facility as of the Commencement Date of $354,082,282.92 plus (b) letters of credit issued under the Existing Credit Facility and undrawn as of the Commencement Date in the face amount of $8,380,973.11 plus (c) accrued and unpaid interest and letter of credit fees and other fees and amounts owing (including, without limitation, cash management fees and overdraft repayments), if any, through the Effective Date, at the non-default contractual rate set forth in the Existing Credit Facility, plus (d) any unpaid and reasonable out-of-pocket expenses and reasonable fees and disbursements of all attorneys and other advisors to the Prepetition Agent and each of the Senior Secured Lenders, plus (e) other amounts, including, without limitation, those required to be paid as adequate protection pursuant to the DIP Financing Order, through the Effective Date, and less any principal payments actually received by the Senior Secured Lenders or the amount of any letters of credit that have expired or been replaced, in each case since the Commencement Date.

     Each holder of an Allowed Senior Secured Lender Claim shall receive on account of its Allowed Senior Secured Lender Claim the following consideration:
(i) Cash in the amount of any accrued and unpaid interest, fees and expenses in respect of such Allowed Senior Secured Lender Claim (including, without limitation, letter of credit fees, cash management fees, overdraft payments and all reasonable out-of-pocket expenses and counsel and other advisory fees and expenses), (ii) its Pro Rata Share of $180,000,000 in aggregate principal amount of New Senior Debt Notes, (iii) its Pro Rata share of 250,000 shares of New Common Stock, (iv) either: (x) if the Newco Offering Minimum has not been satisfied, its Pro Rata Share of 12,318,500 shares of New Common Stock, or (y) if the Newco Offering Minimum has been satisfied, (1) Cash in an amount equal to its Pro Rata Share of the Cash received from the issuance of New Common Stock pursuant to the Newco Offering, and (2) at the election of the holder of such Allowed Senior Secured Lender Claim made pursuant to Section 4.2(c) of the Plan, either (A) its Pro Rata Share of the shares of New Common Stock not subscribed for pursuant to the Newco Offering, or (B) additional New Senior Debt Notes in an aggregate amount equal to the product of (I) the number of shares of New Common Stock to which such holder would have been entitled pursuant to the preceding clause (A), multiplied by (II) the Subscription Price, and (v) its Pro Rata Share of 271,429 New Series C Warrants, subject, however, to the transfer of such warrants as provided in Section 4.9(b) of the Plan.

     On or before ten (10) Business Days after the Subscription Expiration Date, the Debtors will serve on each holder of a Class 2 Claim as of the Distribution Record Date a notice advising such holder of the number of shares of New Common Stock that have been subscribed pursuant to Article X of the Plan and a form for such holder to elect treatment under Section 4.2(b)(iv)(y)(2) of the Plan. Such holder shall have ten (10) business days to return its election form to the Debtors. Such holder's failure to return the election form timely shall be deemed an election for treatment pursuant to Section 4.2(b)(iv)(y)(2)(B) of the Plan.

     On the Effective Date, with respect to outstanding letters of credit issued under the Existing Credit Facility, (x) such letters of credit will be returned to the issuer undrawn and marked cancelled, or (y) the issuer will be provided with (1) cash collateral in an amount equal to 105% of the face amount of the outstanding letters of credit or (2) back-to-back letters of credit in an amount equal to 105% of the face amount of the outstanding letters of credit, in form and substance and from an institution acceptable to the issuer.

     6.  CLASS 3 - OTHER SECURED CLAIMS

     The Other Secured Claims consist of all Secured Claims other than the Senior Secured Lender Claims. Based upon the Debtors' Schedules, the Debtors' believe that the Other Secured Claims include Claims relating to capital leases in the amount of approximately $18.9 million and secured tax claims in the amount of approximately $1 million.

     Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Reorganized Debtors, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, or (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) the holder of an Allowed Other Secured Claim shall receive possession of the Collateral securing its Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable. Notwithstanding the foregoing, each such holder receiving the treatment specified in clause (ii) or (iii) of the preceding sentence shall have a General Unsecured Claim in Class 4 for the amount by which the amount of its Allowed Claim exceeds the value of its Collateral.

     7.  CLASS 4 - GENERAL UNSECURED CLAIMS

     The General Unsecured Claims consist of all Unsecured Claims other than a Note Claim. Such Claims include (i) Claims of the Debtors' trade vendors, suppliers and service providers, (ii) Claims in respect of the rejection of leases of non-residential real property and executory contracts, and (iii) Claims relating to personal injury, property damage or products liability or other similar Claims that have not been compromised and settled or otherwise resolved ("Tort Claims"). The aggregate amount of General Unsecured Claims, as reflected in the Debtors' Schedules is approximately $15 to 20 million, excluding Claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Debtors, amended Claims, duplicate Claims and guarantee Claims. For purposes of the Plan, Claims against multiple Debtors are deemed one Claim against the consolidated Debtors and guarantee Claims are deemed eliminated. See Section V.A., "The Plan of Reorganization--Deemed Substantive Consolidation." The Debtors estimate that the amount of Allowed General Unsecured Claims is an aggregate of approximately $15 to 20 million. The Debtors' estimate of Allowed General Unsecured Claims is based upon an analysis of the General Unsecured Claims and the Debtors' experience to date in resolving disputes concerning the amount of such General Unsecured Claims. See Section IV.B., "Deadline for Filing Proofs of Claim."

     Pursuant to the Plan, each holder of an Allowed General Unsecured Claim shall receive, on account of such holder's Allowed General Unsecured Claim, Cash equal to the lesser of (1) such holder's Pro Rata Share of $7,500,000, less the Holdback Amount and (2) fifty percent (50%) of such holder's Allowed Claim. On each Subsequent Distribution Date, subject to Section 5.5(d) of the Plan, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Surplus Distributions of Cash; provided, however, that the aggregate of such distributions together with distributions pursuant to Section 4.4(b)(i) of the Plan shall not exceed fifty percent (50%) of such holder's Allowed Claim.

     Under the Plan, personal injury Tort Claims and Environmental Claims will be determined and liquidated in the administrative or judicial tribunals in which they are pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial forum of appropriate jurisdiction or in accordance with any alternative dispute resolution or similar proceeding as the same may be approved by order of the Bankruptcy Court, provided that the holder of such Tort Claim timely filed a proof of claim. The Debtors, however, reserve the right to seek estimation of any and all personal injury Tort Claims and Environmental Claims in a court or courts of competent jurisdiction. To the extent that a personal injury Tort Claim is determined and liquidated pursuant to a final, nonappealable judgment in such a tribunal or in any such alternative dispute resolution or similar proceeding, such personal injury Tort Claim or Environmental Claim shall be deemed an Allowed General Unsecured Claim in such liquidated amount and, subject to Section 5.4(e) of the Plan, satisfied in accordance with the treatment specified in Class 4 of the Plan for holders of General Unsecured Claims. See
Section V.C.6., "The Plan of Reorganization--Distributions Relating to Allowed Insured Claims."

     8.  CLASS 5 - 9 7/8% SENIOR SUBORDINATED NOTES CLAIMS

     The 9 7/8% Senior Subordinated Notes Claims consist of any Claims relating to the 9 7/8% Senior Subordinated Notes. Pursuant to the Plan, the Class 5
9 7/8% Senior Subordinated Notes Claims shall be deemed Allowed Claims, not subject to offset, reduction or credit of any kind whatsoever, in an amount equal to the aggregate principal amount outstanding as of the Commencement Date of $207,000,00.00 plus accrued and unpaid interest thereon at the non-default rate to the Commencement Date of $20,441,250.

     Each holder of an Allowed 9 7/8% Senior Subordinated Notes Claim shall receive, on account of such holder's Allowed 9 7/8% Senior Subordinated Notes Claim, such holder's Pro Rata Share of 731,500 shares of New Common Stock.

     On the Initial Distribution Date or as soon thereafter as is practicable, each holder of an Allowed 9 7/8% Senior Subordinated Notes Claim shall receive, on account of such holder's Allowed 9 7/8% Senior Subordinated Notes Claim, such holder's Pro Rata Share of (i) 1,157,000 New Series A Warrants and (ii) 700,000 New Series B Warrants.

     From and after the Subscription Commencement Date, each holder of an Allowed 9 7/8% Senior Subordinated Notes Claim that is an Accredited Investor shall also be entitled to subscribe for shares of New Common Stock pursuant to the Newco Offering described in Article X of the Plan.

     9.  CLASS 6 - JUNIOR SUBORDINATED NOTES CLAIMS

     The Junior Subordinated Notes Claims consist of any claims relating to the Junior Subordinated Notes. Pursuant to the Plan, the Class 6 Junior Subordinated Notes Claims shall be deemed Allowed Claims, not subject to offset, reduction or credit of any kind whatsoever, in an amount equal to the aggregate principal amount outstanding as of the Commencement Date including accreted unpaid interest thereon of $33,426,577.

     The holders of Junior Subordinated Notes Claims shall receive no distributions on account of such holders' Allowed Junior Subordinated Notes Claim. From and after the Subscription Commencement Date, each holder of an Allowed Junior Subordinated Notes Claim that is an Accredited Investor shall be entitled to subscribe for shares of New Common Stock pursuant to the Newco Offering described in Article X of the Plan.

     10.  CLASS 7 - 10.75% SENIOR SUBORDINATED NOTES CLAIMS

     The 10.75% Senior Subordinated Notes Claims consist of any claims relating to the 10.75% Senior Subordinated Notes. Pursuant to the Plan, the Class 7 10.75% Senior Subordinated Notes Claims shall be deemed Allowed Claims, not subject to offset, reduction or credit of any kind whatsoever, in an amount equal to the aggregate principal amount outstanding as of the Commencement Date of $37,060,000.00 plus accrued and unpaid interest thereon at the non-default rate to the Commencement Date of $4,315,946.

     The holders of 10.75% Senior Subordinated Notes Claims shall receive no distribution on account of such holders' Allowed 10.75% Senior Subordinated Notes Claims. From and after the Subscription Commencement Date, each holder of an Allowed 10.75% Senior Subordinated Notes Claim that is an Accredited Investor shall be entitled to subscribe for shares of New Common Stock pursuant to the Newco Offering described in Article X of the Plan.

     11. CLASS 8 - 12 1/2% SENIOR DISCOUNT DEBENTURE CLAIMS

     The 12 1/2% Senior Discount Debenture Claims consist of any claims relating to the 12 1/2% Senior Discount Debentures. Pursuant to the Plan, the Class 8 12 1/2% Senior Discount Debenture Claims shall be deemed Allowed Claims, not subject to offset, reduction or credit of any kind whatsoever, in an amount equal to the aggregate principal amount outstanding as of the Commencement Date including accreted unpaid interest thereon of $145,066,168.

     The holders of 12 1/2% Senior Discount Debenture Claims shall receive no distribution on account of such holders' Allowed 12 1/2% Senior Discount Debenture Claims. From and after the Subscription Commencement Date, each holder of an Allowed 12 1/2% Senior Discount Debentures Claim that is an Accredited Investor shall be entitled to subscribe for shares of New Common Stock pursuant to the Newco Offering described in Article X of the Plan.

     12. CLASS 9 - THERMADYNE HOLDINGS EQUITY INTERESTS AND OTHER SUBSIDIARY EQUITY INTERESTS

     The Thermadyne Holdings Equity Interests and Other Subsidiary Equity Interests consist of any share of preferred stock, common stock or other instrument evidencing an ownership interest in Thermadyne Holdings or in any of the Subsidiaries, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest, other than a Subsidiary Equity Interest.

     Those affiliated holders of Thermadyne Holdings' Equity Interests that are under common investment management and that collectively hold more than fifty (50%) percent thereof shall receive on account of their Thermadyne Holdings' Equity Interests, their Pro Rata share of 271,429 New Series C Warrants provided for in Section 4.2(b)(v) of the Plan. All other holders of Thermadyne Holdings' Equity Interests and Other Subsidiary Equity Interests shall not receive any distributions on account of such Thermadyne Holdings Equity Interests and Other Subsidiary Equity Interests, and shall not retain any Equity Interests on account thereof. On the Effective Date, all Thermadyne Holdings Equity Interests and Other Subsidiary Equity Interests shall be deemed cancelled, extinguished, and of no further force and effect as of the Effective Date.

     13. CLASS 10 - SUBSIDIARY EQUITY INTERESTS

     The Subsidiary Equity Interests consist of any share of stock or other instrument evidencing a present ownership interest in any of the Subsidiaries, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

     The Subsidiary Debtors guaranteed all of the obligations of Thermadyne Mfg. LLC under the Existing Credit Facility and pledged all or substantially all of their respective assets as collateral for their joint and several obligations under such guarantees. The Subsidiary Debtors also guaranteed all of the obligations of Thermadyne Mfg. LLC and Thermadyne Capital under the 9 7/8% Senior Subordinated Notes. The Reorganized Parent is providing Cash, New Senior Debt Notes, New Common Stock, and New Warrants for distribution to holders of Claims against the Reorganized Debtors pursuant to the Plan. Accordingly, the holders of Subsidiary Equity Interests shall retain ownership of their Subsidiary Equity Interests in each of the Reorganized Subsidiaries.

C. PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT, OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

     1.  VOTING OF CLAIMS

     Each holder of an Allowed Claim in an impaired Class of Claims shall be entitled to vote separately to accept or reject the Plan as provided in the order entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

     2.  NONCONSENSUAL CONFIRMATION

     Notwithstanding that any impaired Class of Claims entitled to vote, other than Class 2, does not accept the Plan by the statutory majorities required by section 1126(c) of the Bankruptcy Code or the deemed rejection of the Plan by one or more Classes of Claims or Equity Interests, the Debtors intend to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code.

     3.  METHOD OF DISTRIBUTIONS UNDER THE PLAN

     Subject to Bankruptcy Rule 9010, and except as otherwise provided in
Section 5.4 of the Plan, all distributions under the Plan shall be made by the Reorganized Debtors to the holder of each Allowed Claim, other than a holder of an Allowed 9 7/8% Senior Subordinated Notes Claim and a holder of an Allowed Senior Secured Lender Claim, at the address of such holder as listed on the Schedules as of the Distribution Record Date unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including by the filing of a proof of Claim by such holder that provides an address different from the address reflected on the Schedules. In the case of (a) a holder of an Allowed 9 7/8% Senior Subordinated Notes Claim, all distributions to such holders shall be made by the Indenture Trustee at the address in the Indenture Trustee's official records or as set forth in a properly completed letter of transmittal remitted in accordance with Section 5.11 of the Plan and (b) in the case of a holder of an Allowed Senior Secured Lender Claim, all distributions to the Senior Secured Lenders under Section 4.2 of the Plan shall be made by the Reorganized Debtors (or their Disbursing Agent) to the Prepetition Agent for disbursement to the Senior Secured Lenders. Notwithstanding the foregoing, all distributions of New Common Stock in respect of any Claim against a Debtor shall be made by Reorganized Parent as Disbursing Agent on behalf of such Debtor.

     Any payment of Cash made by the Reorganized Debtors pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer; provided that all distributions of Cash to the (a) Senior Secured Lenders shall be made by the Reorganized Debtors (or their Disbursing Agent) to the Prepetition Agent by wire transfer of immediately available funds for disbursement to the Senior Secured Lenders and (b) DIP Lenders shall be made by the Reorganized Debtors (or their Disbursing Agent) to the DIP Agent by wire transfer of immediately available funds for disbursement to the DIP Lenders.

     Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

     Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

     No payment of Cash less than one hundred dollars ($100.00) shall be made by the Reorganized Debtors to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtors.

     No fractional shares of New Common Stock, New Warrants or Cash in lieu thereof shall be distributed pursuant to the Plan or the Newco Offering. When any distribution on account of an Allowed Claim pursuant to the Plan or the Newco Offering would otherwise result in the issuance of a number of shares of New Common Stock or a number of New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants shall be rounded as follows: (a) fractions of 1/2 or greater shall be rounded to the next higher whole number and (b) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims or pursuant to the Newco Offering and the number of New Warrants shall be adjusted as necessary to account for the rounding provided for in Section 5.4(f) of the Plan.

     Any distributions of New Senior Debt Notes, New Common Stock, New Warrants or other property under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in Reorganized Parent, cancelled and extinguished, and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred. Any distributions of Cash on account of distributions to holders of General Unsecured Claims that are unclaimed for a period of one year after distribution thereof shall be distributed to holders of Allowed General Unsecured Claims as a Surplus Distribution pursuant to Section 5.5(d) of the Plan.

     As at the close of business on the Distribution Record Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims. The Debtors, the Reorganized Debtors and the Prepetition Agent shall have no obligation to recognize any transfer of any Claims occurring after the Distribution Record Date. The Debtors and the Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Section 5.1 of the Plan) with only those record holders of Claims as of the close of business on the Distribution Record Date.

4.   DISTRIBUTIONS WITHHELD FOR DISPUTED GENERAL UNSECURED CLAIMS

          (a) Holdback for Disputed General Unsecured Claims

          On the Initial Distribution Date and each Subsequent Distribution Date, Reorganized Parent shall withhold from the distributions to be made on such dates to the holders of Allowed General Unsecured Claims, Cash equal to one hundred percent (100%) of the distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such dates if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amounts (the "Holdback Amount"). Holders of General Unsecured Claims shall not be entitled to any interest or other accretions in respect of the Holdback Amount.

          (b) Distributions Upon Allowance of Disputed General Unsecured Claims

          The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive distributions of Cash from the Reorganized Debtors on the next Subsequent Distribution Date that follows the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim pursuant to a Final Order; provided, however, that the aggregate amount of such distributions shall not exceed the Holdback Amount. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date without any interest accrued or paid thereon.

          (c) Surplus Distributions to Holders of Allowed General Unsecured
              Claims

          To the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the Holdback Amount over the amount of Cash actually distributed on account of such Disputed General Unsecured Claim, less any amounts to pay for the legal expenses of the Reconstituted Committee in excess of the Reconstituted Committee Compensation, shall constitute surplus available for distributions to holders of Allowed General Unsecured Claims (the "Surplus Distributions"). The Surplus Distributions shall be distributed to the holders of Class 4 Allowed General Unsecured Claims pursuant to Section 4.4 of the Plan based on the amount of then existing Allowed General Unsecured Claims and Disputed General Unsecured Claims; provided, however, that the Reorganized Debtors shall not be under any obligation to make any Surplus Distributions of Cash on a Subsequent Distribution Date unless the amount of Cash to be distributed aggregates $350,000 or more, unless the distribution is the last distribution to be made under the Plan.

          (d) Personal Injury Tort Claims and Environmental Claims

          All personal injury Tort Claims and Environmental Claims are Disputed Claims. Any personal injury Tort Claim or Environmental Claim as to which a proof of claim was timely filed in the Chapter 11 Cases shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of the Bankruptcy Court. Any personal injury Tort Claim or Environmental Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with Section 5.6 of the Plan and applicable nonbankruptcy law which is no longer appealable or subject to review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of the Bankruptcy Court, shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in Section 5.6 of the Plan shall impair the Debtors' right to seek estimation of any and all personal injury Tort Claims and Environmental Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, in connection with or arising out of any personal injury Tort Claim or Environmental Claim.

          (e) Disbursing Agents

          The Indenture Trustee for the 9 7/8% Senior Subordinated Notes will act as Disbursing Agent under the Plan with respect to distributions to holders of Class 5 9 7/8% Senior Subordinated Notes Claims and will make all such distributions required to be distributed under the applicable provisions of the Plan; provided, however, that all distributions to the Senior Secured Lenders under Section 4.2 of the Plan shall be made by the Reorganized Debtors (or their Disbursing Agent) to the Prepetition Agent for disbursement to the Senior Secured Lenders. The Reorganized Debtors, or such Person(s) as the Reorganized Debtors may designate, will act as Disbursing Agent under the Plan with respect to all distributions to holders of Claims other than 9 7/8% Senior Subordinated Notes Claims and will make all distributions required to be distributed under the applicable provisions of the Plan; provided, however, that all distributions to the Senior Secured Lenders under Section 4.2 of the Plan shall be made by the Reorganized Debtors (or their Disbursing Agent) to the Prepetition Agent for disbursement to the Senior Secured Lenders. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan.

          Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than the Reorganized Debtors, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. The Reorganized Debtors shall hold all reserves and accounts pursuant to the Plan.

          (f) Setoffs and Recoupment

          Other than with respect to the Senior Secured Lender Claims and the Note Claims (as to which any and all rights of setoff or recoupment have been waived), the Debtors may, but shall not be required to, set off against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any setoff or recoupment right it may have against the holder of such Claim.

     5. OBJECTIONS TO AND RESOLUTION OF ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS.

     Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtors or the Reorganized Debtors shall have the exclusive right to make and file objections to Administrative Expense Claims, Claims and Equity Interests subsequent to the Effective Date. All objections shall be litigated to Final Order; provided, however, that following the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors or the Reorganized Debtors shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than sixty (60) days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

     6.  DISTRIBUTIONS RELATING TO ALLOWED INSURED CLAIMS.

     Distributions under the Plan to each holder of an Allowed Insured Claim shall comply with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing contained in Section 5.10 of the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

     Many of the personal injury Tort Claims, which are General Unsecured Claims, are unliquidated and, in accordance with the Plan, will be liquidated in the tribunal in which they are pending on the Effective Date or, if no action was pending on the Effective Date, in any tribunal of appropriate jurisdiction or in accordance with any alternative dispute resolution or similar proceeding as the same may be approved by order of the Bankruptcy Court. The resolution of Tort Claims could result in Allowed General Unsecured Claims in amounts greater than those estimated by the Debtors for purposes of this Disclosure Statement.

D.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER THE PLAN

     1.   ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          (a) Executory Contracts and Unexpired Leases

          The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

          Pursuant to the Plan and sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases between the Debtors and any Person shall be deemed assumed by the Reorganized Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) which previously has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) which has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (iii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Effective Date or (iv) which is listed in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases), which schedules shall be included in the Plan Supplement; provided, however, that the Debtors or Reorganized Debtors, with the consent of the Senior Secured Lenders and the Creditors' Committee, shall have the right, on or prior to the Confirmation Date, to amend Schedules 6.1(a)(x) or 6.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed, respectively, assumed or rejected. The Debtors or Reorganized Debtors shall provide notice of any amendments to Schedules 6.1(a)(x) or 6.1(a)(y) to the non-debtor parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 6.1(a)(x) and 6.1(a)(y) shall not constitute an admission by the Debtors or Reorganized Debtors that such document is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

          (b) Schedules of Rejected Executory Contracts and Unexpired Leases

          Each executory contract and unexpired lease listed or to be listed on Schedules 6.1(a)(x) or 6.1(a)(y) that relates to the use or occupancy of real property shall be deemed to include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 6.1(a)(x) or 6.1(a)(y) and
(ii) all executory contracts or unexpired leases appurtenant to the premises listed on Schedules 6.1(a)(x) or 6.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises, unless any of the foregoing agreements previously have been assumed.

          (c) Insurance Policies

          Pursuant to the Plan, each of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, including, without limitation, any retrospective premium rating plans relating to such policies, shall be treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of such insurance policies and related agreements, documents or instruments that are assumed hereunder, shall comply with the treatment provided under Article IV and Section 5.10 of the Plan. Nothing contained in Section 6.1(c) of the Plan shall constitute or be deemed a waiver or release of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance. See Section V.C.6., "The Plan of Reorganization--Distributions Relating to Allowed Insured Claims."

          (d) Approval of Assumption, Assumption and Assignment, or Rejection of Executory Contracts and Unexpired Leases

          Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1(a) of the Plan,
(ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume or reject the unexpired leases specified in Section 6.1(a) of the Plan through the date of entry of an order approving the assumption or rejection of such unexpired leases and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 6.1(a) of the Plan.

          (e) Cure of Defaults

          Except as may otherwise be agreed to by the parties, within sixty (60) days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

          (f) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan

          Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 6.1(a) of the Plan must be filed with the Bankruptcy Court and/or served upon the Debtors or Reorganized Debtors or as otherwise may be provided in the Confirmation Order, by no later than thirty
(30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 6.1(a)(x) or 6.1(a)(y). Any Claim not filed within such time will be forever barred from assertion against the Debtors, their Estates, the Reorganized Debtors and their property. Unless otherwise ordered by the

Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

     2.  INDEMNIFICATION OBLIGATIONS

     For purposes of the Plan, the obligations of the Debtors to defend, indemnify, reimburse, or limit the liability against any claims or obligations of their present and former directors, officers or employees who served as directors, officers and employees, respectively, on or after the Commencement Date pursuant to the Debtors' certificates of incorporation or bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date.

     3.  COMPENSATION AND BENEFIT PROGRAMS

     Except as provided in Section 6.1(a) of the Plan and other than stock option or similar plans which will be cancelled as part of the treatment of any Class of Claims under the Plan, all employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their directors, officers, and employees who served as directors, officers and employees, respectively, on or after the Commencement Date, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans, including the Key Employee Retention Plan approved by the Bankruptcy Court by an order dated May 31, 2002, are treated as executory contracts under the Plan and are hereby assumed pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code; provided, however, that the Reorganized Debtors reserve the right to modify any and all such compensation and benefit practices, plans, policies, and programs in accordance with the terms thereof.

     4.  RETIREE BENEFITS

     Pursuant to section 1114 of the Bankruptcy Code, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Commencement Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits; provided, however, that the Reorganized Debtors reserve the right to modify any and all such plans, funds and programs in accordance with the terms thereof.

E.   NEWCO OFFERING

     1.  SUBSCRIPTION COMMITMENTS

     On the Subscription Commencement Date, Newco will cause a Subscription Agreement and other offering materials to be delivered to each holder of a 9 7/8% Senior Subordinated Notes Claim, Junior Subordinated Notes Claim, 10.75% Senior Subordinated Notes Claim, and 12 1/2%

Senior Discount Debentures Claim, which will give each such holder that certifies that such holder is an Accredited Investor the right, pursuant to and on terms and conditions of the Newco Offering, to make a Subscription Commitment for up to 12,318,500 shares of New Common Stock at the Subscription Price.

     2.  SUBSCRIPTION PERIOD

     The Newco Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Date. After the Subscription Expiration Date, no additional Subscription Commitments will be accepted without the written consent of a majority of the Senior Secured Lenders, and Newco shall not be obligated to honor any purported Subscription Commitments received by the Subscription Agent after the Subscription Expiration Date, regardless of when the documents relating to such Subscription Commitments were sent.

     3.  SUBSCRIPTION PRICE

     The Subscription Price will be $13.85 per share of New Common Stock, payable in Cash.

     4.  RESTRUCTURING TRANSACTIONS

     In the event that the Newco Offering Minimum has been met, the following transactions will be consummated, in the order set forth below:

         (a) On or before the Subscription Expiration Date, the Subscription Price Deposit provided for in Section 10.7 of the Plan shall be paid by each Accredited Investor subscribing for shares of New Common Stock and held in escrow, pending the consummation of the transactions provided herein on the Effective Date.

         (b) On the Effective Date, the following transactions shall occur simultaneously:

               (i) Newco shall issue to Accredited Investors in exchange for receipt of the Subscription Price the number of shares of New Common Stock subscribed for pursuant to valid and binding Subscription Commitments, subject to the priority rules set forth in Section 10.5 of the Plan;

               (ii) Pursuant to the Plan, the Stock Purchase Agreement and the New Warrant Agreements, Newco shall deliver to Thermadyne Mfg. LLC, in exchange for all of the outstanding capital stock of Thermadyne Industries, Inc. (A) all the Cash received pursuant to paragraph (b)(i) above, (B) the New Senior Debt Notes, (C) the New Warrants, (D) 981,500 shares of New Common Stock, and (E) an additional amount of New Common Stock sufficient to comply with Section 4.2(b)(iv)(y) of the Plan. All such consideration shall be transferred, on behalf and at the direction of Thermadyne Mfg. LLC, to the Disbursing Agent for distribution to the holders of Senior Secured Lender Claims and 9 7/8% Senior Subordinated Notes Claims in accordance with the Plan;

               (iii) Holders of Senior Secured Lender Claims shall receive the consideration provided for in Section 4.2(b) of the Plan;

               (iv) Holders of 9 7/8% Senior Subordinated Notes Claims shall receive the consideration provided for in Section 4.5 of the Plan.

         (c) Thermadyne Holdings shall (i) take all actions necessary and appropriate to effect and preserve a timely election under
               Section 338(h)(10) of the Tax Code (which generally has the effect of treating the transfer of the stock as a transfer of the underlying assets for federal income tax purposes), with respect to the transfer of the stock of Thermadyne Industries, Inc. (and, at the request of Reorganized Parent, with respect to the indirect transfer of the stock of any Subsidiary), and any comparable election under state, local or foreign law (including timely filing such forms, tax returns, election schedules and other documents as may be required, including, without limitation, IRS Form 8023 and any amendments thereto) and (ii) file all reports and tax returns in a manner consistent with such election and shall take no position contrary thereto or inconsistent therewith in any tax filing, any discussion with or proceeding before any taxing authority or otherwise.

         (d) Following the Effective Date, all appropriate actions shall be taken to liquidate and dissolve Thermadyne Holdings, Thermadyne Mfg. LLC and Thermadyne Capital Corp.

     5. THRESHOLDS

     No shares of New Common Stock shall be issued pursuant to Subscription Commitments unless Newco receives Subscription Commitments to purchase at least the Newco Offering Minimum. If Subscription Commitments are received and accepted for the purchase of more than the Newco Offering Maximum, shares of New Common Stock shall be distributed in accordance with the following until the Newco Offering Maximum has been reached:

     First, to the holders of the 9 7/8% Senior Subordinated Notes Claims making Subscription Commitments. As among them, shares of New Common Stock will be allocated to each holder of a 9 7/8% Senior Subordinated Claim that has made a Subscription Commitment up to the lesser of (i) such holder's Pro Rata Share of the 9 7/8% Senior Subordinated Notes Claims and (ii) the total number of shares subscribed for by such holder;

     Second, to each holder of the 9 7/8% Senior Subordinated Notes Claims requesting Oversubscribed Shares. If there is more than one such holder, each such holder will receive that number of shares of New Common Stock determined by the product of (i) the fraction, of which (A) the numerator is the number of Oversubscribed Shares requested by such holder and (B) the denominator is the number of Oversubscribed Shares requested by all such holders, multiplied by
(ii) the lesser of (A) the number of Oversubscribed Shares requested by all such holders and (B) the Newco Offering Maximum less the total number of shares of New Common Stock already subject to distribution pursuant to Section 10.5 of the Plan;

     Third, to the holders of the Junior Subordinated Notes Claims. As among them, shares of New Common Stock will be allocated to each holder of a Junior Subordinated Notes Claim that has made a Subscription Commitment up to the lesser of (i) such holder's Pro Rata Share of such Junior Subordinated Notes Claims and (ii) the total number of shares subscribed for by such holder;

     Fourth, to each holder of a Junior Subordinated Notes Claim requesting Oversubscribed Shares. If there is more than one such holder, each such holder will receive that number of shares of New Common Stock determined by the product of (i) the fraction, of which (A) the numerator is the number of Oversubscribed Shares requested by such holder and (B) the denominator is the number of Oversubscribed Shares requested by all such holders, multiplied by (ii) the lesser of (A) the number of Oversubscribed Shares requested by all such holders and (B) the Newco Offering Maximum less the total number of shares of New Common Stock already subject to distribution pursuant to Section 10.5 of the Plan;

     Fifth, to the holders of the 10.75% Senior Subordinated Notes Claims and 12 1/2% Senior Discount Debentures Claims. As among them, shares of New Common Stock will be allocated to each holder of a 10.75% Senior Subordinated Notes Claims or a 12 1/2% Senior Discount Debentures Claim that has made a Subscription Commitment up to the lesser of (i) such holder's Pro Rata Share of such 10.75% Senior Subordinated Notes Claims and 12 1/2% Senior Discount Debentures Claims (calculated as a single class) and (ii) the total number of shares subscribed for by such holder;

     Sixth, to each holder of a 10.75% Senior Subordinated Notes Claim or a 12 1/2% Senior Discount Debentures Claim requesting Oversubscribed Shares. If there is more than one such holder, each such holder will receive that number of shares of New Common Stock determined by the product of (i) the fraction, of which (A) the numerator is the number of Oversubscribed Shares requested by such holder and (B) the denominator is the number of Oversubscribed Shares requested by all such holders, multiplied by (ii) the lesser of (A) the number of Oversubscribed Shares requested by all such holders and (B) the Newco Offering Maximum less the total number of Shares of New Common Stock already subject to distribution pursuant to Section 10.5 of the Plan.

     6. TRANSFER RESTRICTION; REVOCATION

     Any holder entitled to make a Subscription Commitment pursuant to Section
10.1 of the Plan may transfer such holder's opportunity to make a Subscription Commitment only to another holder eligible under Section 10.1 of the Plan to the extent of such holder's Pro Rata Share of shares of New Common Stock (determined on the basis of all such shares of New Common Stock being issued only to holders in such holder's Class). Once a Subscription Commitment has been accepted by the Debtors, such Subscription Commitment shall not be permitted to be revoked. Any holder that breaches its obligation to subscribe for and make payment on the account of the shares of New Common Stock pursuant to a Subscription Commitment that has been accepted by the Debtors shall forfeit (i) as liquidated damages the entire Subscription Price Deposit it made pursuant to Section 10.7 of the Plan and (ii) its entire entitlement to receive any shares of New Common Stock pursuant to its Subscription Commitment. No single Person or related group for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof may own or control more than 30% of the shares of New Common Stock issued under the Plan, including issuance as a result of the Newco Offering, unless either (i) the consent of more than 50% of the Senior Secured Lender Claims or (ii) 100% of the shares of New Common Stock issuable pursuant to the Newco Offering are issued pursuant to Subscription Commitments.

     7. PROCEDURES FOR MAKING SUBSCRIPTION COMMITMENTS

     Any holder described in Section 10.1 of the Plan shall make its Subscription Commitment by causing its Subscription Agreement to be delivered to the Subscription Agent on or prior to the Subscription Expiration Date, having properly completed and executed the Subscription Agreement, and tendered the Subscription Price Deposit (defined herein) in accordance with the procedures set forth herein and in the Subscription Agreement. In order for any Subscription Commitment to be effective, any holder of a 9 7/8% Senior Subordinated Notes Claim that is an Accredited Investor shall tender as a deposit the amount of Cash that would be necessary to purchase the lesser of (a) its Pro Rata Share of shares of New Common Stock (determined on the basis as if all such shares were to be distributed only to holders of Claims in such Class) and (b) the number of shares actually subscribed for pursuant to such holder's Subscription Agreement (the "Subscription Price Deposit"), and any holder of any Junior Subordinated Notes Claim, 10.75% Senior Subordinated Notes Claim, or 12 1/2% Senior Discount Debentures Claim that is an Accredited Investor shall tender as its Subscription Price Deposit Cash equal to 20% of the aggregate Subscription Price for all shares of New Common Stock subscribed for pursuant to such holder's Subscription Agreement. All questions concerning the timelines, viability, form and eligibility of any Subscription Commitment shall be determined solely by the Debtors and Newco, whose determinations shall be final and binding. The Debtors, in their sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported Subscription Commitment. Subscription Agreements shall not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine, in their sole discretion. Neither the Debtors nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Agreements or incur any liability for failure to give such notification.

     8. NOTIFICATION OF ALLOCATION OF NEW COMMON STOCK

     Within ten (10) Business Days after the Subscription Expiration Date, the Subscription Agent shall notify each holder that made a Subscription Commitment of the number of shares of New Common Stock to be allocated to it pursuant to
Article X of the Plan. Within ten (10) Business Days after receipt of such notice from the Subscription Agent, such holder shall submit Cash equal to its aggregate Subscription Price less its Subscription Price Deposit. Any Subscription Price Deposit made for shares not received will be refunded to the holder that made such Subscription Price Deposit as soon as practicable thereafter. Any holder's failure to pay the unfunded portion of its Subscription Commitment in accordance with Section 10.8 of the Plan shall result in forfeiture of such holder's Subscription Price Deposit, revocation of its Subscription Commitment, and reallocation of the shares of New Common Stock that would have been so distributed to such holder in accordance with Section 10.5 of the Plan.

     9. SUBMISSION OF JURISDICTION

     Each holder entering into a Subscription Agreement shall consent to the exclusive jurisdiction and venue of the Bankruptcy Court for the resolution of any dispute arising thereunder, including, without limitation, in respect of payment of the Subscription Price, and in respect of the terms of the Newco Offering set forth in the Plan.

     Notwithstanding the foregoing provisions of this Section, the Debtors reserve the right to substitute Thermadyne Holdings for Newco and maintain Thermadyne Holdings as the Reorganized Parent. In such event, appropriate adjustments shall be made to the provisions of the Plan relating to the Newco Offering, including, without limitation, that the Restructuring Transactions would not be implemented.

F.   IMPLEMENTATION OF THE PLAN

     1. SUBSTANTIVE CONSOLIDATION

     Substantive consolidation is an equitable remedy which a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors. All of the debtors in a substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one substantively consolidated debtor is treated as a creditor of a substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.

     Substantive consolidation of two or more debtors' estates generally results in the deemed consolidation of the assets and liabilities of such debtors, the deemed elimination of intercompany claims, subsidiary equity or ownership interests, multiple and duplicative creditor claims, joint and several liability claims and guarantees, and the payment of allowed claims from a common fund.

     Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation treatment of Claims in Classes 1, 2, 3, 4, and 5 of the Plan for all purposes related to the Plan, including for purposes of voting, confirmation and distribution. Pursuant to such order, (i) no distributions shall be made under the Plan on account of intercompany claims between or among the Debtors, (ii) no distributions shall be made under the Plan on account of Subsidiary Equity Interests, (iii) all guarantees of any Debtor of the obligations of any other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof by any other Debtor and any joint or several liability of more than one Debtor shall be deemed one obligation of the consolidated Debtors and (iv) each and every Claim filed or to be filed in Classes 1, 2, 3, 4, and 5 of the Plan in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such partial substantive consolidation treatment shall not affect (i) the separate legal status and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect restructurings as provided in Section
7.2 of the Plan,

(ii) intercompany claims by and among the Debtors or Reorganized Debtors, and
(iii) Subsidiary Equity Interests.

     2. MERGER OF CORPORATE ENTITIES

     On or as of the Effective Date, as determined by the respective Debtors (subject to the restructuring transactions described in Section 10.4 of the Plan), each of Thermadyne Holdings, Thermadyne Mfg. LLC, and Thermadyne Capital Corp. may be dissolved or merged with and into Thermadyne Industries, Inc. On or as of the Effective Date, as determined by the applicable Debtor, any Subsidiary may be merged into another of the Debtors or dissolved. Upon the occurrence of any such merger, all assets of the merged entities shall be transferred to and become the assets of the surviving corporation, and all liabilities of the merged entities, except to the extent discharged, released or extinguished pursuant to the Plan and the Confirmation Order, shall be assumed by and shall become the liabilities of the surviving corporation. All mergers and dissolutions on or prior to the Effective Date shall be effective as of the Effective Date pursuant to the Confirmation Order, without the taking of any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession or the Reorganized Debtors.

     3. PROVISIONS REGARDING CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED DEBTORS

     On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the respective Boards of Directors of the Reorganized Debtors, which shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtors.

     In accordance with the Amended Reorganized Parent Certificate of Incorporation and the Amended Reorganized Parent Bylaws, as the same may be amended from time to time, the first annual meeting of the stockholders of Reorganized Parent shall be held on a date in 2004 selected by the New Board of Directors, and subsequent meetings of the stockholders shall be held at least once annually each year thereafter.

     4. BOARD OF DIRECTORS

     In the event that the Newco Offering is not consummated, the New Board of Directors shall be comprised of seven members. Six members of the New Board of Directors shall be nominated by the Senior Secured Lenders in consultation with the Chairman of the Board and Chief Executive Officer of Reorganized Parent, and one member shall be the Chairman of the Board and Chief Executive Officer of Reorganized Parent. Each of the members of the New Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Parent or his or her earlier resignation or removal in accordance with the Amended Reorganized Parent Certificate of Incorporation or Amended Reorganized Parent Bylaws, as the same may be amended from time to time.

     In the event that the Newco Offering is consummated, the New Board of Directors shall be comprised of seven members. In the event the Newco Offering is fully subscribed by Accredited Investors, six members shall be nominated by the Creditors' Committee, in consultation with the Chairman of the Board and Chief Executive Officer of Thermadyne

Holdings, and one member shall be the Chairman of the Board and Chief Executive Officer of Reorganized Parent. In the event the Newco Offering is not fully subscribed but is nevertheless consummated because the Newco Offering Minimum has been reached, two members of the New Board of Directors shall be nominated by the Senior Secured Lenders, and four members shall be nominated by the Creditors' Committee, in each case in consultation with the Chairman of the Board and Chief Executive Officer of Thermadyne Holdings, and one member shall be the Chairman of the Board and Chief Executive Officer of Reorganized Parent. Each of the members of the New Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Parent or his or her earlier resignation or removal in accordance with the Amended Reorganized Parent Certificate of Incorporation or Amended Reorganized Parent Bylaws, as the same may be amended from time to time.

     The initial board of directors of each of the Reorganized Subsidiaries shall be selected by the New Board of Directors and shall consist of officers or employees of Reorganized Parent whose names shall be disclosed prior to or at the Confirmation Hearing. Each of the members of each such initial board of directors shall serve until the first meeting of stockholders of the respective Reorganized Subsidiary or his or her earlier resignation or removal in accordance with the certificate of incorporation or bylaws of such Reorganized Subsidiary.

     5. OFFICERS

     The Officers of the respective Debtors immediately prior to the Effective Date shall serve as the initial officers of the respective Reorganized Debtors on and after the Effective Date and in accordance with any employment agreement with the Reorganized Debtors and applicable nonbankruptcy law. After the Effective Date, the officers of the respective Reorganized Debtors shall be determined by their respective new boards of directors.

          (a) Amended Bylaws and Amended Certificates of Incorporation.

          The Amended Reorganized Parent Certificate of Incorporation and the Reorganized Parent Amended Bylaws, if applicable, and the certificates of incorporation and bylaws of each of the Reorganized Subsidiaries shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such bylaws and certificates of incorporation as permitted by applicable law, and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors in Possession or the Reorganized Debtors.

          (b) Authorization and Issuance of New Securities.

          Without the need for any further corporate action and pursuant to section 303 of the Delaware General Corporation Law, Reorganized Parent shall be authorized to issue (i) 25,000,000 shares of the New Common Stock (including the issuance of any equity interests specified in the Management Stock Plan and the New Warrant Agreements), and (ii) 5,000,000 shares of preferred stock (which may have one or more series or classes, any or all of which classes or series may have such voting powers and such designations, preferences, rights, qualifications, limitations and restrictions as shall be determined by the board of directors of

Reorganized Parent and set forth in the certificate of designation from time to time). The shares of New Common Stock and preferred stock authorized in the Amended Reorganized Parent Certificate of Incorporation may be used for the purposes stated therein.

          The issuance of the securities and notes listed below by Reorganized Parent is hereby authorized without further act or action under applicable law, regulation, order or rule. The Confirmation Order shall provide that the issuance of the following securities and notes on account of Claims shall be exempt from the registration requirements of the Securities Act of 1933, as amended, to the extent provided by section 1145 of the Bankruptcy Code:

              (i)   the New Senior Debt Notes,

              (ii)  13,300,000 shares of New Common Stock,

              (iii) 1,157,000 New Series A Warrants,

              (iv)  700,000 New Series B Warrants, and

              (v)   271,429 New Series C Warrants.

          (c) Management Stock Plan.

          The Management Stock Plan will become effective on the Effective Date or as soon thereafter as is reasonably practicable and shall be in substantially the same form as the one to be included in the Plan Supplement. Unissued shares of New Common Stock equal to ten percent (10%), on a fully diluted basis, of the total number of shares of New Common Stock outstanding immediately after the Effective Date shall be reserved for issuance under the Management Stock Plan. Except as otherwise disclosed in the Disclosure Statement or the Plan Supplement, the New Board of Directors shall make individual awards of stock options exercisable into shares of New Common Stock under the Management Stock Plan, and the compensation committee of the New Board of Directors shall establish the terms relating thereto (e.g., among other things, the number of options granted to each participant in the Management Stock Plan, exercise price, and vesting).

     6. MEANS FOR IMPLEMENTATION OF THE PLAN

     In addition to the provisions set forth elsewhere in the Plan, the following shall constitute the means for implementation of the Plan:

          (a) New Working Capital Facility.

          On the Effective Date, the transactions contemplated by the New Working Capital Facility shall be consummated and thereupon become effective.

          (b) Effectiveness of Securities, Instruments and Agreements.

     On the Effective Date, all documents described in the Plan Supplement and all other agreements entered into or documents issued pursuant to the Plan, including, without limitation, the Stock Purchase Agreement, the New Senior Debt Notes, the New Senior Debt Notes Agreement, the New Working Capital Facility, the Management Stock Plan, the New Common Stock, the New Warrants, the New Warrant Agreements, and/or any agreement entered into or instrument or document issued in connection with any of the foregoing, as applicable, shall become effective and binding upon the parties thereto in accordance with their respective terms and conditions and shall be deemed to become effective simultaneously.

         (c) Corporate Action.

     On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtors or Reorganized Debtors or their successors in interest under the Plan, including, without limitation, the authorization to issue or cause to be issued the New Common Stock, the Stock Purchase Agreement, the New Warrants, the New Senior Debt Notes and documents relating thereto, the New Working Capital Facility and documents relating thereto, the adoption of the Amended Reorganized Parent Certificate of Incorporation, the Amended Reorganized Parent Bylaws and the amended certificates of incorporation and bylaws of the Reorganized Subsidiaries, corporate mergers or dissolutions effectuated pursuant to the Plan, and the election or appointment, as the case may be, of directors and officers of the Debtors pursuant to the Plan, shall be deemed to have occurred and shall be in full force and effect from and after the Effective Date pursuant to section 303 of the General Corporation Law of the State of Delaware and other applicable general corporation law of the jurisdictions in which the Reorganized Subsidiaries are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the secretary of state of the state in which each Reorganized Debtor is incorporated, in accordance with the applicable general corporation law of such states.

         (d) Approval of Agreements.

     The solicitation of votes on the Plan shall be deemed a solicitation for the approval of the Plan Documents and all transactions contemplated by the Plan, including the Management Stock Plan. Entry of the Confirmation Order shall constitute approval of the Plan Documents and all such transactions, subject to the occurrence of the Effective Date.

         (e) Cancellation of Existing Securities and Agreements.

     On the Effective Date, the 9 7/8% Senior Subordinated Notes, the 10.75% Senior Subordinated Notes, the 12 1/2% Senior Discount Debentures and the Junior Subordinated Notes, and any or all instruments evidencing Note Claims shall be canceled and extinguished, and the holders thereof shall not retain any rights thereunder and such instruments shall evidence no rights, except the right to receive the distributions, if any, to be made to holders of such instruments pursuant to the Plan. Except with respect to the performance by the Indenture Trustees or their agents of the obligations of the Indenture Trustees under the Plan or in connection with any distribution to be made under the Plan, effective as of the Effective Date, the Indenture Trustees and their agents, successors and assigns shall be discharged of all of their obligations.

         (f) Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments.

     In addition to any requirements under the Debtors' certificates of incorporation or bylaws, any holder of a Claim evidenced by an instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such instrument, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent and the Reorganized Debtors of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an instrument. Upon compliance with Section 5.12 of the Plan, the holder of a Claim evidenced by any such lost, stolen, mutilated or destroyed instrument will, for all purposes under the Plan, be deemed to have surrendered such instrument.

         (g) Cancellation of Equity Interests.

     On the Effective Date, all Equity Interests, other than the Subsidiary Equity Interests, shall be cancelled and extinguished, and the holders thereof shall not retain any rights thereunder and such Equity Interests shall evidence no rights.

         (h) New Common Stock.

     The New Common Stock shall have a par value of $0.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the Amended Reorganized Parent Certificate of Incorporation.

         (i) Listing of New Common Stock.

     The Reorganized Debtors shall use reasonable commercial efforts to cause the shares of New Common Stock to be listed on a national securities exchange or the NASDAQ National Market. The Reorganized Debtors shall voluntarily maintain the registration of the New Common Stock under Section 12(g) of the Exchange Act.

         (j) Registration Rights Agreement.

     In the event the Newco Offering is consummated, the Reorganized Debtors will enter into the Registration Rights Agreement as of the Effective Date.

         (k) New Senior Debt Notes.

     The New Senior Debt Notes shall (i) be in the aggregate principal amount of $180 million plus the amount of any and all additional New Senior Debt Notes to be issued pursuant to Section 4.2(b)(iv)(y) of the Plan, (ii) be issued by Reorganized Parent, (iii) bear interest at the rates set forth below, payable quarterly in arrears, which interest rates shall be, as follows: (A) from the Effective Date through the second anniversary of the Effective Date, if the aggregate amount of indebtedness outstanding under the New Senior Debt Notes, the New Working Capital Facility, any other working capital facilities entered into by the Reorganized Debtors or their subsidiaries (foreign or domestic) and all capitalized leases of the Reorganized Debtors (1) is below $185 million, the interest rate will be LIBOR plus 3%, (2) is $185 million or above but below $200 million, the interest rate will be LIBOR plus 4%, (3) is $200 million or above but below $230 million, the interest rate will be LIBOR plus 4.5%, (4) is $230 million or above but below $240 million, the interest rate will be LIBOR plus 5%, (5) is $240 million or above but below $260 million, the interest rate will be LIBOR plus 6%, and (6) is above $260 million, the interest rate will be LIBOR plus 6.5%; (B) from the second anniversary of the Effective Date through the third anniversary of the Effective Date, if the aggregate amount of indebtedness outstanding under the New Senior Debt Notes, the New Working Capital Facility, any other working capital facilities entered into by the Reorganized Debtors or their subsidiaries (foreign or domestic) and all capitalized leases of the Reorganized Debtors (1) is below $185 million, the interest rate will be LIBOR plus 3.5%, (2) is $185 million or above but below $200 million, the interest rate will be LIBOR plus 4.5%, (3) is $200 million or above but below $230 million, the interest rate will be LIBOR plus 5%, (4) is $230 million or above but below $240 million, the interest rate will be LIBOR plus 5.5%, (5) is $240 million or above but below $260 million, the interest rate will be LIBOR plus 6.5%, and (6) is above $260 million, the interest rate will be LIBOR plus 7%; and (C) thereafter, if the total amount outstanding under the New Senior Debt Notes the New Working Capital Facility, any other working capital facilities entered into by the Reorganized Debtors or their subsidiaries (foreign or domestic) and all capitalized leases of the Reorganized Debtors (1) is below $185 million, the interest rate will be LIBOR plus 4%, (2) is $185 million or above but below $200 million, the interest rate will be LIBOR plus 5%, (3) is $200 million or above but below $230 million, the interest rate will be LIBOR plus 5.5%, (4) is $230 million or above but below $240 million, the interest rate will be LIBOR plus 6%, (5) is $240 million or above but below $260 million, the interest rate will be LIBOR plus 7%, and (6) is above $260 million, the interest rate will be LIBOR plus 7.5%; (iv) require quarterly amortization payments totaling the following annual amounts: $0 in the first year, $10 million in the second year, $20 million in the third year, $30 million in the fourth year, and the remainder in the fifth year, which remainder shall be paid in three quarterly installments of $10 million each and a final balloon payment of the balance of the New Senior Debt Notes (including any New Senior Debt Notes issued pursuant to Section 4.2(b)(iv)(y)(B)) which will be due on the fifth anniversary of the Effective Date, (v) include an excess cash flow sweep covenant, the terms of which are to be negotiated, (vi) provide for mandatory prepayments (to be applied in the inverse order of maturity) upon the occurrence of certain events including, without limitation, a mandatory prepayment of the proceeds received by the Reorganized Debtors upon the exercise of any New Warrants, (vii) be guaranteed by the Reorganized Debtors (other than Reorganized Parent), (viii) be secured by a lien on all assets of the Reorganized Debtors junior only to permitted liens to be identified in the New Senior Debt Notes Agreement and the liens securing the obligations under the New Working Capital Facility, and (ix) otherwise be imbued with such other terms as are set forth in the New Senior Debt Notes Agreement.

         (l) New Working Capital Facility.

     On the Effective Date, the transactions contemplated by the New Working Capital Facility shall be consummated and thereupon become effective.


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


         (m) Operation of the Debtors in Possession Between the Confirmation Date and the Effective Date.

     The Debtors shall continue to operate as debtors in possession, subject to the supervision of the Bankruptcy Court and pursuant to the Bankruptcy Code and the Bankruptcy Rules during the period from the Confirmation Date through and until the Effective Date, and any obligation incurred by the Debtors in Possession during that period shall constitute an Administrative Expense Claim.

         (n) Administration After the Effective Date.

     After the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of their property, free of any restrictions of the Bankruptcy Code and Bankruptcy Rules.

G.   EFFECT OF CONFIRMATION OF PLAN

     1. TERM OF BANKRUPTCY INJUNCTION OR STAYS

     All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     2. REVESTING OF ASSETS

     The property of the Estate of each of the Debtors shall revest in the respective Reorganized Debtor on the Effective Date. As of the Effective Date, all property of the Debtors and Reorganized Debtors shall be owned by the respective Reorganized Debtor, free and clear of all Liens, Claims and interests of holders of Claims and Equity Interests, except as otherwise specifically provided in the Plan or the Confirmation Order.

     3. CAUSES OF ACTION

     As of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any and all Causes of Action accruing to the Debtors and Debtors in Possession, including, without limitation, actions under sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code,
shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to commence and prosecute such Causes of Action for the benefit of the Estates of the Debtors. After the Effective Date, the Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court. All such Causes of Action are being preserved, notwithstanding confirmation of the Plan, whether they are listed in the Schedules or whether they are enumerated in the Plan or Disclosure Statement. Each Person should consider its possible exposure thereon in determining whether to vote for or against the Plan or to object or not to object to confirmation of the Plan in accordance therewith.


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


     4. PREFERENCE AND FRAUDULENT TRANSFER CLAIMS

     Section 547 of the Bankruptcy Code enables a debtor in possession to avoid transfers to a creditor based upon an antecedent debt, made within ninety (90) days of the petition date, which enables the creditor to receive more than it would under a liquidation. Creditors have defenses to the avoidance of such preferential transfers based upon, among other things, the transfers having occurred as part of the debtor's ordinary course of business, or that subsequent to the transfer the creditor provided the debtor with new value. Section 548 of the Bankruptcy Code allows a debtor in possession to avoid transfers to a creditor within one year of the petition date with actual intent to hinder, delay or defraud other creditors or, if the debtor was or became insolvent or undercapitalized as a result of such transfer, a transfer for less than reasonably equivalent value.

     The Debtors' financial analysts, FTI Consulting, Inc., have analyzed payments by the Debtors to creditors within ninety (90) days before the commencement of the Chapter 11 filing, to determine which such payments may be avoidable as preferential transfers (section 547) or fraudulent transfers (section 548) under the Bankruptcy Code. FTI Consulting, Inc. has reviewed the Debtors' financial information, and based on such analysis, the Debtors do not believe that any preferential or fraudulent transfers of a material value occurred, but the Debtors reserve all of their rights to bring actions to avoid payments made within the applicable preference period which the Debtors determine were preferential or fraudulent within the meaning of the Bankruptcy Code.

     5. DISCHARGE OF DEBTORS

     The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession or any of their assets or properties under the Plan. Except as otherwise provided in the Plan, on the Effective Date, (a) all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full, and (b) all Persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

     6. INJUNCTION

     Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all Persons who have held, hold or may hold Claims against or Equity Interests in any or all of the Debtors, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any Lien or asserting control of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunctions shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

     The Plan further provides that any "50-percent shareholder" of Thermadyne Holdings within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), is permanently enjoined from claiming a worthless stock deduction with respect to its Thermadyne Holdings Equity Interest for any taxable year of such shareholder ending prior to the Effective Date. Prior to the filing of the Plan, which provides for the distribution of warrants to certain holders of Thermadyne Holdings Equity Interests, DLJ, a 50-percent shareholder of Thermadyne Holdings indicated that it might seek Bankruptcy Court approval to claim a worthless stock deduction. If DLJ were to successfully claim a worthless stock deduction for its taxable year ended December 31, 2002, the value of the Debtors' surviving net operating loss ("NOL") carryforwards could be significantly reduced and thus the value of the Reorganized Debtors and the recovery to creditors that receive new securities under the Plan could be reduced. The Debtors are not aware of DLJ's current intentions. See Section XII.B.2., "Certain Federal Income Tax Consequences of the Plan - Consequences to the Debtors - Limitations on NOL Carryforwards and Other Tax Attributes," below.

H.   CONFIRMATION AND EFFECTIVENESS OF THE PLAN

     1. CONDITIONS PRECEDENT TO CONFIRMATION

     The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to Section
11.4 of the Plan:

         (a) The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the DIP Agent, the Senior Secured Lenders and the Creditors' Committee; and

         (b) All exhibits to the Plan, including those to be contained in the Plan Supplement, shall be in form and substance reasonably acceptable to the Debtors, the DIP Agent, the Senior Secured Lenders and the Creditors' Committee.

     2. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

     The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 11.4 of the
Plan:

         (a) The Confirmation Order shall have been entered and there shall be no stay or injunction that would prevent the occurrence of the Effective Date;

         (b) The Confirmation Order shall authorize the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to consummate the Plan and to enter into, implement and effectuate the contracts, instruments,


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



              releases, leases and other agreements or documents created in connection with the Plan;

         (c) The statutory fees owing to the United States Trustee shall have been paid in full;

         (d) All Plan Documents and exhibits to the Plan, including those to be contained in the Plan Supplement, shall be in a form satisfactory to the Debtors, the Reorganized Debtors, the DIP Agent, the Senior Secured Lenders and the Creditors' Committee;

         (e) Each of the Amended Reorganized Parent Certificate of Incorporation, the Amended Reorganized Subsidiaries Certificates of Incorporation, the Amended Reorganized Parent Bylaws, and the Amended Reorganized Subsidiaries Bylaws, in form and substance satisfactory to the Reorganized Debtors, the Senior Secured Lenders and the Creditors' Committee shall have been filed, effected, or executed, as required;

         (f) All other actions, authorizations, consents and regulatory approvals required (if any) and all Plan Documents necessary to implement the provisions of the Plan shall have been obtained, effected or executed in a manner acceptable to the Debtors or, if waivable, waived by the Person or Persons entitled to the benefit thereof;

         (g) All amounts owed under the DIP Facility shall have been indefeasibly paid in full in Cash by wire transfer of immediately available funds, the commitments thereunder terminated and the outstanding DIP Letters of Credit will either (a) be (i) returned to the issuer marked cancelled, or (ii) cash collateralized with Cash in an amount equal to 105% of the face amount of the outstanding letters of credit or (b) the issuer will be provided with back-to-back letters of credit in an amount equal to 105% of the face amount of the outstanding letters of credit and in form and substance and from a financial institution acceptable to the issuer;

         (h) The New Working Capital Facility shall have been entered into by all parties thereto and all conditions to the initial draw thereunder shall have been satisfied in accordance with the terms thereof such that the Reorganized Debtors shall have credit available to them to provide the Reorganized Debtors with financing sufficient to meet their Cash obligations under the Plan and have sufficient borrowing capacity to satisfy their working capital requirements as of and after the Effective Date;

         (i) The New Senior Debt Notes Agreement, in form and substance satisfactory to the Senior Secured Lenders and reasonably satisfactory to the Creditors' Committee, shall have been entered into by all parties thereto and all New Senior Debt Notes shall have been issued thereunder;

         (j) The New Series A Warrant Agreement shall have been entered into by all parties thereto and all New Series A Warrants shall have been issued thereunder;

         (k) The New Series B Warrant Agreement shall have been entered into by all parties thereto and all New Series B Warrants shall have been issued thereunder;

         (l) The New Series C Warrant Agreement shall have been entered into by all parties thereto and all New Series C Warrants shall have been issued thereunder;

         (m) The Newco Offering shall be completed, if the Newco Offering Minimum is satisfied; and

         (n) The New Common Stock shall have been duly authorized and, with the occurrence of the Effective Date, shall be validly issued and outstanding.

     3. EFFECT OF FAILURE OF CONDITIONS

     If each condition to the Effective Date specified in Section 11.2 of the Plan has not been satisfied or duly waived within ninety (90) days after the Confirmation Date, then (unless the period for waiver or satisfaction of such conditions has been extended with the consent of the Debtors, the DIP Agent, the Senior Secured Lenders and the Creditors' Committee) the Confirmation Order will be vacated by the Bankruptcy Court. If the Confirmation Order is vacated pursuant to Section 11.3 of the Plan, the Plan shall be deemed null and void in all respects, including without limitation the discharge of Claims pursuant to section 1141 of the Bankruptcy Code and the assumptions or rejections of executory contracts and unexpired leases as provided by the Plan, and nothing contained herein shall (1) constitute a waiver or release of any Causes of Action by, or Claims against, the Debtors or (2) prejudice in any manner the rights of the Debtors.

     4. WAIVER OF CONDITIONS

     The Debtors may, with the consent of the DIP Agent, the Senior Secured Lenders and the Creditors' Committee, which consent shall not be unreasonably withheld, waive, by a writing signed by an authorized representative of the Debtors and subsequently filed with the Bankruptcy Court, the condition precedent to confirmation and effectiveness of the Plan specified in Sections 11.1(b) and 11.2(d), (e), (f), and (i) of the Plan.

I.   SUMMARY OF OTHER PROVISIONS OF THE PLAN

     The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

     1. RETENTION OF JURISDICTION

     The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes: (i) to hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom; (ii) to determine any and all adversary proceedings, applications and contested matters; (iii) to hear and determine any objections to or requests to estimate Administrative Expense Claims, Claims or Equity Interests; (iv) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; (v) to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code; (vi) to consider any amendments to or modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in the Plan, the Plan Documents, or any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
(vii) to hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331, and 503(b) of the Bankruptcy Code and to hear any disputes regarding the fees and expenses of the Reconstituted Committee; (viii) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan (other than disputes relating to documents evidencing the New Working Capital Facility, the New Senior Debt Notes or any post-Effective Date issue of corporate governance); (ix) to recover all assets of the Debtors and property of the Debtors' Estates, wherever located; (x) to determine any Claim of or any liability to a governmental unit that may be asserted as a result of the transactions contemplated herein; (xi) to enforce the Plan, the Confirmation Order and any other order, judgment, injunction or ruling entered or made in the Chapter 11 Cases, including, without limitation, the injunction, exculpation and releases provided for in the Plan; (xii) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including, but not limited to, an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods through the Effective Date, and in the event the restructuring transactions described in Section 10.4 are implemented, for all taxable periods of Thermadyne Holdings, Thermadyne Mfg. LLC and Thermadyne Capital Corp. through the liquidation and dissolution of such entities); (xiii) to hear any other matter not inconsistent with the Bankruptcy Code; and (xiv) to enter a final decree closing the Chapter 11 Cases.

     2. EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS

     Each of the Debtors or Reorganized Debtors, as the case may be, is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to implement, effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     3. EXEMPTION FROM TRANSFER TAXES

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated by the Plan, and the making of an election under Section 338 of the Tax Code) shall not be subject to, or give rise to, any stamp, real estate transfer, mortgage recording, or other similar tax.

     4. AUTHORIZATION TO REQUEST PROMPT TAX DETERMINATIONS

     Reorganized Parent is authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors, for all taxable periods through the Effective Date; provided, however, in the event the restructuring transactions described in Section 10.4 of the Plan are implemented, Thermadyne Holdings (rather than Newco) shall be authorized, on behalf of each of itself, Thermadyne Mfg. LLC and Thermadyne Capital Corp., to request an expedited determination under section 505(b) of the Bankruptcy Code of their tax liability for all taxable periods through the liquidation and dissolution of such entities.

     5. EXCULPATION

     Neither the Debtors nor the Reorganized Debtors, the Creditors' Committee, the Senior Secured Lenders, the DIP Lenders, the Prepetition Agent, the DIP Agent, the Indenture Trustees, or any of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives (the "Exculpated Parties") shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases and the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for (i) any express contractual obligation owing by any such Person or (ii) willful misconduct or gross negligence, and, in all respects, the Exculpated Parties, directors, employees, advisors, and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing in the Plan shall, or shall be deemed to, release the Exculpated Parties, or exculpate the Exculpated Parties with respect to, their respective obligations or covenants arising pursuant to the Plan.

     6. DEBTORS' RELEASES

     On and as of the Effective Date, the Debtors and the Reorganized Debtors shall release unconditionally and forever each present or former director, officer, or employee of the Debtors, each member of the Creditors' Committee, the Senior Secured Lenders, the DIP Lenders, the Prepetition Agent, the DIP Agent, each holder of a Note Claim, other than a holder that is a Person identified in Section 9.17 of the Plan, each Indenture Trustee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, parent corporations, subsidiaries, partners, affiliates and representatives from any and all Causes of Action whatsoever in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of confirmation hereof, the consummation hereof, the administration hereof, or the property to be distributed hereunder; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of (i) any express contractual obligation owing by any such Person or (ii) the willful misconduct or gross negligence of any such Person.

     7. LENDER RELEASES

     On the Confirmation Date, but as of and subject to the occurrence of the Effective Date, in consideration for, and as a part of the treatment afforded to the holders of Claims and Equity Interests under the Plan, and for other valuable consideration, the Debtors, the Reorganized Debtors, the Creditors' Committee (and each member thereof) and every holder of a Claim or Equity Interest unconditionally and irrevocably forever waive, release and discharge all current and former Senior Secured Lenders and DIP Lenders, the Prepetition Agent, the DIP Agent and all persons or entities who were their respective directors, officers, employees, members, partners, equity holders, agents, advisors, professional persons, representatives, parent corporations, subsidiaries, affiliates and representatives from any and all Causes of Action based upon any act or omission related to the Debtors and their business affairs, including, without limitation, any extensions of credit or other financial services or accommodations made or not made to the Debtors prior to the Effective Date; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of (i) any express contractual obligation owing by any such Person or (ii) the willful misconduct or gross negligence of any such Person. The Confirmation Order shall specifically provide for the foregoing releases and shall enjoin the prosecution of any such released Causes of Action.

     8. INJUNCTION RELATING TO EXCULPATION AND RELEASE

     The Confirmation Order will contain an injunction permanently enjoining the commencement or prosecution by the Debtors, the Reorganized Debtors and any other Person, whether derivatively or otherwise, of any Cause of Action exculpated, released or discharged pursuant to the Plan against the released and exculpated parties.

     9. RECONSTITUTION OF THE CREDITORS' COMMITTEE

     On the Effective Date, the Creditors' Committee shall be reconstituted to consist of one member, who shall serve without compensation and shall be based as close to St. Louis, Missouri as is reasonably practicable (the "Reconstituted Committee"). The name of the initial member of the Reconstituted Committee shall be designated and disclosed by the Creditors' Committee on or before the date of the Confirmation Hearing. The Reconstituted Committee shall be permitted to monitor and consult with the Reorganized Debtors regarding any Disputed General Unsecured Claims. The Reconstituted Committee will terminate at such time when the amount of Disputed General Unsecured Claims is less than ten percent (10%) of the amount of Disputed General Unsecured Claims as of the Effective Date. The Reconstituted Committee shall be authorized to retain one local counsel, the fees and expenses of which shall be borne by the Reorganized Debtors up to the Reconstituted Committee Compensation (inclusive of the expenses of the member of the Reconstituted Committee), and any fees and expenses in excess of the Reconstituted Committee Compensation shall be chargeable against the Holdback Amount. In the event of any dispute regarding the fees and expenses of the Reconstituted Committee or the fees and expenses of its counsel, the amount of any such expenses shall be determined by the Bankruptcy Court.

     10. CERTAIN INDENTURE TRUSTEE FEES AND EXPENSES

     The Reorganized Debtors will pay in Cash and pursuant to the Confirmation Order the reasonable fees and expenses of the Indenture Trustees through the Effective Date without the need for the Indenture Trustees to file an application for allowance with the Bankruptcy Court. Upon payment of the reasonable fees and expenses of the Indenture Trustees through the Effective Date in full, the Indenture Trustees will be deemed to have released any liens and priority rights for fees and expenses under the Indentures solely to the extent of such payment. The Reorganized Debtors shall pay the Indenture Trustees reasonable fees and expenses (including counsel's fees and expenses) incurred after the Effective Date in connection with making distributions to holders of 9 7/8% Senior Subordinated Notes Claims and in connection with the Newco Offering. If the Debtors and an Indenture Trustee cannot agree on the amount of fees and expenses to be paid to such Indenture Trustee, the amount of fees and expenses shall be determined by the Bankruptcy Court.

     11. POST-EFFECTIVE DATE FEES AND EXPENSES

     From and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professionals thereafter incurred by the Reorganized Debtors, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

     12. PAYMENT OF STATUTORY FEES

     All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in Cash as soon as practicable following the Effective Date.

     13. AMENDMENT OR MODIFICATION OF THE PLAN

     Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors, with the consent of the Creditors' Committee, the DIP Agent, and the Senior Secured Lenders which consent shall not be unreasonably withheld, at any time prior to the Confirmation Date in conformity with section 1127(a) of the Bankruptcy Code, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified by the Debtors, with the consent of the Creditors' Committee, the DIP Agent, and the Senior Secured Lenders which consent shall not be unreasonably withheld, at any time after the Confirmation Date in conformity with section 1127(b) of the Bankruptcy Code, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

     14. SEVERABILITY

     In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, the Plan will not be confirmed unless such provision is altered, amended or modified in accordance with Section 13.12 of the Plan and the Bankruptcy Court confirms the Plan as so altered, amended or modified.

     15. REVOCATION OR WITHDRAWAL OF THE PLAN

     The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other Person, an admission against interests of the Debtors, nor shall it prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

     16. BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

     17. NOTICES

     All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein or in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:


     Thermadyne Holdings Corporation         Thermadyne Holdings Corporation
     101 South Hanley Rd., Suite 600         101 South Hanley Rd., Suite 600
     St. Louis, Missouri 63105               St. Louis, Missouri 63105
     Attn: Mr. James Tate                    Attn: Patricia S. Williams, Esq.
     Telephone: (314) 746-2107               Telephone: (314) 746-2328
     Facsimile: (314) 746-2374               Facsimile: (314) 746-2327


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



     with copies to:

     Weil, Gotshal & Manges LLP              Weil, Gotshal & Manges LLP
     Attorneys for Debtors                   Attorneys for Debtors
     767 Fifth Avenue                        100 Crescent Court, Suite 1300
     New York, New York 10153                Dallas, Texas 75201
     Attn: Alan B. Miller, Esq.              Attn: R. Scott Cohen, Esq.
     Telephone: (212) 310-8000               Telephone: (214) 746-7700
     Facsimile: (212) 310-8007               Facsimile: (214) 746-7777

     Bryan Cave LLP
     Attorneys for Debtors
     One Metropolitan Square
     211 North Broadway
     St. Louis, Missouri 63102
     Attn: Lloyd A. Palans, Esq.
     Telephone: (314) 259-2000
     Facsimile: (314) 259-2020


     18. GOVERNING LAW

     Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent the Plan or any agreement entered into pursuant to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

     19. WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with the consummation of the Plan, the Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     20. PLAN SUPPLEMENT

     Forms of the Amended Reorganized Parent Certificate of Incorporation, the Amended Reorganized Parent Bylaws, the New Senior Debt Notes Agreement, Schedules 6.1(a)(x) and 6.1(a)(y) referred to in Section 6.1 of the Plan, the Management Stock Plan, the New Warrant Agreements and the Registration Rights Agreement shall be contained in the Plan Supplement, filed with the Clerk of the Bankruptcy Court and served upon the Office of the United States Trustee, the Creditors' Committee, the Prepetition Agent and the DIP Agent, at least ten (10) days prior to the Balloting Deadline. Upon filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement by written request to Thermadyne Holdings, given as provided in Section 13.19 of the Plan.



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


     21. ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST

     Other than in respect of the distributions to be made to the Senior Secured Lenders, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

     22. HEADINGS

     Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose and shall not limit or otherwise affect the provisions of the Plan.

     23. SECTION 1125(e) OF THE BANKRUPTCY CODE

     As of the Confirmation Date, the Debtors, the Creditors' Committee, and the Senior Secured Lenders shall be deemed to have solicited acceptances hereof in good faith and in compliance with the applicable provisions of the Bankruptcy Code. As of the Confirmation Date, the Debtors, the Creditors' Committee, and the Senior Secured Lenders and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the new securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or other offer and issuance of new securities under the Plan.

     24. EXHIBITS/SCHEDULES

     All exhibits and Schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full therein.

     25. NO ADMISSIONS

     Notwithstanding anything herein or in the Plan to the contrary, nothing contained in this Disclosure Statement or the Plan shall be deemed as an admission by any Person with respect to any matter set forth herein or therein.

     26. INCONSISTENCY

     In the event of any inconsistency between the Plan and the Disclosure Statement, any exhibit to the Plan or the Disclosure Statement or any other instrument or document created or executed pursuant to the Plan, the Plan shall govern. In the event of any inconsistency between the Plan and the New Working Capital Facility or the New Senior Debt Notes Documents, the New Working Capital Facility and the New Senior Debt Notes Documents, as applicable, shall govern.


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


     27. FILING OF ADDITIONAL DOCUMENTS

     On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                                       VI.
                             SECURITIES LAW MATTERS

A.   IF THE NEWCO OFFERING IS NOT CONSUMMATED

     1. SECTION 1145 OF THE BANKRUPTCY CODE

     In reliance upon an exemption from the registration requirements of the Securities Act and equivalent state securities laws afforded by section 1145 of the Bankruptcy Code, in the event that the Newco Offering is not consummated, the New Common Stock and the New Warrants to be issued on the Effective Date, including the shares to be issued pursuant to the exercise of the New Warrants, as provided in the Plan, will be exempt from the registration requirements of the Securities Act and equivalent state securities laws. Section 1145 of the Bankruptcy Code generally exempts from such registration the offer or sale of a debtor's securities or of an affiliate of, or a successor to, a debtor under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or interest in, or an administrative expense claim against, such debtor. Section 1145 also exempts from registration the offer of any security issuable upon exercise of a warrant sold in the manner specified in the preceding sentence and the sale of such security upon the exercise of such a warrant.

     The Debtors believe that the exchange of the New Common Stock and the New Warrants for Claims under the circumstances provided in the Plan would satisfy the requirements of section 1145(a) of the Bankruptcy Code. Thus, the New Common Stock and the New Warrants issued pursuant to the Plan on the Effective Date, including the shares to be issued pursuant to the exercise of the New Warrants, would be deemed to have been issued in a public offering in compliance with the requirements of the Securities Act and, therefore, could be resold by any holder thereof without registration under the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code. In addition, such securities generally could be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

     Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transaction" of an entity that is not an "issuer," (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such


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


securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer of the securities within the meaning of Section 2(11) of the Securities Act.

     The term "issuer" is defined in Section 2(4) of the Securities Act; however, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy
Code) to Section 2(11) of the Securities Act purports to include as underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 promulgated under the Securities
Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor under a plan of reorganization may be deemed to be a "control person" of such debtor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the voting securities of a reorganized debtor is a presumptive "control person" of the debtor.

     To the extent that persons deemed to be control persons and thus "underwriters" receive the New Common Stock or New Warrants pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. However, entities deemed to be underwriters for purposes of section 1145 of the Bankruptcy Code may be able to sell securities without registration pursuant to the resale provisions of Rule 144 promulgated under the Securities Act so long as the public information, volume limitations, and other applicable conditions of that rule are satisfied.

     Whether or not any particular person would be deemed to be an "underwriter" of the New Common Stock or the New Warrants to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be such an "underwriter."

     IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE DEBTORS MAKE NO REPRESENTATIONS OR AGREEMENTS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON STOCK, THE NEW SERIES A WARRANTS OR THE NEW SERIES B WARRANTS TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

     Pursuant to the Plan, certificates evidencing shares of the New Common Stock or the New Warrants, and shares of New Common Stock issued upon exercise of the New Warrants, that are received by holders of ten percent (10%) or more of the outstanding New Common Stock calculated on a fully diluted basis or by holders that are otherwise "underwriters" with respect to the securities will bear a legend substantially in the form below:


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


          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE REORGANIZED DEBTORS RECEIVE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

     Any entity that would receive legended securities as provided above may instead receive certificates evidencing New Common Stock or New Warrants without such legend if, prior to the Effective Date, such entity delivers to the Reorganized Debtors (i) an opinion of counsel reasonably satisfactory to the Reorganized Debtors to the effect that the shares of New Common Stock or New Warrants to be received by such entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that it is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code.

     Any holder of a certificate evidencing shares of New Common Stock or New Warrants bearing such legend may present such certificate to the transfer agent for such shares for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (a) such shares are sold pursuant to an effective registration statement under the Securities Act or (b) such holder delivers to the Reorganized Debtors an opinion of counsel reasonably satisfactory to the Reorganized Debtors to the effect that such shares are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee will not bear such legend, unless otherwise specified in such opinion.

     In connection with the Plan, the Senior Secured Lenders will upon the Effective Date transfer to certain holders of Thermadyne Holdings Equity Interests New Series C Warrants. To the extent that any such Senior Secured Lenders are deemed to be control persons and thus "underwriters," the Debtors believe that the New Series C Warrants and the shares of New Common Stock received upon exercise of such New Series C Warrants would constitute "restricted securities" resales of which would require registration under the Securities Act and applicable state securities laws or an exemption from such registration.

     2. REGISTRATION RIGHTS AGREEMENTS

     The Registration Rights Agreement, in substantially the form contained in the Plan Supplement, will be executed among the Reorganized Debtors and holders of Allowed Claims

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


who, pursuant to the terms of the Plan, are entitled to receive ten percent (10%) or more of the Registrable Securities on the Effective Date.

     Prior to the Effective Date, and in order to facilitate the offer and resale of New Common Stock held by (i) persons deemed underwriters within the meaning of section 1145 of the Bankruptcy Code and (ii) persons who own ten percent (10%) or more of the New Common Stock, provided that such persons have executed the Registration Rights Agreement, have notified the Debtors of their election to have their shares of New Common Stock included in the Shelf Registration Statement, and have provided to the Reorganized Debtors certain information required to be included in the Shelf Registration Statement (such shares of New Common Stock collectively referred to as the "Registrable Securities"), the Reorganized Parent shall file with the U.S. Securities and Exchange Commission, at its expense, the Shelf Registration Statement for the registration of the offer and resale of such securities. The Reorganized Parent shall use its best efforts to keep the Shelf Registration Statement effective for such period as set forth in the Registration Rights Agreement (the "Shelf Period") and supplement or make amendments to the Shelf Registration Statement, if required under the Securities Act or by the rules and regulations promulgated thereunder, or in accordance with the terms of the Registration Rights Agreement, and have such supplements and amendments declared effective as soon as practicable after filing.

     The Registration Rights Agreement will also provide that any party thereto which continues to hold ten percent (10%) or more of the New Common Stock at the expiration of the Shelf Period shall be granted customary demand and piggy back registration rights with respect to all Registrable Securities held by such person at such time.

B.   IF THE NEWCO OFFERING IS CONSUMMATED

     1. SECTION 1145 OF THE BANKRUPTCY CODE

     The securities issued as provided in the Plan, but not issued in connection with the Newco Offering, will be treated as described in VI.A. above.

     2. SECTION 4(2) OF THE SECURITIES ACT OF 1933

     In reliance upon an exemption from the registration requirements of the Securities Act and equivalent state securities laws afforded by section 4(2) of the Securities Act and the safe harbor set forth in Regulation D promulgated thereunder, in the event that the Newco Offering is consummated, the New Common Stock to be issued on the Effective Date as provided in the Plan, will be exempt from the registration requirements of the Securities Act and equivalent state securities laws. The shares of New Common Stock issuable pursuant to the Newco Offering will be offered only to investors that are "Accredited Investors" within the meaning of Regulation D. Offers and sales of securities under Rule 506 of Regulation D may be made to an unlimited number of Accredited Investors without regard to the dollar amount of the offering.

     Because the issuance of the shares of New Common Stock pursuant to the Newco Offering will not be deemed to be issued in a public offering, such shares of New Common Stock are "restricted securities" and may only be resold by any holder thereof pursuant to an effective registration statement under Section 5 of the Securities Act or an exemption therefrom, which may include Rule 144 promulgated under the Securities Act.


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


     Rule 144 is a non-exclusive safe harbor that provides a basis for sellers to claim a trading exemption under Section 4(1) of the Securities Act. Rule 144 will permit the resale of securities received pursuant to the Newco Offering subject to applicable holding period requirements, volume limitations, notice and manner of sale requirements, availability of current information about the issuer and certain other conditions. Generally, Rule 144 provides that if such conditions are met, specified persons who resell "restricted securities" or who resell securities that are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act. Additionally, under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the three months preceding a sale, and who has beneficially owned the securities proposed to be sold for at least two years, is entitled to sell such securities without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. In the event that securities may be resold in accordance with Rule 144, such securities generally may be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued pursuant to the Newco Offering are advised to consult with their own counsel as to the availability of any such exemption from registration under state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

     Pursuant to the Plan, certificates evidencing shares of the New Common Stock received in the Newco Offering will bear a legend substantially in the form below:

            THE SHARES OF NEW COMMON STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE REORGANIZED DEBTORS RECEIVE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

     Any holder of a certificate evidencing shares of New Common Stock bearing such legend may present such certificate to the transfer agent for such shares for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (a) such shares are sold pursuant to an effective registration statement under the Securities Act or
(b) such holder delivers to the Reorganized Debtors an opinion of counsel reasonably satisfactory to the Reorganized Debtors to the effect that such shares are no longer "restricted securities" and may be sold without registration under the Securities Act, in which event the certificate issued to the transferee will not bear such legend, unless otherwise specified in such opinion.


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


     3. REGISTRATION RIGHTS AGREEMENT

     The Registration Rights Agreement, in substantially the form contained in the Plan Supplement, will be executed among the Reorganized Debtors and holders of Registrable Securities received in the Newco Offering.

     Prior to the Effective Date, and in order to facilitate the offer and resale of shares of New Common Stock received by Accredited Investors in the Newco Offering, provided that such persons have executed the Registration Rights Agreement, have notified the Debtors of their election to have their Registrable Securities included in the Shelf Registration Statement, and have provided to the Reorganized Debtors certain information required to be included in the Shelf Registration Statement, the Reorganized Parent shall file with the U.S. Securities and Exchange Commission, at its expense, the Shelf Registration Statement for the registration of the offer and resale of such securities. The Reorganized Parent shall use its best efforts to keep the Shelf Registration Statement effective for the Shelf Period and supplement or make amendments to the Shelf Registration Statement, if required under the Securities Act or by the rules and regulations promulgated thereunder, or in accordance with the terms of the Registration Rights Agreement, and have such supplements and amendments declared effective as soon as practicable after filing.

     The Registration Rights Agreement will also provide that any party thereto that continues to hold at least ten (10%) of the shares of New Common Stock at the expiration of the Shelf Period shall be granted customary demand and piggy back registration rights with respect to all Registrable Securities held by such person at such time.

                                      VII.
                       VOTING PROCEDURES AND REQUIREMENTS

A.   CLASSES ENTITLED TO VOTE UNDER THE PLAN

     Only holders of Claims in the following Classes are authorized to vote to accept or reject the Plan:

     Class 2                        Senior Secured Lender Claims
     Class 4                        General Unsecured Claims
     Class 5                        9 7/8% Senior Subordinated Notes Claims

B.   VOTING REQUIREMENTS

     IT IS IMPORTANT THAT HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of Claims entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot (or Ballots) that accompanies this Disclosure Statement.

     FOR YOUR VOTE TO COUNT, YOUR BALLOT MUST BE RECEIVED BY THERMADYNE BALLOT PROCESSING, C/O BSI, LLC, 70 E. 55TH STREET, 6TH


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


FLOOR, NEW YORK, NEW YORK 10022, NO LATER THAN 5:00 P.M. (EASTERN TIME), ON FEBRUARY 28, 2003. If you return your Ballot to your agent, you must return your Ballot to them in sufficient time for them to process it and return it to Thermadyne Ballot Processing by the voting deadline.

     BALLOTS SHOULD NOT BE RETURNED TO THE INDENTURE TRUSTEES

     Any Ballot that is executed and returned but which does not indicate an acceptance or rejection of the Plan will be deemed an acceptance of the Plan. If you have any questions concerning voting procedures, if your Ballot is damaged or lost, or if you need an additional copy of the Disclosure Statement, you may contact Angharad Bowdler at 212-376-8494.

C.   ACCEPTANCE BY CLASSES OF CLAIMS

     Under the Bankruptcy Code, acceptance of a chapter 11 plan by an impaired class of claims occurs when holders of at least two-thirds in dollar amount and more than one-half in number of the allowed claims of that class that cast ballots for acceptance or rejection of a plan of reorganization vote to accept the plan. Thus, acceptance of the Plan by impaired Classes will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Claims in each Class that timely return their Ballots vote in favor of acceptance.

     A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. Moreover, the Debtors may seek to confirm the Plan even if one or more Classes of Claims do not accept the Plan.

                                      VIII.
                      CERTAIN RISK FACTORS TO BE CONSIDERED

     HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.   OVERALL RISKS TO RECOVERY BY HOLDERS OF CLAIMS

     The ultimate recoveries under the Plan to holders of Claims (other than those holders who are paid solely in Cash under the Plan) depend upon the realizable value of the New Senior Debt Notes and the New Common Stock. The New Senior Debt Notes and the New Common Stock to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or about March 31, 2003.



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


B.   ABILITY TO REFINANCE CERTAIN INDEBTEDNESS

     Following the Effective Date of the Plan, the Reorganized Debtors' seasonal working capital borrowings and letters of credit requirements are anticipated to be funded under the New Working Capital Facility. There can be no assurance that the Reorganized Debtors, upon expiration of the New Working Capital Facility, will be able to obtain replacement financing to fund future seasonal borrowings and letters of credit, or that such replacement financing, if obtained, would be on terms equally favorable to the Reorganized Debtors.

C.   SIGNIFICANT HOLDERS

     Upon the consummation of the Plan, certain holders of Claims, including the Senior Secured Lenders and following the consummation of the Newco Offering, the 9 7/8% Senior Subordinated Notes Claim holders, will receive distributions of shares of the New Common Stock representing in excess of five percent of the outstanding shares of the New Common Stock. If holders of significant numbers of shares of New Common Stock were to act as a group, such holders could be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock.

     Further, the possibility that one or more of the holders of significant numbers of shares of New Common Stock may determine to sell all or a large portion of their shares of New Common Stock in a short period of time may adversely affect the market price of the New Common Stock.

D.   LACK OF ESTABLISHED MARKET FOR NEW COMMON STOCK

     The New Common Stock will be issued to holders of pre-Commencement Date Claims, some or all of whom may prefer to liquidate their investment rather than hold it on a long-term basis. There currently is no trading market for the New Common Stock nor is it known whether or when one may develop. Further, there can be no assurance as to the degree of price volatility in any such market. While the Plan was developed based on an assumed reorganization value of approximately $13.85 per share of the New Common Stock based on 13,300,000 shares of New Common Stock on the Effective Date for an aggregate reorganization equity value of approximately $184,214,056, such valuation is not an estimate of the price at which the New Common Stock may trade in the market. The Debtors have not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market prices that will prevail following the Effective Date.

E.   DIVIDEND POLICIES

     The Reorganized Parent does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, the covenants in certain debt instruments to which the Reorganized Debtors will be a party may limit the ability of the Reorganized Parent to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in New Common Stock.



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


F.   PREFERRED STOCK

     Until such time (if any) as the Board of Directors of the Reorganized Parent determines that the Reorganized Parent should issue preferred stock and establishes the respective rights of the holders of one or more series thereof, it is not possible to state the actual effect of authorization of the preferred stock upon the rights of holders of New Common Stock. The effects of such issuance could include, however: (i) reduction of the amount of Cash otherwise available for payment of dividends on New Common Stock if cash dividends were also payable on the preferred stock; (ii) restrictions on dividends on New Common Stock if dividends on the preferred stock were in arrears; (iii) dilution of the voting power of New Common Stock (if the preferred stock were to have voting rights (including, without limitation, votes pertaining to the removal of directors)); and (iv) restriction of the rights of holders of New Common Stock to share in the assets of the Reorganized Parent upon liquidation until satisfaction of any liquidation preference granted to the holders of preferred stock. In addition, so-called "blank check" preferred stock may be viewed as having possible anti-takeover effects, if it were used to make a third party's attempt to gain control of the Reorganized Parent more difficult, time consuming or costly. The Debtors have no current plans pursuant to which preferred stock would be issued as an anti-takeover device or otherwise.

G.   PROJECTED FINANCIAL INFORMATION

     The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the business plan and the validity of the other assumptions contained therein. The projections were not prepared with a view towards compliance with guidelines established by the American Institute of Certified Public Accountants ("AICPA"), the Financial Accounting Standards Board ("FASB"), or the rules and regulations of the Securities and Exchange Commission ("SEC"). Furthermore, the projections have not been audited or reviewed by the Debtors' independent accountants. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtors, industry performance, certain assumptions with respect to competitors of Debtors, general business and economic conditions and other matters, many of which are beyond the control of the Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Debtors. Although the Debtors believe that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

H.   BUSINESS FACTORS AND COMPETITIVE CONDITIONS

     The Debtors compete principally with a number of domestic manufacturers of cutting and welding products, the majority of which compete only in limited segments of the overall market. The Debtors believe competition is based primarily on product quality and brand name, breadth and depth of product lines, effectiveness of distribution channels, a knowledgeable sales force capable of solving customer application problems, and price and quality of customer service. To date, the Debtors have experienced little direct foreign competition in its U.S. markets due to the relatively limited size of such markets, the inability of foreign manufacturers to establish effective distribution channels and the relatively non-labor-intensive nature of the cutting and


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welding product manufacturing process. The Debtors also compete in certain international markets in which they face substantial competition from foreign manufacturers of cutting and welding products. No assurance can be given that direct foreign competition in its U.S. markets will not increase or that the Reorganized Debtors will continue to be successful in introducing new products or further enhancing existing products.

I.   FOREIGN OPERATIONS, COUNTRY RISKS AND EXCHANGE RATE FLUCTUATIONS

     International operations and exports to foreign markets are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks, and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. In addition, earnings of foreign subsidiaries and intercompany payments are subject to foreign income tax rules that may reduce cash flow available to meet required debt service and other obligations of the Reorganized Debtors.

J.   INDUSTRY CYCLICALITY

     The cutting and welding industry in the United States is a mature industry that is cyclical in nature. The substitution of plastic, concrete and other materials impacts the use of fabricated metal parts in many products and structures. Increased offshore manufacturing by United States companies has contributed to slow growth rates in the domestic manufacturing industry and in turn has led to slower growth in the United States cutting and welding industry. During periods of economic expansion the cutting and welding industry has grown at double digit rates but has experienced contraction during periods of slowing industrial activity. The Debtors cannot guarantee that during future periods of economic expansion the cutting and welding industry will experience the same growth rates it has in the past. Although the Debtors believe that their exposure to cyclical downturns is moderated by their broad customer base and the diversity of the industries they serve, cyclical downturns could have an adverse effect on the Debtors' period-to-period results.

K.   ENVIRONMENTAL LIABILITY

     The Debtors' operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. As a result, the Debtors are occasionally involved in administrative or legal proceedings relating to environmental matters and have in the past and will continue in the future to incur capital costs and other expenditures relating to environmental matters. Liability under environmental laws may be imposed on current and prior owners and operators of property or businesses without regard to fault or to knowledge about the condition or action causing the liability. The Debtors may be required to incur costs relating to the remediation of properties, including properties at which the Debtors dispose of waste. Environmental conditions could also lead to claims for personal injury, property damage or damages to natural resources. The Debtors are aware of environmental conditions at certain properties which the Debtors now or previously owned or leased that are undergoing remediation and the Debtors have in the past and may in the future be named a potentially responsible party at off-site disposal sites where the Debtors have sent waste.


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


     The Debtors believe, based on current information, that any costs that may be incurred relating to environmental matters will not have a material adverse effect on the Debtors' business, financial condition or results of operations. The Debtors cannot guarantee, however, that they will not incur significant fines, penalties or other liabilities associated with noncompliance or clean-up liabilities or that future events, such as changes in laws or the interpretation of those laws, the development of new facts or the failure of other potentially responsible parties to pay their share of remediation costs will not cause the Debtors to incur additional costs that could have a material adverse effect on the Debtors' business, financial condition or results of operations.

L. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES - ABILITY TO UTILIZE NET OPERATING LOSS CARRYFORWARDS

     The Debtors currently have substantial NOL carryforwards for federal income tax purposes (which remain subject to adjustment by the Internal Revenue Service). As a result of the discharge of Claims pursuant to the Plan, it is anticipated that the Debtors will incur substantial cancellation of debt for federal income tax purposes. In general, a debtor is required to reduce the amount of its tax attributes (beginning with its NOLs) by the amount of cancellation of debt incurred. The manner in which such reduction occurs in the context of a consolidated federal income tax return where the NOLs are not attributable to the particular debtor that incurred the cancellation of debt is unclear. The Debtors are aware that the IRS has asserted that, in certain cases, such reduction should occur on a consolidated basis, in which event substantially all of the NOL carryforwards of the Debtors would be eliminated effective as of the end of the taxable year in which the Plan becomes effective (irrespective of whether the Newco Offering and the Restructuring Transactions are implemented). The Debtors intend to take the position that only the tax attributes of (or allocable to) the member incurring the cancellation of debt should be reduced.

     Any surviving NOL carryforwards will be subject to certain limitations as result of the change in ownership of the Debtors pursuant to the Plan. Such limitations are in addition to, and not in lieu of, any prior limitations to which the NOL carryforwards may be subject due to prior changes in ownership. For federal income tax purposes, a change in ownership can occur if, among other things, a 50-percent shareholder within the meaning of section 382(g)(4)(D) of the Tax Code, claims a worthless stock deduction. Accordingly, the Plan would permanently enjoin any such 50-percent shareholder of Thermadyne Holdings from claiming a worthless stock deduction with respect to its Thermadyne Holdings Equity Interests for any taxable year of such shareholder ending prior to the Effective Date. Prior to the filing of the Plan, which provides for the distribution of warrants to certain holders of Thermadyne Holdings Equity Interests, DLJ, a 50-percent shareholder of Thermadyne Holdings indicated that they might seek Bankruptcy Court approval to claim a worthless stock deduction. If DLJ were to successfully claim a worthless stock deduction for its taxable year ended December 31, 2002, the value of the Debtors' surviving NOL carryforwards could be significantly reduced and thus the value of the Reorganized Debtors and the recovery to creditors that receive new securities under the Plan could be reduced. The Debtors are not aware of DLJ's current intentions.

     Due to the uncertainties regarding the post-Effective Date availability of the Debtors' NOL carryforwards, the Financial Projections assume that the NOL carryforwards are not


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


available to the Reorganized Debtors. See Article X, "Value of the Reorganized Debtors," below.

     For a further discussion of the federal income tax consequences of the Plan to the Debtors and certain creditors see Article XII, "Certain Federal Income Tax Consequences of the Plan," below.

                                       IX.
                            CONFIRMATION OF THE PLAN

     Under the Bankruptcy Code, the following steps must be taken to confirm the Plan.

A.   THE CONFIRMATION HEARING

     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing before a plan of reorganization may be confirmed. The Confirmation Hearing in respect of the Plan has been scheduled for March 19, 2003 at 1:30 p.m. (Central Time), before the Honorable Barry S. Schermer, United States Bankruptcy Judge, at the United States Bankruptcy Court, Eastern District of Missouri, Thomas F. Eagleton Building, United States Courthouse, 111 S. Tenth St., St. Louis, Missouri 63102. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number and type of shares of Equity Interests held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court and the following parties on or before March 7, 2003 at 4:00 p.m. (Central Time):


     Thermadyne Holdings Corporation           Thermadyne Holdings Corporation
     101 South Hanley Rd., Suite 600           101 South Hanley Rd., Suite 600
     St. Louis, Missouri 63105                 St. Louis, Missouri 63105
     Attn: Mr. James Tate                      Attn: Patricia S. Williams, Esq.
     Telephone: (314) 746-2107                 Telephone: (314) 746-2328
     Facsimile: (314) 746-2374                 Facsimile: (314) 746-2327

     Weil, Gotshal & Manges LLP                Bryan Cave LLP
     Attorneys for the Debtors                 Attorneys for the Debtors
     767 Fifth Avenue                          One Metropolitan Square
     New York, New York 10153                  211 North Broadway
     Attn: Alan B. Miller, Esq.                St. Louis, Missouri 63102
     Telephone: (212) 310-8000                 Attn: Lloyd A. Palans, Esq.
     Facsimile: (212) 310-8007                 Telephone: (314) 259-2000
                                               Facsimile: (314) 259-2020




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


     Clifford Chance US LLP                    Armstrong Teasdale L.L.P.
     Attorneys for the Senior Secured Lenders  Attorneys for the Senior Secured Lenders
     200 Park Avenue                           One Metropolitan Square, Suite 2600
     New York, New York 10166-0153             211 North Broadway
     Attn: Scott D. Talmadge, Esq.             St. Louis, Missouri 63102-2740
     Telephone: (212) 878-8000                 Attn: Steven Cousins, Esq.
     Facsimile: (212) 878-8375                 Telephone: (314) 621-5070
                                               Facsimile: (314) 621-5065

     Brown Rudnick Berlack Israels LLP         Husch & Eppenberger, LLC
     Attorneys for the Creditors' Committee    Attorneys for the Creditors' Committee
     120 W. 45th Street                        190 Carondelet Plaza, Suite 600
     New York, New York 10036                  St. Louis, Missouri 63105-3441
     Attn: Emilio A. Galvan, Esq.              Attn: David A. Warfield, Esq.
           Edward S. Weisfelner, Esq.          Telephone: (314) 480-1500
     Telephone: (212) 704-0100                 Facsimile: (314) 480-1505
     Facsimile: (212) 704-0196

     Objections to confirmation of the Plan are governed by Bankruptcy Rule
9014.

B.   REQUIREMENTS FOR CONFIRMATION OF THE PLAN

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

     1.  UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

     To obtain nonconsensual confirmation of the Plan, the Bankruptcy Court must determine that that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

         (a) Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim,
              (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

         (b) Unsecured Creditors. Either (i) each non-accepting impaired unsecured creditor class receives or retains under the plan property of a value equal



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


              to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

         (c) Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

     2.  FEASIBILITY

     The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of their financial performance for each of the five fiscal years in the period ending December 31st (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Projected Financial Information annexed hereto as Exhibit D. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization. The Debtors further believe that they will be able to repay or refinance all of the then-outstanding indebtedness under the Plan at or prior to the maturity of such indebtedness.

     The financial information and projections appended to the Disclosure Statement include for the three fiscal years in the Projection Period:

     o Pro Forma Forecasted Consolidated Balance Sheet of the Reorganized Debtors as of December 31, 2002;

     o Projected Consolidated Balance Sheet of the Reorganized Debtors as of December 31, 2002 , December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006;

     o Projected Income Statement of the Reorganized Debtors for the years ended December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006; and

     o Projected Cash Flow Statements of the Reorganized Debtors for the years ended December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006.

     The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan occurred on December 31, 2002. Although the projections are


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


based upon a December 31, 2002 Effective Date, the Debtors believe that an actual Effective Date in the first or second quarter of fiscal 2003 would not have any material effect on the projections on a one year by one year period.

     The Debtors have prepared these financial projections based upon certain assumptions which they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit D. The projections were not prepared with a view towards compliance with guidelines established by the AICPA, the FASB, or the rules and regulations of the SEC. The financial projections have not been audited or reviewed by the Debtors' independent accountants. The Debtors make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in evaluating the Plan.

     3. BEST INTERESTS TEST

     With respect to each impaired class of claims and equity interests, confirmation of a plan requires that each holder of a claim or equity interest either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of claims and equity interests of each impaired class would receive if the debtor were liquidated under chapter 7, the bankruptcy court must determine the dollar amount that would be generated from the liquidation of the debtor's assets and properties in the context of a chapter 7 liquidation case. The cash amount which would be available for satisfaction of claims and equity interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the debtor, augmented by the unencumbered cash held by the debtor at the time of the commencement of the liquidation case. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

     A debtor's costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the debtor during the pendency of the chapter 11 case. The foregoing types of claims and other claims which might arise in a liquidation case or result from the pending chapter 11 case, including any unpaid expenses incurred by the debtor during the chapter 11 case such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition unsecured claims.

     To determine if a plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the debtor's unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such classes of claims and equity interests under the plan.

     After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) the substantial increases in Claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

     The Debtors also believe that the value of any distributions to each class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time after such cases were to begin. It is likely that distribution of the proceeds of the liquidation could be delayed after the completion of such liquidation in order to resolve Claims and prepare for distributions. In the likely event litigation was necessary to resolve Claims asserted in the chapter 7 case, the delay could be prolonged.

     The Debtors' Liquidation Analysis is attached hereto as Exhibit E. The information set forth in Exhibit E provides a summary of the liquidation values of the Debtors' assets assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' Estates. Reference should be made to the Liquidation Analysis for a complete discussion of the Liquidation Analysis.

     Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be more than one year, allowing for, among other things, the discontinuation of operations, selling of assets and collection of receivables.

                                       X.
                        VALUE OF THE REORGANIZED DEBTORS

     In connection with certain matters relating to the Plan, the Debtors directed Rothschild to prepare a valuation analysis of the Debtors' business and New Securities to be issued under the Plan. The valuation analysis was prepared by Rothschild based on the financial projections provided by management ("Financial Projections") and financial and market conditions prevailing as of December 23, 2002. Specifically, the valuation was developed for purposes of assisting the Debtors in evaluating (i) the relative recoveries of holders of Allowed Claims and Equity Interests and (ii) whether the Plan met the "best interest test" under the Bankruptcy Code.

     In preparing its analysis, Rothschild has, among other things: (i) reviewed certain recent publicly available financial results of the Debtors; (ii) reviewed certain internal financial and operating data of the Debtors; (iii) discussed with certain senior executives the current operations and prospects of the Debtors; (iv) reviewed certain operating and financial forecasts prepared by the Debtors, including the Financial Projections as set forth in Exhibit D of this Disclosure Statement; (v) discussed with certain senior executives of the Debtors key assumptions related to the Financial Projections; (vi) prepared discounted cash flow analyses based on the Financial Projections, utilizing various discount rates; (vii) considered the market value and enterprise value of certain publicly-traded companies in businesses reasonably comparable to the operating business of the Debtors; (viii) considered the purchase price of certain publicly announced mergers and acquisitions in businesses reasonably comparable to the operating business of the Debtors; (ix) prepared a leveraged acquisition analysis based on Thermadyne's future cash flows considering both equity and debt investor return requirements, (x) considered certain economic and industry information relevant to the operating business of the Debtors; and
(xi) conducted such other analyses as Rothschild deemed necessary under the circumstances.

     Rothschild assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information available to it from public sources or as provided to Rothschild by the Debtors or their representatives. Rothschild also assumed that the Financial Projections have been reasonably prepared on a basis reflecting the Debtors' best estimates and judgment as to its future operating and financial performance. The Financial Projections reflect management's views on the effects of key items including (i) macro economic factors, (ii) market trends for products, pricing and inventory management, (iii) cost reduction benefits, (iv) competitive pressures and new product development expenditures related to key strategic initiatives, and (v) other strategic initiatives of the Debtor. To the extent that the effect of these items differs over the projected period, such variances may have a material impact on the operating and Financial Projections of the Debtor and accordingly on the valuation. Rothschild did not make any independent evaluation of the Debtors' assets, nor did Rothschild verify any of the information it reviewed. To the extent the valuation is dependent upon the Reorganized Debtors' achievement of the Financial Projections, the valuation must be considered speculative.

     In addition to the foregoing, Rothschild relied upon the following assumptions with respect to the valuation of the Debtors:

     o As a going-concern, Thermadyne's business plan anticipates that the Company reorganizes on a "stand-alone" basis, rather than being sold, and that the Company will continue to operate all divisions.

     o    The Effective Date occurs on or about December 31, 2002.

     o For valuation purposes, Rothschild assumes pro forma debt levels of Thermadyne as of December 31, 2002, would be $221.7 million of secured debt, including


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


          borrowings under the Working Capital Facility at emergence of $22.8 million, $18.9 million of Capital Lease obligations, and $180 million of senior notes.

     o As of December 31, 2002, the Debtors and their subsidiaries would have an estimated $18.9 million in cash after making all distributions required pursuant to the Plan, including $2.6 million from cash on the Debtors' balance sheet. However, $13.9 million of this cash is in foreign jurisdictions and partially offset by foreign borrowings of $8.6 million. The remaining $5.0 million of domestic cash and $5.3 million of cash in foreign jurisdictions is assumed to be the minimum amount of cash necessary for domestic and foreign working capital purposes. Accordingly, our valuation assumes no cash offsetting indebtedness in the net debt calculation, other than the $8.6 million related to the foreign borrowings described above.

     o 2003 - 2006 EBITDA projections include cost savings initiatives of $26.8 million, no product pricing increases, and inflation cost of $27.2 million.

     o The Debtors will be able to obtain all future necessary financing to achieve the Financial Projections. Rothschild makes no representations as to whether and on what terms the Debtors will obtain such financing.

     o The Debtors expect that the cancellation of indebtedness income will substantially offset its pre-Effective Date NOLs. The Financial Projections used in the valuation assume that NOLs are not available to the Reorganized Debtors.

     o Rothschild's going concern valuation assumes general financial and market conditions as of October 29, 2002 will not differ materially from those conditions prevailing as of the Effective Date.

     o Rothschild does not make any representation or warranty as to the fairness of the terms of the Plan.

     As a result of such analyses, review, discussions, considerations and assumptions, Rothschild presented to the Debtors estimates that the total enterprise value ("TEV") of the Debtors is a range of approximately $391.0 million to $421.0 million, with a mid-point value of $406.0 million. Rothschild reduced such midpoint TEV estimates by the estimated pro forma debt levels of the Debtor as of December 31, 2002 of approximately $221.7 million of secured debt to calculate the implied value of the Reorganized Thermadyne Common Stock. Rothschild estimates that the Reorganized Thermadyne Common Stock value will range from $169.2 million to $199.2 million. Using the Black-Scholes option pricing method, Rothschild has estimated the value of the Tranche A and Tranche B warrants to be $2.5 million and $1.5 million, respectively.* The valuation of the warrants was based on, among other things, estimates of volatility of the New Common Stock, for which the midpoint value, assuming 13.3 million shares issued on the Effective Date, is estimated to be approximately $13.85 per share.

----------
* Assumes a volatility of 35 percent and a 5 percent risk-free rate of return.


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


Based on the foregoing valuations and the distribution of the Reorganized Thermadyne Securities described herein, holders of Allowed Class of Senior Secured Lender Claims will receive 100% recovery on their Allowed Claims, holders of Allowed Class of Trade Claims will receive a range of approximately 30% to 37% recovery on their Allowed Claims, and holders of Allowed Class of 9 7/8% Senior Subordinated Notes Claims will receive a recovery of approximately 6.2% on their Allowed Claims. These estimated ranges of values represent a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation methodologies. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the implied equity value ranges associated with Rothschild's valuation analysis. Rothschild's estimate is based on economic, market, financial and other conditions as they exist on, and on the information made available as of, December 23, 2002. It should be understood that, although subsequent developments may affect Rothschild's conclusions, after the confirmation hearing on the Plan, Rothschild does not have any obligation to update, revise or reaffirm its estimate.

     The summary set forth above does not purport to be a complete description of the analyses performed by Rothschild. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Rothschild assume that the Reorganized Debtors will continue as the owner and operator of their businesses and assets. Depending on the results of the Debtors' operations or changes in the financial markets, Rothschild's valuation analysis as of the Effective Date may differ from that disclosed herein.

     THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

                                       XI.
            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     The Debtors have evaluated alternatives to the Plan, including the liquidation of the Debtors. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by parties in interest, assuming confirmation of the Plan. The following discussion provides a summary of the Debtors' analysis leading to its


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


conclusion that a liquidation or alternative plan of reorganization would not provide the highest value to parties in interest.

A.   LIQUIDATION UNDER CHAPTER 7

     If no plan of reorganization can be confirmed, the Debtors' Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which one or more trustees would be elected or appointed to liquidate the assets of the Debtors for distribution to its creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Allowed Equity Interests is set forth in Section IX.B.3 -- Best Interests Test. The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan, (ii) no distributions being made to holders of General Unsecured Claims, 9 7/8% Senior Subordinated Notes Claims, Junior Subordinated Notes Claims, 10.75% Senior Subordinated Notes Claims, and 12 1/2% Senior Discount Debenture Claims or Equity Interests, and (iii) the failure to realize the greater going concern value of the Debtors' assets.

B.   ALTERNATIVE PLAN OF REORGANIZATION

     If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. The Debtors believe that the Plan, as described herein, enables holders of Claims and Equity Interests to realize the greatest recovery under the circumstances. In a liquidation under chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, resulting in greater proceeds than under chapter 7. Further, if a trustee were not appointed, because one is not required in chapter 11 cases, the expenses for professional fees would most likely be lower than in chapter 7 cases. Although preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to holders of Claims than the Plan because the return to holders of Claims and Equity Interests provided for in the Plan is likely to be greater than the returns under a chapter 11 liquidation.

                                      XII.
               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.   INTRODUCTION

     The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims. The following summary does not address the federal income tax consequences to holders whose Claims are entitled to reinstatement or payment in full in cash under the Plan (e.g., holders of Administrative Expense Claims, Other Priority Claims and Other Secured Claims) or holders of Thermadyne Holdings Equity Interests. Additionally, this summary does not address the federal income tax consequences to holders of Senior Secured Lender Claims as it is the Debtors' understanding that such holders have retained separate counsel to advise them with respect thereto.


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


     The following summary is based on the Tax Code, Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

     The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

     This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.

     ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

B.   CONSEQUENCES TO THE DEBTORS

     The Debtors reported consolidated NOL carryforwards for federal income tax purposes of approximately $150 million as of December 31, 2001, a portion of which is subject to certain existing limitations. See Exhibit C, Thermadyne Holdings Corporations, et. al. 2001 Form 10-K, at Note 12 (Income Taxes). In addition, the Debtors expect to incur additional losses during the taxable year ending December 31, 2002. The amount of the Debtors' losses and NOL carryforwards remains subject to adjustment by the IRS.

     As discussed below, in connection with the implementation of the Plan, the amount of the Debtors' NOL carryforwards may be significantly reduced or eliminated, and assuming the Restructuring Transactions are not implemented, the tax basis of the Debtors' assets may be reduced. In addition, the Reorganized Debtors' subsequent utilization of any losses and NOL carryforwards remaining and possibly certain other tax attributes may be restricted following the Effective Date. In addition, the Debtors' utilization of any losses and NOL carryforwards remaining and possibly certain other tax attributes may be restricted as a result of one or more actual or constructive changes in ownership of the Debtors, see Section XII.B.2., "Limitation on NOL Carryforwards and Other Tax Attributes," below.



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         1.       CANCELLATION OF DEBT

         The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets - by the amount of any cancellation of debt ("COD"). COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). To the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD is simply forgiven. However, to the extent that nonrecourse debt is satisfied with the underlying collateral, generally the debtor recognizes a gain from the disposition of property based on an amount realized equal to the nonrecourse debt satisfied, as opposed to COD.

         Any reduction in tax attributes as a result of COD does not effectively occur until the first day of the taxable year following the year the COD occurs. Accordingly, the availability of the Debtors' current year NOLs and NOL carryforwards to offset any gain that would be incurred for federal income tax purposes upon the Effective Date if the Restructuring Transactions are implemented would not be affected by any COD incurred pursuant to the Plan. See
Section XII.B.4., "- Implementation of the Restructuring Transactions," below. The manner in which the reduction of tax attributes occurs with respect to certain attributes (such as NOLs) in the context of a consolidated federal income tax return is not entirely clear. The Debtors intend to apply the attribute reduction on the basis that only the tax attributes of (or allocable to) the member recognizing COD are subject to reduction. However, the Debtors are aware that the IRS has, in certain cases, asserted that such reduction should occur on a consolidated basis; accordingly, there is no assurance that the IRS would not challenge the Debtors' position. If advantageous, a debtor may elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards.

         As a result of the discharge of Claims pursuant to the Plan, the Debtors will suffer substantial COD. The extent of such COD and resulting tax attribute reduction will depend, in part, on the value of the New Common Stock distributed. Based on the estimated reorganization value of the Reorganized Debtors (see Article X), it is anticipated that the Reorganized Debtors will incur approximately $375 - 385 million of COD. Consequently, in the event the Restructuring Transactions are not implemented, there will be material reductions in the consolidated NOL carryforwards and current year NOLs (if any) of the Debtors. The extent to which such NOLs survive such tax attribute reduction will depend upon the manner of applying the attribute reduction rules in the context of a consolidated group and on the tax attributes of the Debtors recognizing COD. As discussed below, in the event the Restructuring Transactions are implemented, the Debtors expect that most, if not all, of the Debtors' current year losses (if any) and NOL carryforwards will be utilized or eliminated in connection with the implementation of such transactions.

         2.       LIMITATION ON NOL CARRYFORWARDS AND OTHER TAX ATTRIBUTES

         Following the implementation of the Plan, any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Reorganized Debtors allocable to


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periods prior to the Effective Date (collectively, "pre-change losses") may be subject to limitation under section 382 of the Tax Code as a result of the change in ownership of the Reorganized Debtors.

         Under section 382, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized.

         In the event that the Restructuring Transactions are not implemented, the issuance of the New Common Stock of Thermadyne Holdings pursuant to the Plan will constitute an ownership change of the Reorganized Debtors. In contrast, in the event that the Restructuring Transactions are implemented, only those Reorganized Subsidiaries of Thermadyne Industries for which no Section 338(h)(10) Election (as defined below) is made, if any, should be treated as undergoing an ownership change.

         (a)      General Section 382 Annual Limitation

         In general, the amount of the annual limitation to which a corporation (or a consolidated group) that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the parent corporation) immediately before the ownership change (with certain adjustments) multiplied by
(ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.65% for ownership changes occurring in January 2003). For a corporation (or consolidated group) in bankruptcy that undergoes the ownership change pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply. Thus, if the fair market value of the stock of a corporation experiencing an ownership change pursuant to a confirmed plan in January 2003 was approximately $200 million (after appropriate adjustments), the resulting annual limitation generally would be approximately $9 million.

         Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

         In addition, any annual limitation resulting from the implementation of the Plan is in addition to, and not in lieu of, any limitations due to prior ownership changes. Accordingly, were the Debtor to undergo an ownership change in advance of the consummation of the Plan at a time when Thermadyne Holdings is still insolvent, all NOL carryforwards incurred through the date of such change would be subject to an annual limitation of zero, eliminating the general ability of the Debtors to utilize such NOL carryforwards against future operating income. Under section 382, the claiming of a worthless stock deduction by a shareholder that, as of the end of the taxable year for which the deduction is claimed, owns over 50-percent of the corporation's


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stock is an automatic ownership change of the corporation, effective the first day of the shareholder's following taxable year. It is the Debtors' belief that the automatic stay precludes a "50-percent shareholder" from claiming a worthless stock deduction (absent Bankruptcy Court approval) during the pendency of the Chapter 11 cases. Moreover, the Plan would expressly preclude a 50-percent shareholder of Thermadyne Holdings from claiming a worthless stock deduction with respect to its Thermadyne Holdings Equity Interest for any taxable year of such shareholder ending prior to the Effective Date. Nevertheless, prior to the filing of the Plan, which provides for the distribution of warrants to certain holders of Thermadyne Holdings Equity Interests, DLJ, a 50-percent shareholder of Thermadyne Holdings, indicated that it might seek Bankruptcy Court approval to claim a worthless stock deduction, or otherwise seek "adequate protection" of its interests. If DLJ were to successfully claim a worthless stock deduction for its taxable year ended December 31, 2002, the Debtors' will be treated as having undergone an ownership change as of January 1, 2003, effectively eliminating the ability of the Debtors to utilize their NOL carryforwards against future operating income (regardless of any higher limitation that results from the ownership change under the Plan). The Debtors are not aware of DLJ's current intentions.

         As indicated above, section 382 can operate to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. The Debtor anticipates that it will be in a net unrealized built-in gain position on the Effective Date.

         (b)      Special Bankruptcy Exception

         An exception to the foregoing annual limitation rules as relates to an ownership change occurring pursuant to a confirmed chapter 11 plan generally applies where qualified (so-called "old and cold") creditors of a debtor receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy). Under this exception, no annual limitation is imposed with respect to such ownership change (although any preexisting limitations remain); instead, the debtor's pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of


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

any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

         The Debtors anticipate that, in the event the Restructuring Transactions are not implemented, and the holders of Allowed Senior Secured Lender Claims receive substantially all of the New Common Stock, the receipt of the New Common Stock by such holders will qualify for this exception. Neither the statute nor the regulations address, however, whether this exception can be applied on a consolidated basis or only on a separate company basis. Even if the Debtors qualify for this exception, the Debtors may, if they so desire, elect not to have the exception apply and instead remain subject to the annual limitation described above. Such election would have to be made in the Debtors' federal income tax return for the taxable year in which the change occurs.

         3.       ALTERNATIVE MINIMUM TAX

         In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes). However, recent legislation provides for a temporary waiver of this limitation for AMT NOL carrybacks originating in years ending in 2001 or 2002, or NOL carryforwards to the 2001 and 2002 tax years.

         In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. The application of this provision to the Debtors is unaffected by whether the Debtors otherwise qualify for the special bankruptcy exception to the annual limitation rules of section 382 of the Tax Code discussed in the preceding section.

         Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

         4.       IMPLEMENTATION OF THE RESTRUCTURING TRANSACTIONS

         Pursuant to the Restructuring Transactions, if the holders of Note Claims subscribe for at least 85% of the New Common Stock of Newco to be issued on the Effective Date (and the Debtors elect to implement the Restructuring Transactions), Thermadyne Mfg. LLC will transfer


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all of the stock of Thermadyne Industries, Inc., to Newco in exchange for a combination of cash, Newco notes, Newco stock and possibly New Series A and New Series B Warrants. Such exchange has been structured, in part, in a matter intended to permit an election under Section 338(h)(10) of the Tax Code, and under any comparable provisions of state or local law, with respect to its acquisition of Thermadyne Industries, Inc., and, to the extent advantageous, with respect to any subsidiary (a "Section 338 Election"). A Section 338 Election would result in Thermadyne Industries, Inc. and any applicable subsidiary generally being treated for federal income tax purposes (i) as having sold its assets at the close of the Effective Date to a third party and (ii) thereafter, as a new corporation which purchased the same assets as of the beginning of the following day. The general effect of such deemed sale and purchase would be a substantially increased tax basis in the assets of Thermadyne Industries and its subsidiaries at the expense of a current tax liability and the elimination of any NOL carryforwards that might otherwise remain available to the Reorganized Debtors.

         The Debtors currently anticipate that the value of the tax benefits that would result over time from the overall increase in the tax basis, through increased amortization and depreciation deductions, would more than offset the current tax liability and the lost tax benefit of any remaining NOL carryforwards. Based on the estimated reorganization value of the Reorganized Debtors (see Article X), it is estimated that the current federal, state and local income tax cost of the Section 338 Election with respect to Thermadyne Industries and its subsidiaries is approximately $1.7 million. The actual tax liability will be subject to adjustment on audit by the applicable taxing authorities.

         To be eligible to make a section 338 Election, Newco must acquire the stock of Thermadyne Industries, Inc., as part of a "qualified stock purchase." In general, a "qualified stock purchase" is a purchase of at least 80% of the total voting power and at least 80% of the total value of the stock of a corporation from unrelated parties in a fully taxable transaction or a series of fully taxable transactions over not more than 12-months. Although not free from doubt, the Debtors believe that Newco's acquisition of the stock of Thermadyne Industries, Inc., in accordance with the Restructuring Transactions should constitute a qualified stock purchase and thus permit a Section 338 Election to be made. There is no assurance, however, that the IRS would not take a contrary position. For example, depending on the fair market value of the New Common Stock as of the Effective Date, it is possible that the IRS might assert that the transfer of the stock of Thermadyne Industries, Inc. followed by the distribution of such stock to creditors should be treated as a tax-free reorganization under section 368(a)(1)(G) of the Tax Code, which would have the effect from a federal income tax perspective of putting the Reorganized Debtors substantially in the same position as they would have been in had the Restructuring Transactions not been implemented; however, based on the estimated reorganization value of the Reorganized Debtors, the Debtors do not believe that such exchange qualifies for treatment as a reorganization (or other tax-free exchange) under the Tax Code.


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C.       CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS

         1.       CONSEQUENCES TO HOLDERS OF GENERAL UNSECURED CLAIMS

         Pursuant to the Plan, holders of Allowed General Unsecured Claims will receive cash in satisfaction of their Claims, a portion of which may be distributed subsequent to the Effective Date pending the resolution of any disputed General Unsecured Claims.

         In general, holders of General Unsecured Claims will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest, and excluding any portion required to be treated as imputed interest due to the post-Effective Date distribution of such consideration following the resolution of any disputed General Unsecured Claims). For a discussion of the treatment of any Claim for accrued but unpaid interest, see Section XII.C.3., "- Distributions in Discharge of Accrued But Unpaid Interest," below.

         Due to the possibility that a holder of an allowed General Unsecured Claim may receive a cash distribution subsequent to the Effective Date of the Plan, the imputed interest provisions of the Tax Code may apply to treat a portion of such distributions as imputed interest. Such imputed interest may (with respect to certain holders) accrue over time using the constant interest method, in which event the holder may be required to include such imputed interest in income prior to the actual distribution. Additionally, because additional distributions may be made to holders of General Unsecured Claims after the initial distribution, any loss and a portion of any gain realized by such holder may be deferred until such time as such holder has received its final Surplus Distribution of Cash. All holders of General Unsecured Claims are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the "installment method" of reporting any gain that mat be recognized by such holder in respect of its allowed General Unsecured Claim.

         Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

         2.       CONSEQUENCES TO HOLDERS OF NOTE CLAIMS

         Pursuant to the Plan, holders of Note Claims are entitled to subscribe for shares of New Common Stock (conditioned upon aggregate subscriptions for at least 85% of the shares to be issued on the Effective Date). See Section V.E., "Newco Offering." The following discussion assumes that such entitlement will not be treated as the receipt of a separate property right for federal income tax purposes and thus will not be taken into account in determining a holder's gain or loss with respect to its Claim. However, there is no assurance that the IRS will not take a contrary position. Holders of Note Claims are encouraged to consult their tax advisor with regard to such entitlement.


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

         (a) Consequences to Holders of Note Claims (other than 9 7/8% Senior Subordinated Notes Claims)

         Pursuant to the Plan, holders of Note Claims (other than 9 7/8% Senior Subordinated Notes Claims) will receive no distribution on account of their Claims. Accordingly, in general, each such holder should be entitled to a deductible loss for federal income tax purposes no later than the Effective Date. The character of such loss as long-term or short-term capital loss or as ordinary loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, the extent to which such Claim is for accrued but unpaid interest previously included in income by the holder, and how long the Claim has been held.

         (b) Consequences to Holders of 9 7/8% Senior Subordinated Notes Claims if the Restructuring Transactions are not Implemented

         Pursuant to the Plan, if the Restructuring Transactions are not implemented holders of 9 7/8% Senior Subordinated Notes Claims will receive in satisfaction and discharge of their Claims New Common Stock of Thermadyne Holdings, New Series A Warrants and New Series B Warrants.

         Recapitalization Exchange. The federal income tax consequences to holders of 9 7/8% Senior Subordinated Notes Claims of receiving New Common Stock of Thermadyne Holdings, New Series A Warrants and New Series B Warrants depend, in part, on whether such Claims constitute "securities" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. The Debtors believe, and the following discussion assumes, that the 9 7/8% Senior Subordinated Notes Claims constitute "securities," and thus that the exchange of such Claims for New Common Stock of Thermadyne Holdings, New Series A Warrants and New Series B Warrants will constitute a "recapitalization" for federal income tax purposes.

         Accordingly, in general, each holder of a 9 7/8% Senior Subordinated Note will not recognize gain or loss upon receipt of New Common Stock of Thermadyne Holdings and any New Series A Warrants and New Series B Warrants. For a discussion of the tax consequences of Claims for accrued interest, see Section XII.C.3., "- Distributions in Discharge of Accrued but Unpaid Interest," below.

         In general, a holder's aggregate tax basis in the New Common Stock of Thermadyne Holdings, New Series A Warrants and New Series B Warrants received in satisfaction of its Claim will equal the holder's aggregate adjusted tax basis in such Claim (including with respect to accrued but unpaid interest). The aggregate tax basis will be allocated among the stock and warrants based on their relative fair market value. In general, the holder's holding period for such consideration will include the holder's holding period for its Claim, except to the extent that the consideration was issued in respect of a Claim for accrued but unpaid interest.

         Subsequent Sale of New Common Stock. Any gain recognized by a holder upon a subsequent sale or other taxable disposition of New Common Stock of Thermadyne Holdings received pursuant to the Plan (or any stock or property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deductions incurred upon satisfaction of its Claim, and (ii) with respect to a cash-basis holder, any amounts which would have been included in its gross income if the holder's Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

         In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange (including a "recapitalization" exchange) of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan, (and, likely, even without the issuance of regulations), any holder of a 9 7/8% Senior Subordinated Notes Claim which has accrued market discount would carry over such accrued market discount to the New Common Stock of Thermadyne Holdings, New Series A Warrants and New Series B Warrants received pursuant to the Plan (presumably to be apportioned among the stock and warrants based on their relative fair market value), such that any gain recognized by the holder upon a subsequent disposition of such consideration also would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a Claim will have "accrued market discount" if such Claim was acquired after its original issuance at a discount to its adjusted issue price.

         (c) Consequences to Holders of 9 7/8% Senior Subordinated Notes Claims if the Restructuring Transactions are Implemented

         If the Restructuring Transactions are implemented, Thermadyne Mfg. LLC will distribute to holders of 9 7/8% Senior Subordinated Notes Claims, in satisfaction and discharge of their Claims New Common Stock of Newco, New Series A Warrants and New Series B Warrants. As discussed above (see Section XII.B.4., "Consequences to the Debtors - Implementation of the Restructuring Transactions"), the transfer of the stock of Thermadyne Industries to Newco and the distribution of the stock of Newco and any New Series A Warrants and New Series B Warrants to holders of 9 7/8% Senior Subordinated Notes Claims is expected to constitute a taxable exchange for federal income tax purposes.

         Accordingly, in general, holders of a 9 7/8% Senior Subordinated Notes Claims should recognize gain or loss in an amount equal to the difference between (i) the fair market value of the Newco stock, New Series A Warrants and New Series B Warrants received by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). For a discussion of the treatment of any Claim for accrued but unpaid interest, see Section XII.C.3., "Distributions in Discharge of Accrued but Unpaid Interest," below.

         Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

         A holder's tax basis in the New Common Stock of Newco received, New Series A Warrants and New Series B Warrants received will equal their fair market value at the time of issuance and the holding period for such stock and warrants generally will commence on the day following the date of issuance.

         (d) Ownership and Disposition of New Series A Warrants and New Series B Warrants.

         A holder of a New Series A Warrant and New Series B Warrant generally will not recognize gain or loss upon the exercise of such warrant. A holder's tax basis in the common stock received upon exercise of a New Series A Warrant or New Series B Warrant generally will be equal to the sum of the holder's tax basis in such warrant and its exercise price. The holding period of the stock received upon exercise of a New Series A Warrant or New Series B Warrant will commence on the day following the exercise of such warrant. In the event that the holder carried over to the New Series A Warrants and New Series B Warrants accrued market discount (as discussed above), it is possible that such taint would carry over to the common stock acquired upon exercise of such warrant.

         If the terms of the New Series A Warrants and New Series B Warrants provide for any adjustment to the number of shares of common stock for which the New Series A Warrants and New Series B Warrants may be exercised or to the exercise price of the New Series A Warrants and New Series B Warrants, such adjustments may, under certain circumstances, result in constructive distributions that could be taxable to holders of New Series A Warrants and New Series B Warrants. Conversely, the absence of an appropriate adjustment could result in constructive distributions that could be taxable to holders of common stock.

         Upon the lapse or disposition of a New Series A Warrant or New Series B Warrant, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in such warrant. In general, such gain or loss should be a capital gain or loss (except to the extent of any carry over of accrued market discount as discussed above), long-term or short-term, depending whether the requisite holding period was satisfied.

         3.       DISTRIBUTIONS IN DISCHARGE OF ACCRUED BUT UNPAID INTEREST

         In general, to the extent that any amount received by a holder of an Allowed Claim (whether paid in cash, stock or warrants) is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized original issue discount ("OID") was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly it is also unclear whether, by analogy, a holder of a Claim with previously included OID that is not paid in full would be required to recognize a capital loss rather than an ordinary loss.

         Pursuant to the Plan, all distributions in respect of Allowed General Unsecured Claims and Allowed 9 7/8% Senior Subordinated Notes Claims will be allocated first to the principal amount of such Claims, as determined for federal income tax purposes, and thereafter, to the portion of such claim, if any representing accrued but unpaid interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

         Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest or amortized OID for tax purposes.

         4.       INFORMATION REPORTING AND WITHHOLDING

         All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable rate (currently 30%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

         THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                                      XIII.
                          CONCLUSION AND RECOMMENDATION

         The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of Claims entitled to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received not later than 5:00 p.m. (Eastern Time), on February 28, 2003.

Dated:  January 17, 2003

                                 THERMADYNE HOLDINGS CORPORATION,
                                 a Delaware corporation (for itself and on behalf of each of the other Debtors)



                                 By: /s/ James H. Tate
                                 ------------------------------------------
                                 Name: James H. Tate
                                 Title: Senior Vice President and Chief
                                        Financial Officer

                                    EXHIBIT A

                             PLAN OF REORGANIZATION

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MISSOURI
                                EASTERN DIVISION



________________________________________________________
                                                        :
In re:                                                  :
                                                        :
THERMADYNE HOLDINGS CORPORATION,                        :
THERMADYNE MFG. LLC,                                    :
THERMADYNE CAPITAL CORP.,                               :
THERMADYNE INDUSTRIES, INC.,                            :
VICTOR EQUIPMENT COMPANY,                               :
THERMADYNE INTERNATIONAL CORPORATION,                   :
THERMADYNE CYLINDER COMPANY,                            :
THERMADYNE DYNAMICS CORPORATION,                        :
C&G SYSTEMS HOLDING, INC.,                              :
MECO HOLDING COMPANY,                                   :
TWECO PRODUCTS, INC.,                                   :
TAG REALTY, INC.,                                       :
VICTOR COYNE INTERNATIONAL, INC.,                       :
VICTOR GAS SYSTEMS, INC.,                               :
STOODY COMPANY,                                         :
THERMAL ARC, INC.,                                      :
C&G SYSTEMS, INC.,                                      :
MARISON CYLINDER COMPANY,                               :
WICHITA WAREHOUSE CORPORATION,                          :
COYNE NATURAL GAS SYSTEMS,INC.,                         :
MODERN ENGINEERING COMPANY,INC.,                        :
                                                        :
________________________________________________________


        DEBTORS' FIRST AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

BRYAN CAVE LLP                  WEIL, GOTSHAL & MANGES LLP
One Metropolitan Square         Attorneys for the Debtors
211 North Broadway              767 Fifth Avenue
St. Louis, Missouri 63102       New York, NY 10153
(314) 259-2000                  (212) 310-8000
                                       and
                                100 Crescent Court, Suite 1300
                                Dallas, Texas 75201
                                (214) 746-7700



Dated: St. Louis, Missouri
       January 17, 2003

                               TABLE OF CONTENTS



                                                                                                                           PAGE
                                                                                                                           ----
ARTICLE I. DEFINITIONS AND CONSTRUCTION OF TERMS                                                                             2
     1.1     Accredited Investor..........................................................................................   2
     1.2     Administrative Expense or Administrative Expense Claim.......................................................   2
     1.3     Allowed......................................................................................................   2
     1.4     Amended Reorganized Parent Bylaws............................................................................   2
     1.5     Amended Reorganized Parent Certificate of Incorporation......................................................   2
     1.6     Amended Reorganized Subsidiaries Bylaws......................................................................   3
     1.7     Amended Reorganized Subsidiaries Certificates of Incorporation...............................................   3
     1.8     Ballot.......................................................................................................   3
     1.9     Balloting Agent..............................................................................................   3
     1.10    Balloting Deadline...........................................................................................   3
     1.11    Bankruptcy Code..............................................................................................   3
     1.12    Bankruptcy Court.............................................................................................   3
     1.13    Bankruptcy Rules.............................................................................................   3
     1.14    Business Day.................................................................................................   3
     1.15    Cash.........................................................................................................   3
     1.16    Cause of Action..............................................................................................   3
     1.17    Chapter 11 Cases.............................................................................................   3
     1.18    Claim........................................................................................................   3
     1.19    Class........................................................................................................   4
     1.20    Clerk........................................................................................................   4
     1.21    Collateral...................................................................................................   4
     1.22    Commencement Date............................................................................................   4
     1.23    Confirmation Date............................................................................................   4
     1.24    Confirmation Hearing.........................................................................................   4
     1.25    Confirmation Order...........................................................................................   4
     1.26    Creditors' Committee.........................................................................................   4
     1.27    Debtors......................................................................................................   4
     1.28    Debtors in Possession........................................................................................   4
     1.29    DIP Agent....................................................................................................   4

                               TABLE OF CONTENTS



                                                                                                                            PAGE
                                                                                                                            ----
     1.30    DIP Facility.................................................................................................     4
     1.31    DIP Financing Order..........................................................................................     5
     1.32    DIP Lender...................................................................................................     5
     1.33    DIP Letters of Credit........................................................................................     5
     1.34    Disbursing Agent.............................................................................................     5
     1.35    Disclosure Statement.........................................................................................     5
     1.36    Disputed.....................................................................................................     5
     1.37    Disputed Claim Amount........................................................................................     5
     1.38    Distribution Record Date.....................................................................................     5
     1.39    Docket.......................................................................................................     5
     1.40    Effective Date...............................................................................................     5
     1.41    Environmental Claim..........................................................................................     5
     1.42    Equity Interest..............................................................................................     6
     1.43    Estates......................................................................................................     6
     1.44    Exchange Act.................................................................................................     6
     1.45    Exculpated Parties...........................................................................................     6
     1.46    Existing Credit Facility.....................................................................................     6
     1.47    Final Order..................................................................................................     6
     1.48    General Unsecured Claim......................................................................................     6
     1.49    Holdback Amount..............................................................................................     6
     1.50    Indenture Trustee............................................................................................     7
     1.51    Initial Distribution Date....................................................................................     7
     1.52    Insured Claim................................................................................................     7
     1.53    Junior Subordinated Notes....................................................................................     7
     1.54    Junior Subordinated Notes Claim..............................................................................     7
     1.55    LIBOR........................................................................................................     7
     1.56    Lien.........................................................................................................     7
     1.57    Management Stock Plan........................................................................................     7
     1.58    New Board of Directors.......................................................................................     7
     1.59    New Common Stock.............................................................................................     7
     1.60    New Senior Debt Notes........................................................................................     7

                               TABLE OF CONTENTS



                                                                                                                             PAGE
                                                                                                                             -----
     1.61     New Senior Debt Notes Agreement.............................................................................     7
     1.62     New Senior Debt Notes Documents.............................................................................     7
     1.63     New Series A Warrant Agreement..............................................................................     8
     1.64     New Series A Warrants.......................................................................................     8
     1.65     New Series B Warrant Agreement..............................................................................     8
     1.66     New Series B Warrants.......................................................................................     8
     1.67     New Series C Warrant Agreement..............................................................................     8
     1.68     New Series C Warrants.......................................................................................     8
     1.69     New Warrant Agreements......................................................................................     8
     1.70     New Warrants................................................................................................     8
     1.71     New Working Capital Facility................................................................................     8
     1.72     New Working Capital Facility Lenders........................................................................     8
     1.73     Newco.......................................................................................................     9
     1.74     Newco Acquisition...........................................................................................     9
     1.75     Newco Offering..............................................................................................     9
     1.76     Newco Offering Maximum......................................................................................     9
     1.77     Newco Offering Minimum......................................................................................     9
     1.78     9 7/8% Senior Subordinated Notes............................................................................     9
     1.79     9 7/8% Senior Subordinated Notes Claim......................................................................     9
     1.80     Note Claim..................................................................................................     9
     1.81     Other Priority Claim........................................................................................     9
     1.82     Other Secured Claim.........................................................................................     9
     1.83     Other Subsidiary Equity Interest............................................................................     9
     1.84     Oversubscribed Shares.......................................................................................    10
     1.85     Person......................................................................................................    10
     1.86     Plan........................................................................................................    10
     1.87     Plan Documents..............................................................................................    10
     1.88     Plan Supplement.............................................................................................    10
     1.89     Prepetition Agent...........................................................................................    10
     1.90     Priority Tax Claim..........................................................................................    10
     1.91     Pro Rata Share..............................................................................................    10

                               TABLE OF CONTENTS


                                                                                      PAGE
                                                                                      ----
     1.92      Professional.....................................................       10
     1.93      Quarter..........................................................       10
     1.94      Reconstituted Committee..........................................       11
     1.95      Reconstituted Committee Compensation.............................       11
     1.96      Registration Rights Agreement....................................       11
     1.97      Reorganized Debtors..............................................       11
     1.98      Reorganized Parent...............................................       11
     1.99      Reorganized Subsidiaries.........................................       11
     1.100     Schedules........................................................       11
     1.101     Secured Claim....................................................       11
     1.102     Securities Act...................................................       11
     1.103     Senior Secured Lender Claim......................................       11
     1.104     Senior Secured Lenders...........................................       11
     1.105     Shelf Registration Statement.....................................       11
     1.106     Stock Purchase Agreement.........................................       12
     1.107     Subscription.....................................................       12
     1.108     Subscription Agent...............................................       12
     1.109     Subscription Agreement...........................................       12
     1.110     Subscription Commencement Date...................................       12
     1.111     Subscription Commitment..........................................       12
     1.112     Subscription Date................................................       12
     1.113     Subscription Expiration Date.....................................       12
     1.114     Subscription Price...............................................       12
     1.115     Subscription Price Deposit.......................................       12
     1.116     Subsequent Distribution Date.....................................       12
     1.117     Subsidiary.......................................................       12
     1.118     Subsidiary Equity Interest.......................................       12
     1.119     Surplus Distributions............................................       13
     1.120     Tax Code.........................................................       13
     1.121     10.75% Senior Subordinated Notes.................................       13
     1.122     10.75% Senior Subordinated Notes Claim...........................       13

                               TABLE OF CONTENTS


                                                                                     PAGE
                                                                                     ----

     1.123       Thermadyne Holdings............................................      13
     1.124       Thermadyne Holdings Equity Interest............................      13
     1.125       Tort Claim.....................................................      13
     1.126       12 1/2% Senior Discount Debentures.............................      13
     1.127       12 1/2% Senior Discount Debentures Claim.......................      13
     1.128       Interpretation; Application of Definitions and Rules of
                 Construction...................................................      13
ARTICLE II.      TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND
                 PRIORITY TAX CLAIMS............................................      14
     2.1         Administrative Expense Claims..................................      14
     2.2         Professional Compensation and Reimbursement Claims.............      14
     2.3         Priority Tax Claims............................................      14
ARTICLE III.     CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS..................      15
ARTICLE IV.      TREATMENT OF CLAIMS AND EQUITY INTERESTS.......................      15
     4.1         CLASS 1 - OTHER PRIORITY CLAIMS................................      16
     4.2         CLASS 2 - SENIOR SECURED LENDER CLAIMS.........................      16
     4.3         CLASS 3 - OTHER SECURED CLAIMS.................................      17
     4.4         CLASS 4 - GENERAL UNSECURED CLAIMS.............................      18
     4.5         CLASS 5 - 9 7/8% SENIOR SUBORDINATED NOTES CLAIMS..............      18
     4.6         CLASS 6 - JUNIOR SUBORDINATED NOTES CLAIMS.....................      18
     4.7         CLASS 7 - 10.75% SENIOR SUBORDINATED NOTES CLAIMS..............      19
     4.8         CLASS 8 - 12 1/2% SENIOR DISCOUNT DEBENTURE CLAIMS.............      19
     4.9         CLASS 9 - THERMADYNE HOLDINGS EQUITY INTERESTS AND
                           OTHER EQUITY INTERESTS...............................      19
     4.10        CLASS 10 - SUBSIDIARY EQUITY INTERESTS.........................      20
ARTICLE V.       PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN,
                 ALLOWANCE OF CERTAIN CLAIMS, AND TREATMENT OF DISPUTED,
                 CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS,
                 CLAIMS AND EQUITY INTERESTS....................................      20
     5.1         Voting of Claims...............................................      20
     5.2         Nonconsensual Confirmation.....................................      20
     5.3         Allowance of Certain Claims Under the Plan.....................      20
     5.4         Method of Distributions Under the Plan.........................      21

                                TABLE OF CONTENTS


                                                                                     PAGE
                                                                                     ----
   5.5     Distributions Withheld for Disputed General Unsecured Claims.........      23
   5.6     Personal Injury Tort Claims and Environmental Claims.................      24
   5.7     Disbursing Agent.....................................................      24
   5.8     Setoffs and Recoupment...............................................      25
   5.9     Objections to and Resolution of Administrative
           Expense Claims, Claims and Equity Interests..........................      25
   5.10    Distributions Relating to Allowed Insured Claims.....................      25
   5.11    Cancellation of Existing Securities..................................      25
   5.12    Special Procedures for Lost, Stolen, Mutilated or
           Destroyed Instruments................................................      26
   5.13    Allocation of Plan Distributions Between Principal and Interest......      26
ARTICLE VI. EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................      26
   6.1     Assumption or Rejection of Executory Contracts and Unexpired Leases..      26
   6.2     Indemnification Obligations..........................................      28
   6.3     Compensation and Benefit Programs....................................      28
   6.4     Retiree Benefits.....................................................      28
ARTICLE VII. PARTIAL CONSOLIDATION OF THERMADYNE PARENT
             HOLDINGS AND THE SUBSIDIARIES......................................      29
   7.1     Partial Substantive Consolidation Treatment..........................      29
   7.2     Merger or Dissolution of Corporate Entities..........................      29
ARTICLE VIII. PROVISIONS REGARDING CORPORATE GOVERNANCE AND
              MANAGEMENT OF THE REORGANIZED DEBTORS.............................      29
   8.1     General..............................................................      29
   8.2     Meetings of Stockholders.............................................      30
   8.3     Amended Bylaws and Amended Certificates of Incorporation.............      30
   8.4     Boards of Directors..................................................      30
   8.5     Officers.............................................................      31
   8.6     Authorization of New Securities......................................      31
   8.7     Issuance of New Securities...........................................      31
   8.8     Management Stock Plan................................................      33
ARTICLE IX. IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN...................      33
   9.1     Means for Implementation of the Plan.................................      33

                               TABLE OF CONTENTS


                                                                                    PAGE
                                                                                    ----
   9.2   Effectiveness of Securities, Instruments and Agreements................     33
   9.3   Corporate Action.......................................................     33
   9.4   Approval of Agreements.................................................     34
   9.5   Cancellation of Existing Securities and Agreements.....................     34
   9.6   Cancellation of Equity Interests.......................................     34
   9.7   New Common Stock.......................................................     34
   9.8   Listing of New Common Stock............................................     34
   9.9   Registration Rights Agreement..........................................     34
   9.10  Operation of the Debtors in Possession Between the Confirmation Date
         and the Effective Date.................................................     34
   9.11  Administration After the Effective Date................................     35
   9.12  Term of Bankruptcy Injunction or Stays.................................     35
   9.13  Revesting of Assets....................................................     35
   9.14  Causes of Action.......................................................     35
   9.15  Discharge of Debtors...................................................     35
   9.16  Injunction Related to Discharge........................................     35
   9.17  Injunction Regarding Worthless Stock Deduction.........................     36
   9.18  New Senior Debt Notes..................................................     36
   9.19  New Working Capital Facility...........................................     37
   10.1  Subscription Commitments...............................................     37
   10.2  Subscription Period....................................................     37
   10.3  Subscription Price.....................................................     37
   10.4  Restructuring Transactions.............................................     37
   10.5  Thresholds.............................................................     38
   10.6  Transfer Restriction; Revocation.......................................     40
   10.7  Procedures for Making Subscription Commitments.........................     40
   10.8  Notification of Allocation of New Common Stock.........................     40
   10.9  Submission of Jurisdiction.............................................     41
   10.10 Reservation............................................................     41
ARTICLE XI. CONFIRMATION AND EFFECTIVENESS OF THE PLAN..........................     41
   11.1  Conditions Precedent to Confirmation...................................     41

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
   11.2      Conditions Precedent to Effectiveness..............................      41
   11.3      Effect of Failure of Conditions....................................      43
   11.4      Waiver of Conditions...............................................      43
ARTICLE XII. RETENTION OF JURISDICTION..........................................      43
ARTICLE XIII. MISCELLANEOUS PROVISIONS..........................................      44
   13.1      Effectuating Documents and Further Transactions....................      44
   13.2      Exemption from Transfer Taxes......................................      44
   13.3      Authorization to Request Prompt Tax Determinations.................      45
   13.4      Exculpation........................................................      45
   13.5      Debtors' Releases..................................................      45
   13.6      Lender Releases....................................................      45
   13.7      Injunction Relating to Exculpation and Release.....................      46
   13.8      Reconstitution of Creditors' Committee.............................      46
   13.9      Certain Indenture Trustee Fees and Expenses........................      46
   13.10     Post-Effective Date Fees and Expenses..............................      47
   13.11     Payment of Statutory Fees..........................................      47
   13.12     Amendment or Modification of the Plan..............................      47
   13.13     Severability.......................................................      47
   13.14     Revocation or Withdrawal of the Plan...............................      47
   13.15     Binding Effect.....................................................      48
   13.16     Notices............................................................      48
   13.17     Governing Law......................................................      48
   13.18     Withholding and Reporting Requirements.............................      48
   13.19     Plan Supplement....................................................      49
   13.20     Headings...........................................................      49
   13.21     Exhibits/Schedules.................................................      49
   13.22     Section 1125(e) of the Bankruptcy Code.............................      49
   13.23     Filing of Additional Documents.....................................      49
   13.24     No Admissions......................................................      49
   13.25     Inconsistency......................................................      50


                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MISSOURI
                                EASTERN DIVISION

____________________________________________________
                                                    :
In re                                               :
                                                    :
THERMADYNE HOLDINGS CORPORATION,                    :
THERMADYNE MFG. LLC,                                :
THERMADYNE CAPITAL CORP.,                           :
THERMADYNE INDUSTRIES, INC.,                        :
VICTOR EQUIPMENT COMPANY,                           :
THERMADYNE INTERNATIONAL CORPORATION,               :
THERMADYNE CYLINDER COMPANY,                        :
THERMAL DYNAMICS CORPORATION,                       :
C&G SYSTEMS HOLDING, INC.,                          :
MECO HOLDING COMPANY,                               :
TWECO PRODUCTS, INC.,                               :
TAG REALTY, INC.,                                   :
VICTOR COYNE INTERNATIONAL, INC.,                   :
VICTOR GAS SYSTEMS, INC.,                           :
STOODY COMPANY,                                     :
THERMAL ARC, INC.,                                  :
C&G SYSTEMS, INC.,                                  :
MARISON CYLINDER COMPANY,                           :
WICHITA WAREHOUSE CORPORATION,                      :
COYNE NATURAL GAS SYSTEMS, INC., AND                :
MODERN ENGINEERING COMPANY, INC.,                   :
                                                    :
____________________________________________________



        DEBTORS' FIRST AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         Thermadyne Holdings Corporation and its affiliated debtors (collectively, the "Debtors") propose the following first amended and restated joint plan of reorganization under section 1121(a) of title 11 of the United States Code:

                                   ARTICLE I.

                     DEFINITIONS AND CONSTRUCTION OF TERMS

     Definitions. As used herein, the following terms have the respective meanings specified below, unless the context otherwise requires:

     1.1 Accredited Investor means any holder of a Note Claim that is an "accredited investor" as defined under Securities and Exchange Commission Regulation D.

     1.2 Administrative Expense or Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any Claim arising under or in respect of the DIP Facility and the DIP Financing Order, any actual and necessary costs and expenses of preserving the Estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330, 331 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Estates of the Debtors under section 1930 of title 28 of the United States Code.

     1.3 Allowed means, with reference to any Claim, (a) any Claim against the Debtors which has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim or interest has been filed, (b) any Claim allowed hereunder, (c) any Claim which is not Disputed, or (d) any Disputed Claim (i) as to which, pursuant to the Plan or a Final Order of the Bankruptcy Court, the liability of the Debtors and the amount thereof are to be and have been determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court, or (ii) that has been Allowed by a Final Order; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Claim" shall not, for purposes of computation of distributions under the Plan, include interest on such Claim from and after the Commencement Date.

     1.4 Amended Reorganized Parent Bylaws means the amended and restated Bylaws of Reorganized Parent, which shall be in substantially the same form as the bylaws to be contained in the Plan Supplement.

     1.5 Amended Reorganized Parent Certificate of Incorporation means the amended and restated Certificate of Incorporation of Reorganized Parent, which shall be in substantially the same form as the certificate of incorporation to be contained in the Plan Supplement.

     1.6 Amended Reorganized Subsidiaries Bylaws means the amended and restated Bylaws of the Reorganized Subsidiaries, which shall be in substantially the same form as those bylaws to be contained in the Plan Supplement.

     1.7 Amended Reorganized Subsidiaries Certificates of Incorporation means the amended and restated Certificates of Incorporation of the Reorganized Subsidiaries, which shall be in substantially the same form as the one to be contained in the Plan Supplement.

     1.8 Ballot means the form distributed with the Disclosure Statement to each holder of an impaired Claim entitled to vote to accept or reject the Plan, on which acceptance or rejection of the Plan and such other elections as may be made thereon are to be indicated.

     1.9 Balloting Agent means the entity retained by the Debtors to tabulate the votes to accept or reject the Plan.

     1.10 Balloting Deadline means the date and time, as set by an order of the Bankruptcy Court and described in the Disclosure Statement, by which all Ballots must be received by the Balloting Agent at the address set forth on the applicable Ballot, as such date may be extended.

     1.11 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

     1.12 Bankruptcy Court means the United States Bankruptcy Court for the Eastern District of Missouri, Eastern Division, having jurisdiction over the Chapter 11 Cases, or if such court ceases to exercise jurisdiction over the Chapter 11 Cases, such other court that exercises jurisdiction over the Chapter 11 Cases.

     1.13 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, and as applicable to the Chapter 11 Cases.

     1.14 Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized by law or executive order to close.

     1.15 Cash means legal tender of the United States of America.

     1.16 Cause of Action means, without limitation, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise.

     1.17 Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors, styled In re Thermadyne Holdings Corporation, et al., Chapter 11 Case No. 01-52840-399, Jointly Administered, currently pending in the Bankruptcy Court.

     1.18 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.


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

     1.19 Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

     1.20 Clerk means the Clerk of the Bankruptcy Court.

     1.21 Collateral means any property or interest in property of the Estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise is invalid under the Bankruptcy Code or applicable state law.

     1.22 Commencement Date means November 19, 2001, the date on which the Debtors commenced the Chapter 11 Cases.

     1.23 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Docket.

     1.24 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

     1.25 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     1.26 Creditors' Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

     1.27 Debtors means Thermadyne Holdings, Thermadyne Mfg. LLC, Thermadyne Capital Corp., Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corporation, Thermadyne Cylinder Company, Thermal Dynamics Corporation, C&G Systems Holding, Inc., Meco Holding Company, Tweco Products, Inc., TAG Realty, Inc., Victor Coyne International, Inc., Victor Gas Systems, Inc., Stoody Company, Thermal Arc, Inc., C&G Systems, Inc., Marison Cylinder Company, Wichita Warehouse Corporation, Coyne Natural Gas Systems, Inc., and Modern Engineering Company, Inc.

     1.28 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

     1.29 DIP Agent means ABN AMRO Bank N.V., as administrative and collateral agent under the DIP Facility.

     1.30 DIP Facility means that certain revolving credit facility in the aggregate principal amount of up to $60 million with a sublimit of $15 million for standby letters of credit, and evidenced by that certain Revolving Credit and Guaranty Agreement among Thermadyne Mfg. LLC, as borrower, the other Debtors, as guarantors, ABN AMRO Bank N.V., as administrative and collateral agent, and the lenders from time to time party thereto, dated as of November 26, 2001, as amended, supplemented, or modified from time to time, and all other documents and instruments evidencing and/or setting forth the terms of the debtor in possession financing arrangements in the Chapter 11 Cases, as approved by the DIP Financing Order.

     1.31 DIP Financing Order means the Order of the Bankruptcy Court dated November 21, 2001 (as amended) approving and authorizing the terms of the DIP Facility in the Chapter 11 Cases.

     1.32 DIP Lender means any lending institution from time to time party to the DIP Facility, and its successors and assigns.

     1.33 DIP Letters of Credit means all letters of credit issued pursuant to the DIP Facility and outstanding as of the Effective Date.

     1.34 Disbursing Agent means the Reorganized Debtors or Persons identified in Section 5.4 or Section 5.7 of the Plan to serve as a disbursing agent under the Plan.

     1.35 Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

     1.36 Disputed means, with reference to any Claim or Equity Interest, any Claim or Equity Interest proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, and in either case or in the case of an Administrative Expense Claim, any Administrative Expense Claim, Claim or Equity Interest which is disputed under the Plan or as to which the Debtors or, if not prohibited by the Plan, any other party in interest has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim or Equity Interest proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim or interest was not timely or properly filed.

     1.37 Disputed Claim Amount means the amount set forth in the proof of claim relating to a Disputed Claim or, if an amount is estimated in respect of a Disputed Claim in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 or other applicable law for purposes of, among other things, Section 5.5 of the Plan, the amount so estimated pursuant to an order of the Bankruptcy Court.

     1.38 Distribution Record Date means the first Business Day after five (5) days after the Confirmation Date.

     1.39 Docket means the docket in the Chapter 11 Cases maintained by the Clerk.

     1.40 Effective Date means the first Business Day on which the conditions specified in Section 11.2 of the Plan have been satisfied or waived pursuant to
Section 11.4 of the Plan.

     1.41 Environmental Claim means any Claim, including, but not limited to, actions, suits, judgments, or orders under any federal, state, or local environmental law, rule, or regulation for any damages (including contribution claims and natural resource damages), injunctive relief, remediation, losses, fines, penalties, fees, expenses (including financial assurance obligations and reasonable fees and expenses of attorneys and consultants) or costs relating to (a) the release or threatened release of hazardous materials or substances to the environment, (b) any actual or alleged violation or non-compliance with any applicable federal, state, or local environmental statute, rule, regulation, or order, or (c) other similar Claim asserted against any of the Debtors that has not been compromised and settled or otherwise resolved.

     1.42 Equity Interest means any share of preferred stock, common stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

     1.43 Estates means the estates created upon the commencement of the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

     1.44 Exchange Act means the Securities Exchange Act of 1934, as amended.

     1.45 Exculpated Parties has the meaning set forth in Section 13.4 of the Plan.

     1.46 Existing Credit Facility means the Credit Agreement dated as of May 22, 1998, entered into by and among Thermadyne Mfg. LLC, Comweld Group Pty. Ltd., GenSet S.P.A., and Thermadyne Welding Products Canada Limited, as borrowers, the Senior Secured Lenders, Credit Suisse First Boston as Syndication Agent, Societe Generale as documentation agent, and ABN AMRO Bank N.V. as administrative agent, as amended from time to time, and guaranteed by certain subsidiaries of Thermadyne Mfg. LLC pursuant to the Subsidiary Co-Obligation Agreement and Guaranty dated as of May 22, 1998, and secured by a lien on substantially all the assets of such subsidiaries.

     1.47 Final Order means an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have expired or been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have expired or been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous Bankruptcy Rules, may be filed with respect to such order or judgment shall not cause such order not to be a Final Order.

     1.48 General Unsecured Claim means any Claim that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, or Note Claim.

     1.49 Holdback Amount has the meaning set forth in Section 5.5(a) of the Plan.

     1.50 Indenture Trustee means State Street Bank and Trust Company, in its capacity as the 9 7/8% Senior Subordinated Notes Indenture Trustee; Chemical Bank in its capacity as the 10.75% Senior Subordinated Notes Indenture Trustee; and HSBC Bank USA, successor to IBJ Schroder Bank & Trust Company, in its capacity as the 12 1/2% Senior Discount Debentures Indenture Trustee, unless such indenture trustee shall have resigned or been replaced by a successor trustee, in which case said term shall refer to the successor.

     1.51 Initial Distribution Date means the date that is no more than sixty
(60) days after the Effective Date.

     1.52 Insured Claim means any Claim arising from an incident or occurrence that is covered under the Debtors' insurance policies.

     1.53 Junior Subordinated Notes means the $25 million aggregate face amount of Junior Subordinated Notes due 2009 issued by Thermadyne Mfg. LLC on December 22, 1999.

     1.54 Junior Subordinated Notes Claim means any Claim based on or related to the Junior Subordinated Notes.

     1.55 LIBOR shall have substantially the same meaning that "LIBO Rate" has under the Existing Credit Facility.

     1.56 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

     1.57 Management Stock Plan means an equity incentive plan that will become effective on the Effective Date or as soon thereafter as is reasonably practicable, which shall be in substantially the same form as the one to be contained in the Plan Supplement.

     1.58 New Board of Directors means the board of directors of Reorganized Parent on the Effective Date.

     1.59 New Common Stock means (i) in respect of the Newco Offering, the new common stock to be issued by Newco pursuant to the Plan and the Amended and Restated Certificate of Incorporation of Newco and (ii) in the event the Newco Offering is not consummated, the new common stock to be issued by Thermadyne Holdings pursuant to the Plan and the Amended and Restated Certificate of Incorporation of Thermadyne Holdings.

     1.60 New Senior Debt Notes means the new senior debt notes described in
Section 9.18 of the Plan to be issued pursuant to the New Senior Debt Notes Agreement.

     1.61 New Senior Debt Notes Agreement means the agreement pursuant to which the New Senior Debt Notes will be issued, and which shall be in substantially the same form as the agreement to be contained in the Plan Supplement.

     1.62 New Senior Debt Notes Documents means the collective reference to the New Senior Debt Notes, the New Senior Debt Notes Agreement, all exhibits thereto and any and all other documents or instruments created, executed or issued pursuant to or in connection therewith.

     1.63 New Series A Warrant Agreement means the warrant agreement governing the issuance and exercise of the New Series A Warrants. The New Series A Warrant Agreement will be in substantially the same form as the one to be contained in the Plan Supplement.

     1.64 New Series A Warrants means the warrants to purchase 1,157,000 shares of New Common Stock to be issued pursuant to, and exercisable in accordance with, the New Series A Warrant Agreement, which warrants shall expire on the first anniversary of the Effective Date, and which shall be exercisable for a payment to Reorganized Parent of $13.85 in cash per share of New Common Stock.

     1.65 New Series B Warrant Agreement means the warrant agreement governing the issuance and exercise of the New Series B Warrants. The New Series B Warrant Agreement will be in substantially the same form as the one to be contained in the Plan Supplement.

     1.66 New Series B Warrants means the warrants to purchase 700,000 shares of New Common Stock to be issued pursuant to, and exercisable in accordance with, the New Series B Warrant Agreement, which warrants shall expire on the third anniversary of the Effective Date, and which shall be exercisable for a payment to Reorganized Parent of $20.78 in cash per share of New Common Stock.

     1.67 New Series C Warrant Agreement means the warrant agreement governing the issuance and exercise of the New Series C Warrants. The New Series C Warrant Agreement will be in substantially the same form as the one to be contained in the Plan Supplement.

     1.68 New Series C Warrants means the warrants to purchase 271,429 shares of New Common Stock to be issued pursuant to, and exercisable in accordance with, the New Series C Warrant Agreement, which warrants shall expire on the third anniversary of the Effective Date, and which shall be exercisable for a payment to Reorganized Parent of $27.70 in cash per share of New Common Stock.

     1.69 New Warrant Agreements means the New Series A Warrant Agreement, the New Series B Warrant Agreement and the New Series C Warrant Agreement.

     1.70 New Warrants means the New Series A Warrants, the New Series B Warrants and the New Series C Warrants.

     1.71 New Working Capital Facility means the working capital facility to be entered into by Reorganized Parent, the Reorganized Subsidiaries, the banks and other financial institutions party thereto in connection with the consummation of the Plan, upon terms and conditions to be mutually agreed, and all auxiliary agreements, documents and instruments to be created, executed or issued pursuant to or in connection therewith.

     1.72 New Working Capital Facility Lenders means those certain lenders (together with their successors or assigns), that are parties to the New Working Capital Facility, by original execution or assignment thereof.

     1.73 Newco means a corporation formed for the purpose of effecting the Plan in the event the Newco Offering is consummated.

     1.74 Newco Acquisition means the acquisition by Newco of all of the capital stock of Thermadyne Industries, Inc. as contemplated in Article X of the Plan.

     1.75 Newco Offering means the offering of the New Common Stock as described in Article X of the Plan.

     1.76 Newco Offering Maximum means 12,318,500 shares of New Common Stock.

     1.77 Newco Offering Minimum means 10,683,225 shares of New Common Stock, provided however, that, if, as a result of the Newco Offering, any Person or related group for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, would become the beneficial owners (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Newco representing at least 30% of the shares of New Common Stock to be distributed pursuant to the Plan, the Newco Offering Minimum shall mean 12,318,500 shares of New Common Stock, unless more than 50% of the Senior Secured Lenders (based on their Senior Secured Lender Claims) have otherwise agreed in writing.

     1.78 9 7/8% Senior Subordinated Notes means the $207 million aggregate face amount of 9 7/8% Senior Subordinated Notes due 2008 under an Indenture dated May 22, 1998 among Thermadyne Mfg. LLC and Thermadyne Capital Corp., as issuers, and State Street Bank and Trust Company, as trustee, and C&G Systems Holding, Inc., C&G Systems, Inc., Coyne Natural Gas Systems, Inc., Marison Cylinder Company, MECO Holding Company, Modern Engineering Company, Inc., Stoody Company, TAG Realty, Inc., Thermadyne Cylinder Company, Thermadyne Industries, Inc., Thermadyne International Corporation, Thermal Arc, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Coyne International, Inc., Victor Equipment Company, Wichita Warehouse Corporation, and Woodland Cryogenics Company, as guarantors.

     1.79 9 7/8% Senior Subordinated Notes Claim means any Claim relating to the 9 7/8% Senior Subordinated Notes.

     1.80 Note Claim means any 9 7/8% Senior Subordinated Notes Claim, 10.75% Senior Subordinated Notes Claim, 12 1/2% Senior Discount Debentures Claim, or Junior Subordinated Notes Claim.

     1.81 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

     1.82 Other Secured Claim means any Secured Claim other than a Senior Secured Lender Claim.

     1.83 Other Subsidiary Equity Interest means any share of preferred stock, common stock or other instrument evidencing an ownership interest in any of the Subsidiaries, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest, other than a Subsidiary Equity Interest.

     1.84 Oversubscribed Shares means the shares of New Common Stock in excess of an Accredited Investor's Pro Rata Share (determined on the basis of such Accredited Investor's single Class of Claims) subscribed for pursuant to such Accredited Investor's Subscription Agreement.

     1.85 Person means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated association or organization, governmental agency or political subdivision thereof.

     1.86 Plan means this chapter 11 plan of reorganization, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the terms hereof or approved by the Bankruptcy Court.

     1.87 Plan Documents means the agreements, documents and instruments entered into or issued on or as of the Effective Date as contemplated by, and in furtherance of, the Plan, including without limitation, the agreements, documents and instruments described in Section 13.19 of the Plan.

     1.88 Plan Supplement means the forms of documents specified in Section
13.19 of the Plan.

     1.89 Prepetition Agent means ABN AMRO Bank N.V., as administrative and collateral agent under the Existing Credit Facility.

     1.90 Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

     1.91 Pro Rata Share means a proportionate share, such that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Equity Interest in a Class to the amount of the consideration distributed on account of all Allowed Claims or Allowed Equity Interests in such Class is the same as the ratio of the amount of such Allowed Claim or Allowed Equity Interest to the amount of all Allowed Claims or Allowed Equity Interests in that Class.

     1.92 Professional means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise pursuant to an order of the Bankruptcy Court and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(3) or (4) of the Bankruptcy Code.

     1.93 Quarter means the period beginning on the Effective Date and ending on the next following November 30, February 28, May 31 or August 31, whichever occurs first, and each three month period occurring thereafter.

     1.94 Reconstituted Committee has the meaning set forth in Section 13.8 of the Plan.

     1.95 Reconstituted Committee Compensation means the maximum amount that the Reorganized Debtors will reimburse the Reconstituted Committee for the expenses of its member and the fees and expenses of local counsel for the Reconstituted Committee to perform the services described in Section 13.8 of the Plan, which amount shall be $15,000.

     1.96 Registration Rights Agreement means the registration rights agreement relating to the New Common Stock distributed pursuant to the Plan, to be entered into as of the Effective Date by the Reorganized Debtors for the benefit of certain holders of New Common Stock, which agreement shall be substantially in the same form as the one to be contained in the Plan Supplement.

     1.97 Reorganized Debtors means each of Reorganized Parent and the Reorganized Subsidiaries.

     1.98 Reorganized Parent means (i) in the event the Newco Offering and the Newco Acquisition are consummated, Newco, and (ii) in the event Newco Offering is not consummated, Thermadyne Holdings, or, in either case, any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

     1.99 Reorganized Subsidiaries means each of the Subsidiaries, or any successors thereto by merger, consolidation or otherwise, on and after the Effective Date.

     1.100 Schedules means the schedules of assets and liabilities, the list of holders of Equity Interests and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

     1.101 Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, payment or performance of which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, including, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the amount of such setoff.

     1.102 Securities Act means the federal Securities Act of 1933, as amended.

     1.103 Senior Secured Lender Claim means any Claim of a Senior Secured Lender arising under the Existing Credit Facility.

     1.104 Senior Secured Lenders means any lending institution from time to time party to the Existing Credit Facility and its successors and assigns.

     1.105 Shelf Registration Statement means the registration statement to be filed pursuant to the Registration Rights Agreement.

     1.106 Stock Purchase Agreement means the stock purchase agreement pursuant to which Newco shall acquire all of the shares of Thermadyne Industries, Inc. in the event that the Newco Offering is consummated, which stock purchase agreement shall be in substantially the same form as the stock purchase agreement to be contained in the Plan Supplement.

     1.107 Subscription means an Accredited Investor's subscription for shares of New Common Stock pursuant to the Newco Offering.

     1.108 Subscription Agent means the Person engaged by the Debtors to conduct the Newco Offering.

     1.109 Subscription Agreement means the agreement to be executed by holders of Note Claims that are Accredited Investors pursuant to which such holders may subscribe for the purchase of shares of New Common Stock pursuant to the Newco Offering, which agreement shall be substantially in the same form as the one to be contained in the Plan Supplement.

     1.110 Subscription Commencement Date means the first Business Day after ten
(10) days after the Confirmation Date.

     1.111 Subscription Commitment means the binding commitment of an Accredited Investor to acquire shares of New Common Stock pursuant to the Newco Offering.

     1.112 Subscription Date means the date on or prior to the Subscription Expiration Date on which a Subscription Commitment has been made.

     1.113 Subscription Expiration Date means the first Business Day that is thirty (30) days after the Subscription Commencement Date.

     1.114 Subscription Price means the price to be paid for shares of New Common Stock pursuant to the Newco Offering.

     1.115 Subscription Price Deposit has the meaning set forth in Section 10.7 of the Plan.

     1.116 Subsequent Distribution Date means the twentieth day after the end of the second Quarter following the Quarter in which the Initial Distribution Date occurs and the twentieth day after the end of each subsequent Quarter; provided, however, that the second Subsequent Distribution Date shall occur on the twentieth day after the end of the third Quarter following the Quarter in which the Initial Distribution Date occurs.

     1.117 Subsidiary means any Debtor of which Thermadyne Holdings owns directly or indirectly all of the outstanding capital stock.

     1.118 Subsidiary Equity Interest means any share of stock or other instrument evidencing a present ownership interest by any of the Debtors in any of the Subsidiaries, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

     1.119 Surplus Distributions has the meaning set forth in Section 5.5(c) of the Plan.

     1.120 Tax Code means the Internal Revenue Code of 1986, as amended.

     1.121 10.75% Senior Subordinated Notes means the $179 million aggregate face amount of Senior Subordinated Notes due 2003 under an Indenture dated February 1, 1994 between Thermadyne Holdings and Chemical Bank, as trustee.

     1.122 10.75% Senior Subordinated Notes Claim means any Claim relating to the 10.75% Senior Subordinated Notes.

     1.123 Thermadyne Holdings means Thermadyne Holdings Corporation, a Delaware corporation.

     1.124 Thermadyne Holdings Equity Interest means, collectively, (i) any share of preferred stock, common stock or other instrument evidencing an ownership interest in Thermadyne Holdings, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest and (ii) any Claim under applicable law, whether or not such Claim is listed on the Schedules or evidenced by a filed proof of claim, whether or not the subject of an existing lawsuit, arising from or seeking the rescission of a purchase or sale of equity of the Debtors or any affiliate of the Debtors, for damages arising from the purchase or sale of a security, or for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim as provided in section 510(b) of the Bankruptcy Code.

     1.125 Tort Claim means any Claim relating to personal injury, property damage (other than an Environmental Claim), products liability, or other similar Claim asserted against any of the Debtors that has not been compromised and settled or otherwise resolved.

     1.126 12 1/2% Senior Discount Debentures means the $94.6 million aggregate face amount of 12-1/2% Senior Discount Notes due at 2008 under an Indenture dated May 22, 1998 between Thermadyne Holdings, as successor to Mercury Acquisition Company, and HSBC Bank USA, successor to IBJ Schroder Bank & Trust Company, as trustee.

     1.127 12 1/2% Senior Discount Debentures Claim means any Claim relating to the 12 1/2% Senior Discount Debentures.

     1.128 Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective
Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, has the meaning ascribed to that term in the Bankruptcy Code.

                                   ARTICLE II.

       TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

     2.1 Administrative Expense Claims. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession, to the extent authorized and approved by the Bankruptcy Court if such authorization and approval was required under the Bankruptcy Code, shall be paid in full and performed by the responsible Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions; provided further, however, that on the Effective Date, all of the obligations of the Debtors to the DIP Agent and the DIP Lenders under or in respect of the DIP Facility and the DIP Financing Order shall be indefeasibly paid in full in Cash, the commitments under the DIP Facility shall be terminated, and all DIP Letters of Credit shall either (a) be (i) returned to the issuer undrawn and marked cancelled, or (ii) cash collateralized with Cash in an amount equal to 105% of the face amount of the outstanding DIP Letters of Credit, or (b) the issuer will be provided with back-to-back letters of credit in an amount equal to 105% of the face amount of the outstanding DIP Letters of Credit, and in form and substance and from a financial institution acceptable to the issuer.

     2.2 Professional Compensation and Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is sixty (60) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and,
(b) if granted such an award by the Bankruptcy Court, shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Debtors in Possession or, on and after the Effective Date, the Reorganized Debtors.

     2.3 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim (commencing on the first anniversary of the Effective Date), together with interest at a fixed annual rate equal to 4.75%, over a period through a date not later than the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                                  ARTICLE III.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

     Claims, other than Administrative Expense Claims and Priority Tax Claims, and Equity Interests are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:


Class                                                                      Status
-----                                                                      ------
Class 1 - Other Priority Claims..........................................  Unimpaired
Class 2 - Senior Secured Lender Claims...................................  Impaired
Class 3 - Other Secured Claims...........................................  Unimpaired
Class 4 - General Unsecured Claims.......................................  Impaired
Class 5 - 9 7/8% Senior Subordinated Notes Claims........................  Impaired
Class 6 - Junior Subordinated Notes Claims...............................  Impaired
Class 7 - 10.75% Senior Subordinated Notes Claims........................  Impaired
Class 8 - 12 1/2% Senior Discount Debenture Claims.......................  Impaired
Class 9 - Thermadyne Holdings Equity Interests
           and Other Subsidiary Equity Interests.........................  Impaired
Class 10 - Subsidiary Equity Interests...................................  Unimpaired


                                   ARTICLE IV.

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

     The Classes of Claims against and Equity Interests in the Debtors shall be treated under the Plan as follows:

     4.1 CLASS 1 - OTHER PRIORITY CLAIMS.

     (a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Distributions. Each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to the amount of such Allowed Other Priority Claim on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

     4.2 CLASS 2 - SENIOR SECURED LENDER CLAIMS.

     (a) Impairment and Voting. Class 2 is impaired by the Plan. Each holder of an Allowed Senior Secured Lender Claim is entitled to vote to accept or reject the Plan.

     (b) Distributions. On the Effective Date and in accordance with the restructuring transactions described in Section 10.4, each holder of an Allowed Senior Secured Lender Claim shall receive on account of its Allowed Senior Secured Lender Claim the following consideration:

          (i) Cash in the amount of any accrued and unpaid interest, fees and expenses in respect of such Allowed Senior Secured Lender Claim (including, without limitation, letter of credit fees, cash management fees, overdraft payments and all reasonable out-of-pocket expenses and counsel and other advisory fees and expenses),

          (ii) its Pro Rata Share of $180,000,000 in aggregate principal amount of New Senior Debt Notes,

          (iii) its Pro Rata Share of 250,000 shares of New Common Stock,

          (iv) either:

               (x) if the Newco Offering Minimum has not been satisfied, its Pro Rata Share of 12,318,500 shares of New Common Stock, or

               (y) if the Newco Offering Minimum has been satisfied, (1) Cash in an amount equal to its Pro Rata Share of the Cash received from the issuance of New Common Stock pursuant to the Newco Offering, and (2) at the election of the holder of such Allowed Senior Secured Lender Claim made pursuant to Section 4.2(c), either (A) its Pro Rata Share of the shares of New Common Stock not subscribed for pursuant to the Newco Offering, or (B) additional New Senior Debt Notes in an aggregate amount equal to the product of (I) the number of shares of New Common Stock to which such holder would have been entitled pursuant to the preceding clause (A), multiplied by (II) the Subscription Price, and

                  (v) its Pro Rata Share of 271,429 New Series C Warrants, subject, however, to the transfer of such warrants as provided in
         Section 4.9(b) hereof.

     (c) Election by Holders of Class 2 Claims. On or before ten (10) Business Days after the Subscription Expiration Date, the Debtors will serve on each holder of a Class 2 Claim as of the Distribution Record Date a notice advising such holder of the number of shares of New Common Stock that have been subscribed pursuant to Article X hereof and a form for such holder to elect treatment under Section 4.2(b)(iv)(y)(2) hereof. Such holder shall have ten (10) Business Days from the date of such notice to return its election form to the Debtors. Such holder's failure to return the election form timely shall be deemed an election for treatment pursuant to Section 4.2(b)(iv)(y)(2)(B) hereof.

     (d) Outstanding Letters of Credit. On the Effective Date, with respect to outstanding letters of credit issued under the Existing Credit Facility, (x) such letters of credit will be returned to the issuer undrawn and marked cancelled, or (y) the issuer will be provided with (1) cash collateral in an amount equal to 105% of the face amount of the outstanding letters of credit or
(2) back-to-back letters of credit in an amount equal to 105% of the face amount of the outstanding letters of credit, in form and substance and from an institution acceptable to the issuer.

     4.3 CLASS 3 - OTHER SECURED CLAIMS.

     (a) Impairment and Voting. Class 3 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Distributions/Reinstatement of Claims. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Reorganized Debtors, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, or (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) the holder of an Allowed Other Secured Claim shall receive possession of the Collateral securing its Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable. Notwithstanding the foregoing, each such holder receiving the treatment specified in clause (ii) or (iii) of the preceding sentence shall have a General Unsecured Claim in Class 4 for the amount by which the amount of its Allowed Claim exceeds the value of its Collateral.

     4.4 CLASS 4 - GENERAL UNSECURED CLAIMS.

     (a) Impairment and Voting. Class 4 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

     (b) Distributions.

          (i) On the Initial Distribution Date or as soon thereafter as is practicable, each holder of an Allowed General Unsecured Claim shall receive, on account of such holder's Allowed General Unsecured Claim, Cash equal to the lesser of (1) such holder's Pro Rata Share of $7,500,000, less the Holdback Amount and (2) fifty percent (50%) of such holder's Allowed Claim.

          (ii) On each Subsequent Distribution Date, subject to Section 5.5(c) of the Plan, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Surplus Distributions of Cash; provided that the aggregate of such distributions together with distributions pursuant to Section 4.4(b)(i) hereof shall not exceed fifty percent (50%) of such holder's Allowed Claim.

     4.5 CLASS 5 - 9 7/8% SENIOR SUBORDINATED NOTES CLAIMS.

     (a) Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed 9 7/8% Senior Subordinated Notes Claim is entitled to vote to accept or reject the Plan.

     (b) Distributions.

          (i) On the Initial Distribution Date or as soon thereafter as is practicable, each holder of an Allowed 9 7/8% Senior Subordinated Notes Claim shall receive, on account of such holder's Allowed 9 7/8% Senior Subordinated Notes Claim, such holder's Pro Rata Share of 731,500 shares of New Common Stock;

          (ii) On the Initial Distribution Date or as soon thereafter as is practicable, each holder of an Allowed 9 7/8% Senior Subordinated Notes Claim shall receive, on account of such holder's Allowed 9 7/8% Senior Subordinated Notes Claim, such holder's Pro Rata Share of (x) 1,157,000 New Series A Warrants and (y) 700,000 New Series B Warrants.

          (iii) From and after the Subscription Commencement Date, each holder of an Allowed 9 7/8% Senior Subordinated Notes Claim that is an Accredited Investor shall also be entitled to subscribe for shares of New Common Stock pursuant to the Newco Offering described in Article X hereof.

     4.6 CLASS 6 - JUNIOR SUBORDINATED NOTES CLAIMS.

     (a) Impairment and Voting. Class 6 is impaired by the Plan. Each holder of an Allowed Junior Subordinated Notes Claim is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Distributions. The holders of Junior Subordinated Notes Claims shall receive no distributions on account of such holders' Allowed Junior Subordinated Notes Claim. From and after the Subscription Commencement Date, each holder of an Allowed Junior Subordinated Notes Claim that is an Accredited Investor shall be entitled to subscribe for shares of New Common Stock pursuant to the Newco Offering described in Article X hereof.

     4.7 CLASS 7 - 10.75% SENIOR SUBORDINATED NOTES CLAIMS.

     (a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of an Allowed 10.75% Senior Subordinated Notes Claim is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Distributions. The holders of 10.75% Senior Subordinated Notes Claims shall receive no distribution on account of such holders' Allowed 10.75% Senior Subordinated Notes Claims. From and after the Subscription Commencement Date, each holder of an Allowed 10.75% Senior Subordinated Notes Claim that is an Accredited Investor shall be entitled to subscribe for shares of New Common Stock pursuant to the Newco Offering described in Article X.

     4.8 CLASS 8 - 12 1/2% SENIOR DISCOUNT DEBENTURE CLAIMS.

     (a) Impairment and Voting. Class 8 is impaired by the Plan. Each holder of an Allowed 12 1/2% Senior Discount Debenture Claim is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Distributions. The holders of 12 1/2% Senior Discount Debenture Claims shall receive no distribution on account of such holders' Allowed 12 1/2% Senior Discount Debenture Claims. From and after the Subscription Commencement Date, each holder of an Allowed 12 1/2% Senior Discount Debentures Claim that is an Accredited Investor shall be entitled to subscribe for shares of New Common Stock pursuant to the Newco Offering described in Article X.

     4.9 CLASS 9 - THERMADYNE HOLDINGS EQUITY INTERESTS AND OTHER EQUITY INTERESTS.

     (a) Impairment and Voting. Class 9 is impaired by the Plan. Each holder of a Thermadyne Holdings Equity Interest and Other Subsidiary Equity Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Distributions. Those affiliated holders of Thermadyne Holdings' Equity Interests that are under common investment management and that collectively hold more than fifty (50%) percent thereof shall receive on account of their Thermadyne Holdings' Equity Interests, their Pro Rata share of 271,429 New Series C Warrants provided for in Section 4.2(b)(v) hereof. All other holders of Thermadyne Holdings' Equity Interests and Other Subsidiary Equity Interests shall not receive any distributions on account of such Thermadyne Holdings Equity Interests and Other Subsidiary Equity Interests, and shall not retain any Equity Interests on account thereof. On the Effective Date, all Thermadyne

Holdings Equity Interests and Other Subsidiary Equity Interests shall be deemed cancelled, extinguished, and of no further force and effect as of the Effective Date.

     4.10 CLASS 10 - SUBSIDIARY EQUITY INTERESTS.

     (a) Impairment and Voting. Class 10 is unimpaired by the Plan. Each holder of a Subsidiary Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Distributions. The Subsidiary Debtors guaranteed all of the obligations of Thermadyne Mfg. LLC under the Existing Credit Facility and pledged all or substantially all of their respective assets as collateral for their joint and several obligations under such guarantees. The Subsidiary Debtors also guaranteed all of the obligations of Thermadyne Mfg. LLC and Thermadyne Capital Corp. under the 9 7/8% Senior Subordinated Notes. The Reorganized Parent is providing Cash, New Senior Debt Notes, New Common Stock, and New Warrants for distribution to holders of Claims against the Reorganized Debtors pursuant to the Plan. Accordingly, the holders of Subsidiary Equity Interests shall retain ownership of their Subsidiary Equity Interests in each of the Reorganized Subsidiaries.

                                   ARTICLE V.

                  PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
                UNDER THE PLAN, ALLOWANCE OF CERTAIN CLAIMS, AND
               TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED
           ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS

     5.1 Voting of Claims. Each holder of an Allowed Claim in an impaired Class of Claims shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

     5.2 Nonconsensual Confirmation. Notwithstanding that any impaired Class of Claims entitled to vote does not accept the Plan by the statutory majorities required by section 1126(c) of the Bankruptcy Code or the deemed rejection of the Plan by one or more Classes of Claims or Equity Interests, the Debtors intend to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code.

     5.3 Allowance of Certain Claims Under the Plan.

     (a) Allowance of Class 2 Senior Secured Lender Claims. On the Effective Date, the Class 2 Senior Secured Lender Claims shall be deemed Allowed Claims, not subject to offset, reduction or credit of any kind whatsoever, in an amount equal to the sum of (i) the aggregate principal amount outstanding under the Existing Credit Facility as of the Commencement Date of $354,082,282.92 plus
(ii) letters of credit issued under the Existing Credit Facility and undrawn as of the Commencement Date in the face amount of $8,380,973.11 plus (iii) accrued and unpaid interest and letter of credit fees and other fees and amounts owing (including, without limitation, cash management fees and overdraft repayments), if any, through the Effective Date, at the non-default contractual rate set forth in the Existing Credit Facility, plus (iv) any unpaid and reasonable out-of-pocket expenses and reasonable fees and disbursements of all attorneys and other advisors to the Prepetition Agent and each of the Senior Secured Lenders, plus (v) other amounts, including, without limitation, those required to be paid as adequate protection pursuant to the DIP Financing Order, through the Effective Date, and less any principal payments actually received by the Senior Secured Lenders or the amount of any letters of credit that have expired or been replaced, in each case since the Commencement Date.

     (b) Allowance of Class 5 9 7/8% Senior Subordinated Notes Claims. The Class 5 9 7/8% Senior Subordinated Notes Claims shall be deemed Allowed Claims, not subject to offset, reduction or credit of any kind whatsoever, in an amount equal to the aggregate principal amount outstanding as of the Commencement Date of $207,000,00.00 plus accrued and unpaid interest thereon at the non-default rate to the Commencement Date of $20,441,250.

     (c) Allowance of Class 6 Junior Subordinated Notes Claims. The Class 6 Junior Subordinated Notes Claims shall be deemed Allowed Claims, not subject to offset, reduction or credit of any kind whatsoever, in an amount equal to the aggregate principal amount outstanding as of the Commencement Date (including accreted unpaid interest thereon) of $33,426,577.

     (d) Allowance of Class 7 10.75% Senior Subordinated Notes Claims. The Class 7 10.75% Senior Subordinated Notes Claims shall be deemed Allowed Claims, not subject to offset, reduction or credit of any kind whatsoever, in an amount equal to the aggregate principal amount outstanding as of the Commencement Date of $37,060,000.00 plus accrued and unpaid interest thereon at the non-default rate to the Commencement Date of $4,315,946.

     (e) Allowance of Class 8 12-1/2% Senior Discount Debenture Claims. The Class 8 12 1/2% Senior Discount Debenture Claims shall be deemed Allowed Claims, not subject to offset, reduction or credit of any kind whatsoever, in an amount equal to the aggregate principal amount outstanding as of the Commencement Date (including accreted unpaid interest thereon) of $145,066,168.

     5.4 Method of Distributions Under the Plan.

     (a) In General. Subject to Bankruptcy Rule 9010, and except as otherwise provided in this Section 5.4, all distributions under the Plan shall be made by the Reorganized Debtors to the holder of each Allowed Claim, other than a holder of an Allowed 9 7/8% Senior Subordinated Notes Claim and a holder of an Allowed Senior Secured Lender Claim, at the address of such holder as listed on the Schedules as of the Distribution Record Date unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including by the filing of a proof of Claim by such holder that provides an address different from the address reflected on the Schedules provided that, in the case of (i) a holder of an Allowed 9 7/8% Senior Subordinated Notes Claim, all distributions to such holders shall be made by the Indenture Trustee at the address in the

Indenture Trustee's official records or as set forth in a properly completed letter of transmittal remitted in accordance with Section 5.11 hereof and (ii) in the case of a holder of an Allowed Senior Secured Lender Claim, all distributions to the Senior Secured Lenders under Section 4.2 of the Plan shall be made by the Reorganized Debtors (or their Disbursing Agent) to the Prepetition Agent for disbursement to the Senior Secured Lenders. Notwithstanding the foregoing, all distributions of New Common Stock in respect of any Claim against a Debtor shall be made by Reorganized Parent as Disbursing Agent on behalf of such Debtor.

     (b) Distributions of Cash. Any payment of Cash made by the Reorganized Debtors pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer; provided that all distributions of Cash to the (i) Senior Secured Lenders shall be made by the Reorganized Debtors (or their Disbursing Agent) to the Prepetition Agent by wire transfer of immediately available funds for disbursement to the Senior Secured Lenders and (ii) DIP Lenders shall be made by the Reorganized Debtors (or their Disbursing Agent) to the DIP Agent by wire transfer of immediately available funds for disbursement to the DIP Lenders.

     (c) Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

     (d) Hart-Scott-Rodino Compliance. Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

     (e) Minimum Distributions. No payment of Cash less than one hundred dollars ($100.00) shall be made by the Reorganized Debtors to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtors.

     (f) Fractional Shares; Fractional Warrants; Fractional Rights. No fractional shares of New Common Stock, New Warrants or Cash in lieu thereof shall be distributed pursuant to the Plan or the Newco Offering. When any distribution on account of an Allowed Claim pursuant to the Plan or the Newco Offering would otherwise result in the issuance of a number of shares of New Common Stock or a number of New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims or pursuant to the Newco Offering and the number of New Warrants shall be adjusted as necessary to account for the rounding provided for in this Section 5.4(f).

     (g) Unclaimed Distributions. Any distributions of New Senior Debt Notes, New Common Stock, New Warrants or other property under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in Reorganized Parent, cancelled and extinguished, and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred. Any distributions of Cash on account of distributions to holders of General Unsecured Claims that are unclaimed for a period of one year after distribution thereof shall be distributed to holders of Allowed General Unsecured Claims as a Surplus Distribution pursuant to Section 5.5(c) of the Plan.

     (h) Distributions to Holders as of the Distribution Record Date. As at the close of business on the Distribution Record Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims. The Debtors, the Reorganized Debtors and the Prepetition Agent shall have no obligation to recognize any transfer of any Claims occurring after the Distribution Record Date. The Debtors and the Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Section 5.1 of the Plan) with only those record holders of Claims as of the close of business on the Distribution Record Date.

     5.5 Distributions Withheld for Disputed General Unsecured Claims.

     (a) Holdback for Disputed General Unsecured Claims. On the Initial Distribution Date and each Subsequent Distribution Date, Reorganized Parent shall withhold from the distributions to be made on such dates to the holders of Allowed General Unsecured Claims, Cash equal to one hundred percent (100%) of the distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such dates if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amounts (the "Holdback Amount"). Holders of General Unsecured Claims shall not be entitled to any interest or other accretions in respect of the Holdback Amount.

     (b) Distributions Upon Allowance of Disputed General Unsecured Claims. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive distributions of Cash from the Reorganized Parent on the next Subsequent Distribution Date that follows the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim pursuant to a Final Order; provided, however, that the aggregate amount of such distributions shall not exceed the Holdback Amount. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date without any interest accrued or paid thereon.

     (c) Surplus Distributions to Holders of Allowed General Unsecured Claims. To the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the Holdback Amount over the amount of Cash actually distributed on account of such Disputed General Unsecured Claim, less any amounts to pay for the legal expenses of the Reconstituted Committee in excess of the Reconstituted Committee Compensation shall constitute surplus available for distributions to holders of Allowed General Unsecured Claims (the "Surplus Distributions"). The Surplus Distributions shall be distributed to the holders of

Class 4 Allowed General Unsecured Claims pursuant to Section 4.4 of the Plan based on the amount of then existing Allowed General Unsecured Claims and Disputed General Unsecured Claims; provided, however, that the Reorganized Debtors shall not be under any obligation to make any Surplus Distributions of Cash on a Subsequent Distribution Date unless the amount of Cash to be distributed aggregates $350,000 or more, unless the distribution is the last distribution to be made under the Plan.

     5.6 Personal Injury Tort Claims and Environmental Claims. All personal injury Tort Claims and Environmental Claims are Disputed Claims. Any personal injury Tort Claim or Environmental Claim as to which a proof of claim was timely filed in the Chapter 11 Cases shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of the Bankruptcy Court. Any personal injury Tort Claim or Environmental Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this Section 5.6 and applicable nonbankruptcy law which is no longer appealable or subject to review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of the Bankruptcy Court, shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in this Section 5.6 shall impair the Debtors' right to seek estimation of any and all personal injury Tort Claims and Environmental Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, in connection with or arising out of any personal injury Tort Claim or Environmental Claim.

     5.7 Disbursing Agent. The Indenture Trustee for the 9 7/8% Senior Subordinated Notes will act as Disbursing Agent under the Plan with respect to distributions to holders of Class 5 9 7/8% Senior Subordinated Notes Claims and will make all such distributions required to be distributed under the applicable provisions of the Plan; provided, however, that all distributions to the Senior Secured Lenders under Section 4.2 of the Plan shall be made by the Reorganized Debtors (or their Disbursing Agent) to the Prepetition Agent for disbursement to the Senior Secured Lenders. The Reorganized Debtors, or such Person(s) as the Reorganized Debtors may designate, will act as Disbursing Agent under the Plan with respect to all distributions to holders of Claims other than 9 7/8% Senior Subordinated Notes Claims and will make all distributions required to be distributed under the applicable provisions of the Plan; provided, however, that all distributions to the Senior Secured Lenders under Section 4.2 of the Plan shall be made by the Reorganized Debtors (or their Disbursing Agent) to the Prepetition Agent for disbursement to the Senior Secured Lenders. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than the Reorganized Debtors, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. The Reorganized Debtors shall hold all reserves and accounts pursuant to the Plan.

     5.8 Setoffs and Recoupment. Other than with respect to the Senior Secured Lender Claims and the Note Claims (as to which any and all rights of setoff or recoupment have been waived), the Debtors may, but shall not be required to, set off against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any setoff or recoupment right it may have against the holder of such Claim.

     5.9 Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests. Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtors or the Reorganized Debtors shall have the exclusive right to make and file objections to Administrative Expense Claims, Claims and Equity Interests subsequent to the Effective Date. All objections shall be litigated to Final Order; provided, however, that following the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any of their objections without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors or the Reorganized Debtors shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than sixty (60) days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

     5.10 Distributions Relating to Allowed Insured Claims. Distributions under the Plan to each holder of an Allowed Insured Claim shall comply with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing contained in this Section 5.10 shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

     5.11 Cancellation of Existing Securities. In connection with receiving the distributions provided for pursuant to the Plan, each instrument evidencing a 9 7/8% Senior Subordinated Notes Claim, Junior Subordinated Notes Claim, 10.75% Senior Subordinated Notes Claim, or 12 1/2% Senior Discount Debenture Claim will be deemed cancelled, extinguished, and of no further force and effect as of the Effective Date; provided, however, that the Indentures shall continue in effect for the purposes of (i) allowing the Indenture Trustees to make any distributions on account of the 9 7/8% Senior Subordinated Notes Claims and the Newco Offering pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and (ii) permitting the Indenture Trustees to maintain and assert any rights or liens for reasonable fees, costs, and expenses under the Indentures, subject to Section 13.9 of the Plan.

     5.12 Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments. In addition to any requirements under the Debtors' certificates of incorporation or bylaws, any holder of a Claim evidenced by an instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such instrument, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent and the Reorganized Debtors of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an instrument. Upon compliance with this Section 5.12, the holder of a Claim evidenced by any such lost, stolen, mutilated or destroyed instrument will, for all purposes under the Plan, be deemed to have surrendered such instrument.

     5.13 Allocation of Plan Distributions Between Principal and Interest. Other than in respect of the distributions to be made to the Senior Secured Lenders under the Plan, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

                                   ARTICLE VI.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     6.1 Assumption or Rejection of Executory Contracts and Unexpired Leases

     (a) Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases between the Debtors and any Person shall be deemed assumed by the Reorganized Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) which previously has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) which has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (iii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Effective Date or (iv) which is listed in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases), which schedules shall be included in the Plan Supplement; provided, however, that the Debtors or Reorganized Debtors, with the consent of the Senior Secured Lenders and Creditors' Committee, shall have the right, on or prior to the Confirmation Date, to amend Schedules 6.1(a)(x) or 6.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed, respectively, assumed or rejected. The Debtors or Reorganized Debtors shall provide notice of any amendments to Schedules 6.1(a)(x) or 6.1(a)(y) to the non-debtor parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 6.1(a)(x) and 6.1(a)(y) shall not constitute an admission by the Debtors or Reorganized Debtors that such document is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

     (b) Schedules of Rejected Executory Contracts and Unexpired Leases; Inclusiveness. Each executory contract and unexpired lease listed or to be listed on Schedules 6.1(a)(x) or 6.1(a)(y) that relates to the use or occupancy of real property shall be deemed to include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 6.1(a)(x) or 6.1(a)(y) and
(ii) all executory contracts or unexpired leases appurtenant to the premises listed on Schedules 6.1(a)(x) or 6.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises, unless any of the foregoing agreements previously have been assumed.

     (c) Insurance Policies. Each of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, including, without limitation, any retrospective premium rating plans relating to such policies, shall be treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of such insurance policies and related agreements, documents or instruments that are assumed hereunder, shall comply with the treatment provided under Article IV and Section 5.10 of the Plan. Nothing contained in this Section 6.1(c) shall constitute or be deemed a waiver or release of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

     (d) Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1(a) hereof, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume or reject the unexpired leases specified in
Section 6.1(a) hereof through the date of entry of an order approving the assumption or rejection of such unexpired leases and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to
Section 6.1(a) hereof.

     (e) Cure of Defaults. Except as may otherwise be agreed to by the parties, within sixty (60) days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

     (f) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 6.1(a) of the Plan must be filed with the Bankruptcy Court and/or served upon the Debtors or Reorganized Debtors or as otherwise may be provided in the Confirmation Order, by no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease,
(ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 6.1(a)(x) or 6.1(a)(y). Any Claim not filed within such time will be forever barred from assertion against the Debtors, their Estates, the Reorganized Debtors and their property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

     6.2 Indemnification Obligations. For purposes of the Plan, the obligations of the Debtors to defend, indemnify, reimburse, or limit the liability against any claims or obligations of their present and former directors, officers or employees who served as directors, officers and employees, respectively, on or after the Commencement Date, pursuant to the Debtors' certificates of incorporation or bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date.

     6.3 Compensation and Benefit Programs. Except as provided in Section 6.1(a) of the Plan, and other than stock option or similar plans which will be cancelled as part of the treatment of any Class of Claims under the Plan, all employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their directors, officers, and employees who served as directors, officers and employees, respectively, on or after the Commencement Date, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans, including the Key Employee Retention Plan approved by the Bankruptcy Court by an order dated May 31, 2002, are treated as executory contracts under the Plan and are hereby assumed pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code; provided, however, that the Reorganized Debtors reserve the right to modify any and all such compensation and benefit practices, plans, policies, and programs in accordance with the terms thereof.

     6.4 Retiree Benefits. Pursuant to section 1114 of the Bankruptcy Code, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Commencement Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits; provided, however, that the Reorganized Debtors reserve the right to modify any and all such plans, funds and programs in accordance with the terms thereof.

                                  ARTICLE VII.

                            PARTIAL CONSOLIDATION OF
                 THERMADYNE PARENT HOLDINGS AND THE SUBSIDIARIES

     7.1 Partial Substantive Consolidation Treatment. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation treatment of Claims in Classes 1, 2, 3, 4, and 5 of the Plan for all purposes related to the Plan, including for purposes of voting, confirmation and distribution. Pursuant to such order, (i) no distributions shall be made under the Plan on account of intercompany claims between or among the Debtors,
(ii) no distributions shall be made under the Plan on account of Subsidiary Equity Interests, (iii) all guarantees of any Debtor of the obligations of any other Debtors shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof by any other Debtor and any joint or several liability of any of the Debtors shall be deemed one obligation of the consolidated Debtors and (iv) each and every Claim filed or to be filed in Classes 1, 2, 3, 4, and 5 of the Plan in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such partial substantive consolidation treatment shall not affect (i) the separate legal status and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect restructurings as provided in Section 7.2 of the Plan, (ii) intercompany claims by and among the Debtors or Reorganized Debtors, and (iii) Subsidiary Equity Interests.

     7.2 Merger or Dissolution of Corporate Entities. On or as of the Effective Date, as determined by the respective Debtors (subject to the restructuring transactions described in Section 10.4), each of Thermadyne Mfg. LLC, and Thermadyne Capital Corp. may be dissolved or merged with and into Thermadyne Industries, Inc. On or as of the Effective Date, as determined by the applicable Debtor, any Subsidiary may be merged into another of the Debtors or dissolved. Upon the occurrence of any such merger, all assets of the merged entities shall be transferred to and become the assets of the surviving corporation, and all liabilities of the merged entities, except to the extent discharged, released or extinguished pursuant to the Plan and the Confirmation Order, shall be assumed by and shall become the liabilities of the surviving corporation. All mergers and dissolutions on or prior to the Effective Date shall be effective as of the Effective Date pursuant to the Confirmation Order, without the taking of any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession or the Reorganized Debtors.

                                  ARTICLE VIII.

                  PROVISIONS REGARDING CORPORATE GOVERNANCE AND
                     MANAGEMENT OF THE REORGANIZED DEBTORS

     8.1 General. On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the respective Boards of Directors of the Reorganized Debtors, which shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtors.

     8.2 Meetings of Stockholders. In accordance with the Amended Reorganized Parent Certificate of Incorporation and the Amended Reorganized Parent Bylaws, as the same may be amended from time to time, the first annual meeting of the stockholders of Reorganized Parent shall be held on a date in 2004 selected by the New Board of Directors, and subsequent meetings of the stockholders shall be held at least once annually each year thereafter.

     8.3 Amended Bylaws and Amended Certificates of Incorporation. The Reorganized Parent Amended Bylaws and the Amended Reorganized Parent Certificate of Incorporation and the bylaws and certificates of incorporation of each of the Reorganized Subsidiaries shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such bylaws and certificates of incorporation as permitted by applicable law, and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors in Possession or the Reorganized Debtors.

     8.4 Boards of Directors.

     (a) Reorganized Parent if the Newco Offering Is Not Consummated. In the event that the Newco Offering is not consummated, the New Board of Directors shall be comprised of seven members. Six members of the New Board of Directors shall be nominated by the Senior Secured Lenders in consultation with the Chairman of the Board and Chief Executive Officer of Thermadyne Holdings, and one member shall be the Chairman of the Board and Chief Executive Officer of Reorganized Parent. Each of the members of the New Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Parent or his or her earlier resignation or removal in accordance with the Amended Reorganized Parent Certificate of Incorporation or Amended Reorganized Parent Bylaws, as the same may be amended from time to time.

     (b) Reorganized Parent if the Newco Offering Is Consummated. In the event that the Newco Offering is consummated, the New Board of Directors shall be comprised of seven members. In the event the Newco Offering is fully subscribed by Accredited Investors, six members shall be nominated by the Creditors' Committee, in consultation with the Chairman of the Board and Chief Executive Officer of Thermadyne Holdings, and one member shall be the Chairman of the Board and Chief Executive Officer of Reorganized Parent. In the event the Newco Offering is not fully subscribed but is nevertheless consummated because the Newco Offering Minimum has been reached, two members of the New Board of Directors shall be nominated by the Senior Secured Lenders, and four members shall be nominated by the Creditors' Committee, in each case in consultation with the Chairman of the Board and Chief Executive Officer of Thermadyne Holdings, and one member shall be the Chairman of the Board and Chief Executive Officer of Reorganized Parent. Each of the members of the New Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Parent or his or her earlier resignation or removal in accordance with the Amended Reorganized Parent Certificate of Incorporation or Amended Reorganized Parent Bylaws, as the same may be amended from time to time.

     (c) Reorganized Subsidiaries. The initial board of directors of each of the Reorganized Subsidiaries shall be selected by the New Board of Directors and shall consist of officers or employees of Reorganized Parent whose names shall be disclosed prior to or at the Confirmation Hearing. Each of the members of each such initial board of directors shall serve until the first meeting of stockholders of the respective Reorganized Subsidiary or his or her earlier resignation or removal in accordance with the certificate of incorporation or bylaws of such Reorganized Subsidiary.

     8.5 Officers. The Officers of the respective Debtors immediately prior to the Effective Date shall serve as the initial officers of the respective Reorganized Debtors on and after the Effective Date and in accordance with any employment agreement with the Reorganized Debtors and applicable nonbankruptcy law. After the Effective Date, the officers of the respective Reorganized Debtors shall be determined by their respective new boards of directors.

     8.6 Authorization of New Securities. Without the need for any further corporate action and pursuant to section 303 of the Delaware General Corporation Law, Reorganized Parent shall be authorized to issue (i) 25,000,000 shares of the New Common Stock (including the issuance of any equity interests specified in the Management Stock Plan and the New Warrant Agreements), and (ii) 5,000,000 shares of preferred stock (which may have one or more series or classes, any or all of which classes or series may have such voting powers and such designations, preferences, rights, qualifications, limitations and restrictions as shall be determined by the board of directors of Reorganized Parent and set forth in the certificate of designation from time to time). The shares of New Common Stock and preferred stock authorized in the Amended Reorganized Parent Certificate of Incorporation may be used for the purposes stated therein.

     8.7 Issuance of New Securities. The issuance of the securities and notes listed below by Reorganized Parent is hereby authorized without further act or action under applicable law, regulation, order or rule. The Confirmation Order shall provide that the issuance of the following securities and notes on account of Claims shall be exempt from the registration requirements of the Securities Act of 1933, as amended, to the extent provided by section 1145 of the Bankruptcy Code:

     (a) the New Senior Debt Notes,

     (b) 13,300,000 shares of New Common Stock,

     (c) 1,157,000 New Series A Warrants,

     (d) 700,000 New Series B Warrants, and

     (e) 271,439 New Series C Warrants.

     Certificates evidencing shares of the New Common Stock or the New Warrants, and shares of New Common Stock issued upon exercise of the New Warrants, that are received by holders of ten percent (10%) or more of the outstanding New Common Stock calculated on a fully diluted basis or by holders that are otherwise "underwriters" with respect to the securities will bear a legend substantially in the form below:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE REORGANIZED DEBTORS RECEIVE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

     Any entity that would receive legended securities as provided above may instead receive certificates evidencing New Common Stock or New Warrants without such legend if, prior to the Effective Date, such entity delivers to the Reorganized Debtors (i) an opinion of counsel reasonably satisfactory to the Reorganized Debtors to the effect that the shares of New Common Stock or New Warrants to be received by such entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that it is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code.

     Certificates evidencing shares of the New Common Stock received in the Newco Offering will bear a legend substantially in the form below:

                  THE SHARES OF NEW COMMON STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE REORGANIZED DEBTORS RECEIVE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

     Any holder of a certificate evidencing shares of New Common Stock bearing such legend may present such certificate to the transfer agent for such shares for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (a) such shares are sold pursuant to an effective registration statement under the Securities Act or
(b) such holder delivers to the Reorganized Debtors an opinion of counsel reasonably satisfactory to the Reorganized Debtors to the effect that such shares are no longer "restricted securities" and may be sold without registration under the Securities Act, in which event the certificate issued to the transferee will not bear such legend, unless otherwise specified in such opinion.

     8.8 Management Stock Plan. The Management Stock Plan will become effective on the Effective Date or as soon thereafter as is reasonably practicable and shall be in substantially the same form as the one to be included in the Plan Supplement. Unissued shares of New Common Stock equal to ten percent (10%), on a fully diluted basis, of the total number of shares of New Common Stock outstanding immediately after the Effective Date shall be reserved for issuance under the Management Stock Plan. Except as otherwise disclosed in the Disclosure Statement or the Plan Supplement, the New Board of Directors shall make individual awards of stock options exercisable into shares of New Common Stock under the Management Stock Plan, and the compensation committee of the New Board of Directors shall establish the terms relating thereto (e.g., among other things, the number of options granted to each participant in the Management Stock Plan, exercise price, and vesting).

                                   ARTICLE IX.

                IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN

     9.1 Means for Implementation of the Plan. In addition to the provisions set forth elsewhere in the Plan, the following shall constitute the means for implementation of the Plan.

     9.2 Effectiveness of Securities, Instruments and Agreements. On the Effective Date, all documents described in the Plan Supplement and all other agreements entered into or documents issued pursuant to the Plan, including, without limitation, the Stock Purchase Agreement, the New Senior Debt Notes, the New Senior Debt Notes Agreement, the New Working Capital Facility, the Management Stock Plan, the New Common Stock, the New Warrants, the New Warrant Agreements and/or any agreement entered into or instrument or document issued in connection with any of the foregoing, as applicable, shall become effective and binding upon the parties thereto in accordance with their respective terms and conditions and shall be deemed to become effective simultaneously.

     9.3 Corporate Action. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtors or Reorganized Debtors or their successors in interest under the Plan, including, without limitation, the authorization to issue or cause to be issued the New Common Stock, the Stock Purchase Agreement, the New Warrants, the New Senior Debt Notes and documents relating thereto, the New Working Capital Facility and documents relating thereto, the adoption of the Amended Reorganized Parent Certificate of Incorporation, the Amended Reorganized Parent Bylaws and the amended certificates of incorporation and bylaws of the Reorganized Subsidiaries, corporate mergers or dissolutions effectuated pursuant to the Plan, and the election or appointment, as the case may be, of directors and officers of the Debtors pursuant to the Plan, shall be deemed to have occurred and shall be in full force and effect from and after the Effective Date pursuant to section 303 of the General Corporation Law of the State of Delaware and other applicable general corporation law of the jurisdictions in which the Reorganized Subsidiaries are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the secretary of state of the state in which each Reorganized Debtor is incorporated, in accordance with the applicable general corporation law of such states.

     9.4 Approval of Agreements. The solicitation of votes on the Plan shall be deemed a solicitation for the approval of the Plan Documents and all transactions contemplated by the Plan, including the Management Stock Plan. Entry of the Confirmation Order shall constitute approval of the Plan Documents and all such transactions, subject to the occurrence of the Effective Date.

     9.5 Cancellation of Existing Securities and Agreements. On the Effective Date, the 9 7/8% Senior Subordinated Notes, the 10.75% Senior Subordinated Notes, the 12 1/2% Senior Discount Debentures and the Junior Subordinated Notes, and any or all instruments evidencing Note Claims shall be canceled and extinguished, and the holders thereof shall not retain any rights thereunder and such instruments shall evidence no rights, except the right to receive the distributions, if any, to be made to holders of such instruments pursuant to the Plan. Except with respect to the performance by the Indenture Trustees or their agents of the obligations of the Indenture Trustees under the Plan or in connection with any distribution to be made under the Plan, effective as of the Effective Date, the Indenture Trustees and their agents, successors and assigns shall be discharged of all of their obligations.

     9.6 Cancellation of Equity Interests. On the Effective Date, all Equity Interests, other than the Subsidiary Equity Interests, shall be cancelled and extinguished, and the holders thereof shall not retain any rights thereunder and such Equity Interests shall evidence no rights.

     9.7 New Common Stock. The New Common Stock shall have such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the Amended Reorganized Parent Certificate of Incorporation.

     9.8 Listing of New Common Stock. The Reorganized Debtors shall use reasonable commercial efforts to cause the shares of New Common Stock to be listed on a national securities exchange or the NASDAQ National Market. The Reorganized Debtors shall voluntarily maintain the registration of the New Common Stock under Section 12(g) of the Exchange Act.

     9.9 Registration Rights Agreement. The Reorganized Debtors will enter into the Registration Rights Agreement as of the Effective Date.

     9.10 Operation of the Debtors in Possession Between the Confirmation Date and the Effective Date. The Debtors shall continue to operate as debtors in possession, subject to the supervision of the Bankruptcy Court and pursuant to the Bankruptcy Code and the Bankruptcy Rules during the period from the Confirmation Date through and until the Effective Date, and any obligation incurred by the Debtors in Possession during that period shall constitute an Administrative Expense Claim.

     9.11 Administration After the Effective Date. After the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of their property, free of any restrictions of the Bankruptcy Code and Bankruptcy Rules.

     9.12 Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     9.13 Revesting of Assets.

     (a) The property of the Estate of each of the Debtors shall revest in the respective Reorganized Debtor on the Effective Date.

     (b) As of the Effective Date, all property of the Debtors and Reorganized Debtors shall be free and clear of all Liens, Claims and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan or the Confirmation Order.

     9.14 Causes of Action. As of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any and all Causes of Action accruing to the Debtors and Debtors in Possession, including, without limitation, actions under sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the
Bankruptcy Code, shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to commence and prosecute such Causes of Action for the benefit of the Estates of the Debtors. After the Effective Date, the Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court.

     9.15 Discharge of Debtors. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession or any of their assets or properties under the Plan. Except as otherwise provided herein, on the Effective Date, (a) all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full, and (b) all Persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

     9.16 Injunction Related to Discharge. Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all Persons who have held, hold or may hold Claims against or Equity Interests in any or all of the Debtors, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or

Equity Interest, (c) creating, perfecting or enforcing any Lien or asserting control of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunctions shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

     9.17 Injunction Regarding Worthless Stock Deduction. Any "50-percent shareholder" of Thermadyne Holdings within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, is permanently enjoined from claiming a worthless stock deduction with respect to its Thermadyne Holdings Equity Interest for any taxable year of such shareholder ending prior to the Effective Date.

     9.18 New Senior Debt Notes. The New Senior Debt Notes shall (i) be in the aggregate principal amount of $180 million plus the amount of any and all additional New Senior Debt Notes to be issued pursuant to Section 4.2(b)(iv)(y) of the Plan, (ii) be issued by Reorganized Parent, (iii) bear interest at the rates set forth below, payable quarterly in arrears, which interest rates shall be as follows: (A) from the Effective Date through the second anniversary of the Effective Date, if the aggregate amount of indebtedness outstanding under the New Senior Debt Notes, the New Working Capital Facility, any other working capital facilities entered into by the Reorganized Debtors or their subsidiaries (foreign or domestic) and all capitalized leases of the Reorganized Debtors (1) is below $185 million, the interest rate will be LIBOR plus 3%, (2) is $185 million or above but below $200 million, the interest rate will be LIBOR plus 4%, (3) is $200 million or above but below $230 million, the interest rate will be LIBOR plus 4.5%, (4) is $230 million or above but below $240 million, the interest rate will be LIBOR plus 5%, (5) is $240 million or above but below $260 million, the interest rate will be LIBOR plus 6%, and (6) is above $260 million, the interest rate will be LIBOR plus 6.5%; (B) from the second anniversary of the Effective Date through the third anniversary of the Effective Date, if the aggregate amount of indebtedness outstanding under the New Senior Debt Notes, the New Working Capital Facility, any other working capital facilities entered into by the Reorganized Debtors or their subsidiaries (foreign or domestic) and all capitalized leases of the Reorganized Debtors (1) is below $185 million, the interest rate will be LIBOR plus 3.5%, (2) is $185 million or above but below $200 million, the interest rate will be LIBOR plus 4.5%, (3) is $200 million or above but below $230 million, the interest rate will be LIBOR plus 5%, (4) is $230 million or above but below $240 million, the interest rate will be LIBOR plus 5.5%, (5) is $240 million or above but below $260 million, the interest rate will be LIBOR plus 6.5%, and (6) is above $260 million, the interest rate will be LIBOR plus 7%; and (C) thereafter, if the total amount outstanding under the New Senior Debt Notes, the New Working Capital Facility, any other working capital facilities entered into by the Reorganized Debtors or their subsidiaries (foreign or domestic) and all capitalized leases of the Reorganized Debtors (1) is below $185 million, the interest rate will be LIBOR plus 4%, (2) is $185 million or above but below $200 million, the interest rate will be LIBOR plus 5%, (3) is $200 million or above but below $230 million, the interest rate will be LIBOR plus 5.5%, (4) is $230 million or above but below $240 million, the interest rate will be LIBOR plus 6%, (5) is $240 million or above but below $260 million, the interest rate will be LIBOR plus 7%, and (6) is above $260 million, the interest rate will be LIBOR plus 7.5%; (iv) require quarterly amortization payments totaling the following annual amounts: $0 in the first year, $10 million in the second year, $20 million in the third year, $30 million in the fourth year, and the remainder in the fifth year, which remainder shall be paid in three quarterly installments of $10 million each and a final balloon payment of the balance of the New Senior Debt Notes (including any New Senior Debt Notes issued pursuant to Section 4.2(b)(iv)(y)(B)) which will be due on the fifth anniversary of the Effective Date, (v) include an excess cash flow sweep covenant, the terms of which are to be negotiated, (vi) provide for mandatory prepayments (to be applied in the inverse order of maturity) upon the occurrence of certain events including, without limitation, a mandatory prepayment of the proceeds received by the Reorganized Debtors upon the exercise of any New Warrants; (vii) be guaranteed by the Reorganized Debtors (other than Reorganized Parent), (viii) be secured by a lien on all assets of the Reorganized Debtors junior only to permitted liens to be identified in the New Senior Debt Notes Agreement and the liens securing the obligations under the New Working Capital Facility, and (ix) otherwise be imbued with such other terms as are set forth in the New Senior Debt Notes Agreement.

     9.19 New Working Capital Facility. On the Effective Date, the transactions contemplated by the New Working Capital Facility shall be consummated and thereupon become effective.

                                   ARTICLE X.

                               THE NEWCO OFFERING

     10.1 Subscription Commitments. On the Subscription Commencement Date, Newco will cause a Subscription Agreement and other offering materials to be delivered to each holder of a 9 7/8% Senior Subordinated Notes Claim, Junior Subordinated Notes Claim, 10.75% Senior Subordinated Notes Claim, and 12 1/2% Senior Discount Debentures Claim, which will give each such holder that certifies that such holder is an Accredited Investor the right, pursuant to and on terms and conditions of the Newco Offering, to make a Subscription Commitment for up to 12,318,500 shares of New Common Stock at the Subscription Price.

     10.2 Subscription Period. The Newco Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Date. After the Subscription Expiration Date, no additional Subscription Commitments will be accepted without the written consent of a majority of the Senior Secured Lenders, and Newco shall not be obligated to honor any purported Subscription Commitments received by the Subscription Agent after the Subscription Expiration Date, regardless of when the documents relating to such Subscription Commitments were sent.

     10.3 Subscription Price. The Subscription Price will be $13.85 per share of New Common Stock, payable in Cash.

     10.4 Restructuring Transactions. In the event that the Newco Offering Minimum has been met, the following transactions will be consummated, in the order set forth below:

     (a) On or before the Subscription Expiration Date, the Subscription Price Deposit provided for in Section 10.7 shall be paid by each Accredited Investor subscribing for shares of New Common Stock and held in escrow, pending the consummation of the transactions provided herein on the Effective Date.

     (b) On the Effective Date, the following transactions shall occur simultaneously:

          (i) Newco shall issue to Accredited Investors in exchange for receipt of the Subscription Price the number of shares of New Common Stock subscribed for pursuant to valid and binding Subscription Commitments, subject to the priority rules set forth in Section 10.5;

          (ii) Pursuant to the Plan, the Stock Purchase Agreement and the New Warrant Agreements, Newco shall deliver to Thermadyne Mfg. LLC, in exchange for all of the outstanding capital stock of Thermadyne Industries, Inc. (A) all the Cash received pursuant to paragraph (b)(i) above, (B) the New Senior Debt Notes, (C) the New Warrants, (D) 981,500 shares of New Common Stock, and (E) an additional amount of New Common Stock sufficient to comply with Section 4.2(b)(iv)(y). All such consideration shall be transferred, on behalf and at the direction of Thermadyne Mfg. LLC, to the Disbursing Agent for distribution to the holders of Senior Secured Lender Claims and 9 7/8% Senior Subordinated Notes Claims in accordance with the Plan;

          (iii) Holders of Senior Secured Lender Claims shall receive the consideration provided for in Section 4.2(b) of the Plan;

          (iv) Holders of 9 7/8% Senior Subordinated Notes Claims shall receive the consideration provided for in Section 4.5 of the Plan;

     (c) Thermadyne Holdings shall (i) take all actions necessary and appropriate to effect and preserve a timely election under Section 338(h)(10) of the Tax Code (which generally has the effect of treating the transfer of the stock as a transfer of the underlying assets for federal income tax purposes) with respect to the transfer of the stock of Thermadyne Industries, Inc. (and, at the request of Reorganized Parent, with respect to the indirect transfer of the stock of any Subsidiary), and any comparable election under state, local or foreign law (including timely filing such forms, tax returns, election schedules and other documents as may be required, including, without limitation, IRS Form 8023 and any amendments thereto), and (ii) file all reports and tax returns in a manner consistent with such election and shall take no position contrary thereto or inconsistent therewith in any tax filing, any discussion with or proceeding before any taxing authority or otherwise.

     (d) Following the Effective Date, all appropriate actions shall be taken to liquidate and dissolve Thermadyne Holdings, Thermadyne Mfg. LLC and Thermadyne Capital Corp.

     10.5 Thresholds. No shares of New Common Stock shall be issued pursuant to Subscription Commitments unless Newco receives Subscription Commitments to purchase at least the Newco Offering Minimum. If Subscription Commitments are received and accepted for the purchase of more than the Newco Offering Maximum, shares of New Common Stock shall be distributed in accordance with the following until the Newco Offering Maximum has been reached:

     First, to the holders of the 9 7/8% Senior Subordinated Notes Claims making Subscription Commitments. As among them, shares of New Common Stock will be allocated to each holder of a 9 7/8% Senior Subordinated Claim that has made a Subscription Commitment up to the lesser of (i) such holder's Pro Rata Share of the 9 7/8% Senior Subordinated Notes Claims and (ii) the total number of shares subscribed for by such holder;

     Second, to each holder of the 9 7/8% Senior Subordinated Notes Claims requesting Oversubscribed Shares. If there is more than one such holder, each such holder will receive that number of shares of New Common Stock determined by the product of (i) the fraction, of which (A) the numerator is the number of Oversubscribed Shares requested by such holder and (B) the denominator is the number of Oversubscribed Shares requested by all such holders, multiplied by
(ii) the lesser of (A) the number of Oversubscribed Shares requested by all such holders and (B) the Newco Offering Maximum less the total number of shares of New Common Stock already subject to distribution pursuant to this Section 10.5;

     Third, to the holders of the Junior Subordinated Notes Claims. As among them, shares of New Common Stock will be allocated to each holder of a Junior Subordinated Notes Claim that has made a Subscription Commitment up to the lesser of (i) such holder's Pro Rata Share of such Junior Subordinated Notes Claims and (ii) the total number of shares subscribed for by such holder;

     Fourth, to each holder of a Junior Subordinated Notes Claim requesting Oversubscribed Shares. If there is more than one such holder, each such holder will receive that number of shares of New Common Stock determined by the product of (i) the fraction, of which (A) the numerator is the number of Oversubscribed Shares requested by such holder and (B) the denominator is the number of Oversubscribed Shares requested by all such holders, multiplied by (ii) the lesser of (A) the number of Oversubscribed Shares requested by all such holders and (B) the Newco Offering Maximum less the total number of Shares of New Common Stock already subject to distribution pursuant to this Section 10.5;

     Fifth, to the holders of the 10.75% Senior Subordinated Notes Claims and 12 1/2% Senior Discount Debentures Claims. As among them, shares of New Common Stock will be allocated to each holder of a 10.75% Senior Subordinated Notes Claims or a 12 1/2% Senior Discount Debentures Claim that has made a Subscription Commitment up to the lesser of (i) such holder's Pro Rata Share of such 10.75% Senior Subordinated Notes Claims and 12 1/2% Senior Discount Debentures Claims (calculated as a single class) and (ii) the total number of shares subscribed for by such holder;

     Sixth, to each holder of a 10.75% Senior Subordinated Notes Claim or a 12 1/2% Senior Discount Debentures Claim requesting Oversubscribed Shares. If there is more than one such holder, each such holder will receive that number of shares of New Common Stock determined by the product of (i) the fraction, of which (A) the numerator is the number of Oversubscribed Shares requested by such holder and (B) the denominator is the number of Oversubscribed Shares requested by all such holders, multiplied by (ii) the lesser of (A) the number of Oversubscribed Shares requested by all such holders and (B) the Newco Offering Maximum less the total number of Shares of New Common Stock already subject to distribution pursuant to this Section 10.5.

     10.6 Transfer Restriction; Revocation. Any holder entitled to make a Subscription Commitment pursuant to Section 10.1 may transfer such holder's opportunity to make a Subscription Commitment only to another holder eligible under Section 10.1 to the extent of such holder's Pro Rata Share of shares of New Common Stock (determined on the basis of all such shares of New Common Stock being issued only to holders in such holder's Class). Any holder that breaches its obligation to subscribe for and make payment on the account of the shares of New Common Stock pursuant to a Subscription Commitment that has been accepted by the Debtors shall forfeit (i) as liquidated damages the entire Subscription Price Deposit it made pursuant to Section 10.7 and (ii) its entire entitlement to receive any shares of New Common Stock pursuant to its Subscription Commitment. No Person or related group for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof may own or control more than 30% of the shares of New Common Stock issued under the Plan, including issuance as a result of the Newco Offering, unless either (i) the consent of more than 50% of the Senior Secured Lender Claims or (ii) 100% of the shares of New Common Stock issuable pursuant to the Newco Offering are issued pursuant to Subscription Commitments.

     10.7 Procedures for Making Subscription Commitments. Any holder described in Section 10.1 shall make its Subscription Commitment by causing its Subscription Agreement to be delivered to the Subscription Agent on or prior to the Subscription Expiration Date, having properly completed and executed the Subscription Agreement, and tendered the Subscription Price Deposit (defined herein) in accordance with the procedures set forth herein and in the Subscription Agreement. In order for any Subscription Commitment to be effective, any holder of a 9 7/8% Senior Subordinated Notes Claim that is an Accredited Investor shall tender as a deposit the amount of Cash that would be necessary to purchase the lesser of (a) its Pro Rata Share of shares of New Common Stock (determined on the basis as if all such shares were to be distributed only to holders of Claims in such Class) and (b) the number of shares actually subscribed for pursuant to such holder's Subscription Agreement (the "Subscription Price Deposit"), and any holder of any Junior Subordinated Notes Claim, 10.75% Senior Subordinated Notes Claim, or 12 1/2% Senior Discount Debentures Claim that is an Accredited Investor shall tender as its Subscription Price Deposit Cash equal to 20% of the aggregate Subscription Price for all shares of New Common Stock subscribed for pursuant to such holder's Subscription Agreement. All questions concerning the timelines, viability, form and eligibility of any Subscription Commitment shall be determined solely by the Debtors and Newco, whose determinations shall be final and binding. The Debtors, in their sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported Subscription Commitment. Subscription Agreements shall not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine, in their sole discretion. Neither the Debtors nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Agreements or incur any liability for failure to give such notification.

     10.8 Notification of Allocation of New Common Stock. Within ten (10) Business Days after the Subscription Expiration Date, the Subscription Agent shall notify each holder that made a Subscription Commitment of the number of shares of New Common Stock to be allocated to it pursuant to this Article X. Within ten (10) Business Days after receipt of such notice from the Subscription Agent, such holder shall submit Cash equal to its aggregate Subscription Price less its Subscription Price Deposit. Any Subscription Price Deposit made for shares not received will be refunded to the holder that made such Subscription Price Deposit as soon as practicable thereafter. Any holder's failure to pay the unfunded portion of its Subscription Commitment in accordance with this Section 10.8 shall result in forfeiture of such holder's Subscription Price Deposit, revocation of its Subscription Commitment, and reallocation of the shares of New Common Stock that would have been so distributed to such holder in accordance with Section 10.5.

     10.9 Submission of Jurisdiction. Each holder entering into a Subscription Agreement shall consent to the exclusive jurisdiction and venue of the Bankruptcy Court for the resolution of any dispute arising thereunder including, without limitation, in respect of payment of the Subscription Price, and in respect of the terms of the Newco Offering set forth in the Plan.

     10.10 Reservation. Notwithstanding the foregoing provisions of this
Article X, the Debtors reserve the right to substitute Thermadyne Holdings for Newco and maintain Thermadyne Holdings as the Reorganized Parent. In such event, appropriate adjustments shall be made to the provisions of this Plan relating to the Newco Offering, including, without limitation, that the Restructuring Transactions would not be implemented.

                                   ARTICLE XI.

                   CONFIRMATION AND EFFECTIVENESS OF THE PLAN

     11.1 Conditions Precedent to Confirmation. The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to Section 11.4 of the Plan:

          (a) The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the DIP Agent, the Senior Secured Lenders and the Creditors' Committee; and

          (b) All exhibits to the Plan, including those to be contained in the Plan Supplement, shall be in form and substance reasonably acceptable to the Debtors, the DIP Agent, the Senior Secured Lenders, and the Creditors' Committee.

     11.2 Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions have been satisfied or waived pursuant to Section 11.4 of the Plan:

          (a) The Confirmation Order shall have been entered and there shall be no stay or injunction that would prevent the occurrence of the Effective Date;

          (b) The Confirmation Order shall authorize the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to consummate the Plan and to enter into, implement and effectuate the contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan;

          (c) The statutory fees owing to the United States Trustee shall have been paid in full;

          (d) All Plan Documents and exhibits to the Plan, including those to be contained in the Plan Supplement, shall be in a form satisfactory to the Debtors, the Reorganized Debtors, the DIP Agent, the Senior Secured Lenders and the Creditors' Committee;

          (e) Each of the Amended Reorganized Parent Certificate of Incorporation, the Amended Reorganized Subsidiaries Certificates of Incorporation, the Amended Reorganized Parent Bylaws, and the Amended Reorganized Subsidiaries Bylaws, in form and substance satisfactory to the Reorganized Debtors, the Senior Secured Lenders and the Creditors' Committee shall have been filed, effected, or executed, as required;

          (f) All other actions, authorizations, consents and regulatory approvals required (if any) and all Plan Documents necessary to implement the provisions of the Plan shall have been obtained, effected or executed in a manner acceptable to the Debtors or, if waivable, waived by the Person or Persons entitled to the benefit thereof;

          (g) All amounts owed under the DIP Facility shall have been indefeasibly paid in full in Cash by wire transfer of immediately available funds, the commitments thereunder terminated and the outstanding DIP Letters of Credit will either (a) be (i) returned to the issuer marked cancelled, or (ii) cash collateralized with Cash in an amount equal to 105% of the face amount of the outstanding letters of credit or (b) the issuer will be provided with back-to-back letters of credit in an amount equal to 105% of the face amount of the outstanding letters of credit and in form and substance and from a financial institution acceptable to the issuer;

          (h) The New Working Capital Facility shall have been entered into by all parties thereto and all conditions to the initial draw thereunder shall have been satisfied in accordance with the terms thereof such that the Reorganized Parent and Reorganized Debtors shall have credit available to them to provide financing sufficient to meet their Cash obligations under the Plan and have sufficient borrowing capacity to satisfy their working capital requirements as of and after the Effective Date;

          (i) The New Senior Debt Notes Agreement, in form and substance satisfactory to the Senior Secured Lenders and reasonably satisfactory to the Creditors' Committee, shall have been entered into by all parties thereto and all New Senior Debt Notes shall have been issued thereunder;

          (j) The New Series A Warrant Agreement shall have been entered into by all parties thereto and all New Series A Warrants shall have been issued thereunder;

          (k) The New Series B Warrant Agreement shall have been entered into by all parties thereto and all New Series B Warrants shall have been issued thereunder;

          (l) The New Series C Warrant Agreement shall have been entered into by all parties thereto and all New Series C Warrants shall have been issued thereunder;

          (m) The Newco Offering shall be completed if the Newco Offering Minimum is satisfied; and

          (n) The New Common Stock shall have been duly authorized and, with the occurrence of the Effective Date, shall be validly issued and outstanding.

     11.3 Effect of Failure of Conditions. If each condition to the Effective Date specified in Section 11.2 of the Plan has not been satisfied or duly waived within ninety (90) days after the Confirmation Date, then (unless the period for waiver or satisfaction of such conditions has been extended with the consent of the Debtors, the DIP Agent, the Senior Secured Lenders and the Creditors' Committee) the Confirmation Order will be vacated by the Bankruptcy Court. If the Confirmation Order is vacated pursuant to this Section 11.3, the Plan shall be deemed null and void in all respects, including without limitation the discharge of Claims pursuant to section 1141 of the Bankruptcy Code and the assumptions or rejections of executory contracts and unexpired leases as provided by the Plan, and nothing contained herein shall (1) constitute a waiver or release of any Causes of Action by, or Claims against, the Debtors or (2) prejudice in any manner the rights of the Debtors.

     11.4 Waiver of Conditions. The Debtors may, with the consent of the DIP Agent, the Senior Secured Lenders and the Creditors' Committee, which consent shall not be unreasonably withheld, waive, by a writing signed by an authorized representative of the Debtors and subsequently filed with the Bankruptcy Court, the condition precedent to confirmation and effectiveness of the Plan specified in Sections 11.1(b) and 11.2(d), (e), (f), and (i) of the Plan.

                                  ARTICLE XII.

                            RETENTION OF JURISDICTION

     The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

          (b) To determine any and all adversary proceedings, applications and contested matters;

          (c) To hear and determine any objections to or requests to estimate Administrative Expense Claims, Claims or Equity Interests;

          (d) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

          (e) To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

          (f) To consider any amendments to or modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in the Plan, the Plan Documents, or any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

          (g) To hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331, and 503(b) of the Bankruptcy Code and to hear any disputes regarding the expenses of the Reconstituted Committee;

          (h) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan (other than disputes relating to documents evidencing the New Working Capital Facility, the New Senior Debt Notes or any post-Effective Date issue of corporate governance);

          (i) To recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

          (j) To determine any Claim of or any liability to a governmental unit that may be asserted as a result of the transactions contemplated herein;

          (k) To enforce this Plan, the Confirmation Order and any other order, judgment, injunction or ruling entered or made in the Chapter 11 Cases, including, without limitation, the injunction, exculpation and releases provided for in this Plan;

          (l) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including, but not limited to, in connection with an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods through the Effective Date, and in the event the restructuring transactions described in Section
     10.4 are implemented, for all taxable periods of Thermadyne Holdings, Thermadyne Mfg. LLC and Thermadyne Capital Corp. through the liquidation and dissolution of such entities);

          (m) To hear any other matter not inconsistent with the Bankruptcy Code; and

          (n) To enter a final decree closing the Chapter 11 Cases.

                                 ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

     13.1 Effectuating Documents and Further Transactions. Each of the Debtors or Reorganized Debtors, as the case may be, is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to implement, effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     13.2 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer under, in furtherance of, or in connection with the Plan, (including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated by the Plan, and the making of an election under Section 338 of the Tax Code) shall not be subject to, or give rise to, any stamp, real estate transfer, mortgage recording, or other similar tax.

     13.3 Authorization to Request Prompt Tax Determinations. Reorganized Parent is authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors, for all taxable periods through the Effective Date; provided, however, in the event the restructuring transactions described in Section 10.4 are implemented, Thermadyne Holdings (rather than Newco) shall be authorized, on behalf of each of itself, Thermadyne Mfg. LLC and Thermadyne Capital Corp., to request an expedited determination under section 505(b) of the Bankruptcy Code of their tax liability for all taxable periods through the liquidation and dissolution of such entities.

     13.4 Exculpation. Neither the Debtors nor the Reorganized Debtors, the Creditors' Committee, the Senior Secured Lenders, the DIP Lenders, the Prepetition Agent, the DIP Agent, the Indenture Trustees, or any of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives (the "Exculpated Parties") shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases and the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for (i) any express contractual obligation owing by any such Person or (ii) willful misconduct or gross negligence, and, in all respects, the Exculpated Parties, directors, employees, advisors, and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided that nothing in the Plan shall, or shall be deemed to, release the Exculpated Parties, or exculpate the Exculpated Parties with respect to, their respective obligations or covenants arising pursuant to this Plan.

     13.5 Debtors' Releases. On and as of the Effective Date, the Debtors and the Reorganized Debtors shall release unconditionally and forever each present or former director, officer, or employee of the Debtors, each member of the Creditors' Committee, the Senior Secured Lenders, the DIP Lenders, the Prepetition Agent, the DIP Agent, each holder of a Note Claim, other than a holder that is a Person identified in Section 9.17 of the Plan, each Indenture Trustee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, parent corporations, subsidiaries, partners, affiliates and representatives from any and all Causes of Action whatsoever in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of confirmation hereof, the consummation hereof, the administration hereof, or the property to be distributed hereunder; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of (i) any express contractual obligation owing by any such Person or (ii) the willful misconduct or gross negligence of any such Person.

     13.6 Lender Releases. On the Confirmation Date, but as of and subject to the occurrence of the Effective Date, in consideration for, and as a part of the treatment afforded to the holders of Claims and Equity Interests under this Plan, and for other valuable consideration, the Debtors, the Reorganized Debtors, the Creditors' Committee (and each member thereof) and every holder of a Claim or Equity Interest unconditionally and irrevocably forever waive, release and discharge all current and former Senior Secured Lenders and DIP Lenders, the Prepetition Agent, the DIP Agent and all persons or entities who were their respective directors, officers, employees, members, partners, equity holders, agents, advisors, professional persons, representatives, parent corporations, subsidiaries, affiliates and representatives from any and all Causes of Action based upon any act or omission related to the Debtors and their business affairs, including, without limitation, any extensions of credit or other financial services or accommodations made or not made to the Debtors prior to the Effective Date; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of (i) any express contractual obligation owing by any such Person or (ii) the willful misconduct or gross negligence of any such Person. The Confirmation Order shall specifically provide for the foregoing releases and shall enjoin the prosecution of any such released Causes of Action.

     13.7 Injunction Relating to Exculpation and Release. The Confirmation Order will contain an injunction permanently enjoining the commencement or prosecution by the Debtors, the Reorganized Debtors and any other Person, whether derivatively or otherwise, of any Cause of Action exculpated, released or discharged pursuant to this Plan against the released and exculpated parties.

     13.8 Reconstitution of Creditors' Committee. On the Effective Date, the Creditors' Committee shall be reconstituted to consist of one member, who shall serve without compensation and shall be based as close to St. Louis, Missouri as is reasonably practicable (the "Reconstituted Committee"). The name of the initial member of the Reconstituted Committee shall be designated and disclosed by the Creditors' Committee on or before the date of the Confirmation Hearing. The Reconstituted Committee shall be permitted to monitor and consult with the Reorganized Debtors regarding any Disputed General Unsecured Claims. The Reconstituted Committee will terminate at such time when the amount of Disputed General Unsecured Claims is less than ten percent (10%) of the amount of Disputed General Unsecured Claims as of the Effective Date. The Reconstituted Committee shall be authorized to retain one local counsel, the fees and expenses of which shall be borne by the Reorganized Debtors up to the Reconstituted Committee Compensation (inclusive of the expenses of the member of the Reconstituted Committee), and any fees and expenses in excess of the Reconstituted Committee Compensation shall be chargeable against the Holdback Amount. In the event of any dispute regarding the expenses of the Reconstituted Committee or the fees and expenses of its counsel, the amount of any such fees and expenses shall be determined by the Bankruptcy Court.

     13.9 Certain Indenture Trustee Fees and Expenses The Reorganized Debtors will pay in Cash and pursuant to the Confirmation Order the reasonable fees and expenses of the Indenture Trustees through the Effective Date without the need for the Indenture Trustees to file an application for allowance with the Bankruptcy Court. Upon payment of the reasonable fees and expenses of the Indenture Trustees through the Effective Date in full, the Indenture Trustees will be deemed to have released any liens and priority rights for fees and expenses under the Indentures solely to the extent of such payment. The Reorganized Debtors shall pay the Indenture Trustees reasonable fees and expenses (including counsel's fees and expenses) incurred after the Effective Date in connection with making a distribution to holders of 9 7/8% Senior Subordinated Notes Claims and in connection with the Newco Offering. If the Debtors and an Indenture Trustee cannot agree on the amount of fees and expenses to be paid to such Indenture Trustee, the amount of fees and expenses shall be determined by the Bankruptcy Court.

     13.10 Post-Effective Date Fees and Expenses. From and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of Professionals thereafter incurred by the Reorganized Debtors, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

     13.11 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in Cash as soon as practicable following the Effective Date.

     13.12 Amendment or Modification of the Plan. Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors, with the consent of the Creditors' Committee, the DIP Agent, and the Senior Secured Lenders which consent shall not be unreasonably withheld, at any time prior to the Confirmation Date in conformity with section 1127(a) of the Bankruptcy Code, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified by the Debtors, with the consent of the Creditors' Committee, the DIP Agent, and the Senior Secured Lenders which consent shall not be unreasonably withheld, at any time after the Confirmation Date in conformity with section 1127(b) of the Bankruptcy Code, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

     13.13 Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, the Plan will not be confirmed unless such provision is altered, amended or modified in accordance with Section 13.12 of the Plan and the Bankruptcy Court confirms the Plan as so altered, amended or modified.

     13.14 Revocation or Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other Person, an admission against interests of the Debtors, nor shall it prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

     13.15 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

     13.16 Notices. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:


Thermadyne Holdings Corporation                          Thermadyne Holdings Corporation
101 South Hanley Rd., Suite 600                          101 South Hanley Rd., Suite 600
St. Louis, Missouri 63105                                St. Louis, Missouri 63105
Attn: Mr. James Tate                                     Attn: Patricia S. Williams, Esq.
Telephone: (314) 746-2107                                Telephone: (314) 746-2328
Facsimile: (314) 746-2374                                Facsimile: (314) 746-2327

with copies to:

Weil, Gotshal & Manges LLP                               Weil, Gotshal & Manges LLP
767 Fifth Avenue                                         100 Crescent Court, Suite 1300
New York, New York 10153                                 Dallas, Texas 75201
Attn: Alan B. Miller, Esq.                               Attn: R. Scott Cohen, Esq.
Telephone: (212) 310-8000                                Telephone: (214) 746-7700
Facsimile: (212) 310-8007                                Facsimile: (214) 746-7777

Bryan Cave LLP
One Metropolitan Square
211 North Broadway
St. Louis, Missouri 63102
Attn: Lloyd A. Palans, Esq.
Telephone: (314) 259-2000
Facsimile: (314) 259-2020


     13.17 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent the Plan or any agreement entered into pursuant to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

     13.18 Withholding and Reporting Requirements. In connection with the consummation of the Plan, the Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     13.19 Plan Supplement. Forms of the Amended Reorganized Parent Holdings Certificate of Incorporation, the Amended Reorganized Parent Holdings Bylaws, the New Senior Debt Notes Agreement, Schedules 6.1(a)(x) and 6.1(a)(y) referred to in Section 6.1 of the Plan, the Management Stock Plan, the New Warrant Agreements and the Registration Rights Agreement shall be contained in the Plan Supplement, filed with the Clerk of the Bankruptcy Court and served upon the Office of the United States Trustee, the Creditors' Committee, the Prepetition Agent and the DIP Agent, at least ten (10) days prior to the Balloting Deadline. Upon filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement by written request to Thermadyne Holdings, given as provided this Section 13.19.

     13.20 Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose and shall not limit or otherwise affect the provisions of the Plan.

     13.21 Exhibits/Schedules. All exhibits and Schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

     13.22 Section 1125(e) of the Bankruptcy Code. As of the Confirmation Date, the Debtors, the Creditors' Committee, and the Senior Secured Lenders shall be deemed to have solicited acceptances hereof in good faith and in compliance with the applicable provisions of the Bankruptcy Code. As of the Confirmation Date, the Debtors, the Creditors' Committee, and the Senior Secured Lenders and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the new securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections hereof or other offer and issuance of new securities hereunder.

     13.23 Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

     13.24 No Admissions. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by any Person with respect to any matter set forth herein.

     13.25 Inconsistency. In the event of any inconsistency between the Plan and the Disclosure Statement, any exhibit to the Plan or the Disclosure Statement or any other instrument or document created or executed pursuant to the Plan, the Plan shall govern. In the event of any inconsistency between the Plan and the New Working Capital Facility or the New Senior Debt Notes Documents, the New Working Capital Facility and the New Senior Debt Notes Documents, as applicable, shall govern.



Dated: St. Louis, Missouri
January 17, 2003


                                        THERMADYNE HOLDINGS CORPORATION

                                        a Delaware corporation
                                        (for itself and on behalf of
                                        each of the Subsidiaries)



                                        By:      /s/ James H. Tate
                                           -------------------------------------
                                           James H. Tate
                                           Senior Vice President and
                                           Chief Financial Officer

                                    EXHIBIT B

                           DISCLOSURE STATEMENT ORDER

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MISSOURI
                                EASTERN DIVISION


IN THE MATTER OF:                                 )        In Proceedings Under Chapter 11
                                                  )
THERMADYNE HOLDINGS                               )        Case No. 01-52840-399
CORPORATION, et al.,                              )
                                                  )        HONORABLE BARRY S. SCHERMER
            Debtors.                              )        UNITED STATES BANKRUPTCY JUDGE
                                                  )
                                                  )        ORDER (i) APPROVING DISCLOSURE
                                                  )        STATEMENT, (ii) ESTABLISHING VOTING
                                                  )        RECORD DATE, (iii) APPROVING
                                                  )        SOLICITATION PROCEDURES, FORMS OF
                                                  )        BALLOTS, AND MANNER OF NOTICE, AND
                                                  )        (iv) FIXING DATE, TIME AND PLACE OF
                                                  )        CONFIRMATION HEARING AND DEADLINE
                                                  )        FOR FILING OBJECTIONS THERETO



     A hearing having been held on January 9, 2003 (the "Hearing") to consider the motion of Thermadyne Holdings Corporation, and certain of its subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), dated November 18, 2002 (the "Motion"), seeking, inter alia, approval, pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code"), of the Debtors' Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code, dated November 18, 2002, heretofore filed with the Court, approval of proposed solicitation procedures, approval of the forms of ballots, establishing the date, time and place of the confirmation hearing on the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated November 18, 2002, and the deadline for filing objections thereto; and it appearing that proper and timely notice of the Hearing has been given; and it appearing that such notice was adequate and sufficient; and the Debtors having filed with the Court the Debtors' First Amended and Restated Joint Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, dated January 17, 2003 (the "Amended Disclosure Statement"), and the Debtors' First Amended and Restated Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code, dated January 17, 2003 (the "Plan"); and the appearances of all interested parties having been duly noted on the record of the Hearing; and each of the objections, if any, to the proposed disclosure statement or the Motion having been either (a) withdrawn or rendered moot by modifications to the disclosure statement or (b) overruled by the Court; and the Debtors having made the conforming changes to the Amended Disclosure Statement to comport with the record of the Hearing and the agreements reached with the parties, if any, that filed objections, a copy of which revised disclosure statement is attached hereto as Exhibit "A" (the "Disclosure Statement"); and, upon the Motion, the Disclosure Statement and the record of the Hearing and upon all of the proceedings heretofore had before the Court and after due deliberation and sufficient cause appearing therefore, it is

     ORDERED, FOUND AND DETERMINED THAT:

     1. The Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code.

     2. The Disclosure Statement and the Motion are hereby approved.

     3. For voting purposes and mailing of notices pursuant to this Order, January 17, 2003, at 5:00 p.m. (prevailing eastern time) shall be the "Record Date" for the holders of Claims(3) and Equity Interests.

     4. The Debtors shall mail applicable ballots or master ballots (with instructions), substantially in the forms of the ballots (with instructions) annexed hereto as Exhibits "B", "C", "D", and "E", (the "Ballots"), to each holder, as of the Record Date, of a Claim in the Voting Classes under the Plan, in accordance with the procedures set forth herein.





-----------------------------
(3) Unless otherwise defined in this Order, capitalized terms shall have the meaning ascribed in the Plan.

     5. No more than ten (10) business days after the Record Date, the Debtors shall deposit or cause to be deposited in the United States mail, first class postage prepaid, a sealed solicitation package (the "Solicitation Package") addressed to the holders of Claims in the Voting Classes, which shall include:

          a. notice of the confirmation hearing and related matters, substantially in the form of Exhibit "F" annexed hereto (the "Confirmation Hearing Notice"), setting forth the date and time fixed for filing acceptances to and rejections of the Plan, the date and time fixed for filing objections to confirmation of the Plan, and the date, time and place of the hearing on confirmation;

          b. a copy of the Disclosure Statement, as approved by the Court (with exhibits including the Plan); and

          c. a Ballot (with instructions), substantially in the form approved by the Court.

     6. The procedures for transmittal of the Solicitation Package to the Holders of Voting Class 5, the 9 7/8% Senior Subordinated Notes (the "Notes"), shall be as follows:

          a. Upon the Debtors' request, the Indenture Trustee shall make inquiry of the registered holder(s) to determine contact and mailing information for the participants ("Participants") as of the Record Date, and the registered holder(s) shall supply such information promptly upon request. The Indenture Trustee shall provide the Debtors, at the Debtors' expense, with an electronic file, on disk or via e-mail, containing contact information with respect to the registered holder(s) of the Notes and Participants as of the Record Date. The Debtors shall pay for all reasonable and necessary costs incurred by the registered holder(s) to prepare and deliver such list of Participants.

          b. The Debtors, the Indenture Trustee and other persons shall be entitled to rely on the list of Participants, including contact and mailing information, received from the registered holder(s) pursuant to this Order for all purposes with respect to solicitation and voting on the Plan including, without limitation, the Participants' entitlement to vote on account of their respective holders and validation of all respects of Master Ballots received from Participants.

          c. The Solicitation Package and a copy of this Order shall be mailed by the Debtors via first class U.S. Mail no more than ten (10) business days after the Record Date to each known registered holder and Participant of the Notes as of the Record Date. A sufficient number of copies of the Solicitation Package and this Order shall be sent to each Participant (or agent therefor) by the Debtors to enable each Participant (or agent therefor) to provide a Solicitation Package and this Order to each of the beneficial owners and/or intermediate nominees for which it holds such securities.

          d. The Participants and nominees through which beneficial owners hold Notes are directed to promptly distribute Solicitation Packages and this Order to the beneficial owners and/or intermediate nominees for which they hold such securities, and include a self-addressed, stamped envelope. Promptly upon receipt of beneficial owners' Ballots and/or intermediate Master Ballots from their clients, the Participants and other nominees shall then summarize the individual votes of its respective beneficial owners from the beneficial owners' ballots (or, as applicable, summarize information on intermediate Master Ballots received from intermediate nominees) on a Master Ballot. Participants shall return the Master Ballot they prepare to the Voting Agent so that it is received by the Voting Deadline. In the case of intermediate nominees (who are not Participants), they shall return the Master Ballot they prepare to their bank or broker (or agent therefor) (i.e. they shall return such Master Ballot to their superior nominee).

          e. The Debtors shall, upon request via fax or mail to Debtors' counsel, reimburse registered holders, Participants and other nominees for their reasonable, actual, and necessary out-of-pocket expenses incurred in copying, mailing, handling and forwarding ballots, Solicitation Packages and this Order to their clients, and performing any other tasks described in this Order. The Court shall retain jurisdiction to resolve any disputes regarding the payment of such fees or expenses. Copies of the Solicitation Packages and this Order, for the purposes of distributing same to nominees and beneficial holders may be obtained, at Debtors' expense (and at no cost to nominees), upon request by fax or mail to Debtors' counsel.

          f. All banks and brokerage firms (or their agents) shall retain for inspection by the Court the Beneficial Ballots and Master Ballots submitted to them for one year following the Voting Deadline.

          g. Votes cast by beneficial owners holding Notes through a bank or brokerage firm (or their agents) and transmitted by means of a

               Master Ballot shall be applied against the positions held by such banks and brokerage firms in the Notes, as evidenced by the record list of holders of the Notes or through participation in a securities depositary. Votes submitted by a bank or brokerage firm (or their agents) on a Master Ballot shall not be counted in excess of the position maintained by the respective bank or brokerage firm on the Record Date in the Notes.

          h. To the extent that overvotes on a Master Ballot are not subject to being reconciled prior to the Voting deadline, the Debtors shall count votes in respect of such Master Ballot in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballot that contains the overvotes, but only to the extent of the applicable bank's or brokerage firm's position on the Record Date in the Notes.

     7. The Debtors shall mail the Solicitation Packages to holders of Claims, as of the Record Date, in the Voting Classes.

     8. In lieu of mailing the Solicitation Package to holders of Claims in unimpaired Classes, no more than ten (10) business days after the Record Date, the Debtors shall deposit in the United States mail, postage prepaid, the Notice of Non-Voting Status and the Confirmation Hearing Notice, substantially in the forms attached hereto as Exhibits "F" and "G", to each holder of a Claim or Equity Interest in an unimpaired Class.

     9. In lieu of mailing the Solicitation Package to holders of claims that are listed on the Debtors' Schedules of Liabilities (the "Schedules") as contingent, unliquidated or disputed, and that did not file a proof of claim, no more than ten (10) business days after the Record Date, the Debtors shall deposit in the United States mail, postage prepaid, the Notice of Non-Voting Status and the Confirmation Hearing Notice, substantially in the forms attached hereto as Exhibits "F" and "G", to each holder of such contingent, unliquidated or disputed claim.


     10. In lieu of mailing the Solicitation Package to holders of Claims and Equity Interests in impaired Classes that are deemed to have rejected the Plan, no more than ten (10) business days after the Record Date, the Debtors shall deposit in the United States mail, postage prepaid, the Disclosure Statement, the Confirmation Hearing Notice and a Notice of Non-Voting Status, substantially in the forms attached hereto as Exhibits "A", "F" and "G", respectively, to each holder of a Claim or Equity Interest in an impaired Class that is deemed to have rejected the Plan.

     11. The Debtors shall cause the Confirmation Hearing Notice to be published once in The Wall Street Journal (National Editions) and St. Louis Post-Dispatch on a date not less than twenty (20) calendar days prior to the hearing to consider confirmation of the Plan.


     12. All persons and entities entitled to vote on the Plan shall deliver their Ballots by mail, hand delivery or overnight courier no later than 5:00 p.m. Eastern Time on February 28, 2003 (the "Voting Deadline") to the Voting Agent at:

                          Thermadyne Ballot Processing
                                    BSI LLC
                   Heron Tower, 70 East 55th Street, 6th Fl.
                            New York, New York 10022
                             Attn: Angharad Bowdler
                                 (212) 376-8900

Any Ballot received after the Deadline Voting shall not be counted, other than as provided for herein. Ballots submitted by facsimile shall not be counted.

     13. The Debtors shall have the ability to extend the Voting Deadline at the Debtors' sole discretion.

     14. With respect to Ballots submitted by a holder of a Claim:

          a. any Ballot that is properly completed, executed and timely returned to the Voting Agent that does not indicate an acceptance or rejection of the Plan shall be counted as an acceptance of the Plan;

          b. any Ballot that is returned to the Voting Agent indicating acceptance or rejection of the Plan but which is unsigned shall not be counted;

          c. whenever a creditor casts more than one Ballot voting the same claim prior to the Voting Deadline, only the last timely Ballot received by the Voting Agent shall be counted;

          d. if a creditor casts simultaneous duplicative Ballots voted inconsistently, then such Ballots shall count as one vote accepting the Plan;

          e. each creditor shall be deemed to have voted the full amount of its Claim;

          f. creditors shall not split their vote within a Claim, thus each creditor shall vote all of its Claim within a particular class either to accept or reject the Plan;

          g. any Ballot that partially rejects and partially accepts the Plan shall not be counted; and

          h. any Ballot received by the Voting Agent by telecopier, facsimile or other electronic communication shall not be counted.

     15. The hearing on confirmation of the Plan is scheduled for March 19, 2003 at 1:30 p.m. Central Time, in the courtroom of the Honorable Barry S. Schermer, United States Bankruptcy Judge, Thomas F. Eagleton U. S. Courthouse, 111 South Tenth Street, 5th Floor-North Courtroom, St. Louis, Missouri 63102. The confirmation hearing may be adjourned from time to time without further notice other than an announcement of the adjourned date(s) at said hearing and at any adjourned hearing(s).

     16. Any objection to confirmation of the Plan must be filed with the Clerk of the Bankruptcy Court, together with proof of service, no later than 4:00 p.m., Central Time, on March 7, 2003, and must be served on each of the persons listed on Exhibit "H" attached hereto so as to be received by them no later than 4:00 p.m., Central Time, on March 7, 2003. Any objection to confirmation of the Plan must be in writing and (a) must state the name and address of the objecting party and the amount of its claims or the nature of its interest and (b) must state, with particularity, the nature of its objection. Any confirmation objection not filed and served as set forth herein shall be deemed waived and may not be considered by the Bankruptcy Court.



Dated: St. Louis, Missouri
       January 21, 2003

                                  /s/ Barry S. Schermer
                                  ----------------------------------------
                                  HONORABLE BARRY S. SCHERMER
                                  UNITED STATES BANKRUPTCY JUDGE

                     Exhibits to Disclosure Statement Order


Exhibit A - Disclosure Statement (intentionally omitted)

Exhibit B - Ballot for Class 2 (intentionally omitted)

Exhibit C - Ballot for Class 4 (intentionally omitted)

Exhibit D - Ballot for Class 5 (intentionally omitted)

Exhibit E - Master Ballot for Class 5 (intentionally omitted)

Exhibit F - Notice of Order Approving the Disclosure Statement
            (intentionally omitted)

Exhibit G - Notice of Non-Voting Status (intentionally omitted)

                                    EXHIBIT C

                   THERMADYNE HOLDINGS CORPORATION 2001 10-K

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K

(MARK ONE)
[X]

                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

[ ]
                TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-23378
                         THERMADYNE HOLDINGS CORPORATION
             (Exact name of Registrant as Specified in its Charter)

             DELAWARE                                             74-2482571
 (State or Other Jurisdiction of                               (I.R.S. Employer
  Incorporation or Organization)                             Identification No.)

                        COMMISSION FILE NUMBER 333-57457
                               THERMADYNE MFG. LLC
             (Exact name of Registrant as Specified in its Charter)

            DELAWARE                                              74-2878452
(State or Other Jurisdiction of                                (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                        COMMISSION FILE NUMBER 333-57457
                            THERMADYNE CAPITAL CORP.
             (Exact name of Registrant as Specified in its Charter)

                DELAWARE                                          74-2878453
    (State or Other Jurisdiction of                            (I.R.S. Employer
     Incorporation or Organization)                          Identification No.)

        101 S. HANLEY, SUITE 600                                    63105
          ST. LOUIS, MISSOURI                                     (ZIP Code)
(Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (314) 721-5573

        Securities registered pursuant to Section 12(b) of the Act: NONE

           Securities registered pursuant to Section 12(g) of the Act:

                                 TITLE OF CLASS
                     Common Stock, par value $0.01 per share

    Indicate by checkmark whether the registrants: (1) have filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrants were required to file such reports), and (2) have been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

      Indicate by checkmark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrants' knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment to this Form 10-K. [ ]

      State the aggregate market value of the voting stock held by non-affiliates of the registrant: approximately $80,000 based on the closing sales price of the Common Stock, on March 18, 2002.

      Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date: 3,590,286 shares of Common Stock, outstanding at March 18, 2002.

      Thermadyne Mfg. LLC and Thermadyne Capital Corp. meet the conditions set forth in General Instruction I 1(a) and (b) of Form 10-K and are therefore filing this form with the reduced disclosure format.

                      DOCUMENTS INCORPORATED BY REFERENCE:
                                      NONE

================================================================================

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     The statements in this Annual Report on Form 10-K that relate to future plans, events or performance are forward-looking statements. Actual results could differ materially due to a variety of factors and the other risks described in this Annual Report and the other documents the Company files from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or that reflect the occurrence of unanticipated events.

                                     PART I

ITEM 1. BUSINESS.

GENERAL

     Thermadyne Holdings Corporation, a Delaware corporation ("Thermadyne" or the "Company"), is a leading global manufacturer of cutting and welding products and accessories. The Company manufactures a broad range of gas (oxy-fuel) and electric arc cutting and welding products that are ultimately sold to end-user customers principally engaged in the aerospace, automotive, construction, metal fabrication, mining, mill and foundry, petroleum and shipbuilding industries. Thermadyne Mfg. LLC ("Thermadyne LLC") is wholly owned by, and the principal operating subsidiary of, the Company, and Thermadyne Capital Corp. ("Thermadyne Capital") is a wholly owned subsidiary of Thermadyne LLC.

BANKRUPTCY FILING

     On November 19, 2001, the Company and substantially all of its domestic subsidiaries, including Thermadyne LLC and Thermadyne Capital (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri (the "Court".) The filing resulted from insufficient liquidity, and was determined to be the most efficient and favorable alternative to restructure the Company's balance sheet. Since 1998, the Company's operating results have been negatively impacted by a weak industrial economy in the U.S. as well as difficult economic conditions in most of its foreign markets. The deterioration of operating results and liquidity made it increasingly difficult for the Company to meet all of its debt service obligations. Prior to filing Chapter 11, the Company failed to make the semi-annual interest payments on the 10.75% subordinated notes, due November 1, 2003 (the "Subordinated Notes"), which were due on May 1 and November 1, 2001, and totaled approximately $4.0 million. In addition, the Company failed to make an interest payment in the amount of $10.2 million related to the 9.875% senior subordinated notes, due June 1, 2008 (the "Senior Subordinated Notes"), which was due on June 1, 2001. The Bankruptcy Code generally prohibits the Company from making payments on unsecured, pre-petition debt, including the Senior Subordinated Notes and the Subordinated Notes, except pursuant to a confirmed plan of reorganization. The Company is in possession of its properties and assets and continues to manage the business as a debtor-in-possession subject to the supervision of the Court.

     On January 8, 2002, the Court entered the final order approving a new $60 million debtor-in-possession credit facility among Thermadyne LLC, as borrower, the Company and certain U.S. subsidiaries as guarantors, and a syndicate of lenders with ABN AMRO Bank N.V. as agent (the "DIP Facility".) Prior to the final order, on November 21, 2001, the Court entered an interim order authorizing the Debtors to use up to $25 million of the DIP Facility for loans and letters of credit. The DIP Facility expires on the earlier of the consummation of a plan of reorganization or November 21, 2002. The DIP Facility is secured by substantially all the assets of the Debtors, including a pledge of the capital stock of substantially all their subsidiaries, subject to certain limitations with respect to foreign subsidiaries. Actual borrowing availability is subject to a borrowing base calculation. The amount available to the Company under the DIP Facility is equal to the sum of approximately 85% of eligible accounts receivable, 50% of eligible inventory and 72% of eligible fixed assets. As of December 31, 2001, the Company's eligible accounts receivable, inventories and fixed assets supported access to $58.0 million of the DIP Facility. As of December 31, 2001, the Company had borrowed $8.7 million and issued letters of credit of $0.1 million under the DIP Facility. The DIP Facility contains financial covenants, including minimum levels of EBITDA (defined as net income or loss plus depreciation, amortization of goodwill, amortization of intangibles, net periodic postretirement benefits expense, income taxes, amortization of deferred financing costs, any net loss realized in connection with the sale of any asset, any extraordinary loss or the non-cash portion of non-recurring expenses, and reorganization costs), and other customary provisions.

     As of December 1, 2001, the Company discontinued accruing interest on the Senior Subordinated Notes, the Subordinated Notes, the 12.5% debentures, due June 1, 2008 (the "Debentures"), and the 15% junior subordinated notes, due December 15, 2009 (the "Junior Notes"), and ceased accruing dividends on its redeemable preferred stock. Contractual interest on the Senior Subordinated Notes, the Subordinated Notes, the Debentures and the Junior Notes for the year ended December 31, 2001, was $20.4 million, $4.0 million, $16.7 million and $4.7 million, respectively. Interest recorded for the Senior Subordinated Notes, the Subordinated Notes, the Debentures and the Junior Notes was $18.7 million, $3.7 million, $15.2 million and $4.3 million, respectively. Contractual dividends for the redeemable preferred stock were $9.5 million for the year ended December 31, 2001, which compares to recorded dividends of $8.7 million. As part of the Court order approving the DIP Facility, the Company was required to continue making periodic interest payments on its old syndicated senior secured credit agreement (the "Old Credit Facility.") This order did not approve the payment of any principal outstanding under the Old Credit Facility as of the petition date, or the payment of any future mandatory amortization of the loans. In total, contractual interest on the Company's obligations was $80.3 million for the year ended December 31, 2001, which was $4.0 million in excess of reported interest.

     Pursuant to the provisions of the Bankruptcy Code, substantially all actions to collect upon any of the Debtors' liabilities as of the petition date or to enforce pre-petition date contractual obligations were automatically stayed. Absent approval from the Court, the Debtors are prohibited from paying pre-petition obligations. However, the Court has approved payment of certain pre-petition liabilities such as employee wages and benefits and certain other pre-petition obligations. Additionally, the Court has approved the retention of legal and financial professionals. Claims against the Debtors may be filed with the Court through April 19, 2002. As debtor-in-possession, the Debtors have the right, subject to Court approval and certain other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by such rejections may file pre-petition claims with the Court in accordance with bankruptcy procedures.

     The Company is currently developing a plan of reorganization (the "Plan of Reorganization") through, among other things, discussions with the official creditor's committee appointed in the Chapter 11 proceedings and the lenders. The objective of the Plan of Reorganization is to restructure the Company's balance sheet to significantly strengthen the Company's financial position.

     Management expects that a Plan of Reorganization will be completed and ready to file with the Court during the second calendar quarter of 2002. Although management expects to file the Plan of Reorganization, there can be no assurance at this time that a Plan of Reorganization will be proposed by the Company, approved or confirmed by the Court, or that such plan will be consummated. The Company has moved the Court to extend the period during which the Debtors may file a Plan of Reorganization through July 1, 2002. On April 2, 2001, the Court will consider the Company's motion for such extension. There can be no assurance that the Court will grant such extension. If the exclusivity period were to expire or be terminated, other interested parties, such as creditors of the Debtors, would have the right to propose alternative plans of reorganization.

     Although the Chapter 11 filing raises substantial doubt about the Company's ability to continue as a going concern, the accompanying financial statements have been prepared on a going concern basis. This basis contemplates the continuity of operations, realization of assets, and discharge of liabilities in the ordinary course of business. The statements also present the assets of the Company at historical cost and the current intention that they will be realized as a going concern and in the normal course of business. A Plan of Reorganization could materially change the amounts currently disclosed in the financial statements.

     The Company's financial statements do not present the amount which may ultimately be paid to settle liabilities and contingencies which may be allowed in the Chapter 11 case. Under Chapter 11, the rights of, and ultimate payment by the Company to, pre-petition creditors may be substantially altered. This could result in claims being paid in the Chapter 11 proceedings at less (and possibly substantially less) than 100 percent of their face value. At this time, because of material uncertainties, pre-petition claims are carried at face value in the accompanying financial statements, and are included in the line "liabilities subject to compromise" on the consolidated balance sheet. Additionally, the interests of existing preferred and common shareholders could be substantially diluted or even eliminated. Further information about the financial impact of the Chapter 11 filing is set forth in Item 7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations and in the notes to the financial statements.

ACQUISITIONS

     In 2000, the Company made the following two acquisitions. On April 13, the Company, through a 90% owned subsidiary, acquired all the assets of Unique Welding Alloys ("Unique"), a business that sells industrial gases, welding equipment and accessories to the retail end-user trade, and on November 9, the Company, through a 90% owned subsidiary, acquired all the assets of Maxweld & Braze (Pty) Ltd. ("Maxweld"), a wholesale business that sells welding equipment and accessories to distributors and the retail end-user trade. Both of these businesses are located in Boksburg, South Africa. The aggregate consideration paid for these two acquisitions was approximately $4.4 million and was financed through existing bank facilities. These transactions were accounted for as purchases.

     In 1999 the Company made the following two acquisitions. On March 11, the Company acquired all the issued and outstanding capital stock of Soltec S.A. ("Soltec"), a manufacturer of manual electrodes and tubular wires for hardfacing and special applications, located in Santiago, Chile. On April 14, the Company acquired all the issued and outstanding capital stock of Tecmo Sri ("Tecmo"), a manufacturer of torches and plasma and laser consumables, located in Rastignano, Italy. The aggregate consideration paid for these two acquisitions was approximately $6 million and was financed through existing bank facilities. These transactions were accounted for as purchases.

     In 1998 the Company made the following four acquisitions. On September 1, the Company acquired all the issued and outstanding capital stock of Thermadyne Victor Ltda. (formerly known as Equi Solda SA) ("Victor Brazil"), a leading manufacturer of gas cutting apparatus in Brazil. On July 24, the Company acquired substantially all the assets of Mid-America Cryogenics Company ("Mid-America"), which specializes in the design, installation and service of cryogenic equipment and is located in Indianapolis, Indiana. On May 21, the Company acquired substantially all the assets of OCIM Srl ("OCIM"), a manufacturer of a variety of arc welding accessories including metal inert gas ("MIG") and tungsten inert gas ("TIG") torches and consumables, located in Milan, Italy. On February 1, the Company acquired substantially all the assets of Pro-tip, a division of Settles Ground Support, Inc., a producer of low-cost oxygen fuel cutting tips in Cuthbert, Georgia. The aggregate consideration paid for these four acquisitions was approximately $19 million.

     On May 22, 1998, the Company consummated (i) the merger (the "Merger") of Mercury Acquisition Corporation ("Mercury"), a corporation organized by DLJ Merchant Banking Partners II, L.P. ("DLJMB") and affiliated funds and entities (the "DLJMB Funds"), with and into the Company and (ii) the associated recapitalization of the Company (collectively, the "Recapitalization"). The DLJMB Funds acquired approximately 80.6% of the outstanding common stock, par value $0.01 per share ("Common Stock") of the Company pursuant to such transactions.

PRINCIPAL PRODUCTS AND MARKETS

     The Company manufactures a broad range of both gas (oxy-fuel) and arc cutting and welding equipment (including a line of advanced plasma arc cutting systems and oxy-fuel apparatus), accessories and consumables, including repair parts used in the cutting and welding industry. Gas cutting and welding torches burn a mixture of oxygen and fuel gas, typically acetylene. Arc cutting and welding systems are powered by electricity. The major arc cutting and welding systems are plasma, stick and metal inert gas ("MIG"). Arc technology is more sophisticated than gas technology and can be used on more types of metals. In addition, arc equipment produces less distortion in the surrounding metal and it cuts and welds faster, reducing labor costs. However, gas technology is more portable and generally less expensive than arc technology and therefore remains important in many industries.

     The Company conducts its operations through the following subsidiaries:

     Thermal Dynamics -- Plasma Arc Cutting Products. Thermal Dynamics Corporation ("Thermal Dynamics"), located in West Lebanon, New Hampshire and founded in 1957, developed many of the early plasma cutting systems and maintains its position as a leading manufacturer of plasma cutting systems and replacement parts. Thermal Dynamics' product line ranges from a portable 12-amp unit to large 1,000-amp units. Thermal Dynamics' end users are engaged primarily in fabrication and repair of sheet metal and plate products found in fabricated structural steel and nonferrous metals, automotive products, appliances, sheet metal, heating, ventilation and air conditioning ("HVAC"), general fabrication, shipbuilding and general maintenance.

     Advantages of the plasma cutting process over other methods include faster cutting speeds, the ability to cut ferrous and nonferrous alloys and minimum heat distortion on the material being cut. Plasma cutting also permits metal cutting using only compressed air and electricity.

     Tweco -- Electric Arc Products and Arc Gouging Systems. Tweco Products, Inc. ("Tweco"), located in Wichita, Kansas and founded in 1936, manufactures a line of arc welding replacement parts and accessories, including electrode holders, ground clamps, cable connectors, terminal connectors and lugs and cable splicers, and a variety of automatic and semiautomatic welding guns and cable assemblies utilized in the arc welding process. Tweco also manufactures manual stick electrode holders, ground clamps and accessories. Manual stick welding is one of the oldest forms of welding and is used primarily by smaller welding shops which perform general repair, maintenance and fabrication work. Tweco's end users are primarily engaged in the manufacture or repair and maintenance of transportation equipment, including automobiles, trucks, aircraft, trains and ships; the manufacture of a broad range of machinery; and the production of fabricated metal products, including structural metal, hand tools and general hardware.

     Tweco is a leading domestic manufacturer of MIG welding guns. The MIG process is an arc welding process utilized in the fabrication of steel, aluminum, stainless steel and other metal products and structures. In the MIG process, a small diameter consumable electrode wire is continuously fed into the arc. The welding arc area is protected from the atmosphere by a "shielding" gas. The welding guns and cable assemblies manufactured by Tweco carry the continuous wire electrode, welding current and shielding gas to the welding arc. Tweco manufactures a related line of robotic welding accessory products. This accessory line includes, but is not limited to, a robotic torch with patented consumables, a robotic deflection mount, a robotic cleaning station, robotic arms and an anti-splatter misting system.

     Through its Arcair product line, Tweco manufactures equipment and related consumable materials for "gouging," a technique that liquefies metal in a narrow groove and then removes it using compressed air.

     Gouging products are often used in joint preparation prior to a welding process. Numerous other applications exist for these gouging systems, such as removal of defective welds, removal of trim in foundries and repair of track, switches and freight cars in the railroad industry. Tweco also manufactures a line of underwater welding and gouging equipment.

     In addition to gouging products, Tweco produces a patented exothermic cutting system, SLICE(R). This system generates temperatures in excess of 7000 degrees F and can quickly cut through steel, concrete and other materials. SLICE(R) has many applications, including opening clogged steel furnaces and providing rapid entry in fire and rescue operations. Tweco has developed an underwater version of the SLICE(R) cutting system for use in the marine repair and salvage industry.

     Tweco provides a complete line of chemicals used in the welding industry. Chemicals are used for weld cleaning and as agents to reduce splatter adherence on the metal being welded. Chemicals are also used to reduce splatter adherence in welding nozzles in MIG applications.

     Victor -- Oxy-Fuel Gas Products. Victor Equipment Company ("Victor") has plants in Abilene and Denton, Texas and Hermosillo, Sonoro, Mexico, and was founded in 1913. Victor is a leading domestic manufacturer of gas-operated cutting and welding torches and gas and flow pressure regulation equipment. Victor's torches are used to cut ferrous metals and to weld, heat, solder and braze a variety of metals, and its regulation equipment is used to control pressure and flow of most industrial and specialty gases. In addition, Victor manufactures a variety of replacement parts, including welding nozzles and cutting tips of various types and sizes and a line of specialty gas regulators purchased by end users in the process control, electronics and other industries. Victor also manufactures a wide range of medical regulation equipment serving the oxygen therapy market, including home health care and hospitals.

     The torches produced by Victor are commonly referred to as oxy-fuel torches. These torches combine a mixture of oxygen and a fuel gas, typically acetylene, to produce a high-temperature flame. These torches are designed for maximum durability, repairability and performance utilizing patented built-in reverse flow check valves and flash arresters in several models. Victor also manufactures lighter-duty handheld heating, soldering and brazing torches. Pressure regulators, which are basically diaphragm valves, serve a broad range of industrial and specialty gas process control operations.

     The principal uses of the Victor torch are cutting steel in metal fabricating applications such as shipbuilding, construction of oil refineries, power plants and manufacturing facilities, and welding, heating, brazing and cutting in connection with maintenance of machinery, equipment and facilities.

     Victor sells its lighter-duty products to end-user customers principally engaged in the plumbing, refrigeration and heating, ventilation and air conditioning industries. The relative low cost, mobility and ease of use of Victor torches make them suitable for a wide variety of uses.

     Cigweld -- Electric Arc Products, Oxy-Fuel Products, Filler Metals, Gas Control Products and Safety Products. The business now known as Cigweld, located in Melbourne, Australia, and founded in 1922, is the leading Australian manufacturer of gas equipment and welding products.

     Cigweld manufactures arc welding equipment products for both the automatic arc and manual arc welding markets. The Cigweld range of automatic welding equipment includes packages specifically designed for particular market segments. End users of this product range include the rural market and the vehicle repair, metal fabrication, shipbuilding, general maintenance and heavy industries. Manual arc equipment products range from small welders designed for the home handyman to units designed for heavy industry.

     Cigweld manufactures a range of consumable products (filler metals) for manual and automatic arc and gas welding. The range of manual arc electrodes includes over 50 individual electrodes for different applications. Cigweld markets its manual arc electrodes under such brand names as Satincraft, Weldcraft, Ferrocraft(R), Alloycraft(R), Satincrome, Cobalarc(R), Castcraft and Weldall(R).

     For automatic and semiautomatic welding applications, Cigweld manufactures a significant range of solid and flux-cored wires, principally under the Autocraft(R), Verti-Cor, Satin-Cor, Metal-Cor and Cobalarc(R) brand names. For gas welding, Cigweld manufactures and supplies approximately 40 individual types of wires and solders for use in different applications. Cigweld's filler metals are manufactured to standards appropriate for their intended use, with the majority of products approved by agencies such as Lloyd's Register of Shipping, American Bureau of Shipping, De Norske Veritas and U.S. Naval Ships.

     Cigweld manufactures a comprehensive range of equipment for gas welding and cutting and ancillary products such as gas manifolds, gas regulators and flowmeters. Gas welding and cutting equipment is sold in kit form or as individual products. Kits are manufactured for various customer groups and their components include combinations of oxygen and acetylene regulators, blowpipes, cutting attachments, mixers, welding and heating tips, cutting nozzles, roller guides, twin welding hoses, goggles, flint lighters and tip cleaners, combination spanners and cylinder keys. In addition to its kits, Cigweld manufactures and/or distributes a complete range of gas equipment, including a range of blowpipes and attachments, regulators (for oxygen, acetylene, argon and carbon dioxide), flashback arrestors, cutting nozzles, welding and heating tips, hoses and fittings, gas manifolds and accessories.

     Cigweld also manufactures a range of gas control equipment including specialty regulators (for use with different gases, including oxygen, acetylene, liquefied petroleum gas, argon, carbon dioxide, nitrogen, air, helium, hydrogen, carbon monoxide, ethylene, ethane and nitrous oxide), manifold systems, cylinder valves and spares and natural gas regulators. Cigweld's gas control items are primarily sold to gas companies.

     Cigweld manufactures and/or distributes a range of safety products for use in welding and complementary industries. The product range includes welding helmets and accessories, respirators and masks, breathing apparatus, earmuffs and earplugs, safety spectacles, safety goggles and gas welding goggles and faceshields.

     Medical products are also manufactured by Cigweld in its manufacturing plant in Melbourne, Australia. These products are sold through distributors in the Australian market and exported through third-party distributors and related entities. The product range includes regulators, flowmeters, suction units, oxygen therapy and resuscitation and outlet valves for medical gas systems.

     C&G Systems -- Cutting Tables. C&G Systems Inc. ("C&G"), located in Itasca, Illinois, and founded in 1968, manufactures a line of mechanized cutting tables for fabricating sheet metal and metal plate. The machines utilize either oxy-fuel or plasma cutting torches produced by other divisions of the Company. C&G has a wide range of cutting tables from the relatively inexpensive cantilever type used in general fabrication and job shops to the large precision gantry type found in steel service centers and specialty cutting applications. These metal cutting tables can be used in virtually any metal fabrication plant.

     Stoody -- Hardfacing Products. Stoody Company ("Stoody"), located in Bowling Green, Kentucky and with operations founded in 1921, is a recognized world leader in the development and manufacture of hardfacing welding wires, electrodes and rods. While Stoody's primary product line is iron-based welding wires, Stoody also participates in the markets for cobalt-based and nickel-based electrodes, rods and wires, which are essentially protective overlays, deposited on softer base materials by various welding processes. This procedure, referred to as "hardfacing" or "surface treatment," adds a more resistant surface, thereby increasing the component's useful life. Lower initial costs, the ability to treat large parts, and ease and speed of repairs in the field are some of the advantages of hardfacing over solid wear resistant components. A variety of products have been developed for hardfacing applications in industries utilizing earth moving equipment, agricultural tools, crushing components, and steel mill rolls and in virtually all applications where metal is exposed to external wear factors.

     Thermal Arc -- Arc Welders, Plasma Welders and Wire Feeders. In 1997, the inverter and plasma arc welder business of Thermal Dynamics and the welding division of Prestolite Power Corporation ("Arcsys") were combined to form Thermal Arc, Inc. ("Thermal Arc"). The combined operation is located in Troy, Ohio and produces a full line of inverter and transformer-based electric arc welders, plasma welders, engine-driven welders and wire feeders. Thermal Arc products compete in the marketplace for construction, industrial and automated applications, and serve a large and diverse user base.

     The inverter arc welding power machines use high-frequency power transistors to provide welding machines that are extremely portable and power-efficient when compared to conventional welding power sources. Plasma welding dramatically improves productivity for the end user. Additionally, conventional transformer-based machines provide a cost-effective alternative for markets where low cost and simplicity of maintenance are a high priority.

     GenSet -- Engine-Driven Welders and Generators. GenSet S.p.A. ("GenSet"), which was acquired by the Company in January 1997 and is located in Pavia, Italy, commenced operations in 1976 with the production of small generating sets. In 1976, it developed its first engine-driven welder and, in 1977, obtained its first patent for the synchronous alternator designed for welding purposes. It now offers a full range of technologically advanced generators and engine-driven welders that are sold throughout the world.

     These products are used both where main power is not available and for standby power where continuous power supply is a key requirement.

     Tec.Mo -- Plasma and Laser Cutting Replacement Consumables. Tec.Mo located in Bologna, Italy manufactures replacement consumables for both plasma and laser cutting systems. Tec.Mo has a full line of replacement parts for over 20 different manufacturers' products.

     OCIM -- Electric Arc Welding Accessories. OCIM located in Milan, Italy manufactures a complete line of Mig welding torches, Tig torches, and Robotic Mig arc welding torches. In addition to its full line of torches, it manufactures replacement consumable parts for these accessories, as well as a full line of Robotic arc welding accessories.

     Victor Brazil -- Oxy-Fuel Products and Cutting Tables. Thermadyne Victor Ltda. ("Victor Brazil"), with offices and manufacturing facilities located in Rio de Janeiro, Brazil, was acquired by the Company in 1998. Victor Brazil is the leading manufacturer of oxy-fuel products for industrial and medical use and of mechanized cutting tables for shaping and fabricating sheet metal and metal plate in South America.

     Victor Brazil primarily serves the Latin American market. The oxy-fuel product line is very competitive in the region and offers the customer a broad range of gas cutting and welding equipment. Metal fabricators of all sizes, including applications such as shipbuilding, steel construction, machinery manufacturing, pressure vessel producers, and steel mills, use the industrial oxy-fuel products. Hospitals, home care, and doctors' offices use the medical oxy-fuel products.

     The cutting table line of products uses either oxy-fuel or plasma cutting systems produced by Victor Brazil or other divisions of the Company. The line of products is oriented to the needs of the Latin American market. Inexpensive cantilever tables and higher-precision, computer numeric-controlled tables are produced by Victor Brazil. These products are used in all types of metal fabricating plants.

INTERNATIONAL BUSINESS

     The Company had aggregate international sales of approximately $166.4 million, $193.7 million and $198.9 million for the fiscal years ended December 31, 2000, 1999 and 1998, respectively, or approximately 38%, 38% and 38%, respectively, of the Company's net sales in each such period. The Company's international sales are influenced by fluctuations in exchange rates of foreign currencies, foreign economic conditions and other risks associated with foreign trade. See "Quantitative and Qualitative Disclosures About Market Risk." The Company's international sales consist of (a) export sales of Thermadyne products manufactured at domestic manufacturing facilities and, to a limited extent, products manufactured by third parties, sold through overseas field representatives of Thermadyne International Corporation ("Thermadyne International"), a subsidiary of Thermadyne, and (b) sales of Thermadyne products manufactured at domestic and international manufacturing facilities, sold by Thermadyne's foreign subsidiaries. For further information concerning the international operations of the Company, see the notes to the consolidated financial statements of the Company included elsewhere herein.

     Thermadyne International was formed in 1980 to coordinate Thermadyne's efforts to increase international sales and sells cutting and welding products through independent distributors in more than 80 countries. In support of this effort, the Company operates distribution centers in Canada, Australia, Italy, Mexico, Japan, Singapore, Brazil, the Philippines, Malaysia, Indonesia and the United Kingdom and employs salespeople located in 23 additional countries.

COMPETITION

     The Company competes principally with a number of domestic manufacturers of cutting and welding products, the majority of which compete only in limited segments of the overall market. Management believes competition is based primarily on product quality and brand name, breadth and depth of product lines, effectiveness of distribution channels, a knowledgeable sales force capable of solving customer application problems, price and quality of customer service. To date, the Company has experienced little direct foreign competition in its U.S. markets due to the relatively limited size of such markets, the inability of foreign manufacturers to establish effective distribution channels and the relatively non-labor-intensive nature of the cutting and welding product manufacturing process. The Company also competes in certain international markets in which it faces substantial competition from foreign manufacturers of cutting and welding products.

DISTRIBUTION

     The Company's cutting and welding products are distributed through a domestic network of approximately 1,100 independent cutting and welding products distributors with over 2,800 locations that carry one or more of its product lines. Relationships with the distributors are maintained by a separate sales force for each of the Company's principal product lines. In addition, a national accounts group exists to support the sale of all of the Company's product lines to its major distributors. The Company's products are distributed internationally through a direct sales force and independent distributors.

RAW MATERIALS

     The Company has not experienced any difficulties in obtaining raw materials for its operations because its principal raw materials, copper, brass, steel and plastic, are widely available and need not be specially manufactured for use by the Company. Certain of the raw materials used in hardfacing products, such as cobalt and chromium, are available primarily from sources outside the United States, some of which are located in countries that may be subject to economic and political conditions which could affect pricing and disrupt supply. Although the

Company has historically been able to obtain adequate supplies of these materials at acceptable prices and has been able to recover the costs of any increases in the price of raw materials in the form of higher unit sales prices, restrictions in supply or significant fluctuations in the prices of cobalt, chromium and other raw materials could adversely affect the Company's business.

     The Company also purchases certain products which it either uses in its manufacturing processes or resells. These products include, but are not limited to, electronic components, circuit boards, semiconductors, motors, engines, pressure gauges, springs, switches, lenses and chemicals. The Company believes its sources of such products are adequate to meet foreseeable demand.

RESEARCH AND DEVELOPMENT

     The Company has research and development groups for each of its product lines that primarily conduct process and product development to meet market needs. As of December 31, 2001, the Company employed approximately 125 persons in its research and development groups, most of whom are engineers.

EMPLOYEES

     As of December 31, 2001, the Company employed 2,932 people, of whom approximately 612 were engaged in sales and marketing activities, 260 were engaged in administrative activities, 1,976 were engaged in manufacturing activities and 84 were engaged in engineering activities. Labor unions represent none of the Company's workforce in the United States and virtually all of the manufacturing employees in its foreign operations. The Company believes that its employee relations are good. The Company has not experienced any significant work stoppages.

PATENTS, LICENSES AND TRADEMARKS

     The Company's products are sold under a variety of trademarks and trade names. The Company owns trademark registrations or has filed trademark applications for all trademarks and has registered all trade names that the Company believes are material to the operation of its businesses. The Company also owns various patents and from time to time acquires licenses from owners of patents to apply such patents to its operations. The Company does not believe any single patent or license is material to the operation of its businesses taken as a whole.

ITEM 2. PROPERTIES.

     The Company operates 17 manufacturing facilities in the United States, Italy, the Philippines, Brazil, Indonesia, Malaysia, Australia and Mexico. All domestic manufacturing facilities, leases and leasehold interests are encumbered by perfected first priority senior priming liens securing the Company's obligations under the DIP Facility and primed liens securing the Debtors' obligations under the Old Credit Facility. The Company considers its plants and equipment to be modern and well-maintained and believes its plants have sufficient capacity to meet future anticipated expansion needs.

     The Company leases and maintains an 18,939-square-foot facility located in St. Louis, Missouri, which houses the executive offices of the Company and its operating subsidiaries, as well as all centralized services.

     The following table describes the location and general character of the Company's principal properties:

              SUBSIDIARY/                      BUILDING SPACE/                PROPERTY
         LOCATION OF FACILITY                NUMBER OF BUILDINGS                SIZE
----------------------------------------     ------------------------------   ----------
Thermal Dynamics/West Lebanon, New           187,000 sq. ft                   8.0 acres
  Hampshire ...........................
                                             5 buildings (office,
                                             manufacturing,
                                             sales training)

Tweco/Wichita, Kansas .................      177,655 sq. ft                   21.5 acres

                                             3 buildings (office,
                                             manufacturing,
                                             storage space)

Victor/Denton, Texas ..................      222,403 sq. ft                   30.0 acres

                                             4 buildings (office,
                                             manufacturing,
                                             storage, sales training center)

Victor/Abilene, Texas .................      123,740 sq. ft                   32.0 acres

                                             1 building (office,
                                             manufacturing)

Victor Brazil/Rio de Janeiro, Brazil ..      200,000 sq. ft                   6.0 acres

                                             6 buildings (office,
                                             manufacturing,
                                             warehouse)

Thermadyne Canada/Oakville, Ontario,         48,710 sq. ft                    8.3 acres
  Canada...............................
                                             1 building (office, warehouse)

Comweld Malaysia/Selangor                    127,575 sq. ft.                  4.6 acres
Malaysia ..............................
                                             1 building (office,
                                             manufacturing)
Thermadyne Australia/Melbourne,
  Australia ...........................      426,157 sq. ft                   9.8 acres

                                             2 buildings (office,
                                             manufacturing,
                                             storage, research)

Comweld Philippines/Cebu,                    41,380 sq. ft                    1.2 acres
Philippines ...........................
                                             1 building (office,
                                             manufacturing)

Cigweld Indonesia/Jakarta,                   52,500 sq. ft                    2.1 acres
Indonesia .............................      1 building (office,
                                             manufacturing)

Cigweld Malaysia/Kuala Lumpur,
  Malaysia ............................      56,000 sq. ft                    2.2 acres
                                             1 building (office,
                                             manufacturing)

C&G Systems/Itasca, Illinois ..........      38,000 sq. ft                    2.0 acres
                                             1 building (office,
                                             manufacturing,
                                             future expansion)

Stoody/Bowling Green, Kentucky ........      185,000 sq. ft                   37.0 acres
                                             1 building (office,
                                             manufacturing)

GenSet/Pavia, Italy ...................      211,651 sq. ft                   8.0 acres
                                             2 buildings (office,
                                             manufacturing,
                                             warehouse)

GenSet/Pavia, Italy ...................      44,326 sq. ft.                   2.0 acres
                                             1 building (manufacturing)

OCIM/Milan, Italy .....................      24,757 sq. ft                    0.9 acre
                                             2 buildings (office,
                                             manufacturing)

Tec.Mo/Bologna, Italy .................      27,276 sq. ft.                   0.6 acre
                                             2 buildings (office,
                                             manufacturing)

Thermal Arc/Troy, Ohio ................      120,000 sq. ft                   6.5 acres
                                             1 building (office,
                                             manufacturing,
                                             warehouse, sales training)

Victor/Mars, Pennsylvania .............      33,314 sq. ft                    5.0 acres
                                             1 building (office, warehouse)

Victor De Mexico and Tweco de
Mexico/Sonora, Mexico .................      143,013 sq. ft                   9.9 acres
                                             1 building (office,
                                             manufacturing)

     All of the above facilities are leased, except for the facilities located in Melbourne, Cebu, the larger facility in Pavia and Rio de Janeiro, which are owned. The initial lease terms for the facilities located in West Lebanon, New Hampshire, Wichita, Kansas, Denton, Texas, Abilene, Texas and Ontario, Canada will expire in May, 2003. The Company also has additional assembly and warehouse facilities in Canada, the United Kingdom, Italy, Japan, Singapore, Mexico, the

Philippines, Indonesia, Brazil and Australia.

     In addition, the Company had subleased 295,000 square feet of its 325,000-square-foot facility in City of Industry, California, which formerly was the manufacturing facility for certain products now manufactured at the Company's Bowling Green, Kentucky facility. On February 20, the Court approved the Company's motion to reject this lease as of February 16.

ITEM 3. LEGAL PROCEEDINGS.

     On November 19, 2001, the Company and substantially all of its domestic subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. For further information see Item 1. "Business -- Bankruptcy Filing."

     The Company is a party to ordinary litigation incidental to its businesses, including a number of product liability cases seeking substantial damages. The Company maintains insurance against any product liability claims. Coverage for most years has a $500,000 self insured retention with $500,000 of primary insurance per claim. In addition, the Company maintains umbrella policies providing an aggregate of $75,000,000 in coverage for product liability claims. Although it is difficult to predict the outcome of litigation with any certainty, the Company believes the liabilities which might reasonably result from such lawsuits, to the extent not covered by insurance, with the exception of those matters relating to the Debtors' Chapter 11 proceedings, will not have a material adverse effect on the Company's financial condition or results of operations.

     The Company's operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. The Company is currently not aware of any citations or claims filed against it by any local, state, federal and foreign governmental agencies, which, if successful, would have a material adverse effect on the Company's financial condition or results of operations.

     The Company may be required to incur costs relating to remediation of properties, including properties at which the Company disposes waste, and environmental conditions could lead to claims for personal injury, property damage or damages to natural resources. The Company is aware of environmental conditions at certain properties which it now owns or leases or previously owned or leased which are undergoing remediation. The Company does not believe the cost of such remediation will have a material adverse effect on the Company's business, financial condition or results of operations.

     Certain environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act and the equivalent state laws, provide for strict, joint and several liability for investigation and remediation of spills or other releases of hazardous substances. Such laws may apply to conditions at properties presently or formerly owned or operated by the Company or its subsidiaries or by their predecessors or previously owned business entities, as well as to conditions at properties at which wastes or other contamination attributable to the Company or its subsidiaries or their predecessors or previously owned business entities come to be located. The Company has in the past and may in the future be named a potentially responsible party at off-site disposal sites to which it has sent waste. The Company does not believe the ultimate cost relating to such sites will have a material adverse effect on the Company's financial condition or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     No matters were submitted to a vote of the shareholders during the fourth quarter of 2001.

                                     PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS.

     The Company's Common Stock began trading on The NASDAQ Stock Market ("NASDAQ") on May 17, 1994. On October 15, 1998 the NASDAQ delisted the Common Stock. Following its delisting from NASDAQ, the Common Stock has traded in the over the counter market. The following table shows, for the periods indicated, the high and low sale prices of a share of the Common Stock for the fiscal years 2000 and 2001 as reported by published financial sources.

                                                CLOSING SALE
                                                  PRICE($)
                                            --------------------
                                            HIGH            LOW
                                            ----           -----
         2000
           First Quarter................    21.00          20.00
           Second Quarter ..............    17.00          17.00
           Third Quarter................    18.50           6.00
           Fourth Quarter...............    10.75           3.56
         2001
           First Quarter................     3.56           1.25
           Second Quarter...............     1.31            .32
           Third Quarter................      .51            .38
           Fourth Quarter...............      .50            .11

     On March 18, 2002 the last reported bid price for the Common Stock as reported by published financial sources was $.30 per share. As of March 21, 2002 there were approximately 86 holders of record of Common Stock.

     The Company has historically not paid any cash dividends on Common Stock and it does not have any present intention to commence payment of any cash dividends. The Company intends to retain earnings to provide funds for the operation and expansion of the Company's business and to repay outstanding indebtedness. The Company's debt agreements contain certain covenants restricting the payment of dividends on, or repurchases of, Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

ITEM 6. SELECTED FINANCIAL DATA.

     The selected financial data for and as of each of the years in the five-year period ended December 31, 2001 set forth below has been derived from the audited consolidated financial statements of the Company. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto, in each case included elsewhere herein.

                                                                                FISCAL YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------------------------------
                                                               1997           1998          1999           2000            2001
                                                             -------        -------        -------        -------        -------
                                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
Operating Results Data:
  Net sales ..........................................       $ 520.4        $ 532.8        $ 521.1        $ 510.1        $ 438.2
  Cost of goods sold .................................         320.0          340.2          342.2          327.5          296.5
  Selling, general and administrative
     expenses ........................................         110.7          102.6           99.2          102.6           97.1
  Amortization of goodwill ...........................           1.6            1.5            1.6           19.2            0.4
  Amortization of intangibles ........................           6.8            2.4            3.0            7.7            1.8
  Net periodic postretirement benefits ...............           2.8            2.6            3.2            1.1            1.1
  Special charges ....................................            --           50.5           21.9           42.4           14.9
                                                             -------        -------        -------        -------        -------
  Operating income ...................................          78.5           33.0           50.0            9.6           26.4
  Interest expense ...................................          45.3           62.2           72.4           81.4           76.4
  Other expense, net .................................           4.6            5.6            3.1            3.1            5.6
  Reorganization items ...............................            --             --             --             --           (6.7)
  Net Income (loss) ..................................          15.1          (46.2)         (34.3)        (106.6)         (51.5)
  Income (loss) per share applicable to common shares:
     Basic ...........................................          1.36          (7.95)        (11.68)        (32.04)        (16.78)
     Diluted .........................................          1.33          (7.95)        (11.68)        (32.04)        (16.78)
Consolidated Balance Sheet Data:
  Working capital(2) .................................       $  88.5        $ 121.2        $ 121.3        $  83.4        $ 137.4
  Total assets .......................................         354.5          420.2          400.4          317.9          310.4
  Total debt(1) ......................................         358.1          710.7          729.4          753.9          808.7
  Total shareholders' deficit ........................        (162.8)        (496.3)        (534.1)        (658.4)        (725.1)
Consolidated Cash Flow Data:
  Net cash provided by (used in) operating
     activities ......................................       $  15.0        $ (50.3)       $  53.9        $  (4.9)       $   6.4
  Net cash provided by (used in) investing
     activities ......................................          36.8          (39.5)         (17.1)         (16.5)         (16.1)
  Net cash provided by (used in) financing
     activities ......................................         (51.7)          89.7          (24.8)          18.5           14.2
Other Data:
  Adjusted EBITDA(3) .................................       $  99.0        $  91.5        $  89.1        $  64.2        $  45.5
  Depreciation .......................................          12.5           15.1           18.9           15.3           17.1
  Capital expenditures ...............................          16.3           17.5           10.2           18.7           15.3

(1) Amount for 2001 includes approximately $776.0 million classified as "liabilities subject to compromise" on the accompanying consolidated balance sheets.

(2) Amount for 2001 excludes liabilities subject to compromise.

(3) "Adjusted EBITDA" is defined as net income or loss plus depreciation, amortization of goodwill, amortization of intangibles, net periodic postretirement benefits expense, interest expense, income taxes, amortization of deferred financing costs, any net loss realized in connection with the sale of any asset, any extraordinary loss or the non-cash portion of non-recurring expenses, and reorganization costs;
     minus any extraordinary gain. Adjusted EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). Adjusted EBITDA is also one of the financial measures by which the Company's compliance with its covenants is calculated under the DIP Facility. The Company believes Adjusted EBITDA is a useful supplement to net income (loss) and other consolidated statement of operations data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the Company's method of computation may or may not be comparable to other similarly titled measures of other companies. In addition, Adjusted EBITDA is not necessarily indicative of amounts that may be available for discretionary uses and does not reflect any legal or contractual restrictions on the Company's use of funds.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

BANKRUPTCY FILING

     Thermadyne, through its subsidiaries, is engaged in the design, manufacture and distribution of cutting and welding products and accessories. Since 1994, the Company has embarked on a strategy designed to focus its business exclusively on the cutting and welding industry and enhance the Company's market position within that industry.

     On November 19, 2001, the Company and substantially all of its domestic subsidiaries, including Thermadyne LLC and Thermadyne Capital, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri. The filing resulted from insufficient liquidity, and was determined to be the most efficient and favorable alternative to restructure the Company's balance sheet. Since 1998, the Company's operating results have been negatively impacted by a weak industrial economy in the U.S. as well as difficult economic conditions in most of its foreign markets. The deterioration of operating results and liquidity made it increasingly difficult for the Company to meet all of its debt service obligations. Prior to filing Chapter 11, the Company failed to make the semi-annual interest payments on the Subordinated Notes, which were due on May 1 and November 1, 2001, and totaled approximately $4.0 million. In addition, the Company failed to make an interest payment in the amount of $10.2 million related to the Senior Subordinated Notes, which was due on June 1, 2001. The Bankruptcy Code generally prohibits the Company from making payments on unsecured, pre-petition debt, including the Senior Subordinated Notes and the Subordinated Notes, except pursuant to a confirmed plan of reorganization. The Company is in possession of its properties and assets and continues to manage the business as a debtor-in-possession subject to the supervision of the Court. The Company has a $60 million debtor-in-possession credit facility in place (see Liquidity and Capital Resources.)

     As of December 1, 2001, the Company discontinued accruing interest on the Senior Subordinated Notes, the Subordinated Notes, the Debentures, and the Junior Notes, and ceased accruing dividends on its redeemable preferred stock. Contractual interest on the Senior Subordinated Notes, the Subordinated Notes, the Debentures and the Junior Notes for the year ended December 31, 2001, was $20.4 million, $4.0 million, $16.7 million and $4.7 million, respectively. Interest recorded for the Senior Subordinated Notes, the Subordinated Notes, the Debentures and the Junior Notes was $18.7 million, $3.7 million, $15.2 million and $4.3 million, respectively. Contractual dividends for the redeemable preferred stock were $9.5 million for the year ended December 31, 2001, which compares to recorded dividends of $8.7 million. As part of the Court order approving the DIP Facility, the Company was required to continue making periodic interest payments on the Old Credit Facility. This order did not approve the payment of any principal outstanding under the Old Credit Facility as of the petition date, or the payment of any future mandatory amortization of the loans. In total, contractual interest on the Company's obligations was $80.3 million for the year ended December 31, 2001, which was $4.0 million in excess of reported interest.

     Pursuant to the provisions of the Bankruptcy Code, substantially all actions to collect upon any of the Debtors' liabilities as of the petition date or to enforce pre-petition date contractual obligations were automatically stayed. Absent approval from the Court, the Debtors are prohibited from paying pre-petition obligations. However, the Court has approved payment of certain pre-petition liabilities such as employee wages and benefits and certain other pre-petition obligations. Additionally, the Court has approved the retention of legal and financial professionals. Claims against the Debtors may be filed with the Court through April 19, 2002. As debtor-in-possession, the Debtors have the right, subject to Court approval and certain other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by such rejections may file pre-petition claims with the Court in accordance with bankruptcy procedures.

     The Company is currently developing a Plan of Reorganization through, among other things, discussions with the official creditor's committee appointed in the Chapter 11 proceedings and the lenders. The objective of the Plan of Reorganization is to restructure the Company's balance sheet to significantly strengthen the Company's financial position.

     Management expects that a Plan of Reorganization will be completed and ready to file with the Court during the second calendar quarter of 2002. Although management expects to file the Plan of Reorganization, there can be no assurance at this time that a Plan of Reorganization will be proposed by the Company, approved or confirmed by the Court, or that such plan will be consummated. The Company has moved the Court to extend the period during which the Debtors may file a Plan of Reorganization through July 1, 2002. On April 2, 2001, the Court will consider the Company's motion for such extension. There can be no assurance that the Court will grant such extension. If the exclusivity period were to expire or be terminated, other interested parties, such as creditors of the Debtors, would have the right to propose alternative plans of reorganization.

     Although the Chapter 11 filing raises substantial doubt about the Company's ability to continue as a going concern, the accompanying financial statements have been prepared on a going concern basis. This basis contemplates the continuity of operations, realization of assets, and discharge of liabilities in the ordinary course of business. The statements also present the assets of the Company at historical cost and the current intention that they will be realized as a going concern and in the normal course of business. A Plan of Reorganization could materially change the amounts currently disclosed in the financial statements.

     The Company's financial statements do not present the amount which may ultimately be paid to settle liabilities and contingencies which may be allowed in the Chapter 11 case. Under Chapter 11, the rights of, and ultimate payment by the Company to, pre-petition creditors may be substantially altered. This could result in claims being paid in the Chapter 11 proceedings at less (and possibly substantially less) than 100 percent of their face value. At this time, because of material uncertainties, pre-petition claims are carried at face value in the accompanying financial statements, and are included in the line "liabilities subject to compromise" on the consolidated balance sheet. Additionally, the interests of existing preferred and common shareholders could be substantially diluted or even eliminated.

OVERVIEW

     The following is a discussion and analysis of the consolidated financial statements of the Company. The Company conducts its operations through its wholly owned subsidiary Thermadyne LLC. The accompanying consolidated financial statements for the Company and Thermadyne LLC are substantially the same except for certain debt and equity securities issued by the Company, and therefore, a separate discussion of Thermadyne LLC is not presented.

     Included in the following discussions are comparisons of Adjusted EBITDA which is defined as net income or loss plus depreciation, amortization of goodwill, amortization of intangibles, net periodic postretirement benefits expense, interest expense, income taxes, amortization of deferred financing costs, any net loss realized in connection with the sale of any asset, any extraordinary loss or the non-cash portion of non-recurring expenses, and reorganization costs; minus any extraordinary gain. Adjusted EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles.) Adjusted EBITDA is also one of the financial measures by which the Company's compliance with its covenants is calculated under the DIP Facility. The Company believes Adjusted EBITDA is a useful supplement to net income (loss) and other consolidated statement of operations data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the Company's method of computation may or may not be comparable to other similarly titled measures of other companies. In addition, Adjusted EBITDA is not necessarily indicative of amounts that may be available for discretionary uses and does not reflect any legal or contractual restrictions on the Company's use of funds.

RESULTS OF OPERATIONS

     The following description of results of operations is presented for the fiscal years ended December 31, 1999, 2000 and 2001. The results of operations of the Company include the operations of Tecmo, Soltec, Unique and Maxweld & Braze from their respective dates of acquisition.

2001 COMPARED TO 2000

Net Sales

     Net sales for the year ended December 31, 2001 were $438.2 million, which is a decrease of

14.1% compared to 2000 sales of $510.1 million. Domestic sales declined 14.1% from $316.5 million for the year ended December 31, 2000 to $271.8 million for 2001. The weak industrial economy in the U.S. was the primary reason for this decrease. International sales for the year ended December 31, 2001 were $166.4 million, also a 14.1% decrease, compared to sales of $193.7 million for the twelve months ended December 31, 2000. The decline in international sales was seen in all major geographic areas and was primarily the result of generally weak economic conditions. Also contributing to the decline in international sales was a strengthening U.S. dollar as local currency sales translated to lower amounts compared to last year.

Costs and Expenses

     Cost of goods sold as a percentage of sales increased from 64.2% for 2000 to 67.7% for 2001. The decline in sales volume was the primary reason for this increase as the Company has been unable to reduce fixed costs commensurate with the drop in sales.

     Selling, general and administrative expenses were $97.1 million for the twelve months ended December 31, 2001 compared to $102.6 million for 2000, a decrease of 5.3%. The majority of this decrease results from the Company's efforts to reduce costs. Selling, general and administrative expenses as a percentage of sales were 22.2% for 2001 compared to 20.1% for the year ended December 31, 2000. The increase in this percentage results primarily from the decline in sales as certain costs are fixed and do not fluctuate with sales.

     Special charges incurred during the year ended December 31, 2001, were $14.9 million and were comprised primarily of $7.0 million related to business reengineering initiatives, $3.2 million related to an information technology transformation project, and $2.4 million to logistics initiatives. The remainder resulted mostly from the relocation of production to Mexico.

     Reorganization items in 2001, include $4.8 million of professional fees and expenses, a benefit of $12.2 million resulting from the Court's approval of a Company motion to reject a non-cancelable lease obligation on a substantially idle facility, and $0.7 million of other reorganization costs.

     Amortization expense for the twelve months ended December 31, 2001, was $2.2 million compared to $26.9 million for the year ended December 31, 2000, which included impairment losses of $23.4 million related to goodwill and other intangible assets associated with the Company's Australian business.

     Interest expense recorded for the year ended December 31, 2001, was $76.4 million compared to $81.4 million for 2000. This decline in interest from last year was primarily the result of lower interest rates in the U.S. as the Company incurred $3.8 million less interest on its variable rate debt in spite of the average outstanding balance increasing $36.9 million from $291.3 million for 2000 to $328.2 million for 2001. The Company ceased accruing interest on the Senior Subordinated Notes, the Subordinated Notes, the Debentures, and the Junior Notes effective December 1, 2001, which also contributed to the decline in the interest costs. Contractual interest for 2001, was $80.3 million.

     An income tax provision of $2.7 million was recorded on a pretax loss of $48.8 million for the year ended December 31, 2001. The 2001 income tax provision differs from that determined by applying the U.S. federal statutory rate primarily due to nondeductible expenses, the disallowance of foreign losses, and an increase in the valuation allowance for deferred tax assets. An income tax provision of $31.9 million was recorded on a pretax loss of $74.8 million for the year ended December 31, 2000. The 2000 income tax provision differs from that determined by applying the U.S. federal statutory rate primarily due to nondeductible expenses, the disallowance of foreign losses, and an increase in the valuation allowance for deferred tax assets.

Adjusted EBITDA

     Adjusted EBITDA for the year ended December 31, 2001 was $45.5 million compared to $64.2 million for 2000, a decrease of 29.1%.

2000 COMPARED TO 1999

Net Sales

     Net sales for the year ended December 31, 2000 were $510.1 million, which is a decrease of 2.1% compared to 1999 sales of $521.1 million. Domestic sales ended the year at $316.4 million versus $322.2 million for 1999, a decrease of 1.8%. The decline in domestic sales is attributable to generally weak conditions in the industrial sector of the economy. International sales for the year ended December 31, 2000 were $193.7 million, which is a decrease of 2.8% from 1999 sales of $198.9 million. The decline in international sales results from Australia and Asia, which collectively are down from 1999 by 28.2%. Australia was hampered throughout 2000 by a weak industrial economy, unfavorable exchange rates and competitive pressures from imported products. The Asian business declined sharply over the latter part of 2000 as the U.S. economy began slowing down. The declines in Asia and Australia were substantially offset by increases in other regions of the world most notably a 22.0% increase in Latin America and an almost 6% increase in Canada.

Costs and Expenses

     Cost of goods sold as a percentage of sales declined from 65.7% for the year ended December 31, 1999 to 64.2% for 2000. This improvement resulted from ongoing cost reduction initiatives and improved factory efficiencies.

     Selling, general and administrative expenses were $102.6 million for the twelve months ended December 31, 2000 compared to $99.2 million for 1999, an increase of 3.3%. The majority of this increase related to increased spending on selling and marketing activities. As a percentage of sales selling, general and administrative expenses were 20.1% and 19.0% for the years ended December 31, 2000 and 1999, respectively.

     Special charges of $42.5 million were incurred during the year ended December 31, 2000 and are comprised primarily of $19.4 million of costs related to the relocation of production to Mexico and Asia, $11.0 million resulting from the Company's reorganization of its domestic gas management business, $5.0 million related to changes in senior management, and $4.7 million related to an information technology and business process reengineering project the Company initiated in the third quarter of 2000. Special charges of $21.9 million were recorded during 1999 and related mostly to the reorganization of the Company's Australian and Asian operations, the consolidation of two domestic facilities and detachable warrants issued in conjunction with the junior subordinated notes.

     Amortization expense for the year ended December 31, 2000 was $26.9 million compared to $4.6 million for 1999. The increase results from the Company's decision to write-off goodwill and other intangibles related to its Australian business after an assessment of estimated future cash flows of this business indicated the recoverability of these assets was doubtful. Prolonged weak economic conditions were the primary reasons for this write-off.

     Interest expense was $81.4 million for 2000 compared to $72.4 million for the year ended December 31, 1999. Higher interest rates resulted in an increase of $2.7 million in expense related to the Company's floating rate U.S. bank debt in spite of a $21.9 million decrease in the average outstanding principal balance in 2000 compared to 1999. Also, the Debentures and Junior Notes continue to accrete and have combined interest of $19.0 million, an increase of $5.9 million over the $13.1 million of expense incurred in 1999.

     An income tax provision of $31.9 million was recorded on a pretax loss of $74.8 million for the year ended December 31, 2000. The 2000 income tax provision differs from that determined by applying the U.S. federal statutory rate primarily due to nondeductible expenses, the disallowance of foreign losses, and an increase in the valuation allowance for deferred tax assets. An income tax provision of $8.8 million was recorded on a pre-tax loss of $25.5 million for the year ended December 31, 1999. The 1999 income tax provision differs from that determined by applying the U.S. federal statutory rate primarily due to the issuance of warrants for the purchase of the Company's common stock, the disallowance of foreign losses, and an increase in the valuation allowance for deferred tax assets.

Adjusted EBITDA

     Adjusted EBITDA for the year ended December 31, 2000 was $64.2 million compared to $89.1 million for 1999, a decrease of 27.9%.

Recent Accounting Pronouncements

     In June, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Additionally, SFAS 142 requires that goodwill included in the carrying value of equity method investments no longer be amortized.

     The Company will apply SFAS 142 beginning in the first quarter of 2002. Application of the nonamortization provisions of SFAS 142 is expected to increase operating income by approximately $0.5 million in 2002. The Company will test goodwill for impairment using the two-step process prescribed in SFAS
142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company does not believe these tests will have a material effect on its results of operations or its financial position.

LIQUIDITY AND CAPITAL RESOURCES

     Working Capital and Cash Flows. Operating activities provided $6.4 million of cash during the year ended December 31, 2001, compared to cash used of $4.9 million in 2000. This increase resulted primarily from a net decrease of $25.4 million in net operating assets compared to a net increase of $2.2 million in 2000, a positive difference of $27.6 million. Inventory provided cash of $10.8 million in 2001, compared to cash used of $16.3 million in 2000. The difference in inventory is the result of the build up in stock in 2000 as the Company prepared to move production to Mexico together with lower inventory levels required because of the decrease in demand during 2001. Prepaid assets have used $9.4 million in 2001, compared to cash provided of $1.1 million in 2000. The increase in prepaid assets is a direct result of the Chapter 11 filing as many of the Company's key suppliers will only ship product on cash-in-advance terms. Accrued liabilities used $0.2 million of cash during the year ended December 31, 2001, after providing cash of $8.4 million during the twelve months ended December 31, 2000. Included in 2000, was an accrual of approximately $4.2 million for severance related to the relocation of production to Mexico and $5.0 million for severance accrued for changes in senior management. Accrued interest provided $22.7 million during 2001, which resulted primarily from the non-payment of the interest due on June 1 and December 1, 2001, for the Senior Subordinated Notes totaling $20.4 million together with the non-payment of the interest due on May 1 and November 1, 2001, for the Subordinated Notes totaling $4.0 million. The increase in cash provided from net operating assets was partially offset by net loss, which after adjusting for non-cash items was $19.1 million for the year ended December 31, 2001, compared to $2.7 million for the year ended December 31, 2000. Investing activities used $16.1 million of cash during 2001, which compares to $16.5 million used in 2000. Capital expenditures were $15.3 million in 2001, which is $3.4 million less than last year. Also included in 2000 investing activities was $7.0 million of proceeds from the sale of land and buildings in Australia, and $3.8 million used for acquisitions. Financing activities provided $14.2 million of cash during 2001, which is $4.2 million less than they provided in 2000. Contributing to the difference was the Company's accounts receivable securitization program, which as a result of the Chapter 11 filing, began liquidating and was fully funded by December 31, 2001, using $21.0 million of cash. This use of cash compares to cash provided of the same amount last year as the program was initiated in January 2000. Partially offsetting the effect of the securitization program was a net increase in long-term borrowings of $28.7 million during 2001 compared to 2000.

     Capital Expenditures. The Company had $15.3 million of capital expenditures in 2001. The Company's DIP Facility contains restrictions on the Company's ability to make capital expenditures. Based on present estimates, management believes the amount of capital expenditures permitted to be made under the DIP Facility will be adequate to maintain the properties and businesses of the Company's operations.

     Liquidity. The Company's principal uses of cash will be debt service requirements under the DIP Facility and the Old Credit Facility, capital expenditures, and working capital. The Company expects that ongoing requirements for debt service, capital expenditures and working capital will be funded from operating cash flow and borrowings under the DIP Facility.

     The DIP Facility provides for total borrowings of $60 million, of which up to $15 million may be used for letters of credit. Actual borrowing availability is subject to a borrowing base calculation, which is equal to the sum of approximately 85% of eligible accounts receivable, 50% of eligible inventory and 72% of eligible fixed assets. As of December 31, 2001, the Company's eligible accounts receivable, inventories and fixed assets supported access to $58.0 million of the DIP Facility. Interest on the DIP Facility accrues at the administrative agent's adjusted base rate plus 2.25% in the case of alternate base rates loans, and at an adjusted London Interbank Offered Rate ("LIBOR") plus 3.5% in the case of LIBOR loans. The DIP Facility is secured by substantially all the assets of the Debtors, including a pledge of the capital stock of substantially all their subsidiaries, subject to certain limitations with respect to foreign subsidiaries. The DIP Facility contains financial covenants, including minimum levels of EBITDA (defined as net income or loss plus depreciation, amortization of goodwill, amortization of intangibles, net periodic postretirement benefits expense, interest expense, income taxes, amortization of deferred financing costs, any net loss realized in connection with the sale of any asset, any extraordinary loss or the non-cash portion of non-recurring expenses, and reorganization costs; minus any extraordinary gain) and other customary provisions. The DIP Facility expires on the earlier of the consummation of a plan of reorganization or November 21, 2002. At December 31, 2001, the Company had borrowed approximately $8.7 million and issued $0.1 million of letters of credit under the DIP Facility, resulting in availability of approximately $49.2 million.

     The Old Credit Facility bears interest, at Thermadyne LLC's option, at the administrative agent's alternative base rate or at the reserve-adjusted LIBOR plus, in each case, applicable margins of (i) in the case of alternative base rate loans, (x) 1.50% for revolving and Term A loans, (y) 1.75% for Term B loans and (z) 2.00% for Term C loans and (ii) in the case of LIBOR loans, (x) 2.75% for revolving and Term A loans, (y) 3.00% for Term B loans and (z) 3.25% for Term C loans. At December 31, 2001, the Company had outstanding $77.7 million in Term A loans, $108.6 million in Term B loans, $108.6 million in Term C loans, and $58.5 million of loans under the revolver. In addition, there were $8.1 million of letters of credit outstanding under the Old Credit Facility. As part of the Court order approving the DIP Facility, the Company was required to continue making periodic interest payments on the Old Credit Facility. This order did not approve the payment of any principal outstanding under the Old Credit Facility as of the petition date, or the payment of any future mandatory amortization of the loans. As a result of the Chapter 11 filing and other ongoing covenant violations, the Company has no borrowing availability under the Old Credit Facility.

     At December 31, 2001, the Company had outstanding $207.0 million of Senior Subordinated

Notes, $37.1 million of Subordinated Notes, $145.1 million of Debentures and $33.4 million of Junior Notes. On December 1, 2001, the Company ceased accruing interest on all of these obligations. The Bankruptcy Code generally prohibits the Company from making payments on unsecured, pre-petition debt, including the Senior Subordinated Notes and the Subordinated Notes, except pursuant to a confirmed Plan of Reorganization.

     The Company anticipates its operating cash flow, together with borrowings under the DIP Facility, will be sufficient to meet its anticipated future operating expenses and capital expenditures and the debt service requirements of the DIP Facility and Old Credit Facility, as allowed by the Court, as they become due. However, the Company's ability to generate sufficient cash flow to meet its operating needs will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control.

MARKET RISK AND RISK MANAGEMENT POLICIES

     The Company's earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. The Company is also exposed to changes in interest rates from its long-term debt arrangements. See Item 7A "Quantitative and Qualitative Disclosures About Market Risk" for further discussion.

EFFECT OF INFLATION; SEASONALITY

     Inflation has not been a material factor affecting the Company's business. In recent years, the cost of electronic components has remained relatively stable due to competitive pressures within the industry, which has enabled the Company to contain its service costs. The Company's general operating expenses, such as salaries, employee benefits, and facilities costs, are subject to normal inflationary pressures.

     The operations of the Company are generally not subject to seasonal fluctuations.

CRITICAL ACCOUNTING POLICIES

Inventories

     Inventories are the Company's most significant asset, representing 29% of total assets. They are valued at the lower of cost or market, with the domestic subsidiaries using the last in, first-out (LIFO) method, which represents 57.7% of consolidated inventories, and the foreign subsidiaries using the first-in, first-out (FIFO) method, which represents 42.3% of consolidated inventories.

     The Company continually applies its judgment in valuing its inventories by assessing the net realizable value of its inventories based on current selling prices. Should the Company not achieve its expectations of the net realizable value of this inventory, potential future losses may occur.

Income Taxes

     The Company provides taxes for the effects of timing differences between financial and tax reporting. These differences relate primarily to net operating loss carryforwards, fixed assets, deferred interest, and post-employment benefits.

     The Company does not provide deferred taxes on the accumulated unremitted earnings of its foreign subsidiaries as its intention is to reinvest these earnings indefinitely. However, upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries.

Contingencies

     On November 19, 2001, the Company and substantially all of its domestic subsidiaries, including Thermadyne LLC and Thermadyne Capital, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. The Chapter 11 bankruptcy filing introduces numerous uncertainties which may affect the Company's business, results of operations, and prospects. Further information about the financial impact of the Chapter 11 filing is set forth in
Item 1 of the Form 10-K and in the notes to the consolidated financial statements.

     The Company is the defendant in several claims and lawsuits arising in the normal course of business. The Company does not believe any of these proceedings will have a material adverse effect on its consolidated financial position. It is possible, however, future results of operations for any particular quarter or annual period could be materially affected by changes in assumptions related to these proceedings. The Company accrues its best estimate of the cost of resolution of these claims in accordance with SFAS No. 5. Legal defense costs of such claims are recognized in the period in which they are incurred.

     The Company is periodically audited by domestic and foreign tax authorities regarding the amount of taxes due. In evaluating issues raised in such audits, reserves are provided for exposures as appropriate. To the extent the Company were to prevail in matters for which accruals have been established or be required to pay amounts in excess of reserves, the effective tax rate in a given financial statement period may be materially impacted.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     A substantial portion of the Company's operations consist of manufacturing and sales activities in foreign regions, particularly Europe, Australia/Asia, Canada and South America. As a result, the Company's financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which the Company distributes its products. The Company's exposure to foreign currency transactions is partially mitigated by having manufacturing locations in Australia, Italy, Indonesia, Malaysia, the Philippines, Mexico and Brazil as well as in the United States. A substantial portion of the product manufactured in most of these regions is sold locally and denominated in the local currency. A significant amount of the export sales from the U.S. are denominated in U.S. dollars which further limits the Company's exposure to changes in the exchange rates. The Company is most susceptible to a strengthening U.S. dollar and the negative effect when local currency financial statements are translated into U.S. dollars, the Company's reporting currency.

     The Company does not believe its exposure to transaction gains or losses resulting from changes in foreign currency exchange rates is material to its financial results. As a result, the Company does not actively try to manage its exposure through foreign currency forward or option contracts.

     The Company is also exposed to changes in interest rates primarily from its long-term financial arrangements which are predominantly denominated in U.S. dollars. At December 31, 2001, the Company had approximately $342.3 million of variable rate U.S. debt. The Company limited its exposure to variations in the interest rate by entering into an interest rate swap arrangement effective January 1, 1999, with respect to approximately $61.5 million of this debt. At December 31, 2001, the Company also had approximately $13.3 million and $6.5 million of variable rate debt denominated in Australian dollars and euros, respectively. A hypothetical 100 basis point increase in the Company's variable borrowing rates would result in an increase in interest expense of approximately $2.9 million for the year ended December 31, 2001.

     The Debtors' Chapter 11 bankruptcy filings also introduces numerous uncertainties, which may affect the Company's business, results of operations, and prospects.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The financial statements that are filed as part of this Annual Report on Form 10-K are set forth in the Index to Consolidated Financial Statements at page F-1 hereof and are included at pages F-2 to F-60 thereof.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     The following table sets forth certain information concerning the current directors and executive officers of the Company. Each officer of the Company serves in the same capacity for Thermadyne LLC and Thermadyne Capital.

                                                     NAME                         AGE                 POSITION(S)
                                                    ------                       -----               -------------
Karl R. Wyss ..................................................................   61     Director of the Company, Thermadyne LLC and
                                                                                         Thermadyne Capital, Chairman of the Board
                                                                                         and Chief Executive Officer

James H. Tate .................................................................   54     Director of the Company, Thermadyne LLC and
                                                                                         Thermadyne Capital, Senior Vice President
                                                                                         and Chief Financial Officer, and Office of
                                                                                         the Chairman


Harold A. Poling ..............................................................   76     Director of the Company
Kirk B. Wortman ...............................................................   39     Director of the Company
Michael E. Mahoney ............................................................   52     Executive Vice President and Office of the
                                                                                         Chairman
Robert D. Maddox ..............................................................   42     Vice President and Corporate Controller
Osvaldo Ricci .................................................................   46     Vice President of Logistics

     Mr. Wyss has been a Director of the Company since April 2000 and was elected Chairman of the Board and Acting Chief Executive Officer of the Company in June 2000. He became Chief Executive Officer of the Company on January 12, 2001. Prior to joining the Company, Mr. Wyss was the Managing Director and Operating Partner with DLJ's Merchant Banking Group since 1993. Before his position at DLJ, he was Chairman and Chief Executive Officer of Lear Siegler Inc. Mr. Wyss currently serves on the board of directors of Brand Services, Inc., Localiza Rent A Car S.A., Manufacturers Services Limited and ComVault, Inc.

     Mr. Tate has been a Director of the Company since October 1995 and was appointed to the Office of the Chairman in June 2000. He was elected Senior Vice President and Chief Financial Officer of the Company in February 1995, having previously served as Vice President of the Company and Vice President and Chief Financial Officer of the Company's subsidiaries since April 1993. Prior to joining the Company, Mr. Tate was employed by the accounting firm of Ernst & Young LLP for 18 years, the last six of which he was a partner. Mr. Tate currently serves on the board of directors of Rowe International, Inc. and Joy Global, Inc.

     Mr. Poling has been a Director of the Company since May 1998. Mr. Poling retired as Chairman of the Board and Chief Executive Officer of Ford Motor Company on January 1, 1994, a position he held since 1990. Mr. Poling is a director of Flint Ink Corporation and a member of the DLJ Executive Advisory Board. Mr. Poling is a director of the Monmouth (Ill.) College Senate and a member of the Dean's Advisory Council for the Indiana University School of Business. He was national chairman of Indiana University's Annual Fund campaigns from 1986 to 1988.

     Mr. Wortman has been a Director of the Company since October 2001. Mr. Wortman is the President of Riverside Capital Partners, LLC a private equity investment firm. For the five years prior to joining Riverside Capital Partners Mr. Wortman was a senior member of DLJ Merchant Banking.

     Mr. Mahoney was appointed to the Office of the Chairman in June 2000 and currently serves as the Executive Vice President for Tweco, Thermal Arc, Stoody, and European Operations. He previously served as the Executive Vice President of Thermal Dynamics, C&G, and the entire International Sales and Marketing group. Prior to joining Thermadyne in 1989, Mr. Mahoney spent ten years with Hobart Brothers and six years with British Oxygen Company.

     Mr. Maddox was elected Vice President and Corporate Controller of the Company in April 1996. Prior to that time, Mr. Maddox served as Vice President and Controller of the Company's operating subsidiaries from April 1995 to April 1996 and Controller from May 1992 to April 1995. Prior to joining the Company, Mr. Maddox was a senior audit manager with the accounting firm of Ernst & Young LLP.

     Mr. Ricci has been the Vice President of Logistics since May 2001. Prior to joining the Company, he held the position of Senior Vice President Supply Chain for S&S Worldwide. He has over 24 years of experience in key executive Supply Chain positions in logistics and manufacturing within the consumer goods, apparel, and furniture industries. More recently he held the position of Vice President Distribution for Ames Department Stores and Director of Operations for the Starter Corporation. He worked and lived in Montreal, Quebec prior to 1990.

ITEM 11. EXECUTIVE COMPENSATION.

     The following table sets forth information in respect of the compensation of the Chief Executive Officer, each of the other four most highly compensated executive officers of the Company, the former Chief Executive Officer of the Company and two other former executive officers (collectively, the "Named Executive Officers") for services in all capacities to the Company and its subsidiaries for the years ended December 31, 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                                 ANNUAL COMPENSATION       AWARDS
                                                                 -------------------    ------------
                                                                                         SECURITIES     ALL OTHER
                                                                                         UNDERLYING    COMPENSATION
            NAME AND PRINCIPAL POSITIONS(S)                YEAR  SALARY($)   BONUS($)    OPTIONS(#)       ($)(1)
            -------------------------------                ----  ---------   --------    ----------    ------------
     Karl R. Wyss(2)...................................    2001   900,000         --           --        50,428
       Chairman of the Board and                           2000   526,151         --           --        17,994
       Chief Executive Officer                             1999       N/A        N/A          N/A           N/A
     James H. Tate ....................................    2001   326,500         --           --        12,362
       Director, Senior Vice President, Chief              2000   326,500         --           --        14,111
       Financial Officer, and Office of the                1999   316,962     58,313           --        19,590
      Chairman

     Michael E. Mahoney................................    2001   283,500         --           --        11,679
       Executive Vice President and                        2000   283,500     13,808           --        12,545
       Office of the Chairman                              1999       N/A        N/A          N/A           N/A
     Robert D. Maddox .................................    2001   178,500         --           --         5,938
       Vice President and Controller                       2000   178,500         --           --         6,639
                                                           1999   173,269     23,375           --         6,955
     Osvaldo Ricci ....................................    2001   174,038         --           --         5,364
       Vice President                                      2000       N/A        N/A          N/A           N/A
       Logistics                                           1999       N/A        N/A          N/A           N/A

----------
(1) All other compensation includes group life insurance premiums paid by the Company and contributions made on behalf of the Named Executive Officers to the Company's 401(k) retirement and profit sharing plan. The amounts of insurance premiums paid and 401(k) contributions made (respectively) on behalf of the Named Executive Officers for 2000 are as follows: Mr. Wyss, $6,732 and $43,696; Mr. Tate, $2,567 and $9,795; Mr. Mahoney, $2,760 and
     $8,919; Mr. Maddox, $583 and $5,355; Mr. Ricci, $391 and $4,973.

(2) Mr. Wyss has served as Chairman of the Board since June 1, 2000 and Chief Executive Officer since January 11, 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information related to stock options granted to the Named Executive Officers in 2001. The Company did not grant stock options to any other Named Executive Officers in 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                 ----------------------------------------------------
                                   NUMBER OF           PERCENT OF
                                  SECURITIES         TOTAL OPTIONS                                         GRANT DATE
                                  UNDERLYING           GRANTED TO         EXERCISE OR                       PRESENT
                                    OPTIONS          EMPLOYEES IN          BASE PRICE      EXPIRATION        VALUE
                NAME             GRANTED(#)(1)      FISCAL YEAR (%)          ($/SH)           DATE          ($)(2)
                ----             -------------      ---------------       -----------      ----------      ----------
         Karl Wyss ........        200,000              87%                 $ 4.00          7/18/2011        $   .24
         Osvaldo Ricci ....         30,000              13%                 $ 4.00          1/13/2011        $  3.39

----------

(1) The options to purchase Common Stock were granted under the Thermadyne Holdings Corporation Management Incentive Plan (the "Management Incentive Plan") and vest 20% ratably over five years. For a more complete description of the Management Incentive Plan, see "-- Employment Arrangements -- Management Incentive Plan." All options become exercisable upon a change of control.

(2) The grant date present value of each option grant was determined using a variation of the Black-Scholes option pricing model. The estimated values presented are based on the following assumptions made as of the time of grant: an expected dividend yield of 0%; an expected option term of 10 years; volatility of 0.83; and a risk-free rate of 5.2%. The actual value, if any, that the Named Executive Officer would realize from the exercise of the options is the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. See "-- Fiscal Year-End Option Values."

     The following table provides information related to the number and value of options held by the Named Executive Officers at the end of 2001. On December 20, 2001, the last day on which the Common Stock was traded during 2001, the closing sale price of Common Stock was $.35.

                         FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES
                                                       UNDERLYING              VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS
                                                     FISCAL YEAR-END           AT FISCAL YEAR-END
                                               --------------------------  --------------------------
                                               EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
               NAME                                (#)           (#)           ($)           ($)
               ----                            -----------  -------------  -----------  -------------
         Karl R. Wyss.....................       19,446       180,554          --             --
         James H. Tate....................       17,574        34,112          --             --
         Michael E. Mahoney ..............       13,519        26,240          --             --
         Robert D. Maddox.................        3,605         6,999          --             --
         Osvaldo Ricci....................        3,000        27,000          --             --

     All options currently outstanding were granted under the Management Incentive Plan. For a discussion of the Management Incentive Plan, see "Employment Arrangements -- Management Incentive Plan."

EMPLOYMENT ARRANGEMENTS

     Employment and Severance Agreements. The Company has entered into employment agreements with Messrs. Wyss, Tate, Mahoney, Maddox, and Ricci.

     The employment agreement with Mr. Wyss had an original termination date of January 13, 2003. The agreement was amended on May 3, 2001, to provide a termination date of January 13, 2004; however the agreement automatically extends on each January 13 so a new three-year term begins upon each extension (unless the agreement is earlier terminated by its terms).

     Mr. Wyss is entitled to an annual base salary (subject to increase at the Board of Director's discretion) of $900,000. Mr. Wyss is eligible to participate in an annual bonus plan providing for an annual bonus opportunity of 100% of his salary. He is also eligible for a special bonus of $7,425,000 if the value of the DLJMB ownership exceeds $165,000,000. In addition, Mr. Wyss is eligible for a sale bonus equal to 1% of the amount the value of the Company exceeds $808,100,000 as of the date the DLJMB entities fully dispose of their investment in the Company.

     The employment agreements with Messrs. Tate, Mahoney and Maddox have an original termination date of May 22, 1999; however, such agreements automatically renew for an additional year on each May 22 beginning in 2000 so that a new three-year term begins upon each extension (unless the agreements are earlier terminated as provided therein).

     Messrs. Tate, Mahoney and Maddox are entitled to annual base salaries (subject to increase at the Board of Directors' discretion) of $326,500, $283,500 and $178,500, respectively. In addition, Messrs. Tate, Mahoney and Maddox are eligible to participate in an annual bonus plan providing for an annual bonus opportunity of not less than 75%, 70% and 55%, respectively, of such executive's base salary. Each executive is also entitled to such benefits as are customarily provided to the executives of the Company and its subsidiaries. All three executives are required to devote all of their business time and attention to the business of the Company and its subsidiaries.

     The employment agreement with Mr. Ricci has no automatic termination date and was signed on May 21, 2001. Mr. Ricci was paid a signing bonus of $50,000. It continues until terminated in accordance with its terms. Mr. Ricci is entitled to an annual base salary of $215,000. In addition, he is eligible to participate in an annual bonus plan providing for an annual bonus opportunity of 50% of his base pay. For 2001, the employment agreement provides a guaranteed bonus of $40,000.

     Each employment agreement with Messrs. Wyss, Tate, Mahoney and Maddox provides that if the executive's employment ceases as a result of disability or death, the executive or the executive's estate, heirs or beneficiaries, as the case may be, will continue to receive the executive's then current salary for 24 months from the date of the executive's disability or death. Mr. Ricci's agreement provides for 18 months salary continuation in the event of his death or disability. If the executive's employment is terminated by the Company for Cause (as defined in each employment agreement) or voluntarily by the executive for any reason other than death or disability or upon a constructive termination (as defined in each employment agreement) the executive will not be entitled to receive compensation or any accrued benefits after the date of termination. If any of Messrs. Wyss, Tate, Mahoney or Maddox are terminated by the Company without Cause or is terminated by the executive upon a constructive termination, the executive will continue to receive his then current salary and other benefits provided by the agreement during the unexpired term of the agreement. However, if the key employee retention program proposed to the Court by the Company is approved an executive terminated without Cause or by constructive termination would continue to receive his then current salary and other benefits provided by the agreement for 24 months. If Mr. Ricci is terminated without Cause or upon constructive termination, he will continue to receive his then current salary and other benefits for 12 months or for 24 months if he is constructively terminated.

     Management Incentive Plan. The Management Incentive Plan provides for the granting of options to acquire up to 500,000 shares of Common Stock to certain officers and employees of the Company. All options are non-qualified stock options granted at no less than 100% of the fair market value on the grant date. In fiscal 2001, options to purchase approximately 23,000 shares of Common Stock were granted under the Management Incentive Plan to certain officers and employees of the Company at an exercise price of $4.00 per share. Pursuant to the terms of the Management Incentive Plan, options granted to certain members of senior management provide for both a "Time Vesting Option" and a "Cliff Vesting Option." Under the Time Vesting Option, the option vests and is exercisable with respect to 20% of the shares subject to the option on the day it was granted. Then, on each of the first five anniversaries from the date the Time Vesting Option was granted, an additional 16% of the shares subject to the option vest and become exercisable as long as the option recipient is still employed by the Company or its subsidiaries.

     With respect to the grants to Messrs. Tate, Mahoney and Maddox, the Cliff Vesting Option becomes vested and exercisable with respect to 20% of the shares on the thirtieth day after the availability of the audited financial statements for each of the fiscal years ended December 31, 1998 through December 31, 2002, provided that the option recipient is still employed by the Company or its subsidiaries on such date of determination and further provided that the targeted implied common equity value of the Company was met for such fiscal year. If the targeted implied common equity value of the Company is not attained for any fiscal year ending on or before December 31, 2002, the Cliff Vesting Option will be treated as vested and exercisable if the target is attained for any subsequent year as long as the option recipient is still employed by the Company or its subsidiaries on such date of determination. If, after eight years from receipt of the Cliff Vesting Option, all shares subject to such option have not vested, such shares shall become fully vested and exercisable as long as the option recipient is still employed by the Company or its subsidiaries on such date.

     With respect to Mr. Wyss, the Cliff Vesting Option becomes vested and exercisable with respect to 33% of the shares on the thirtieth day after the availability of the audited financial statements for each of the three fiscal years of the Company ended December 31, 2001, provided that the Company EBITDA is at least equal to target EBITDA for such fiscal year, and provided Mr. Wyss is still employed by the Company or its subsidiaries on such Cliff Vesting Date. If the target EBITDA for any of the first two fiscal years referred to above is not attained, the portion of the Cliff Vesting Option that would otherwise have vested for such fiscal year shall be treated as vested and exercisable as of the Cliff Vesting Date for any subsequent fiscal year ending on or before December 31, 2003 for which the target EBITDA for such subsequent year is attained, provided Mr. Wyss is employed by the Company or a Subsidiary on such Cliff Vesting Date. Alternatively, upon the occurrence of a liquidation event, provided the DLJ IRR, defined below, is at least 25% and provided Mr. Wyss is in the employ of the Company or a subsidiary as of such liquidation event, the Cliff Vesting Option shall become vested and exercisable with respect to that portion of the shares subject thereto as to which the Option has not yet vested. DLF IRR means the annual discount rate which, when applied to (i) all initial investments as of May 22, 1998, by the DLJ Entities in shares of common and preferred stock of the Company, as well as all investments by the DLJ Entities during 1999 in shares of preferred stock of the Company, and (ii) all amounts realized by the DLJ Entities with respect to such shares, causes the net present value of such investments and amounts realized to equal zero.

     If, after eight years from receipt of the Cliff Vesting Option, all shares subject to such option have not vested, such shares shall become fully vested and exercisable as long as Mr. Wyss is still employed by the Company or its subsidiaries on such date.

     With respect to Mr. Ricci, the Cliff Vesting Option becomes vested and exercisable with respect to 33% of the shares on the thirtieth day after the availability of the audited financial statements for each of the three fiscal years of the Company ended December 31, 2001, provided that the Company EBITDA is at least equal to target EBITDA for such fiscal year, and provided Mr. Ricci is still employed by the Company or its subsidiaries on such Cliff Vesting Date. If the target EBITDA for any of the first two fiscal years referred to above is not attained, the portion of the Cliff Vesting Option that would otherwise have vested for such fiscal year shall be treated as vested and exercisable as of the Cliff Vesting Date for any subsequent fiscal year ending on or before December 31, 2003 for which the target EBITDA for such subsequent year is attained, provided Mr. Ricci is employed by the Company or a subsidiary on such Cliff Vesting Date. Alternatively, upon the occurrence of a liquidation event, provided the DLJ IRR, defined below, is at least 25% and provided Mr. Ricci is in the employ of the Company or a subsidiary as of such liquidation event, the Cliff Vesting Option shall become vested and exercisable with respect to that portion of the shares subject thereto as to which the Option has not yet vested. DLF IRR means the annual discount rate which, when applied to (i) all initial investments as of May 22, 1998, by the DLJ Entities in shares of common and preferred stock of the Company, as well as all investments by the DLJ Entities during 1999 in shares of preferred stock of the Company, and (ii) all amounts realized by the DLJ Entities with respect to such shares, causes the net present value of such investments and amounts realized to equal zero.

     If, after eight years from receipt of the Cliff Vesting Option, all shares subject to such option have not vested, such shares shall become fully vested and exercisable as long as Mr. Ricci is still employed by the Company or its subsidiaries on such date.

     The following table sets forth the number of shares of Common Stock issuable upon the exercise of options granted to each Named Executive Officer under the Management Incentive Plan.

                    MANAGEMENT INCENTIVE PLAN OPTION GRANTS

NAME                    TIME VESTING SHARES    CLIFF VESTING SHARES
----                    -------------------    --------------------
Karl R. Wyss .........      100,000                100,000
James H. Tate ........       25,843                 25,843
Michael E. Mahoney ...       19,880                 19,875
Robert D. Maddox .....        5,302                  5,301
Osvaldo Ricci ........       15,000                 15,000

     Other Compensation Arrangements. In connection with the Company's Chapter 11 proceeding, the Company has proposed to the Court a Key Employee Retention Program (the "Program"). The Court is expected to rule on this proposal in April of 2002. The Program, which the Company's board of directors has approved, has five components.

     The first component provides for an assumption of ten employment contracts that existed on the date the Chapter 11 was commenced. The ten employment contracts are with the following employees (the "Key Employees"): Karl R. Wyss, Chairman and Chief Executive Officer; James H. Tate, Senior Vice President and Chief Financial Officer; John Boisvert, Executive Vice President of Thermal Dynamics; James Delaney, Executive Vice President of Victor Equipment Company and Latin America; Dennis Klanjscek, Executive Vice President of Cigweld and Australia, Robert Maddox, Vice President and Controller, Michael E. Mahoney, Executive Vice President of Tweco, Thermal Arc, Stoody and Europe, Douglas Muzzey, Vice President Information Technology; and Patricia S. Williams, Vice President General Counsel and Corporate Secretary.

     The second component would pay each of the ten Key Employees an amount equal to 100% of his or her base pay in three equal installments (the "Stay Incentive") as follows: 1/3 payable on May 31, 2002; 1/3 payable on the effective date of a Plan of Reorganization (the "Effective Date"); and 1/3 payable six months after the Effective Date. Each Key Employee must be employed by the Company on the date each payment is due, and must not have voluntarily terminated (except for good reason) or have been terminated for Cause. If the Key Employee is terminated without Cause, or constructively terminated, or if the Company is sold to a third party, the entire amount of the Stay Incentive would be paid. The Stay Incentive is not offset by any other severance owed to the Key Employee, except, however, Karl R. Wyss's Stay Incentive would offset severance if the Effective Date occurs prior to March 1, 2003, and his employment is terminated prior to the Effective Date or if the Effective Date occurs after March 1, 2003 and the CEO is not retained by the reorganized company after the Effective Date.

     The third component of the Program establishes a management incentive program for approximately 175 employees. This program replaces the Company's previous annual bonus program. Each business unit is assigned a Free Cash Flow ("FCF") target defined as EBITDAR(1) plus/minus changes in working capital less --------------- (1) Earnings before interest, taxes, depreciation, amortization and restructuring charges.

capital expenditures. Each eligible employee is assigned a target bonus (ranging from 5% to 100%) and to one or more business units, depending on their areas of responsibility. If FCF is at or below 80%, no incentives are paid. The business unit would pay 5% of each participant's target bonus for each 1% above 80% FCF up to 100% FCF. The business unit would pay 2% of each participant's target bonus for each 1% above 100% FCF up to 125% FCF.

     The fourth component of the Program provides authorization for the CEO to pay up to $750,000 in bonuses to employees other than the Key Employees as needed for retention and motivation.

     The fifth component asks the Court to recognize balances held by the Key Employees in the Company's excess 401(k) account as administrative expenses of the estate.

     The Company estimates the total cost of the Program will be $3,554,600 (which represents payments under the Stay Incentive and CEO discretionary bonus pool).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the Board of Directors served as an officer or employee of the Company or any of its subsidiaries during 2001.

COMPENSATION OF DIRECTORS

     Compensation Arrangements. Other than Messrs. Wyss and Tate, each Director of the Company is entitled to receive a $25,000 annual fee. Additionally, certain non-employee Directors (as described in the Thermadyne Holdings Corporation 1998 Non-Employee Directors Stock Option Plan (the "Directors Plan")), are eligible to receive options under the Directors Plan. The Directors Plan provides that certain non-employee Directors shall receive options to purchase 3,000 shares of Common Stock upon becoming a Director and options to purchase 500 shares of Common Stock each year thereafter. All options are non-qualified stock options granted at 100% of the fair market value on the grant date. During 2001, the Board of Directors awarded Mr. Poling options to purchase 500 shares of Common Stock at $4.00 per share pursuant to the Directors Plan. Directors also are reimbursed for all reasonable travel and other expenses of attending meetings of the Board of Directors or committees of the Board of Directors.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth, as of March 2, 2002, certain information regarding the ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) by each Director of the Company, (iii) by each Named Executive Officer and (iv) by all current Directors and executive officers of the Company as a group. Other than as set forth below, no Director, or executive officer of the Company is the beneficial owner of any shares of Common Stock. The Company believes that, unless otherwise noted, each person shown in the following table has sole voting and sole investment power with respect to the shares indicated.

                                                                                     BENEFICIAL OWNERSHIP OF
                                                                                           COMMON STOCK
                                                                                  -----------------------------
                                          NAME OF                                   NUMBER           PERCENT OF
                                     BENEFICIAL OWNER                             OF SHARES           CLASS (1)
                                     ----------------                             ----------         ----------
                       Credit Suisse First Boston and related investors(2) .....   3,399,089           82.5%
                       Magten Asset Management Corp ............................     267,339            7.4%
                         35 East 21st Street
                         New York, NY 10010(3)
                       Karl R. Wyss(4)..........................................      30,558              *
                       James H. Tate(5).........................................      36,200              *
                       Harold A. Poling(6) .....................................       4,500              *
                       Michael E. Mahoney(7)....................................      27,648              *
                       Robert D. Maddox(8) .....................................      13,822              *
                       Kirk B. Wortman .........................................          --              *
                       Osvaldo Ricci(9).........................................       3,000              *
                       All Directors and executive officers as a
                       group (7 persons)(10)....................................     115,728           3.2%

     * Represents less than 1%.

     (1) Based on 3,590,286 shares of Common Stock outstanding and calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (2) Consists of shares held directly by Credit Suisse First Boston ("CSFB") and the following investors related to CSFB: DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJ MB Funding II, Inc. ("Funding"), a Delaware corporation, DLJ Merchant Banking Partners II-A, L.P. ("DLJMBPIIA"), a Delaware limited partnership, DLJ Diversified Partners-A, L.P. ("Diversified A"), a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ Millennium Partners-A, L.P. ("Millennium A"), a Delaware limited partnership, DLJ EAB Partners, L.P. ("EAB"), a Delaware limited partnership, UK Investment Plan 1997 Partners ("UK Partners"), a Delaware partnership, DLJ First ESC L.P. ("DLJ First ESC"), a Delaware limited partnership, and DLJ ESC II, L.P. ("DLJ ESC II"), a Delaware limited partnership. CSFB, Offshore, Diversified, Funding, DLJMBPIIA, Diversified A, Millennium, Millennium A, EAB, UK Partners, DLJ First ESC and DLJ ESC II are herein referred to as the "DLJ Funds." The address of each of CSFB, Diversified, Funding, DLJMBPIIA, Diversified A, Millennium, Millennium A, EAB, DLJ First ESC and DLJ ESC II is 277 Park Avenue, New York, New York 10172. The address of Offshore is John B. Gorsiraweg, 14 Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067. Includes 436,965 shares of Common Stock issuable upon exercise of warrants that are currently exercisable.

     (3) The following information is based on a Schedule 13D, dated July 25, 1996, as amended on September 25, 1996, on February 12, 1998, on March 9, 1998, and on June 10, 1998, filed with the Securities and Exchange Commission (the "Commission") by Magten Asset Management Corp. ("Magten"), an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). Magten has (i) shared voting power over 227,897 of the shares and no voting power over 39,442 of the shares and (ii) shared investment power over all 267,339 shares.

     (4) Includes 30,558 shares of Common Stock issuable to Mr. Wyss upon the exercise of vested stock options or stock options that will vest in 60 days.

     (5) Includes 21,708 shares of Common Stock issuable to Mr. Tate upon the exercise of vested stock options or stock options that will vest within 60 days.

     (6) Includes 4,500 shares of Common Stock issued to Mr. Poling upon the exercise of vested stock options or stock options that will vest within 60 days.

     (7) Includes 16,700 shares of Common Stock issuable to Mr. Mahoney upon the exercise of vested stock options or stock options that will vest within 60 days.

     (8) Includes 4,454 shares of Common Stock issuable to Mr. Maddox upon the exercise of vested stock options or stock options that will vest within 60 days.

     (9) Consists of 3,000 shares of Common Stock issuable to Mr. Ricci upon the exercise of vested stock options.

    (10) Includes 80,920 shares of Common Stock issuable upon the exercise of vested stock options or stock options that will vest within 60 days.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     On December 22, 1999, the DLJ Funds purchased, for an aggregate purchase price of $25,000,000, pursuant to a Subscription Agreement ("Subscription Agreement") among the Company, Thermadyne LLC and the DLJ Funds dated December 22, 1999, $25,000,000 in principal amount of the Junior Subordinated Notes and warrants to purchase 436,965 shares ("Warrants"). Each Warrant is exercisable at a price of $0.01 per Warrant Share (as defined below), subject to adjustment. The investment of additional capital in the Company and the Subsidiary was used for general corporate purposes.

     The Company, the Subsidiary and the DLJ Funds have entered into a Registration Rights Agreement which grants the holders of 50% or more of the Notes or Warrants the right to demand the Company or the Subsidiary, as the case may be, to effect a registration of the Notes or Warrants under the Securities Act of 1933, as amended (the "Act"). The Company is obliged to effect one demand registration for the Warrants and the Subsidiary is obliged to effect up to two demand registrations for the Notes. If any Warrants are included in a demand registration, the Company must prepare a shelf registration statement under Rule 415 of the Act permitting the resale of Warrants and the shares issuable upon exercise of the Warrants ("Warrant Shares") and must use its best efforts to cause the warrant shelf registration statement to be declared effective within 90 days of the time such demand registration is effected. The Company must keep the warrant shelf registration statement effective until the earlier of (i) two years following the date as of which no Warrants remain outstanding and (ii) if all of the Warrants expire unexercised, December 15, 2009.

     The Company's registration obligations in respect of the Warrants shall expire on the earlier of (i) the date on which each Warrant or Warrant Share has been disposed of in accordance with a warrant registration statement or when such Warrant Share is issued upon exercise of a Warrant in accordance with a registration statement and (ii) the date on which each Warrant or Warrant Share is distributed to the public pursuant to Rule 144 under the Act. The Subsidiary's registration obligations in respect of the Notes shall expire on the earlier of (i) the date on which each Note has been disposed in accordance with a note registration statement and (ii) the date on which each Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement also grants "piggy-back" rights to the DLJ Funds to participate in certain registration statements filed by Thermadyne in respect of any equity securities of the Company. The Registration Rights Agreement also contains a "lock-up" provision pursuant to which the DLJ Funds may be restricted from transferring Notes or Warrants in public sales during an underwriter's public offering of Notes or Warrants.

     Pursuant to a letter agreement dated January 16, 1998 (the "Engagement Letter"), DLJMB engaged DLJSC to act as DLJMB's exclusive financial advisor for a period of five years (the "Engagement Period") with respect to the review and analysis of financial and structural alternatives available to the Company. The Company has since assumed DLJMB's obligations under the Engagement Letter.

     As compensation for the services to be provided by DLJSC under the Engagement Letter, DLJSC is entitled to receive an annual advisory fee of $300,000, payable quarterly in equal installments of $75,000. DLJSC is also entitled to reimbursement for all of its out-of-pocket expenses incurred in connection with its engagement.

     During the Engagement Period, DLJSC is also entitled to act as the Company's exclusive financial advisor, sole placement agent, sole initial purchaser, sole managing underwriter or sole dealer-manager, as the case may be, with respect to any Transaction (as hereinafter defined) the Company determines to pursue. The term "Transaction" includes the following: (i) the sale, merger, consolidation or any other business combination, in one or a series of transactions, involving any portion of the business, securities or assets of the Company; (ii) the acquisition (and any related matters such as financings, divestitures, etc.) in one or a series of transactions, of all or a portion of the business, securities or assets of another entity or person; (iii) any recapitalization, refinancing, repurchase or restructuring of the Company's equity or debt securities or indebtedness or any amendments or modifications to the Company's debt securities or indentures whether or not in connection therewith, involving, by or on behalf of the Company, an offer to purchase or exchange for cash, property, securities, indebtedness or other consideration, or a solicitation of consents, waivers of authorizations with respect thereto; (iv) any spin-off, split-off or other extraordinary dividend of cash, securities or other assets to stockholders of the Company; or (v) any sale of securities of the Company effected pursuant to a private sale or an underwritten public offering.

     The Company has agreed to indemnify and hold harmless DLJSC and its affiliates, and the respective directors, officers, agents and employees of DLJSC and its affiliates (each, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities and will reimburse such Indemnified Persons for all fees and expenses (including the reasonable fees and expenses of counsel) as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation arising out of or in connection with advice or services rendered or to be rendered by an Indemnified Person pursuant to the Engagement Letter, the transactions contemplated by the Engagement Letter or any Indemnified Person's action or inaction in connection with any such advice, services or transactions, other than liabilities or expenses that are determined by a judgment of a court of competent jurisdiction to have resulted solely from such Indemnified Person's gross negligence or willful misconduct.

     The Engagement Letter makes available the resources of DLJSC concerning a variety of financial and operational matters. The services that have been and will continue to be provided by DLJSC could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In the opinion of management, the fees provided for under the Engagement Letter reasonably reflect the benefits received and to be received by the Company.

     The Company has entered into the Investors' Agreement with the DLJMB Funds and the senior executive officers of the Company. The Investors' Agreement, among other things, contains provisions regarding the composition of the Board of Directors of the Company, grants the parties thereto certain registration rights and contains provisions requiring the senior executive officers parties thereto to sell their shares of Common Stock in connection with certain sales of the Common Stock by the DLJMB Funds and granting the senior executive officers parties thereto the right to include a portion of their shares of Common Stock in certain sales of the Common Stock by the DLJMB Funds.

     In 1998, Messrs. Tate, Mahoney, and Maddox received secured, non-recourse loans from the Company in the amount of $367,606, $277,708 and $237,630, respectively, to purchase shares of the Company. The current principal balances of the loans are $388,523, $293,510 and $251,151, respectively. The loans bear interest at the rate of 5.69% per annum and are due in full on May 22, 2006. Upon the termination of a participant's employment with the Company, other than, as a result of the participant's death, the Company may accelerate any outstanding loan.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

FINANCIAL STATEMENT SCHEDULES

     Report of Independent Auditors is included at page S-1 hereof.

     Schedule II -- Valuation and Qualifying Accounts is included at page S-2 hereof.

     All other schedules for which provision is made in the applicable accounting regulation of the Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

REPORTS ON FORM 8-K

     On November 29, 2001, the Company filed a Current Report on Form 8-K reporting that the Debtors filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the Court.

EXHIBITS

      EXHIBIT
        NO.                               EXHIBIT
      -------                             -------
       2.1         -- Agreement Plan of Merger, dated as of January 20, 1998, between Thermadyne Holdings Corporation and Mercury
                     Acquisition Corporation.(2)

       2.2         -- Amendment No. 1 to Agreement and Plan of Merger between
                     Thermadyne Holdings Corporation and Mercury Acquisition
                     Corporation.(3)

       2.3         -- Certificate of Merger of Mercury Acquisition
                     Corporation with and into Thermadyne Holdings
                     Corporation.(3)

       3.1         -- Certificate of Incorporation of Thermadyne Holdings
                     Corporation (included in Exhibit 2.4).

       3.2         -- Bylaws of Thermadyne Holdings Corporation.(3)

       3.3         -- Certificate of Incorporation of Thermadyne Capital
                     Corp.(4)

       3.4         -- Bylaws of Thermadyne Capital Corp.(4)

       3.5         -- Limited Liability Company agreement of Thermadyne Mfg.
                     LLC.(4)

       4.1         -- Indenture, dated as of May 22, 1998, between Mercury
                     Acquisition Corporation and IBJ Schroder Bank & Trust
                     Company, as Trustee.(3)

       4.2         -- First Supplemental Indenture, dated as of May 22, 1998, between Thermadyne Holdings Corporation and IBJ Schroder
                     Bank & Trust Company, as Trustee.(3)

       4.3         -- Form of 12 1/2% Senior Discount Debentures.(3)

       4.4         -- A/B Exchange Registration Rights Agreement dated as of
                     May 22, 1998, among Mercury Acquisition Corporation and
                     Donaldson, Lufkin & Jenrette Securities Corporation.(3)

       4.5         -- Amendment to Registration Rights Agreement dated May
                     22, 1998, among Thermadyne Holdings Corporation and
                     Donaldson, Lufkin & Jenrette Securities Corporation.(3)

       4.6         -- Indenture, dated as of February 1, 1994, between

                   Thermadyne Holdings Corporation and Chemical Bank, as Trustee, with respect to $179,321,000 principal amount of the Senior
                   Subordinated Notes due November 1, 2003.(1)

        4.7        -- Form of Senior Subordinated Note (included in Exhibit
                   4.3).(1)

        4.8        -- Indenture, dated May 22, 1998, among Thermadyne Mfg.
                   LLC, Thermadyne Capital Corp., the guarantors named therein and State Street Bank and Trust Company, as Trustee.(3)

        4.9        -- Form of 9 7/8% Senior Subordinated Notes.(3)

       4.10        -- A/B exchange Registration Rights Agreement dated as of
                   May 22, 1998, among Thermadyne Mfg. LLC, Thermadyne
                   Capital Corp., the guarantors named therein and Donaldson, Lufkin &
                   Jenrette Securities Corporation.(3)

       4.11        -- Subscription agreement dated December 22, 1999, among
                   Thermadyne Mfg. LLC, Thermadyne Holdings Corporation, and the buyers named therein.(9)

       4.12 -- Registration Rights Agreement dated December 22, 1999, among Thermadyne Mfg. LLC, Thermadyne Holdings Corporation, and the buyers named therein.(9)

       4.13        -- Form of indenture relating to Junior Subordinated
                   Notes.(9)

       4.14        -- Form of Warrants (included in Exhibit 4.11).(9)

       4.15        -- Form of Junior Subordinated Notes (included in Exhibit
                   4.11).(9)

       4.16        -- Third Amendment and Forbearance Agreement dated as of
                   May 24, 2001 by and among Thermadyne Holdings Corporation, and certain of its subsidiaries, the Lenders party thereto and ABN AMRO Bank, N.V., as agent for the Lenders, as supplemented by that certain letter agreement dated as of July 24, 2001, but effective as of July 31, 2001 by and among Thermadyne Holdings Corporation, certain of its subsidiaries and ABN AMRO Bank, N.V., as agent for the Lenders.

       10.1        -- Omnibus Agreement, dated as of June 3, 1988, among
                   Palco Acquisition Company (now Thermadyne Holdings
                   Corporation) and its subsidiaries and National Warehouse
                   Investment Company.(5)

       10.2        -- Escrow Agreement, dated as of August 11, 1988, among
                   National Warehouse Investment Company, Palco Acquisition
                   Company (now Thermadyne Holdings Corporation) and Title
                   Guaranty Escrow Services, Inc.(5)

       10.3 -- Amended and Restated Industrial Real Property Lease dated as of August 11, 1988, between National Warehouse
                   Investment Company and Tweco Products, Inc., as amended by
                   First Amendment to Amended and Restated Industrial Real
                   Property Lease dated as of January 20, 1989.(5)

       10.4        -- Schedule of substantially identical lease  agreements.(5)


       10.5 -- Amended and Restated Continuing Lease Guaranty, made as of August 11, 1988, by Palco Acquisition Company
                   (now Thermadyne Holdings Corporation) for the benefit of National Warehouse Investment Company.(5)

       10.6        -- Schedule of substantially identical lease guaranties.(5)

       10.7        -- Lease Agreement, dated as of October 10, 1990, between
                   Stoody Deloro Stellite and Bowling Green-Warren County
                   Industrial Park Authority, Inc.(5)

       10.8 -- Lease Agreement, dated as of February 15, 1985, as amended, between Stoody Deloro Stellite, Inc. and Corporate
                   Property Associates 6.(5)

       10.9        -- Purchase Agreement, dated as of August 2, 1994, between
                   Coyne Cylinder Company and BA Credit Corporation.(6)

      10.10        -- Sublease Agreement, dated as of April 7, 1994, between
                   Stoody Deloro Stellite, Inc., and Swat, Inc.(6)

      10.11 -- Share Sale Agreement dated as of November 18, 1995, among certain scheduled persons and companies, Rosny Pty
                   Limited, Byron Holdings Limited, Thermadyne Holdings
                   Corporation, and Thermadyne Australia Pty Limited relating to the sale of the Cigweld Business.(7)

      10.12        -- Rights Agreement dated as of May 1, 1997, between
                   Thermadyne Holdings Corporation and BankBoston, N.A., as
                   Rights Agent.(8)

      10.13        -- First Amendment to Rights Agreement, dated January 20,
                   1998, between Thermadyne Holdings Corporation and
                   BankBoston, N.A.(2)

      10.14+ -- Executive Employment Agreement dated May 22, 1998, between Thermadyne Holdings Corporation and Randall E.
                   Curran.(3)

      10.15+ -- Executive Employment Agreement dated May 22, 1998, between Thermadyne Holdings Corporation and James H.
                   Tate.(3)

       10.16+ -- Executive Employment Agreement dated May 22, 1998, between Thermadyne Holdings Corporation and Stephanie N.
                   Josephson.(3)

       10.17+ -- Executive Employment Agreement dated May 22, 1998, between Thermadyne Holdings Corporation and Thomas C.
                   Drury.(3)

       10.18+ -- Executive Employment Agreement dated May 22, 1998, between Thermadyne Holdings Corporation and Robert D.
                   Maddox.(3)

       10.19+      -- Award Agreement dated May 22, 1998, between Thermadyne
                   Holdings Corporation and Randall E. Curran.(3)

       10.20+      -- Award Agreement dated May 22, 1998, between Thermadyne
                   Holdings Corporation and James H. Tate.(3)

       10.21+      -- Award Agreement dated May 22, 1998, between Thermadyne
                   Holdings Corporation and Stephanie N. Josephson.(3)

       10.22+      -- Award Agreement dated May 22, 1998, between Thermadyne
                   Holdings Corporation and Thomas C. Drury.(3)

       10.23+      -- Award Agreement dated May 22, 1998, between Thermadyne
                   Holdings Corporation and Robert D. Maddox.(3)

       10.24+      -- Thermadyne Holdings Corporation Management Incentive
                   Plan.(3)

       10.25+      -- Thermadyne Holdings Corporation Direct Investment
                   Plan.(3)

       10.26       -- Investors' Agreement dated as of May 22, 1998, between
                   Thermadyne Holdings Corporation, the DLJ Entities (as defined therein) and the Management Stockholders (as defined therein).(3)

       10.27       -- Credit Agreement dated as of May 22, 1998, between
                   Thermadyne Mfg. LLC, Comweld Group Pty. Ltd., GenSet
                   S.P.A. and Thermadyne Welding Products Canada Limited, as
                   Borrowers, Various Financial Institutions, as Lenders, DLJ
                   Capital Funding, Inc., as Syndication Agent, Societe
                   Generale, as Documentation Agent, and ABN Amro Bank N.V., as Administrative Agent.(3)

       10.28       -- First Amendment to Credit Agreement, dated as of
                   November 10, 1999, among Thermadyne Mfg. LLC., Comweld
                   Group Pty. Ltd., GenSet S.P.A. and Thermadyne Welding
                   Products Canada Limited, as Borrowers, Various Financial
                   Institutions, as Lenders, DLJ Capital Funding, Inc., as
                   Syndication Agent, Societe Generale, as Documentation
                   Agent, and ABN Amro Bank N.V., as Administrative Agent.(9)

       10.29       -- Letter Agreement dated as of January 16, 1998, between
                   Donaldson, Lufkin & Jenrette Securities Corporation and
                   DLJ Merchant Banking II, Inc.(3)


       10.30       -- Assignment and Assumption Agreement dated as of May 22,
                   1998, between DLJ Merchant Banking II, Inc. and Thermadyne
                   Holdings Corporation.(3)

       10.31       -- Receivables Participation Agreement, dated as of
                   January 31, 2000, between Thermadyne Receivables, Inc. as the Transferor, and Bankers Trust Company, as Trustee.(10)

       10.32+ -- Executive, Employment Agreement dated May 22, 1998, between Thermadyne Holdings Corporation and Michael E.
                   Mahoney.(10)

       10.33+ -- Executive Employment Agreement dated July 10, 2001, between Thermadyne Holdings Corporation and Douglas W.
                   Muzzey.(11)

       10.34+ -- Executive Employment Agreement dated May 21, 2001, between Thermadyne Holdings Corporation and Osvaldo
                   Ricci.(11)

       10.35+ -- Executive Employment Agreement dated January 13, 2001, between Thermadyne Holdings Corporation and Karl R.
                   Wyss.(11)

       10.36       -- Revolving Credit and Guaranty Agreement dated as of
                   November 26, 2001, among Thermadyne Mfg. LLC., as the
                   Borrower, Thermadyne Holdings Corporation, Thermadyne
                   Capital Corp., Thermadyne Industries, Inc., Victor
                   Equipment Company, Thermadyne International Corp.,
                   Thermadyne Cylinder Co., Thermal Dynamics Corp., C&G
                   Systems Holding, Inc., MECO Holding Co., Tweco Products,
                   Inc., Tag Realty, Inc., Victor-Coyne International, Inc.,
                   Victor Gas Systems, Inc., Stoody Company, Thermal Arc,
                   Inc., C&G Systems, Inc., Marison Cylinder Company, Wichita
                   Warehouse Corp., Coyne Natural Gas Systems, Inc., Modern
                   Engineering Company, Inc., as the U.S. Guarantors and ABN
                   AMRO Bank N.V. as the Agent.*

       10.37 -- First Amendment to Credit and Guaranty Agreement dated as of January 3, 2002 among Thermadyne Mfg. LLC.,
                   Thermadyne Holdings Corporation, Thermadyne Capital Corp.,
                   Thermadyne Industries, Inc., Victor Equipment Company,
                   Thermadyne International Corp., Thermadyne Cylinder Co.,
                   Thermal Dynamics Corp., C&G Systems Holding, Inc., MECO
                   Holding Co., Tweco Products, Inc., Tag Realty, Inc.,
                   Victor-Coyne International, Inc., Victor Gas Systems, Inc.,
                   Stoody Company, Thermal Arc, Inc., C&G Systems, Inc.,
                   Marison Cylinder Company, Wichita Warehouse Corp., Coyne
                   Natural Gas Systems, Inc., Modern Engineering Company,
                   Inc., as the U.S. Guarantors and ABN AMRO Bank N.V. as the
                   Agent.*

        21.1       -- Subsidiaries of Thermadyne Holdings Corporation.*

        23.1       -- Consent of Independent Auditors.*

----------

      + Indicates a management contract or compensatory plan or arrangement.

      *  Filed herewith.

     (1) Incorporated by reference to the Company's Registration Statement on Form 10 (File No. 0-23378) filed under Section 12(g) of the Securities
          Exchange Act of 1934, as amended

          (the "Exchange Act"), on February 7, 1994.

     (2) Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on January 21, 1998.

     (3) Incorporated by reference to the Company's Registration Statement on Form S-1, (File No. 333-57455) filed on June 23, 1998.

     (4) Incorporated by reference to Thermadyne LLC and Thermadyne Capital's Registration Statement on Form S-1, (File No. 333-57457) filed on June 23, 1998.

     (5) Incorporated by reference to the Company's Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act, on April 28, 1994.

     (6) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

     (7) Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on January 18, 1996.

     (8) Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on May 12, 1997.

     (9) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

     (10) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     (11) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,2001.

                         THERMADYNE HOLDINGS CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                               PAGE
                                                                               ----
  Thermadyne Holdings Corporation
    Report of Independent Auditors...........................................  F-2
    Consolidated Balance Sheets at December 31, 2001 and 2000................  F-3
    Consolidated Statements of Operations for the years ended
       December 31, 2001, 2000 and 1999 .....................................  F-4
    Consolidated Statements of Shareholders' Deficit for the
       years ended December 31, 2001, 2000 and 1999 .........................  F-5
    Consolidated Statements of Cash Flows for the years ended
       December 31, 2001, 2000 and 1999 .....................................  F-6
    Notes to Consolidated Financial Statements...............................  F-7
  Thermadyne Mfg. LLC
    Report of Independent Auditors...........................................  F-31
    Consolidated Balance Sheets at December 31, 2001 and 2000................  F-32
    Consolidated Statements of Operations for the years ended
       December 31, 2001, 2000 and 1999 .....................................  F-33
    Consolidated Statements of Shareholder's Deficit for the
       years ended December 31, 2001, 2000 and 1999 .........................  F-34
    Consolidated Statements of Cash Flows for the years ended
       December 31, 2001, 2000 and 1999 .....................................  F-35
    Notes to Consolidated Financial Statements...............................  F-36

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Thermadyne Holdings Corporation

     We have audited the accompanying consolidated balance sheets of Thermadyne Holdings Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thermadyne Holdings Corporation and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that Thermadyne Holdings Corporation will continue as a going concern. As more fully described in Note 2 to the financial statements, on November 19, 2001, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the Eastern District of Missouri. The filing was necessary due to events of default on the Company's debt covenants. In addition, the Company has incurred recurring net losses applicable to common shares and has a shareholder deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


/s/ ERNST & YOUNG LLP


St. Louis, Missouri
February 28, 2002

                        THERMADYNE HOLDINGS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                December 31,    December 31,
                                                                    2000            2001
                                                                ------------    ------------
                                     ASSETS
Current assets:
  Cash and cash equivalents ................................    $     14,800    $     10,362
  Accounts receivable, less allowance for doubtful accounts
    of $3,376 and $3,509, respectively .....................          75,816          67,011
  Inventories ..............................................          89,748         112,451
  Prepaid expenses and other ...............................          14,600           4,597
                                                                ------------    ------------
      Total current assets .................................         194,964         194,421
Property, plant and equipment, at cost, net ................          81,012          84,725
Deferred financing costs, net ..............................          13,825          18,238
Intangibles, at cost, net ..................................          13,422          14,206
Deferred income taxes ......................................             248             792
Other assets ...............................................           6,922           5,563
                                                                ------------    ------------
      Total assets .........................................    $    310,393    $    317,945
                                                                ============    ============
                     LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable .........................................    $     19,520    $     43,268
  Accrued and other liabilities ............................          25,410          35,290
  Accrued interest .........................................             471           2,646
  Income taxes payable .....................................             508          10,119
  Current maturities of long-term obligations ..............          11,606          19,737
                                                                ------------    ------------
      Total current liabilities ............................          57,515         111,060
Liabilities subject to compromise ..........................         834,478              --
Long-term obligations, less current maturities .............          21,084         734,184
Other long-term liabilities ................................          43,868          61,244
Redeemable preferred stock (paid in kind), $0.01 par value,
  15,000,000 shares authorized and 2,000,000 shares
  outstanding ..............................................          78,509          69,814
Shareholders' deficit:
  Common stock, $0.01 par value, 30,000,000 shares
  authorized, and 3,590,286 shares issued and
  outstanding ..............................................              36              36
Additional paid-in capital .................................        (128,523)       (119,828)
Accumulated deficit ........................................        (553,008)       (501,467)
Management loans ...........................................          (1,344)         (1,503)
Accumulated other comprehensive loss .......................         (42,222)        (35,595)
                                                                ------------    ------------
      Total shareholders' deficit ..........................        (725,061)       (658,357)
                                                                ------------    ------------
      Total liabilities and shareholders' deficit ..........    $    310,393    $    317,945
                                                                ============    ============

          See accompanying notes to consolidated financial statements.

                        THERMADYNE HOLDINGS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                         DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                             2001            2000            1999
                                                         ------------    ------------    ------------
Net sales .........................................      $  438,224      $    510,146    $    521,115
Operating expenses:
   Cost of goods sold .............................         296,538           327,480         342,250
   Selling, general and administrative expenses....          97,152           102,578          99,151
   Amortization of goodwill .......................             371            19,176           1,575
   Amortization of intangibles ....................           1,804             7,707           3,047
   Net periodic postretirement benefits ...........           1,125             1,121           3,200
   Special charges ................................          14,855            42,456          21,886
                                                          ---------      ------------    ------------
   Operating income ...............................          26,379             9,628          50,006
Other income (expense):
   Interest expense (contractual interest expense
      of $80,332 in 2001) .........................         (76,360)          (81,358)        (72,439)
   Amortization of deferred financing costs .......          (4,360)           (3,314)         (3,590)
   Other, net .....................................          (1,226)              251             531
                                                          ---------      ------------    ------------
Loss before reorganization items and income tax
   provision ......................................         (55,567)          (74,793)        (25,492)
Reorganization items ..............................          (6,723)               --              --
                                                          ---------      ------------    ------------
Loss before income tax provision ..................         (48,844)          (74,793)        (25,492)
Income tax provision ..............................           2,697            31,855           8,807
                                                          ---------      ------------    ------------
Net loss ..........................................         (51,541)         (106,648)        (34,299)
Preferred stock dividends (paid in kind) ..........           8,695             8,384           7,377
                                                          ---------      ------------    ------------
Net loss applicable to common shares ..............       $ (60,236)     $   (115,032)   $    (41,676)
                                                          =========      ============    ============
Basic and diluted loss per share amounts:

   Net loss .......................................       $  (14.36)     $     (29.70)   $      (9.62)
   Net loss applicable to common shares ...........          (16.78)           (32.04)         (11.68)

          See accompanying notes to consolidated financial statements.

                        THERMADYNE HOLDINGS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                 (IN THOUSANDS)

                                                                                                 ACCUMULATED
                                                     ADDITIONAL                                     OTHER
                                        COMMON        PAID-IN       ACCUMULATED   MANAGEMENT    COMPREHENSIVE
                                        STOCK         CAPITAL         DEFICIT        LOANS           LOSS             TOTAL
                                      ---------      ----------     -----------   ----------    -------------      -----------
January 1, 1999 .................     $      32      $ (116,551)    $  (360,520)  $   (3,753)   $     (15,534)     $  (496,326)
Comprehensive loss:
Net loss ........................            --              --         (34,299)          --               --          (34,299)
Other comprehensive
loss-- foreign currency
translation .....................            --              --              --           --           (8,361)          (8,361)
                                                                                                                   -----------
Comprehensive loss ..............                                                                                      (42,660)
                                                                                                                   -----------
Exercise of warrants ............             4              (4)             --           --               --               --
Issuance of warrants ............            --           9,175              --           --               --            9,175
Interest on management loans ....            --              --              --         (213)              --             (213)
Accretion of preferred stock ....            --          (7,377)             --           --               --           (7,377)
Recognition of net operating loss
Carryforwards ...................            --           3,313              --           --               --            3,313
                                      ---------      ----------     -----------   ----------    -------------      -----------
December 31, 1999 ...............            36        (111,444)       (394,819)      (3,966)         (23,895)        (534,088)
Comprehensive loss:
Net loss ........................            --              --        (106,648)          --               --         (106,648)
Other comprehensive
loss-- foreign currency
translation .....................            --              --              --           --          (11,700)         (11,700)
                                                                                                                   -----------
Comprehensive loss ..............                                                                                     (118,348)
                                                                                                                   -----------
Interest on management loans ....            --              --              --         (226)              --             (226)
Accretion of preferred stock ....            --          (8,384)             --           --               --           (8,384)
Reclassification of management
loans ...........................            --              --              --        2,689               --            2,689
                                      ---------      ----------     -----------   ----------    -------------      -----------
December 31, 2000 ...............            36        (119,828)       (501,467)      (1,503)         (35,595)        (658,357)
Comprehensive loss:
Net loss ........................            --              --         (51,541)          --               --          (51,541)
Other comprehensive income
(loss):
Foreign currency
translation .....................            --              --              --           --           (7,335)          (7,335)
Pension .........................                                                                         708              708
                                                                                                                   -----------
Comprehensive loss ..............                                                                                      (58,168)
                                                                                                                   -----------
Interest on management loans ....            --              --              --         (237)              --             (237)
Accretion of preferred stock ....            --          (8,695)             --           --               --           (8,695)
Reclassification of management
loans ...........................            --              --              --          396               --              396
                                      ---------      ----------     -----------   ----------    -------------      -----------
December 31, 2001 ...............     $      36      $ (128,523)    $  (553,008)  $   (1,344)   $     (42,222)     $  (725,061)
                                      =========      ==========     ===========   ==========    =============      ===========

          See accompanying notes to consolidated financial statements.

                        THERMADYNE HOLDINGS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED          YEAR ENDED         YEAR ENDED
                                                             DECEMBER 31, 2001  DECEMBER 31, 2000  DECEMBER 31, 1999
                                                             -----------------  -----------------  -----------------
Cash flows provided by (used in) operating activities:

Net loss ..................................................      $ (51,541)        $(106,648)        $ (34,299)
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:

  Net periodic postretirement benefits ....................          1,125             1,121             3,200
  Depreciation ............................................         17,055            15,335            18,860
  Amortization of goodwill ................................            371            19,176             1,575
  Amortization of other intangibles .......................          1,804             7,707             3,047
  Non-cash interest expense ...............................         19,476            18,972            13,134
  Amortization of deferred financing costs ................          4,360             3,314             3,590
  Benefit from rejection of executory contracts ...........        (12,228)               --                --
  Recognition of net operating loss .......................             --                --             3,313
  carryforwards
  Deferred income taxes ...................................            527            28,310             3,468
  Loss on asset disposal ..................................             --             9,990             2,740
  Issuance of common stock warrants .......................             --                --             9,175
Changes in operating assets and liabilities:
  Accounts receivable .....................................          9,874             6,996            19,239
  Inventories .............................................         10,814           (16,273)           25,425
  Prepaid expenses and other ..............................         (9,437)            1,082             1,638
  Accounts payable ........................................         (5,416)              992            (3,751)
  Accrued and other liabilities ...........................           (240)            8,361           (10,453)
  Accrued interest ........................................         22,652              (445)              (71)
  Income taxes payable ....................................           (324)              424            (1,818)
  Other long-term liabilities .............................         (2,508)           (3,291)           (4,126)
                                                                 ---------         ---------         ---------
    Total adjustments .....................................         57,905           101,771            88,185
                                                                 ---------         ---------         ---------
    Net cash provided by (used in) operating activities ...          6,364            (4,877)           53,886
                                                                 ---------         ---------         ---------
Cash flows used in investing activities:
  Capital expenditures, net ...............................        (15,323)          (18,691)          (10,168)
  Proceeds from sale of assets ............................             --             6,961                --
  Change in other assets ..................................           (826)           (1,051)           (1,046)
  Acquisitions, net of cash ...............................             --            (3,767)           (5,886)
                                                                 ---------         ---------         ---------
    Net cash used in investing activities .................        (16,149)          (16,548)          (17,100)
                                                                 ---------         ---------         ---------
Cash flows provided by (used in) financing activities:
  Change in long-term receivables .........................           (425)              384              (353)
  Borrowing under debtor-in-possession credit facility ....          8,650                --                --
  Repayment of long-term obligations ......................        (12,283)          (26,477)          (23,166)

  Borrowing of long-term obligations ......................         40,049            34,216            26,535
  Issuance of common stock ................................             --                --                 4
  Change in accounts receivable securitization ............        (20,999)           20,999           (23,843)
  Financing fees ..........................................             --            (1,125)             (901)
  Other ...................................................           (769)           (9,531)           (3,060)
                                                                 ---------         ---------         ---------
    Net cash provided by (used in) financing activities ...         14,223            18,466           (24,784)
                                                                 ---------         ---------         ---------
    Net increase (decrease) in cash and cash equivalents ..          4,438            (2,959)           12,002
Cash and cash equivalents at beginning of year ............         10,362            13,321             1,319
                                                                 ---------         ---------         ---------
Cash and cash equivalents at end of year ..................      $  14,800         $  10,362         $  13,321
                                                                 =========         =========         =========

          See accompanying notes to consolidated financial statements.

                         THERMADYNE HOLDINGS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. THE COMPANY

         Thermadyne Holdings Corporation ("Thermadyne" or the "Company"), a Delaware corporation, is a global manufacturer of cutting and welding products and accessories.

         As used in this report, the term "Thermadyne LLC" means Thermadyne Mfg. LLC, a wholly owned and the principal operating subsidiary of Thermadyne Holdings Corporation, and the term "Thermadyne Capital" means Thermadyne Capital Corp., a wholly owned subsidiary of Thermadyne LLC.

2. RECENT EVENTS

Bankruptcy Filing

         On November 19, 2001, the Company and substantially all of its domestic subsidiaries, including Thermadyne LLC and Thermadyne Capital (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri (the "Court".) The filing resulted from insufficient liquidity, and was determined to be the most efficient and favorable alternative to restructure the Company's balance sheet. Since 1998, the Company's operating results have been negatively impacted by a weak industrial economy in the U.S. as well as difficult economic conditions in most of its foreign markets. The deterioration of operating results and liquidity made it increasingly difficult for the Company to meet all of its debt service obligations. Prior to filing Chapter 11, the Company failed to make the semi-annual interest payments on the 10.75% subordinated notes, due November 1, 2003 (the "Subordinated Notes"), which were due on May 1 and November 1, 2001, and totaled approximately $4.0 million. In addition, the Company failed to make an interest payment in the amount of $10.2 million related to the 9.875% senior subordinated notes, due June 1, 2008 (the "Senior Subordinated Notes"), which was due on June 1, 2001. The Bankruptcy Code generally prohibits the Company from making payments on unsecured, pre-petition debt, including the Senior Subordinated Notes and the Subordinated Notes, except pursuant to a confirmed plan of reorganization. The Company is in possession of its properties and assets and continues to manage the business as a debtor-inpossession subject to the supervision of the Court.

         On January 8, 2002, the Court entered the final order approving a new $60 million debtor-inpossession credit facility among Thermadyne LLC, as borrower, the Company and certain U.S. subsidiaries as guarantors, and a syndicate of lenders with ABN AMRO Bank N.V. as agent (the "DIP Facility".) Prior to the final order, on November 21, 2001, the Court entered an interim order authorizing the Debtors to use up to $25 million of the DIP Facility for loans and letters of credit. The DIP Facility expires on the earlier of the consummation of a plan of reorganization or

November 21, 2002. The DIP Facility is secured by substantially all the assets of the Debtors, including a pledge of the capital stock of substantially all their subsidiaries, subject to certain limitations with respect to foreign subsidiaries. Actual borrowing availability is subject to a borrowing base calculation. The amount available to the Company under the DIP Facility is equal to the sum of approximately 85% of eligible accounts receivable, 50% of eligible inventory and 72% of eligible fixed assets. As of December 31, 2001, the Company's eligible accounts receivable, inventories and fixed assets supported access to $58.0 million of the DIP Facility. As of December 31, 2001, the Company had borrowed $8.7 million and issued letters of credit of $0.1 million under the DIP Facility. The DIP Facility contains financial covenants, including minimum levels of EBITDA (defined as net income or loss plus depreciation, amortization of goodwill, amortization of intangibles, net periodic postretirement benefits expense, income taxes, amortization of deferred financing costs, any net loss realized in connection with the sale of any asset, any extraordinary loss or the non-cash portion of non-recurring expenses, and reorganization costs), and other customary provisions.

         As of December 1, 2001, the Company discontinued accruing interest on the Senior Subordinated Notes, the Subordinated Notes, the 12.5% debentures, due June 1, 2008 (the "Debentures"), and the 15% junior subordinated notes, due December 15, 2009 (the "Junior Notes"), and ceased accruing dividends on its redeemable preferred stock. Contractual interest on the Senior Subordinated Notes, the Subordinated Notes, the Debentures and the Junior Notes for the year ended December 31, 2001, was $20.4 million, $4.0 million, $16.7 million and $4.7 million, respectively. Interest recorded for the Senior Subordinated Notes, the Subordinated Notes, the Debentures and the Junior Notes was $18.7 million, $3.7 million, $15.2 million and $4.3 million, respectively. Contractual dividends for the redeemable preferred stock was $9.5 million for the year ended December 31, 2001, which compares to recorded dividends of $8.7 million. As part of the Court order approving the DIP Facility, the Company was required to continue making periodic interest payments on its old syndicated senior secured credit agreement (the "Old Credit Facility.") This order did not approve the payment of any principal outstanding under the Old Credit Facility as of the petition date, or the payment of any future mandatory amortization of the loans. In total, contractual interest on the Company's obligations was $80.3 million, for the year ended December 31, 2001, which was $4.0 million in excess of reported interest.

         Pursuant to the provisions of the Bankruptcy Code, substantially all actions to collect upon any of the Debtors' liabilities as of the petition date or to enforce pre-petition date contractual obligations were automatically stayed. Absent approval from the Court, the Debtors are prohibited from paying pre-petition obligations. However, the Court has approved payment of certain pre-petition liabilities such as employee wages and benefits and certain other pre-petition obligations. Additionally, the Court has approved the retention of legal and financial professionals. Claims against the Debtors may be filed with the Court through April 19, 2002. As debtor-in-possession, the Debtors have the right, subject to Court approval and certain other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by such rejections may file pre-petition claims with the Court in accordance with bankruptcy procedures.

         The Company is currently developing a plan of reorganization (the "Plan of Reorganization") through, among other things, discussions with the official creditor's committee appointed in the Chapter 11 proceedings and the lenders. The objective of the Plan of Reorganization is to restructure the Company's balance sheet to significantly strengthen the Company's financial position.

         Management expects that a Plan of Reorganization will be completed and ready to file with the Court during the second calendar quarter of 2002. Although management expects to file the Plan of Reorganization, there can be no assurance at this time that a Plan of Reorganization will be proposed by the Company, approved or confirmed by the Court, or that such plan will be consummated. The Company has moved the Court to extend the period during which the Debtors may file a Plan of Reorganization through July 1, 2002. On April 2, 2001, the Court will consider the Company's motion for such extension. There can be no assurance that the Court will grant such extensions. If the exclusivity period were to expire or be terminated, other interested parties, such as creditors of the Debtors, would have the right to propose alternative plans of reorganization.

         Although the Chapter 11 filing raises substantial doubt about the Company's ability to continue as a going concern, the accompanying financial statements have been prepared on a going concern basis. This basis contemplates the continuity of operations, realization of assets, and discharge of liabilities in the ordinary course of business. The statements also present the assets of the Company at historical cost and the current intention that they will be realized as a going concern and in the normal course of business. A Plan of Reorganization could materially change the amounts currently disclosed in the financial statements.

         The Company's financial statements do not present the amount which may ultimately be paid to settle liabilities and contingencies which may be allowed in the Chapter 11 case. Under Chapter 11, the rights of, and ultimate payment by the Company to, pre-petition creditors may be substantially altered. This could result in claims being paid in the Chapter 11 proceedings at less (and possibly substantially less) than 100 percent of their face value. At this time, because of material uncertainties, pre-petition claims are carried at face value in the accompanying financial statements, and are included in the line "liabilities subject to compromise" on the consolidated balance sheet. Additionally, the interests of existing preferred and common shareholders could be substantially diluted or even eliminated.

Liabilities Subject to Compromise

         Under Chapter 11, certain claims against the debtor in existence prior to the filing of the petition for relief under federal bankruptcy laws are stayed while the debtor continues business operations as debtor-in-possession. These claims are shown in the December 31, 2001, balance sheet as "liabilities subject to compromise." Additional claims (liabilities subject to compromise) may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the Court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts. Claims secured against the debtor's assets also are stayed, although the holders of such claims have the right to move the Court for relief from the stay. The principal categories of liabilities subject to compromise at December 31, 2001, consisted of the following:

Trade accounts payable.........   $  17,334
Accrued and other liabilities..       3,500
Accrued interest...............      24,809
Accrued income taxes ..........      11,290
Old Credit Facility............     353,437
Senior Subordinated                 207,000
Notes..........................
Debentures.....................     145,066
Subordinated Notes ............      37,060
Junior Notes...................      33,427
Other long-term liabilities....       1,555
                                  ---------
      Total....................   $ 834,478
                                  =========

Reorganization Items

         Reorganization items in 2001, include $4.8 million of professional fees and expenses, a benefit of $12.2 million resulting from the Court's approval of a Company motion to reject a non-cancelable lease obligation on a substantially idle facility, and $0.7 million of other reorganization costs.

Special Charges

         Special charges incurred during the year ended December 31, 2001, were $14.9 million and were comprised primarily of $7.0 million related to business reengineering initiatives, $3.2 million related to an information technology transformation project, and $2.4 million to logistics initiatives. The remainder resulted mostly from the relocation of production to Mexico. Special charges of $42.5 million were incurred during the year ended December 31, 2000, and are comprised primarily of $19.4 million of costs related to the relocation of production to Mexico and Asia, $11.0 million resulting from the Company's reorganization of its domestic gas management business, $5.0 million related to changes in senior management, and $4.7 million related to an information technology and business process reengineering project the Company initiated in the third quarter of 2000. In 1999, special charges of $21.9 million were recorded related to the reorganization of the Company's Australian and Asian operations, the consolidation of two domestic facilities and detachable warrants issued in conjunction with junior subordinated notes.

Acquisitions

         In 2000, the Company made the following two acquisitions. On April 13, the Company, through a 90% owned subsidiary, acquired all the assets of Unique Welding Alloys ("Unique"), a business that sells industrial gases, welding equipment and accessories to the retail end-user trade, and on November 9, the Company, through a 90% owned subsidiary, acquired all the assets of Maxweld & Braze (Pty) Ltd., a wholesale business that sells welding equipment and accessories to distributors and the retail end-user trade. Both of these businesses are located in Boksburg, South Africa. The aggregate consideration paid for these two acquisitions was approximately $4.4 million and was financed through existing bank facilities. These transactions were accounted for as purchases.

         In 1999, the Company made the following two acquisitions. On March 11, the Company acquired all the issued and outstanding capital stock of Soltec S.A., a manufacturer of manual electrodes and tubular wires for hardfacing and special applications, located in Santiago, Chile. On April 14, the Company acquired all the issued and outstanding capital stock of Tecmo Srl, a manufacturer of torches and plasma and laser consumables, located in Rastignano, Italy. The aggregate consideration paid for these two acquisitions was approximately $6 million and was financed through existing bank facilities. These transactions were accounted for as purchases.

         The operating results of the acquired companies have been included in the Consolidated Statements of Operations from their respective dates of acquisition. Pro forma unaudited results of operations for the twelve months ended December 31, 2000 and 1999 have not been presented, since they would not have differed materially from actual results.

3. SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements include the accounts of Thermadyne and its majority owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

         Bankruptcy Accounting. Since the Chapter 11 bankruptcy filing, the Company has applied the provisions in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7.") SOP 90-7 does not change the application of generally accepted accounting principles in the preparation of financial statements, but it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

         Estimates. Preparation of financial statements in conformity with generally accepted accounting principles requires certain estimates and assumptions be made that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Inventories. Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method for domestic subsidiaries and the first-in, first-out ("FIFO") method for foreign subsidiaries. Inventories at foreign subsidiaries amounted to approximately $37,986 and $47,698 at December 31, 2001 and 2000, respectively.

         Property, Plant and Equipment. Property, plant and equipment are carried at cost and are depreciated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings -- 25 years; and machinery and equipment -- two to ten years. Property, plant and equipment recorded under capital leases are depreciated using the lower of either the lease term or the underlying asset's useful life.

         Deferred Financing Costs. The Company capitalizes loan origination fees and other costs incurred arranging long-term financing. These costs are amortized over the respective lives of the obligations using the effective interest method.

         Intangibles. The excess of costs over the net tangible assets of businesses acquired consists of patented technology and goodwill. Identified intangible assets are amortized on a straight-line basis over the various estimated useful lives of such assets, which generally range from three to 25 years. Goodwill related to acquisitions is amortized over 40 years. The Company records impairment losses on long-lived assets including goodwill or related intangibles when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts.

         Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the carrying value of assets and liabilities for financial reporting purposes and their tax basis. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

         Revenue Recognition. Revenue from the sale of cutting and welding products is recognized upon shipment to the customer. Cost and related expenses to manufacture cutting and welding products are recorded as cost of sales when the related revenue is recognized.

         Comprehensive Loss. At December 31, 2001, 2000, and 1999, accumulated comprehensive loss amounted to $42,930, $35,595, and $23,895, respectively, for foreign currency translation. Accumulated comprehensive income for pensions was $708 at December 31, 2001.

         Earnings Per Share. The effects of options, warrants and convertible securities have not been considered in the determination of earnings per share for the years ended December 31, 2001, 2000 and 1999 because the result would be anti-dilutive.

                                                           2001          2000           1999
                                                       ------------  ------------   ------------
Numerator:
  Net loss......................................       $   (51,541)  $   (106,648)  $    (34,299)
  Preferred stock dividends (paid in kind)......            (8,695)        (8,384)        (7,377)
                                                       -----------   ------------   ------------
  Net loss applicable to common shares .........       $   (60,236)  $   (115,032)  $    (41,676)
                                                       ===========   ============   ============
Denominator:
  Weighted average shares for basic and diluted
   earnings per share...........................         3,590,286      3,590,286      3,567,087
                                                       ===========   ============   ============
 Basic and diluted loss per share amounts:
  Net loss......................................       $    (14.36)  $     (29.70)  $      (9.62)
  Preferred stock dividends (paid in kind)......             (2.42)         (2.34)         (2.06)
                                                       -----------   ------------   ------------
  Net loss applicable to common shares .........       $    (16.78)  $     (32.04)  $     (11.68)
                                                       ===========   ============   ============

         Stock-Based Compensation. The Company grants stock options for a fixed number of shares to employees with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company accounts for these stock option grants in accordance with Accounting Principles Board Opinion No. 25-- "Accounting for Stock Issued to Employees" ("APB 25"), and, accordingly, recognizes no compensation expense for the stock option grants. In December 2000, the Company repriced certain stock options previously granted creating variable options. This repricing did not require the recording of compensation expense as the Company's stock price was less than the repriced amount at December 31, 2000.

         Statements of Cash Flows. For purposes of the statements of cash flows, Thermadyne considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

         The following table shows the interest and taxes paid during the periods presented in the accompanying Consolidated Statements of Cash Flows:

                  2001          2000           1999
              ------------  ------------   ------------
Interest      $     34,220  $     62,830   $     59,376
Taxes..              2,353         3,129          2,663

         Operating cash disbursements resulting from the reorganization include $6.0 million related to professional fees and expenses , $1.9 million of fees related to the DIP Facility and the Old Credit Facility, and $0.1 of other reorganization costs. Included in the amount paid for professional fees and expenses was approximately $2.0 million of retainers, which were included in prepaid assets at December 31, 2001.

         Foreign Currency Translation. Local currencies have been designated as the functional currencies for all subsidiaries. Accordingly, assets and liabilities of foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resultant translation gains or losses are included in other comprehensive income in the component of shareholders' deficit designated "Foreign currency translation." The effect on the consolidated statements of operations of transaction gains and losses is insignificant for all years presented. The Company's foreign operations are described in Note 14.

         Derivatives. Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133, as amended, requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm or forecasted commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of the derivative's change in fair value will be immediately recognized in earnings. The adoption of this statement did not have a material impact on the Company's results of operations or financial position.

         During 2001, 2000 and 1999 the Company used an interest rate swap to manage its cost of borrowing on a portion of its floating rate debt, as required by the Old Credit Facility. On January 4, 2002, the swap expired and was not replaced.

         Recent Accounting Pronouncements. In June, 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Additionally, SFAS 142 requires that goodwill included in the carrying value of equity method investments no longer be amortized.

         The Company will apply SFAS 142 beginning in the first quarter of 2002. Application of the nonamortization provisions of SFAS 142 is expected to increase operating income by approximately $0.5 million in 2002. The Company will test goodwill for impairment using the two-step process prescribed in SFAS
142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company does not believe these tests will have a material effect on its results of operations or its financial position.

4. ACCOUNTS RECEIVABLE

         On January 31, 2000, the Company entered into a trade accounts receivable securitization agreement whereby it sold on an ongoing basis participation interests in up to $45,000 of designated accounts receivable. The Company retained servicing responsibilities for accounts receivable collections, but received no servicing fee. Effective with the Chapter 11 filing this program began to liquidate and at December 31, 2001, all participation interests had been fully funded. On January 4, 2002, the program was terminated and final distributions made to investors. The amount of participation interests sold under this financing arrangement was approximately $20,999 at December 31, 2000. The sold accounts receivable are reflected as a reduction of accounts receivable on the Consolidated Balance Sheets. Interest expense is incurred on participation interests at the rate of one-month LIBOR plus 65 basis points, per annum. The Company records no gains or losses from the securitization arrangement.

         Previously, the Company was party to a similar accounts receivable securitization agreement which expired on November 15, 1999, whereby it sold participation interests in up to $50,000 of designated accounts receivable. The terms, eligibility criteria and accounting treatment were substantially the same as the current agreement. Interest expense accrued at the rate of onemonth LIBOR plus 50 basis points, per annum.

5. INVENTORIES

         The composition of inventories at December 31, is as follows:

                       2001          2000
                   ------------  ------------
Raw materials..    $     18,142  $     20,829
Work-inprocess..         25,517        26,853
Finished goods           46,442        65,582
                   ------------  ------------
                         90,101       113,264
LIFO reserve..             (353)         (813)
                   ------------  ------------
                   $     89,748  $    112,451
                   ============  ============

6. PROPERTY, PLANT, AND EQUIPMENT

         The composition of property, plant and equipment at December 31, is as follows:

                                        2001          2000
                                    ------------  ------------
Land..........................      $      9,065  $     10,016
Building......................            29,547        35,834
Machinery and equipment.......           114,186        99,197
                                    ------------  ------------
                                         152,798       145,047
Accumulated depreciation......           (71,786)      (60,322)
                                    ------------  ------------
                                    $     81,012  $     84,725
                                    ============  ============

         Assets recorded under capitalized leases were $23,320 ($15,822 net of accumulated depreciation) and $19,641 ($13,165 net of accumulated depreciation) at December 31, 2001 and 2000, respectively.

7. INTANGIBLES

         The composition of intangibles at December 31, is as follows:

                                           2001          2000
                                       ------------  ------------
Goodwill....................           $     13,509  $     13,489
Other.......................                 11,421        11,645
                                       ------------  ------------
                                             24,930        25,134
Accumulated amortization....                (11,508)      (10,928)
                                       ------------  ------------
                                       $     13,422  $     14,206
                                       ============  ============

         During the third quarter of 2000, the Company recorded impairment losses of $18.5 million and $4.9 million related to goodwill and other intangible assets, respectively, associated with its Australian business. These impairment losses were recorded through increased amortization expense. The Company records impairment losses on long-lived assets including goodwill or related intangibles when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the related carrying amounts. Prolonged weak economic conditions in Australia led to the Company's reassessment and ultimate write-down of these assets.

8. LONG-TERM OBLIGATIONS

         The composition of long-term obligations at December 31, is as follows:

                                                                    2001          2000
                                                                ------------  ------------
Debtor-in-Possession Credit Facility.........................   $      8,650  $         --
Revolving Credit Facility(1).................................         58,500        23,500
Term A Facility-- United States(1)...........................         57,885        61,453
Term A Facility-- Australia(1)...............................         13,342        15,596
Term A Facility-- Italy(1)...................................          6,482         7,286
Term B Facility(1)...........................................        108,614       109,427
Term C Facility(1)...........................................        108,614       109,427
Senior subordinated notes, due June 1, 2008, 9 7/8%
 interest payable semiannually on June 1 and December 1(1)...        207,000       207,000
Debentures, due June 1, 2008, 12 1/2% interest payable
 semiannually on June 1 and December 1(1)....................        145,066       129,839
Subordinated notes, due November 1, 2003, 10.75%
 interest payable semiannually on May 1 and November 1(1)....         37,060        37,060
Junior subordinated notes due December 15, 2009, 15%
  interest payable quarterly on March 15, June 15,
  September 15 and December 15(1)............................         33,427        29,148
Capital leases...............................................         21,191        19,943
Other........................................................          2,849         4,242
                                                                ------------  ------------
                                                                     808,680       753,921
Amounts classified as liabilities subject to compromise             (775,990)           --
                                                                ------------  ------------
                                                                      32,690       753,921
Current maturities...........................................        (11,606)      (19,737)
                                                                ------------  ------------
                                                                $     21,084  $    734,184
                                                                ============  ============

----------

(1) Amounts outstanding at December 31, 2001, have been classified as liabilities subject to compromise.

         At December 31, 2001 the schedule of principal payments on long-term debt, excluding capital lease obligations and amounts subject to compromise, is as follows:

2002.......    $    10,362
2003.......            401
2004.......            354
2005.......            148
2006.......            131
Thereafter             103

DIP Facility

         The DIP Facility provides for total borrowings of $60 million, of which up to $15 million may be used for letters of credit. Actual borrowing availability is subject to a borrowing base calculation, which is equal to the sum of approximately 85% of eligible accounts receivable, 50% of eligible inventory and 72% of eligible fixed assets. As of December 31, 2001, the Company's eligible accounts receivable, inventories and fixed assets supported access to $58.0 million of the DIP Facility. Interest on the DIP Facility accrues at the administrative agent's adjusted base rate plus 2.25% in the case of alternate base rates loans, and at an adjusted London Interbank Offered Rate ("LIBOR") plus 3.5% in the case of LIBOR loans. The DIP Facility is secured by substantially all the assets of the Debtors, including a pledge of the capital stock of substantially all their subsidiaries, subject to certain limitations with respect to foreign subsidiaries. The DIP Facility contains financial covenants, including minimum levels of EBITDA (defined as net income or loss plus depreciation, amortization of goodwill, amortization of intangibles, net periodic postretirement benefits expense, income taxes, amortization of deferred financing costs, any net loss realized in connection with the sale of any asset, any extraordinary loss or the non-cash portion of non-recurring expenses, and reorganization costs) and other customary provisions. The DIP Facility expires on the earlier of the consummation of a Plan of Reorganization or November 21, 2002. At December 31, 2001, the Company had borrowed approximately $8.7 million and issued $0.1 million of letters of credit under the DIP Facility, resulting in availability of approximately $49.2 million.

         Thermadyne LLC pays a commitment fee calculated at a rate of 0.75% per annum on the daily average unused commitment under the DIP Facility. Such fee is payable monthly in arrears and upon termination of the DIP Facility. Thermadyne LLC also pays a fee calculated at 3.5% per annum based on the average letters of credit outstanding. Such fee is payable monthly in arrears and upon termination of the DIP Facility.

Old Credit Facility

         The Old Credit Facility includes a $330 million term loan facility (the "Term Loan Facility") and a $100 million revolving credit facility (subject to adjustment as provided below), which provides for revolving loans and up to $50 million of letters of credit (the "Revolving Credit Facility"). The Term Loan Facility is comprised of a term A facility of $100 million (the "Term A Facility"), which has a maturity of six years, a term B facility of $115 million (the "Term B Facility"), which has a maturity of seven years, and a term C facility of $115 million (the "Term C Facility"), which has a maturity of eight years. The Revolving Credit Facility terminates six years after the date of initial funding of the Old Credit Facility. As part of the Court order approving the DIP Facility, the Company was required to continue making periodic interest payments on the Old Credit Facility. This order did not approve the payment of any principal outstanding under the Old Credit Facility as of the petition date, or the payment of any future mandatory amortization of the loans. As a result of the Chapter 11 filing and other ongoing covenant violations, the Company has no borrowing availability under the Old Credit Facility. At December 31, 2000, the Company had $8.1 million of standby letters of credit outstanding under the Revolving Credit Facility.

         On November 10, 1999, the Company amended the Old Credit Facility to allow the restructuring of certain of its manufacturing operations and to adjust its financial covenants. In accordance with the amendment, the rate at which the Old Credit Facility bears interest was adjusted to, at Thermadyne LLC's option, the administrative agent's alternative base rate or the reserve-adjusted LIBOR plus, in each case, applicable margins of (i) in the case of alternative base rate loans, (x) 1.50% for revolving and Term A loans, (y) 1.75% for Term B loans and (z) 2.00% for Term C loans and (ii) in the case of LIBOR loans, (x) 2.75% for revolving and Term A loans, (y) 3.00% for Term B loans and (z) 3.25% for Term C loans. The applicable margin may vary based on Thermadyne LLC's ratio of consolidated indebtedness to Adjusted EBITDA. In addition, the amendment required the issuance of $25.0 million of Junior Subordinated Notes with detachable warrants for the purchase of the Company's common stock.

         Prior to the amendment of the Old Credit Facility applicable margins were (i) in the case of alternative base rate loans, (x) 1.00% for revolving and Term A loans, (y) 1.25% for Term B loans and (z) 1.50% for Term C loans and (ii) in the case of LIBOR loans (x) 2.25% for revolving and Term A loans, (y) 2.50% for Term B loans and (z) 2.75% for Term C loans.

         Thermadyne LLC pays a letter of credit fee calculated (i) in the case of standby letters of credit, at a rate per annum equal to the then applicable margin for LIBOR loans under the Revolving Credit Facility minus 0.125% and (ii) in the case of documentary letters of credit, at a rate per annum equal to 1.25% plus, in each case, a fronting fee on the stated amount of each letter of credit. Such fees are payable quarterly in arrears. In addition, Thermadyne LLC pays customary transaction charges in connection with any letters of credit.

Senior Subordinated Notes

         The Senior Subordinated Notes are general unsecured obligations of Thermadyne LLC and Thermadyne Capital and will be subordinated in right of payment to all senior indebtedness of Thermadyne LLC and Thermadyne Capital (including borrowings under the DIP Facility and the Old Credit Facility). The Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by certain of Thermadyne LLC's existing domestic subsidiaries (the "Guarantor Subsidiaries"). The note guarantees will be general unsecured obligations of the Guarantor Subsidiaries, are subordinated in right of payment to all existing and future senior indebtedness of the Guarantor Subsidiaries, including indebtedness under the DIP Facility and the Old Credit Facility, and will rank senior in right of payment to any future subordinated indebtedness of the Guarantor Subsidiaries.

Debentures

         The Debentures initially are limited in aggregate principal amount at maturity to $174 million. The Debentures were issued at $94.6 million, a substantial discount from their principal amount at maturity. Until June 1, 2003, no interest will accrue on the Debentures, but the accreted value will increase (representing amortization of original issue discount) between the date of original issuance and June 1, 2003, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the accreted value shall be equal to the full principal amount at maturity of the Debentures on June 1, 2003. Beginning on June 1, 2003, interest on the Debentures will accrue at the rate of 12 1/2% per annum and will be payable in cash semiannually in arrears on June 1 and December 1, commencing on December 1, 2003, to holders of record on the immediately preceding May 15 and November 15. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Subject to certain covenants, additional notes may be issued under the Indenture having the same terms in all respects as the Debentures.

         The indentures governing the Senior Subordinated Notes, the Debentures and the subordinated notes restrict, subject to certain exceptions, the Company and its subsidiaries from incurring additional debt, paying dividends or making other distributions on or redeeming or repurchasing capital stock, making investments, loans or advances, disposing of assets, creating liens on assets and engaging in transactions with affiliates.

Junior Subordinated Notes

         The Junior Notes, which have detachable warrants for the purchase of the Company's common stock, are general unsecured obligations of Thermadyne LLC and will be subordinated in right of payment to all existing and future senior subordinated indebtedness of Thermadyne LLC. Thermadyne LLC, at its option, may pay interest in additional Junior Notes between the date of original issuance and December 15, 2004 on each March 15, June 15, September 15 and December 15 at the rate of 15%. Beginning December 15, 2004, interest will accrue at the rate of 15% per annum on each interest payment date, provided that if and for so long as payment of interest on the Junior Notes is prohibited under the terms of the Old Credit Facility, interest shall be paid by the issuance of additional Junior Notes.

         As of December 1, 2001, the Company discontinued accruing interest on the Senior Subordinated Notes, the Subordinated Notes, the Debentures, and the Junior Notes. Contractual interest on the Senior Subordinated Notes, the Subordinated Notes, the Debentures and the Junior Notes for the year ended December 31, 2001, was $20.4 million, $4.0 million, $16.7 million and $4.7 million, respectively. Interest recorded for the Senior Subordinated Notes, the Subordinated Notes, the Debentures and the Junior Notes was $18.7 million, $3.7 million, $15.2 million and $4.3 million, respectively. The Bankruptcy Code generally prohibits the Company from making payments on unsecured, pre-petition debt, including the Senior Subordinated Notes and the Subordinated Notes, except pursuant to a confirmed Plan of Reorganization.

9. REDEEMABLE PREFERRED STOCK

         The Company has outstanding 2,000,000 shares of preferred stock, par value $0.01 per share, with an initial liquidation preference of $25.00 per share ("Holdings Preferred Stock"). Holdings Preferred Stock accrues dividends at a rate equal to 13% per annum, computed on the basis of a 360-day year. Such dividends are payable quarterly on March 31, June 30, September 30, and December 31 of each year. Prior to the fifth anniversary of the issuance of the Holdings Preferred Stock, dividends are payable through increases in the liquidation preference of the Holdings Preferred Stock or, at the election of the holders, dividends may be payable by the issuance of additional shares. Following the fifth anniversary of the issuance, dividends shall be payable in cash. The Holdings Preferred Stock is mandatorily redeemable on May 15, 2010 at a redemption price of 100% of the liquidation preference plus accrued and unpaid dividends. In the event of a change in control, the Holdings Preferred Stock is mandatorily redeemable at a redemption price of 101% of the liquidation preference plus accrued and unpaid dividends. The Holdings Preferred Stock may be redeemed by Holdings prior to May 15, 2001, in whole, at a redemption price per share equal to 113% of the liquidation preference per share plus accrued and unpaid dividends with the proceeds of a public equity offering. In addition, the Holdings Preferred Stock may be redeemed at any time on or after May 15, 2003, in whole, at certain established redemption prices. Holders of a majority of the outstanding shares of Holdings Preferred Stock will have the right to elect two members to the board of directors of Holdings upon the failure of Holdings to pay cash dividends for more than four consecutive quarters or six quarters, satisfy mandatory redemption obligations, provide required notices or comply with certain other specified provisions relating to the Holdings Preferred Stock. This right terminates and the term of the additional directors ceases upon cure. In addition, Holdings cannot amend, alter or repeal any provision that would adversely affect the preferences, rights or powers of the Holdings Preferred Stock or create, authorize or issue any class of stock ranking prior to or on a parity with the Holdings Preferred Stock without the written consent of a majority of the holders.

         As of December 1, 2001, the Company ceased accruing dividends on the Holdings Preferred Stock. Contractual dividends for the Holdings Preferred Stock was $9.5 million for the year ended December 31, 2001, which compares to recorded dividends of $8.7 million. The Bankruptcy Code generally prohibits the Company from making payments on unsecured, prepetition obligations, including the Holdings Preferred Stock, except pursuant to a confirmed Plan of Reorganization. Under Chapter 11, the interests of existing preferred shareholders could be substantially diluted or even eliminated.

10. STOCK OPTIONS

         The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as described below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. In December 2000, the Company repriced certain stock options previously granted. This repricing did not require the recording of compensation expense as the Company's stock price was less than the repriced amount at December 31, 2000.

         Pro forma information regarding net income and earnings per share is required by FASB 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999, respectively: risk-free interest rates of 5.2%, 4.3%, and 5.3%, a dividend yield of 0.0% for each year presented; volatility factors of the expected market price of the Company's common stock of 0.83, 0.63, and 0.65, and a weighted-average expected life of the options of six years for each year presented.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                   2001           2000           1999
                                               -------------   ------------   ------------
Pro forma net loss applicable to
  common shares............................     $   (60,809)    $(115,613)      $(42,476)
Pro forma basic and diluted net loss
  per share................................          (16.94)       (32.20)        (11.91)

         The Company has two option plans for the grant of options to its employees and directors. The 1998 Management Incentive Plan (the "1998 Management Plan") provides for the grant of options to acquire up to 500,000 shares of common stock to key officers and employees of the Company or its affiliates. Grants under the 1998 Management Plan vest either a) immediately on the date of grant, b) ratably over five years from the date of grant, c) upon the attainment of yearly targeted implied common equity values of the Company or, d) if yearly targeted implied common equity values are not attained, after an eight year period. The Non-Employee Directors Stock Option Plan (the "1998 Directors Plan") provides for the grant of options to acquire up to 20,000 shares of common stock to non-employee directors of the Company. Grants under the 1998 Directors Plan vest immediately on the date of grant. All options granted under the two plans described above are non-qualified stock options granted at 100% of the fair market value on the grant dates. In connection with the Merger, the 1993 Management Option Plan (the "1993 Management Plan"), the Non-Employee Directors Plan (the "1995 Directors Plan") and the 1996 Employee Stock Option Plan (the "1996 Employee Plan") were terminated. At that time, the option holders received a cash payment with respect to each option and the underlying options were canceled.

         Information regarding stock options is summarized as follows:

                                        2001                                 2000                           1999
                                 ---------------------------     ----------------------------   ----------------------------
                                            WEIGHTED-AVERAGE                WEIGHTED-AVERAGE                WEIGHTED-AVERAGE
                                  OPTIONS    EXERCISE PRICE       OPTIONS    EXERCISE PRICE      OPTIONS     EXERCISE PRICE
                                 --------   ----------------     --------   -----------------   --------    ----------------
Outstanding -- beginning of
  year........................    243,384       $ 9.00            343,356        $ 34.50         326,566        $  34.50
Granted.......................    236,000         4.00             21,100          34.50          20,700           34.50
Exercised.....................         --           --                 --             --              --              --
Canceled or forfeited.........    (16,303)        4.00           (121,072)         34.50          (3,910)          34.50
                                 --------                        --------                       --------

Outstanding-end of year.......    463,081         6.72            243,384           9.00         343,356           34.50
                                 ========                        ========                       ========
Exercisable at end of year:
  1998 Management Plan........    126,297                          88,024                         57,354
  1998 Directors Plan.........      9,000                           8,000                          7,000
Reserved for future grants:
  1998 Management Plan........     45,919                         264,616                        163,644
  1998 Directors Plan.........     11,000                          12,000                         13,000
Weighted-average fair value of
  options granted during the
  year........................   $   2.92                        $  14.00                       $  11.83
Weighted-average remaining
  contractual life of options
  (years).....................        7.8                             7.7                           8.50

         In December 2000, stock options from the 1998 Management Plan and stock options from the 1998 Directors Plan were repriced to the fair value at that time of $4.00. This repricing did not require the recording of compensation expense as the Company's stock price was less than the repriced amount at December 31, 2000. Following is a summary of stock options outstanding as of December 31, 2001:


                                NUMBER OF        WEIGHTED-AVERAGE
                                 OPTIONS          REMAINING LIFE
                               ----------       -----------------
Options Outstanding:
  Exercise Price of $4...        421,754               7.9
  Exercise Price of
    $34.50...............         41,327               6.5
                                 -------

                                 463,081
                                 =======
Options Exercisable:
  Exercise Price of $4...         94,030               7.9
  Exercise Price of
    $34.50...............         41,267               6.5
                                 -------
                                 135,297
                                 =======

11. LEASES

         Future minimum lease payments under leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 2001 are as follows:

                                                            CAPITAL      OPERATING
                                                            LEASES        LEASES
                                                           --------      ---------
2002..............................................         $ 3,455       $ 3,905
2003..............................................           3,525         3,152
2004..............................................           3,683         2,683
2005..............................................           3,410         2,239
2006..............................................           2,830         1,791
Thereafter........................................          20,988         6,471
                                                           -------
          Total minimum lease payments......                37,891
Amount representing interest................               (16,696)
                                                           -------
Present value of net minimum lease payments, including
  current obligations of $1,244...................         $21,191
                                                           =======

         Rent expense under operating leases from continuing operations amounted to $5,636, $6,602, and $7,347 for the years ended December 31, 2001, 2000, and
1999, respectively.

12. INCOME TAXES

         Pre-tax loss was taxed under the following jurisdictions:

                                           YEAR ENDED              YEAR ENDED              YEAR ENDED
                                        DECEMBER 31, 2001       DECEMBER 31, 2000       DECEMBER 31, 1999
                                        -----------------       -----------------       -----------------
Domestic........................           $ (47,323)               $ (50,227)              $  (7,228)
Foreign.........................              (1,521)                 (24,566)                (18,264)
                                           ---------                ---------               ---------
  Loss before income taxes......           $ (48,844)               $ (74,793)              $ (25,492)
                                           =========                =========               =========

         The provision for income taxes is as follows:

                                    YEAR ENDED              YEAR ENDED              YEAR ENDED
                                 DECEMBER 31, 2001       DECEMBER 31, 2000       DECEMBER 31, 1999
                                 -----------------       -----------------       -----------------
Current:
  Federal.................            $    --                $     --                 $    240
  Foreign.................              2,000                   3,393                    2,206
  State and local.........                150                     150                      400
                                      -------                --------                 --------
          Total current                 2,150                   3,543                    2,846
                                      -------                --------                 --------
Deferred.................                 547                  28,312                    5,961
                                      -------                --------                 --------
                                      $ 2,697                $ 31,855                 $  8,807
                                      =======                ========                 ========

         The composition of deferred tax assets and liabilities attributable to continuing operations at December 31 is as follows:

                                                       2001                   2000
                                                  --------------          -------------
Deferred tax assets:
  Post-employment benefits..................        $   9,143              $   9,303
  Accrued liabilities.......................            5,832                  6,758
  Intangibles...............................            8,145                  8,329
  Deferred interest.........................           18,646                 12,674
  Other.....................................            4,626                  5,392
  Fixed assets..............................            2,819                  9,967
  Net operating loss carryforwards..........           59,592                 43,589
                                                    ---------              ---------
          Total deferred tax assets.........          108,803                 96,012
  Valuation allowance for deferred tax
    assets..................................         (105,372)               (90,382)
                                                    ---------              ---------
          Net deferred tax assets...........            3,431                  5,630
                                                    ---------              ---------
Deferred tax liabilities:
  Inventories...............................            3,183                  4,838
                                                    ---------              ---------
          Total deferred tax liabilities....            3,183                  4,838
                                                    ---------              ---------
          Net deferred tax assets...........        $     248              $     792
                                                    =========              =========

         The income tax provision for the years ended December 31, 2001 and 2000, includes a charge of $15.5 million and $43.0 million, respectively, to increase the valuation allowance on the net deferred tax amount as management does not believe this asset will be fully realized based on projections of income in future periods.

         The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income from continuing operations as a result of the following differences:


                                                       YEAR ENDED              YEAR ENDED              YEAR ENDED
                                                    DECEMBER 31, 2001       DECEMBER 31, 2000       DECEMBER 31, 1999
                                                    -----------------       -----------------       -----------------
Tax at U.S. statutory rates....................         $ (17,095)              $ (26,178)               $(8,922)
Nondeductible goodwill amortization
  and other nondeductible expenses.............             1,632                   8,474                  1,032
Change in valuation allowance..................            15,469                  42,987                  5,000
Foreign tax rate differences and
  nonrecognition of foreign tax loss benefits..             2,593                   6,422                  8,225
Issuance of warrants...........................                --                      --                  3,212
State income taxes, net of federal
  tax benefits.................................                98                     150                    260
                                                        ---------               ---------                -------
                                                        $   2,697               $  31,855                $ 8,807
                                                        =========               =========                =======

         At December 31, 2001, the Company had net operating loss carryforwards of approximately $151,000 available for U.S. federal income tax purposes which expire between 2002 and 2021. Utilization of the majority of these net operating loss carryforwards is subject to various limitations due to previous changes in control of ownership (as defined in the Internal Revenue Code) of the Company. Pursuant to the requirements of the American Institute of Certified Public Accountants Statement of Position No. 90-7, "Financial Entities in Reorganization Under the Bankruptcy Code," the tax benefit resulting from the utilization of net operating loss carryforwards that existed on the effective date of the Company's financial reorganization will be reported as a direct addition to paid-in capital.

         The Company's foreign subsidiaries have undistributed earnings at December 31, 2001. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

13. EMPLOYEE BENEFIT PLANS

         401(k) Retirement Plan. The 401(k) Retirement Plan covers the majority of the Company's domestic employees. The Company, at its discretion, can make a base contribution of 1% of each employee's compensation and an additional contribution equal to as much as 4% of the employee's compensation. At the employee's discretion, an additional 1% to 15% voluntary employee contribution can be made. The plan requires the Company to make matching contributions of 50% for the first 6% of the voluntary employee contribution. Total expense for this plan was approximately $2,038, $2,115, and $2,223 for the years ended December 31, 2001, 2000, and 1999, respectively.

         Pension Plans. The Company's subsidiaries have had various noncontributory defined benefit pension plans which covered substantially all U.S. employees. The Company froze and combined its three noncontributory defined benefit pension plans through amendments to such plans effective December 31, 1989. All former participants of these plans became eligible to participate in the 401(k) Retirement Plan effective January 1, 1990. Prepaid benefit cost at December 31, 2001 was $358 and $163 at December 31, 2000. There were no accrued benefit liabilities at December 31, 2001 or 2000. In addition, the Company's Australian subsidiary has a Superannuation Fund established by a Trust Deed which operates on a lump sum scheme to provide benefits for its employees. Prepaid benefit cost at December 31, 2001 and 2000, was $6,204 and $5,630, respectively. There were no accrued benefit liabilities at December 31, 2001 or 2000. The prepaid benefit cost is not included in the table below or in the Company's balance sheet, as the Company has no legal right to amounts included in this fund.

         Other Postretirement Benefits. The Company has a retirement plan covering both salaried and non-salaried retired employees, which provides postretirement health care benefits (medical and dental) and life insurance benefits. The postretirement health care portion is contributory, with retiree contributions adjusted annually as determined by the Company based on claim costs. The postretirement life insurance portion is noncontributory. The Company recognizes the cost of postretirement benefits on the accrual basis as employees render service to earn the benefit. The Company continues to fund the cost of health care and life insurance benefits in the year incurred.

         The following table provides a reconciliation of benefit obligations, plan assets and status of the pension and other postretirement benefit plans as recognized in the Company's consolidated balance sheets for the years ended December 31, 2001 and 2000:

                                                                                             OTHER
                                                         PENSION BENEFITS           POSTRETIREMENT BENEFITS
                                                    ------------------------    -----------------------------
                                                       2001         2000            2001             2000
                                                    ---------    -----------    ------------     ------------
Change in Benefit Obligation:
  Benefit obligation at beginning of year           $ 14,088      $ 13,414        $ 13,431         $ 13,005
  Service cost...............................             --            --             877              791
  Interest cost..............................          1,022         1,001             992            1,022
  Actuarial loss.............................            351           361             371              523
  Plan amendments............................             --            --              --           (1,216)
  Benefits paid..............................           (797)         (688)           (862)            (694)
                                                    --------      --------        --------         --------
  Benefit obligation at end of year..........       $ 14,664      $ 14,088        $ 14,809         $ 13,431
                                                    ========      ========        ========         ========
Change in plan assets:
  Fair value of plan assets at beginning of
     year....................................       $ 15,809      $ 15,690
  Actual return on plan assets...............           (604)          932
  Benefits paid..............................           (797)         (688)
  Administrative expenses....................           (124)         (125)
                                                    --------      --------
  Fair value of plan assets at end of
     year....................................       $ 14,284      $ 15,809
                                                    ========      ========
Funded status of the plan (underfunded)......       $   (380)     $  1,721        $(14,809)        $(13,431)

  Unrecognized net actuarial loss (gain).....            708        (1,611)         (8,770)          (9,692)
  Unrecognized prior service cost............             30            53          (2,195)          (2,388)
                                                    --------      --------        --------         --------
  Prepaid (accrued) benefit cost.............       $    358      $    163        $(25,774)        $(25,511)
                                                    ========      ========        ========         ========
Weighted-average assumptions as of December 31:
  Discount rate..............................           7.25%          7.5%           7.25%             7.5%
  Expected return on plan assets.............              8%            8%            N/A              N/A
  Rate of compensation increase..............            N/A           N/A             N/A              N/A

         Net periodic pension and other postretirement benefit costs include the following components:

                                            PENSION BENEFITS                OTHER POSTRETIREMENT BENEFITS
                                       ---------------------------          ------------------------------
                                        2001       2000      1999          2001         2000         1999
                                      -------     ------    ------        ------       ------       ------
Components of the net periodic
  benefit cost:
  Service cost....................    $    --     $   --    $   --        $  877       $  791       $  761
  Interest cost...................      1,022      1,001     1,012           992        1,022          842
  Expected return on plan
     assets.......................     (1,232)    (1,226)   (1,179)           --           --           --
  Recognized (gain) loss..........         (8)      (153)       --          (551)        (591)       1,698
  Prior service cost
     recognized...................         23         23        23          (193)        (101)        (101)
                                      -------     ------    ------        ------       ------       ------
Benefit cost (credit).............    $  (195)    $ (355)   $ (144)       $1,125       $1,121       $3,200
                                      =======     ======    ======        ======       ======       ======

         The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.0% in 2001, declining gradually to 6.0% in 2012. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.5% in 2000 and 9.5% in 1999. A one percentage point change in the assumed health care cost trend rate would have the following effects:

                                                                     1-PERCENTAGE         1-PERCENTAGE
                                                                     POINT INCREASE       POINT DECREASE
                                                                     --------------       --------------
Effect on total of service and interest cost
  components in 2001.............................................       $    354            $    (300)
Effect on postretirement benefit obligation as of
  December 31, 2001..............................................       $  2,396            $  (1,929)

14. SEGMENT INFORMATION

         The Company reports its segment information by geographic region. Although the Company's domestic operation is comprised of several individual business units, similarity of products, paths to market, end users, and production processes results in performance evaluation and decisions regarding allocation of resources being made on a combined basis. The Company's reportable geographic regions are the United States, Europe and Australia/Asia.

         The Company evaluates performance and allocates resources based principally on operating income net of any special charges or significant one-time charges. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales are based on market prices.

         Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes the elimination of intersegment sales and profits, corporate related items and other costs not allocated to the reportable segments.

                                                                           ALL OTHER
                               UNITED                                     GEOGRAPHIC
                               STATES        EUROPE    AUSTRALIA/ASIA       REGIONS         OTHER     CONSOLIDATED
                              --------      --------   --------------     ----------       --------   ------------
2001
Revenue from external
  customers ................  $293,837      $ 45,874      $ 44,468         $ 54,045       $     --      $438,224
Intersegment revenues ......    25,652         8,303           435            3,970        (38,360)           --
Depreciation and
  amortization of
  intangibles ..............    10,248           967         4,022            1,715          2,278        19,230
Operating income (loss) ....    46,600         3,557        (3,784)           2,612        (22,606)       26,379
Identifiable assets ........   130,197        50,505        37,660           43,409         46,662       308,433
Capital expenditures .......    10,099         1,648           437            2,334            806        15,324
2000
Revenue from external
  customers ................  $342,392      $ 56,434      $ 54,062         $ 57,258       $     --      $510,146
Intersegment revenues ......    37,996        15,674         1,985               --        (55,655)           --
Depreciation and
  amortization of
  intangibles ..............     9,104         2,546        20,259            1,923          8,386        42,218
Operating income (loss) ....    65,969         4,469       (27,616)            (903)       (32,291)        9,628
Identifiable assets ........   135,758        59,319        48,548           46,615         27,705       317,945
Capital expenditures .......     6,144         5,172         3,697            1,859          1,819        18,691
1999
Revenue from external
  customers ................  $343,521      $ 56,449      $ 76,763         $ 44,382       $     --      $521,115
Intersegment revenues ......    34,290        15,678         2,819              414        (53,201)           --
Depreciation and
  amortization of
  intangibles ..............    11,164         2,737         4,603              590          4,388        23,482
Operating income (loss) ....    71,941         3,109        (5,576)          (1,460)       (18,008)       50,006
Identifiable assets ........   146,860        54,756        91,949           32,213         74,618       400,396
Capital expenditures .......     5,047           644         2,623            1,317            537        10,168

Product Line Information

         The Company manufactures a variety of products, substantially all of which are used in the cutting, welding or fabrication of metal. End users of the Company's products are engaged in various applications including construction, automobile manufacturing, repair and maintenance and shipbuilding. The following table shows sales for each of the Company's key product lines:

                                     YEAR ENDED         YEAR ENDED         YEAR ENDED
                                  DECEMBER 31, 2001  DECEMBER 31, 2000  DECEMBER 31, 1999
                                  -----------------  -----------------  -----------------
Gas apparatus ..................       $170,634           $190,996           $186,279
Arc welding equipment ..........         73,615             87,860            104,857
Arc welding consumables ........        124,446            146,494            149,693
Plasma and automated
  cutting equipment ............         64,081             79,995             71,083
All other ......................          5,448              4,801              9,203
                                       --------           --------           --------
                                       $438,224           $510,146           $521,115
                                       ========           ========           ========

15. CONTINGENCIES

         The Chapter 11 filing introduces numerous uncertainties which may affect the Company's business, results of operations and prospects. Additional discussion on the Chapter 11 proceedings can be found in Note 2 to the financial statements.

         Thermadyne and certain of its wholly owned subsidiaries are defendants in various legal actions, primarily in the product liability area. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of such litigation will not have a material adverse effect on the Company's financial condition or results of operations.

16. FINANCIAL INSTRUMENTS

Derivative Financial Instruments

         The Company only uses derivatives for hedging purposes. The following is a summary of the Company's risk management strategies and the effect of these strategies on the Company's consolidated financial statements.

Interest Rate Swap

         At December 31, 2001, the Company had an interest rate swap agreement outstanding with a notional amount of $61.5 million, which matured on January 4, 2002, under which the Company paid a fixed rate of interest and received a floating rate of interest over the term of the interest rate swap agreement without the exchange of the underlying notional amount. The interest rate swap agreement converted a portion of the Old Credit Facility from a floating rate obligation to a fixed rate obligation. Interest differentials to be paid or received because of the swap agreement are reflected as an adjustment to interest expense over the related debt provided. This agreement was accounted for on the accrual basis.

Concentrations of Credit Risk

         Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, trade accounts receivable, and derivatives.

         The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located in different parts of the country and the Company's policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company does not require collateral on these financial instruments.

         Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base. The Company does not require collateral for trade accounts receivable.

         The Company is exposed to credit risk in the event of non-performance by the counterparty to its interest rate swap. The Company believes this exposure is limited due to the high credit rating of the counterparty.

Fair Value

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

                  Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

                  Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

                  Interest rate swap: Fair value is estimated based on current interest rates and was $19 at December 31, 2001. The carrying value of the swap agreement was zero at December 31, 2001.

                  Long-term debt: The estimated fair value amounts of the Company's long-term obligations have been determined by the Company using available market information. The fair values of the Old Credit Facility and the Senior Subordinated Notes were based on the most recent market information available, and are estimated to be 85% and 37% of their current carrying values at December 31, 2001, or $300,421 and $76,590, respectively. No market information was available with respect to the Debentures, the Subordinated Notes or the Junior Notes, but, as a result of the Chapter 11 filing, management believes these obligations have little or no value. As a result of the Chapter 11 filing, the ultimate values of the Old Credit Facility, the Senior Subordinated Notes, the Debentures, the Subordinated Notes and the Junior Notes are uncertain and may be materially different than the amounts in the financial statements. The fair values of the obligations outstanding under the DIP Facility and the Company's other long-term obligations are estimated at their current carrying values since these obligations are fully secured and have varying interest charges based on current market rates.

17. DEBTOR FINANCIAL INFORMATION

         The following is condensed combined financial information for the Debtors. The combined financial statements have been prepared on the same basis as the consolidated financial statements. Liabilities subject to compromise shown on the December 31, 2001 condensed combined balance sheet exclude the portion of the Term A Facility carried on the books of two foreign subsidiaries, which totals $19,824.

                     CONDENSED COMBINED DEBTOR BALANCE SHEET


                                                                                 DECEMBER 31,    DECEMBER 31,
                                                                                    2001            2000
                                                                                 -----------     -----------
                                     ASSETS
Current Assets:
  Cash and cash equivalents ...................................................   $   7,332       $   4,536
  Accounts receivable .........................................................      41,516          22,993
  Inventories .................................................................      51,505          65,303
  Prepaid expenses and other ..................................................      11,360           1,877
                                                                                  ---------       ---------
     Total current assets .....................................................     111,713          94,709
  Property, plant and equipment, at cost, net .................................      42,033          41,184
  Deferred financing costs, net ...............................................      13,825          18,186
  Intangibles, at cost, net ...................................................       6,461           6,233
  Other assets ................................................................       2,827           3,148
                                                                                  ---------       ---------
     Total assets .............................................................   $ 176,859       $ 163,460
                                                                                  =========       =========
                      LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable ............................................................   $   4,960       $  21,479
  Accrued and other liabilities ...............................................      18,392          25,871
  Accrued interest ............................................................         465           2,631
  Income taxes payable ........................................................          11          11,153
  Current maturities of long-term obligations .................................       8,962          12,773
                                                                                  ---------       ---------
     Total current liabilities ................................................      32,790          73,907
Liabilities subject to compromise .............................................     814,654              --
Long-term obligations, less current maturities ................................      15,483         710,021
Other long-term liabilities ...................................................      34,471          50,074
Redeemable preferred stock ....................................................      78,509          69,814
Shareholders' equity (deficit):
  Common stock ................................................................          36              36
  Additional paid-in-capital ..................................................    (129,867)       (121,331)
  Foreign currency translation ................................................     (26,914)        (18,508)
  Accumulated deficit .........................................................    (491,447)       (445,793)
                                                                                  ---------       ---------
     Total shareholders' deficit ..............................................    (648,192)       (585,596)
Net equity and advances to/from subsidiaries ..................................    (150,856)       (154,760)
                                                                                  ---------       ---------
  Total liabilities and shareholders' deficit .................................   $ 176,859       $ 163,460
                                                                                  =========       =========

                   CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                         2001            2000            1999
                                                      -----------     -----------     -----------
Net sales ..........................................   $ 347,981       $ 414,318       $ 408,406
Operating expenses:
  Cost of goods sold ...............................     238,308         266,939         262,185
  Selling, general and administrative expenses .....      68,361          71,660          66,766
  Amortization of goodwill .........................          32           1,769              97
  Amortization of other intangibles ................       1,386           6,843           1,931
  Net periodic postretirement benefits .............       1,125           1,121           3,200
  Special charges ..................................      14,252          33,132          12,524
                                                       ---------       ---------       ---------
Operating income ...................................      24,517          32,854          61,703
Other income (expense):
  Interest expense .................................     (73,728)        (78,446)        (69,548)
  Amortization of deferred financing costs .........      (4,360)         (3,307)         (3,349)
  Other, net .......................................       3,416           7,176          12,502
                                                       ---------       ---------       ---------
Loss before reorganization items and income tax
  provision ........................................     (50,155)        (41,723)          1,308
Reorganization items ...............................      (6,723)             --              --
                                                       ---------       ---------       ---------
Loss before income tax provision ...................     (43,432)        (41,723)          1,308
Income tax provision ...............................         579          28,723           4,322
                                                       ---------       ---------       ---------
Net loss ...........................................     (44,011)        (70,446)         (3,014)
Preferred stock dividends (paid in kind) ...........       8,695           8,384           7,377
                                                       ---------       ---------       ---------
Net loss applicable to common shares ...............   $ (52,706)      $ (78,830)      $ (10,391)
                                                       =========       =========       =========

                   CONDENSED COMBINED STATEMENT OF CASH FLOWS

                                                          YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2001           2000           1999
                                                          -----------    -----------    -----------
Net cash provided by operating activities ..............    $  2,355       $  2,105       $ 51,677
Cash flows provided by (used in) investing activities:
  Capital expenditures, net ............................     (11,957)        (9,660)        (7,003)
  Change in other assets ...............................       1,260          1,548           (488)
  Acquisitions, net of cash ............................          --             --         (3,000)
                                                            --------       --------       --------
     Net cash used in investing activities .............     (10,697)        (8,112)       (10,491)
Cash flows provided by (used in) financing activities:
  Change in long-term receivables ......................          --             24           (530)
  Borrowing under debtor-in-possession credit
     facility ..........................................       8,650             --             --
  Repayment of long-term obligations ...................      (5,338)       (14,848)        (4,049)
  Borrowing of long-term obligations ...................      35,029         23,500         11,797
  Change in accounts receivable securitization .........     (20,999)        20,999        (23,843)
  Financing fees .......................................          --         (1,125)          (901)
  Changes in net equity and advances to/from
     subsidiaries ......................................      (6,205)       (12,075)       (16,786)
  Other ................................................           1         (8,498)        (3,257)
                                                            --------       --------       --------
Net cash provided by (used in) financing activities ....      11,138          7,977        (37,569)
                                                            --------       --------       --------
Net increase in cash and cash equivalents ..............       2,796          1,970          3,617
Cash and cash equivalents at beginning of year .........       4,536          2,566         (1,051)
                                                            --------       --------       --------
Cash and cash equivalents at end of year ...............    $  7,332       $  4,536       $  2,566
                                                            ========       ========       ========

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Thermadyne Mfg. LLC

         We have audited the accompanying consolidated balance sheets of Thermadyne Mfg. LLC and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholder's deficit, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thermadyne Mfg. LLC and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

         The accompanying financial statements have been prepared assuming that Thermadyne Mfg. LLC will continue as a going concern. As more fully described in
Note 2 to the financial statements, on November 19, 2001, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the Eastern District of Missouri. The filing was necessary due to events of default on the Company's debt covenants. In addition, the Company has incurred recurring net losses applicable to common shares and has a shareholder deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri
February 28, 2002

                              THERMADYNE MFG. LLC

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                          DECEMBER 31,   DECEMBER 31,
                                                             2001           2000
                                                          ------------   -----------
Current assets:
 Cash and cash equivalents..............................    $  14,800      $  10,362
 Accounts receivable, less allowance for doubtful
   accounts of $3,376 and $3,509 respectively...........       75,816         67,011
 Inventories............................................       89,748        112,451
 Prepaid expenses and other.............................       14,600          4,597
                                                            ---------      ---------
    Total current assets................................      194,964        194,421
Property, plant and equipment, at cost, net.............       81,012         84,725
Deferred financing costs, net...........................       11,409         15,445
Intangibles, at cost, net...............................       13,422         14,206
Deferred income taxes...................................          248            792
Other assets............................................        3,834          2,874
                                                            ---------      ---------
    Total assets........................................    $ 304,889      $ 312,463
                                                            =========      =========
                      LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
 Accounts payable.......................................    $  19,520      $  43,268
 Accrued and other liabilities..........................       25,410         35,290
 Accrued interest.......................................          471          1,982
 Income taxes payable...................................          508         10,119
 Current maturities of long-term obligations............       11,606         19,737
                                                            ---------      ---------
    Total current liabilities...........................       57,515        110,396
Liabilities subject to compromise.......................      648,036             --
Long-term obligations, less current maturities..........       21,084        567,285
Other long-term liabilities.............................       43,868         61,244
Shareholder's deficit:
 Accumulated deficit....................................     (502,366)      (469,843)
 Accumulated other comprehensive loss...................      (42,222)       (35,595)
                                                            ---------      ---------
    Total shareholder's deficit ........................     (544,588)      (505,438)
 Net equity and advances to/from parent.................       78,974         78,976
                                                            ---------      ---------
    Total liabilities and shareholder's deficit.........    $ 304,889      $ 312,463
                                                            =========      =========

    See accompanying notes to consolidated financial statements.

                              THERMADYNE MFG. LLC

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                             YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                2001           2000           1999
                                                           -------------  -------------  --------------
Net sales...............................................     $  438,224     $  510,146     $  521,115
Operating expenses:
 Cost of goods sold.....................................        296,538        327,480        342,250
 Selling, general and administrative expenses...........         97,152        102,578         99,151
 Amortization of goodwill ..............................            371         19,176          1,575
 Amortization of other intangibles .....................          1,804          7,707          3,047
 Net periodic postretirement benefits ..................          1,125          1,121          3,200
 Special charges........................................         14,855         42,456         21,886
                                                             ----------     ----------     ----------
Operating income .......................................         26,379          9,628         50,006
Other income (expense):
 Interest expense (contractual interest expense
   of $59,611 in 2001) .................................        (57,480)       (62,545)       (55,321)
 Amortization of deferred financing costs...............         (3,987)        (2,941)        (3,214)
 Other..................................................         (1,461)            28            319
                                                             ----------     ----------     ----------
Loss before reorganization items and income tax
  provision.............................................        (36,549)       (55,830)        (8,210)
Reorganization items....................................         (6,723)            --             --
                                                             ----------     ----------     ----------
Loss before income tax provision .......................        (29,826)       (55,830)        (8,210)
Income tax provision....................................          2,697         28,588          8,807
                                                             ----------     ----------     ----------
Net loss................................................     $  (32,523)    $  (84,418)    $  (17,017)
                                                             ==========     ==========     ==========

    See accompanying notes to consolidated financial statements.

                               THERMADYNE MFG. LLC

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
                                 (IN THOUSANDS)

                                                                            ACCUMULATED
                                                                               OTHER
                                                            ACCUMULATED    COMPREHENSIVE
                                                              DEFICIT           LOSS            TOTAL
                                                           -------------   -------------    ------------
January 1,1999..........................................    $  (368,408)    $   (15,534)     $ (383,942)
Comprehensive loss:
 Net loss...............................................        (17,017)             --         (17,017)
 Other comprehensive loss -- foreign currency
   translation..........................................             --          (8,361)         (8,361)
                                                                                             ----------
Comprehensive loss......................................                                        (25,378)
                                                                                             ----------
 December 31, 1999......................................       (385,425)        (23,895)       (409,320)
Comprehensive loss:
 Net loss...............................................        (84,418)             --         (84,418)
 Other comprehensive loss -- foreign currency
   translation..........................................             --         (11,700)        (11,700)
                                                                                             ----------

Comprehensive loss......................................                                        (96,118)
                                                            -----------         -------      ----------
December 31, 2000.......................................       (469,843)        (35,595)       (505,438)
Comprehensive loss:
 Net loss...............................................        (32,523)             --         (32,523)
 Other comprehensive income (loss):
    Foreign currency translation........................             --          (7,335)         (7,335)
    Pension.............................................             --             708             708
                                                                                             ----------
 Comprehensive loss.....................................                                        (39,150)
                                                            -----------     -----------      ----------
December 31, 2001.......................................    $  (502,366)    $   (42,222)     $ (544,588)
                                                            ===========     ===========      ==========

    See accompanying notes to consolidated financial statements.

                               THERMADYNE MFG. LLC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             YEAR ENDED          YEAR ENDED      YEAR ENDED
                                                            DECEMBER 31,        DECEMBER 31,    DECEMBER 31,
                                                                2001                2000            1999
                                                           -------------        ------------    ------------
Cash flows provided by (used in) operating activities:
Net loss................................................    $  (32,523)          $ (84,418)      $ (17,017)
 Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Net periodic postretirement benefits................         1,125               1,121           3,200
    Depreciation........................................        17,055              15,335          18,860
    Amortization of goodwill............................           371              19,176           1,575
    Amortization of other intangibles ..................         1,804               7,707           3,047
    Non-cash portion of interest expense................         4,249               4,148              --
    Amortization of deferred financing costs............         3,987               2,941           3,214
    Benefit from rejection of executory contracts.......       (12,228)                 --              --
    Recognition of net operating loss carryforwards.....            --                  --           3,313
    Deferred income taxes ..............................           527              25,043           3,468
    Loss on asset disposal .............................            --               9,990           2,739
  Changes in operating assets and liabilities:
    Accounts receivable.................................         9,874               6,996          19,239
    Inventories.........................................        10,814             (16,273)         25,425
    Prepaid expenses and other..........................        (9,437)              1,082           1,638
    Accounts payable....................................        (5,416)                992          (3,751)
    Accrued and other liabilities.......................          (240)              8,361         (10,453)
    Accrued interest ...................................        19,000                (445)          1,921
    Income taxes payable................................          (324)                424          (1,818)
    Other long-term liabilities.........................        (2,508)             (3,291)         (4,126)
                                                            ----------           ---------       ---------
         Total adjustments..............................        38,653              83,307          67,491
                                                            ----------           ---------       ---------
         Net cash provided by (used in) operating
          activities....................................         6,130              (1,111)         50,474
                                                            ----------           ---------       ---------
Cash flows used in investing activities:
 Capital expenditures, net..............................       (15,323)            (18,691)        (10,168)
 Proceeds from sale of assets ..........................            --               6,961              --
 Change in other assets.................................          (826)             (1,051)         (1,046)
 Acquisitions, net of cash..............................            --              (3,767)         (5,886)
                                                            ----------           ---------       ---------
         Net cash used in investing activities..........       (16,149)            (16,548)        (17,100)
Cash flows provided by (used in) financing activities:
                                                            ----------           ---------       ---------
 Change in long-term receivables........................          (153)                384            (353)
 Borrowing under debtor-in-possession credit
  facility..............................................         8,650                  --              --

 Repayment of long-term obligations.....................       (12,283)            (26,477)        (23,166)
 Borrowing of long-term obligations.....................        40,049              34,216          26,535
 Change in accounts receivable securitization...........       (20,999)             20,999         (23,843)
 Financing fees.........................................            --              (1,125)           (901)
 Change in net equity of parent.........................            (2)             (3,988)          3,198
 Other..................................................          (805)             (9,309)         (2,842)
                                                            ----------           ---------       ---------
         Net cash provided by (used in) financing
           activities...................................        14,457              14,700         (21,372)
                                                            ----------           ---------       ---------
Net increase (decrease) in cash and cash equivalents....         4,438              (2,959)         12,002
Cash and cash equivalents at beginning of year..........        10,362              13,321           1,319
                                                            ----------           ---------       ---------
Cash and cash equivalents at end of year................    $   14,800           $  10,362       $  13,321
                                                            ==========           =========       =========

    See accompanying notes to consolidated financial statements.

                              THERMADYNE MFG. LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. THE COMPANY

         As used in this report, the terms "Thermadyne" and the "Company" mean Thermadyne Holdings Corporation, the term "Thermadyne LLC" means Thermadyne Mfg. LLC, a wholly owned and the principal operating subsidiary of Thermadyne Holdings Corporation, and the term "Thermadyne Capital" means Thermadyne Capital Corp., a wholly owned subsidiary of Thermadyne LLC. The Company is a global manufacturer of cutting and welding products and accessories.

         Thermadyne Capital, a wholly owned subsidiary of Thermadyne LLC, was formed solely for the purpose of serving as co-issuer of the 9 7/8% Senior Subordinated Notes due 2008. Thermadyne Capital has no substantial assets or liabilities and no operations of any kind and the Indenture pursuant to which the Senior Subordinated Notes were issued limits Thermadyne Capital's ability to acquire or hold any significant assets, incur any liabilities or engage in any business activities, other than in connection with the issuance of the Senior Subordinated Notes.

2. RECENT EVENTS

Bankruptcy Filing

         On November 19, 2001, the Company and substantially all of its domestic subsidiaries, including Thermadyne LLC and Thermadyne Capital (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri (the "Court".) The filing resulted from insufficient liquidity, and was determined to be the most efficient and favorable alternative to restructure the Company's balance sheet. Since 1998, the Company's operating results have been negatively impacted by a weak industrial economy in the U.S. as well as difficult economic conditions in most of its foreign markets. The deterioration of operating results and liquidity made it increasingly difficult for the Company to meet all of its debt service obligations. Prior to filing Chapter 11, the Company failed to make the semi-annual interest payments on the 10.75% subordinated notes, due November 1, 2003 (the "Subordinated Notes"), which were due on May 1 and November 1, 2001, and totaled approximately $4.0 million. In addition, the Company failed to make an interest payment in the amount of $10.2 million related to the 9.875% senior subordinated notes, due June 1, 2008 (the "Senior Subordinated Notes"), which was due on June 1, 2001. The Bankruptcy Code generally prohibits the Company from making payments on unsecured, pre-petition debt, including the Senior Subordinated Notes and the Subordinated Notes, except pursuant to a confirmed plan of reorganization. The Company is in possession of its properties and assets and continues to manage the business as a debtor-inpossession subject to the supervision of the Court.

         On January 8, 2002, the Court entered the final order approving a new $60 million debtor-inpossession credit facility among Thermadyne LLC, as borrower, the Company and certain U.S. subsidiaries as guarantors, and a syndicate of lenders with ABN AMRO Bank N.V. as agent (the "DIP Facility".) Prior to the final order, on November 21, 2001, the Court entered an interim order authorizing the Debtors to use up to $25 million of the DIP Facility for loans and letters of credit. The DIP Facility expires on the earlier of the consummation of a plan of reorganization or November 21, 2002. The DIP Facility is secured by substantially all the assets of the Debtors, including a pledge of the capital stock of substantially all their subsidiaries, subject to certain limitations with respect to foreign subsidiaries. Actual borrowing availability is subject to a borrowing base calculation. The amount available to the Company under the DIP Facility is equal to the sum of approximately 85% of eligible accounts receivable, 50% of eligible inventory and 72% of eligible fixed assets. As of December 31, 2001, the Company's eligible accounts receivable, inventories and fixed assets supported access to $58.0 million of the DIP Facility. As of December 31, 2001, the Company had borrowed $8.7 million and issued letters of credit of $0.1 million under the DIP Facility. The DIP Facility contains financial covenants, including minimum levels of EBITDA (defined as net income or loss plus depreciation, amortization of goodwill, amortization of intangibles, net periodic postretirement benefits expense, income taxes, amortization of deferred financing costs, any net loss realized in connection with the sale of any asset, any extraordinary loss or the non-cash portion of non-recurring expenses, and reorganization costs), and other customary provisions.

         As of December 1, 2001, Thermadyne LLC discontinued accruing interest on the Senior Subordinated Notes, and the 15% junior subordinated notes, due December 15, 2009 (the "Junior Notes"). Contractual interest on the Senior Subordinated Notes and the Junior Notes for the year ended December 31, 2001, was $20.4 million, and $4.7 million, respectively. Interest recorded for the Senior Subordinated Notes, and the Junior Notes was $18.7 million, and $4.3 million, respectively. As part of the Court order approving the DIP Facility, the Company was required to continue making periodic interest payments on its old syndicated senior secured credit agreement (the "Old Credit Facility.") This order did not approve the payment of any principal outstanding under the Old Credit Facility as of the petition date, or the payment of any future mandatory amortization of the loans. In total, contractual interest on Thermadyne LLC's obligations was $59.6 million for the year ended December 31, 2001, which was $2.1 million in excess of reported interest.

         Pursuant to the provisions of the Bankruptcy Code, substantially all actions to collect upon any of the Debtors' liabilities as of the petition date or to enforce pre-petition date contractual obligations were automatically stayed. Absent approval from the Court, the Debtors are prohibited from paying pre-petition obligations. However, the Court has approved payment of certain pre-petition liabilities such as employee wages and benefits and certain other pre-petition obligations. Additionally, the Court has approved the retention of legal and financial professionals. Claims against the Debtors may be filed with the Court through April 19, 2002. As debtor-in-possession, the Debtors have the right, subject to Court approval and certain other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by such rejections may file pre-petition claims with the Court in accordance with bankruptcy procedures.

         The Company is currently developing a plan of reorganization (the "Plan of Reorganization") through, among other things, discussions with the official creditor's committee appointed in the Chapter 11 proceedings and the lenders. The objective of the Plan of Reorganization is to restructure the Company's balance sheet to significantly strengthen the Company's financial position.

         Management expects that a Plan of Reorganization will be completed and ready to file with the Court during the second calendar quarter of 2002. Although management expects to file the Plan of Reorganization, there can be no assurance at this time that a Plan of Reorganization will be proposed by the Company, approved or confirmed by the Court, or that such plan will be consummated. The Company has moved the Court to extend the period during which the Debtors may file a Plan of Reorganization through July 1, 2002. On April 2, 2001, the Court will consider the Company's motion for such extension. There can be no assurance that the Court will grant such extension. If the exclusivity period were to expire or be terminated, other interested parties, such as creditors of the Debtors, would have the right to propose alternative plans of reorganization.

         Although the Chapter 11 filing raises substantial doubt about the Company's ability to continue as a going concern, the accompanying financial statements have been prepared on a going concern basis. This basis contemplates the continuity of operations, realization of assets, and discharge of liabilities in the ordinary course of business. The statements also present the assets of the Company at historical cost and the current intention that they will be realized as a going concern and in the normal course of business. A Plan of Reorganization could materially change the amounts currently disclosed in the financial statements.

         The Company's financial statements do not present the amount which may ultimately be paid to settle liabilities and contingencies which may be allowed in the Chapter 11 case. Under Chapter 11, the right of, and ultimate payment by the Company to pre-petition creditors may be substantially altered. This could result in claims being paid in the Chapter 11 proceedings at less (and possibly substantially less) than 100 percent of their face value. At this time, because of material uncertainties, pre-petition claims are carried at face value in the accompanying financial statements, and are included in the line "liabilities subject to compromise" on the consolidated balance sheet. Additionally, the interests of existing preferred and common shareholders could be substantially diluted or even eliminated.

Liabilities Subject to Compromise

         Under Chapter 11, certain claims against the debtor in existence prior to the filing of the petition for relief under federal bankruptcy laws are stayed while the debtor continues business operations as debtor-in-possession. These claims are shown in the December 31, 2001, balance sheet as "liabilities subject to compromise." Additional claims (liabilities subject to compromise) may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the Court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts. Claims secured against the debtor's assets also are stayed, although the holders of such claims have the right to move the Court for relief from the stay. The principal categories of liabilities subject to compromise at December 31,

2001, consisted of the following:

Trade accounts payable ...........  $  17,334
Accrued and other liabilities ....      3,500
Accrued interest..................     20,493
Accrued income taxes .............     11,290
Old Credit Facility...............    353,437
Senior Subordinated Notes.........    207,000
Junior Notes......................     33,427
Other long-term liabilities ......      1,555
                                    ---------
      Total.......................  $ 648,036
                                    =========

Reorganization Items

         Reorganization items in 2001, include $4.8 million of professional fees and expenses, a benefit of the $12.2 million resulting from the Court's approval of a Company motion to reject a non-cancelable lease obligation on a substantially idle facility, and $0.7 million of other reorganization costs.

Special Charges

         Special charges incurred during the year ended December 31, 2001, were $14.9 million and were comprised primarily of $7.0 million related to business reengineering initiatives, $3.2 million related to an information technology transformation project, and $2.4 million to logistics initiatives. The remainder resulted mostly from the relocation of production to Mexico. Special charges of $42.5 million were incurred during the year ended December 31, 2000, and are comprised primarily of $19.4 million of costs related to the relocation of production to Mexico and Asia, $11.0 million resulting from the Company's reorganization of its domestic gas management business, $5.0 million related to changes in senior management, and $4.7 million related to an information technology and business process reengineering project the Company initiated in the third quarter of 2000. In 1999, special charges of $21.9 million were recorded related to the reorganization of the Company's Australian and Asian operations, the consolidation of two domestic facilities and detachable warrants issued in conjunction with junior subordinated notes.

Acquisitions

         In 2000, the Company made the following two acquisitions. On April 13, the Company, through a 90% owned subsidiary, acquired all the assets of Unique Welding Alloys ("Unique"), a business that sells industrial gases, welding equipment and accessories to the retail end-user trade, and on November 9, the Company, through a 90% owned subsidiary, acquired all the assets of Maxweld & Braze (Pty) Ltd., a wholesale business that sells welding equipment and accessories to distributors and the retail end-user trade. Both of these businesses are located in Boksburg, South Africa. The aggregate consideration paid for these two acquisitions was approximately $4.4 million and was financed through existing bank facilities. These transactions were accounted for as purchases.

         In 1999, the Company made the following two acquisitions. On March 11, the Company acquired all the issued and outstanding capital stock of Soltec S.A., a manufacturer of manual electrodes and tubular wires for hardfacing and special applications, located in Santiago, Chile. On April 14, the Company acquired all the issued and outstanding capital stock of Tecmo Srl, a manufacturer of torches and plasma and laser consumables located in Rastignano, Italy. The aggregate consideration paid for these two acquisitions was approximately $6 million and was financed through existing bank facilities. These transactions were accounted for as purchases.

         The operating results of the acquired companies have been included in the Consolidated Statements of Operations from their respective dates of acquisition. Pro forma unaudited results of operations for the twelve months ended December 31, 2000 and 1999 have not been presented since they would not have differed materially from actual results.

3. SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements include the accounts of Thermadyne and its majority owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

         Bankruptcy Accounting. Since the Chapter 11 bankruptcy filing, the Company has applied the provisions in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7.") SOP 90-7 does not change the application of generally accepted accounting principles in the preparation of financial statements, but it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

         Estimates. Preparation of financial statements in conformity with generally accepted accounting principles requires certain estimates and assumptions be made that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Inventories. Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method for domestic subsidiaries and the first-in, first-out ("FIFO") method for foreign subsidiaries. Inventories at foreign subsidiaries amounted to approximately $37,986 and $47,698 at December 31, 2001 and 2000, respectively.

         Property, Plant and Equipment. Property, plant and equipment are carried at cost and are depreciated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings -- 25 years; and machinery and equipment -- two to ten years. Property, plant and equipment recorded under capital leases is depreciated using the lower of either the lease term or the underlying asset's useful life.

         Deferred Financing Costs. The Company capitalizes loan origination fees and other costs incurred arranging long-term financing. These costs are amortized over the respective lives of the obligations using the effective interest method.

         Intangibles. The excess of costs over the net tangible assets of businesses acquired consists of patented technology and goodwill. Identified intangible assets are amortized on a straight-line basis over the various estimated useful lives of such assets, which generally range from three to 25 years. Goodwill related to acquisitions is amortized over 40 years. The Company records impairment losses on long-lived assets including goodwill or related intangibles when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts.

         Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the carrying value of assets and liabilities for financial reporting purposes and their tax basis. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

         Revenue Recognition. Revenue from the sale of cutting and welding products is recognized upon shipment to the customer. Costs and related expenses to manufacture cutting and welding products are recorded as cost of sales when the related revenue is recognized.

         Comprehensive Loss. At December 31, 2001, 2000, and 1999, accumulated comprehensive loss amounted to $42,930, $35,595, and $23,895, respectively, for foreign currency translation. Accumulated comprehensive income for pensions was $708 at December 31, 2001.

         Statements of Cash Flows. For purposes of the statements of cash flows, Thermadyne considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

         The following table shows the interest and taxes paid during the periods presented in the accompanying consolidated statements of cash flows:

                 YEAR ENDED               YEAR ENDED              YEAR ENDED
              DECEMBER 31, 2001        DECEMBER 31, 2000       DECEMBER 31, 1999
              -----------------        -----------------       -----------------
Interest          $34,220                   $58,842                 $53,400
Taxes .             2,353                     3,129                   2,663

         Operating cash disbursements resulting from the reorganization include $6.0 million related to professional fees and expenses, $1.9 million of fees related to the DIP Facility and Old Credit Facility, and $0.1 million of other reorganization costs. Included in the amount for professional fees and expenses was approximately $2.0 million of retainers, which were included in prepaid assets at December 31, 2001.

         Foreign Currency Translation. Local currencies have been designated as the functional currencies for all subsidiaries. Accordingly, assets and liabilities of foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resultant translation gains or losses are included in other comprehensive income in the component of shareholder's deficit designated "Foreign currency translation." The effect on the consolidated statements of operations of transaction gains and losses is insignificant for all years presented. The Company's foreign operations are described in Note 12.

         Derivatives. Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133, as amended, requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm or forecasted commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of the derivative's change in fair value will be immediately recognized in earnings. The adoption of this statement did not have a material impact on the Company's results of operations or financial position.

         During 2001, 2000 and 1999, the Company used an interest rate swap to manage its cost of borrowing on a portion of its floating rate debt, as required by the Old Credit Facility. On January 4, 2002, the swap expired and was not replaced.

         Recent Accounting Pronouncements. In June, 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Additionally, SFAS 142 requires that goodwill included in the carrying value of equity method investments no longer be amortized.

         The Company will apply SFAS 142 beginning in the first quarter of 2002. Application of the nonamortization provisions of SFAS 142 is expected to increase operating income by approximately $0.5 million in 2002. The Company will test goodwill for impairment using the two-step process prescribed in SFAS
142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company does not believe these tests will have a material effect on its results of operations or its financial position.

4.ACCOUNTS RECEIVABLE

         On January 31, 2000, the Company entered into a trade accounts receivable securitization agreement whereby it sold on an ongoing basis participation interests in up to $45,000 of designated accounts receivable. The Company retained servicing responsibilities for accounts receivable collections, but received no servicing fee. Effective with the Chapter 11 filing this program began to liquidate and at December 31, 2001, all participation interests had been fully funded. On January 4, 2002, the program was terminated and final distributions made to investors. The amount of participation interests sold under this financing arrangement was approximately $20,999 at December 31, 2000. The sold accounts receivable are reflected as a reduction of accounts receivable on the Consolidated Balance Sheets. Interest expense is incurred on participation interests at the rate of one-month LIBOR plus 65 basis points, per annum. The Company records no gains or losses from the securitization arrangement.

         Previously, the Company was party to a similar accounts receivable securitization agreement which expired on November 15, 1999, whereby it sold participation interests in up to $50,000 of designated accounts receivable. The terms, eligibility criteria and accounting treatment were substantially the same as the current agreement. Interest expense accrued at the rate of onemonth LIBOR plus 50 basis points, per annum.

5. INVENTORIES

         The composition of inventories at December 31, is as follows:

                          2001              2000
                        --------          --------
Raw materials.........  $ 18,142          $ 20,829
Work-in-process.......    25,517            26,853
Finished goods            46,442            65,582
                        --------          --------
                          90,101           113,264
LIFO reserve .........      (353)             (813)
                        --------          --------
                        $ 89,748          $112,451
                        ========          ========

6. PROPERTY, PLANT AND EQUIPMENT

         The composition of property, plant and equipment at December 31, is as follows:

                                  2001           2000
                                --------       --------
Land..........................  $  9,065       $ 10,016
Building .....................    29,547         35,834
Machinery and equipment ......   114,186         99,197
                                --------       --------
                                 152,798        145,047
Accumulated depreciation......   (71,786)       (60,322)
                                --------       --------
                                $ 81,012       $ 84,725
                                ========       ========

         Assets recorded under capitalized leases were $23,320 ($15,822 net of accumulated depreciation) and $19,641 ($13,165 net of accumulated depreciation) at December 31, 2001 and 2000, respectively.

7. INTANGIBLES

         The composition of intangibles at December 31, is as follows:

                                  2001          2000
                                --------      --------
Goodwill....................    $ 13,509      $ 13,489
Other.......................      11,421        11,645
                                --------      --------
                                  24,930        25,134
Accumulated amortization....     (11,508)      (10,928)
                                --------      --------
                                $ 13,422      $ 14,206
                                ========      ========

         During the third quarter of 2000, the Company recorded impairment losses of $18.5 million and $4.9 million related to goodwill and other intangible assets, respectively, associated with its Australian business. These impairment losses were recorded through increased amortization expense. The Company records impairment losses on long-lived assets including goodwill or related intangibles when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the related carrying amounts. Prolonged weak economic conditions in Australia led to the Company's reassessment and ultimate write-down of these assets.

8. LONG-TERM OBLIGATIONS

         The composition for long-term obligations at December 31, is as follows:

                                                        2001            2000
                                                     ---------       ---------
Debtor-in-possession credit facility..............   $   8,650       $      --
Revolving Credit Facility(1)......................      58,500          23,500
Term A Facility -- United States(1)...............      57,885          61,453
Term A Facility -- Australia(1)...................      13,342          15,596
Term A Facility -- Italy(1).......................       6,482           7,286
Term B Facility(1)................................     108,614         109,427
Term C Facility(1)................................     108,614         109,427
Senior subordinated notes, due June 1, 2008, 97/8%
  interest payable semiannually on June 1 and
  December 1(1)...................................     207,000         207,000
Junior subordinated notes, due December 15, 2009,
  15% interest payable quarterly on March 15,
  June 15, September 15, and December 15(1).......      33,427          29,148
Capital leases....................................      21,191          19,943
Other.............................................       2,849           4,242
                                                     ---------       ---------
                                                       626,554         587,022
Amounts classified as liabilities subject to
  compromise......................................    (593,864)             --
                                                     ---------       ---------
                                                        32,690         587,022
Current maturities................................     (11,606)        (19,737)
                                                     ---------       ---------
                                                     $  21,084       $ 567,285
                                                     =========       =========

------------

(1) Amounts outstanding at December 31, 2001, have been classified as liabilities subject to compromise.

         At December 31, 2001, the schedule of principal payments on long-term debt, excluding capital lease obligations and amounts subject to compromise, is as follows:

2002.......                  $10,362
2003.......                      401
2004.......                      354
2005.......                      148
2006.......                      131
Thereafter                       103

DIP Facility

         The DIP Facility provides for total borrowings of $60 million, of which up to $15 million may be used for letters of credit. Actual borrowing availability is subject to a borrowing base calculation, which is equal to the sum of approximately 85% of eligible accounts receivable, 50% of eligible inventory and 72% of eligible fixed assets. As of December 31, 2001, the Company's eligible accounts receivable, inventories and fixed assets supported access to $58.0 of the DIP Facility. Interest on the DIP Facility accrues at the administrative agent's adjusted base rate plus 2.25% in the case of alternate base rates loans, and at an adjusted London Interbank Offered Rate ("LIBOR") plus 3.5% in the case of LIBOR loans. The DIP Facility is secured by substantially all the assets of the Debtors, including a pledge of the capital stock of substantially all their subsidiaries, subject to certain limitations with respect to foreign subsidiaries. The DIP Facility contains financial covenants, including minimum levels of EBITDA (defined as net income or loss plus depreciation, amortization of goodwill, amortization of intangibles, net periodic postretirement benefits expense, income taxes, amortization of deferred financing costs, any net loss realized in connection with the sale of any asset, any extraordinary loss or the non- cash portion of non-recurring expenses, and reorganization costs) and other customary provisions. The DIP Facility expires on the earlier of the consummation of a Plan of Reorganization or November 21, 2002. At December 31, 2001, the Company had borrowed $8.7 million and issued $0.1 million of letters of credit under the DIP Facility, resulting in availability of approximately $49.2 million.

         Thermadyne LLC pays a commitment fee calculated at a rate of 0.75% per annum on the daily average unused commitment under the DIP Facility. Such fee is payable monthly in arrears and upon termination of the DIP Facility. Thermadyne LLC also pays a fee calculated at 3.5% per annum based on the average letters of credit outstanding. Such fee is payable monthly in arrears and upon termination of the DIP Facility.

Old Credit Facility

         The Old Credit Facility includes a $330 million term loan facility (the "Term Loan Facility") and a $100 million revolving credit facility (subject to adjustment as provided below), which provides for revolving loans and up to $50 million of letters of credit (the "Revolving Credit Facility"). The Term Loan Facility is comprised of a term A facility of $100 million (the "Term A Facility"), which has a maturity of six years, a term B facility of $115 million (the "Term B Facility"), which has a maturity of seven years, and a term C facility of $115 million (the "Term C Facility"), which has a maturity of eight years. The Revolving Credit Facility terminates six years after the date of initial funding of the Old Credit Facility. As part of the Court order approving the DIP Facility, the Company was required to continue making periodic interest payments on the Old Credit Facility. This order did not approve the payment of any principal outstanding under the Old Credit Facility as of the petition date, or the payment of any future mandatory amortization of the loans. As a result of the Chapter 11 filing and other ongoing covenant violations, the Company has no borrowing availability under the Old Credit Facility. At December 31, 2001, the Company had $8.1 million of standby letters of credit outstanding under the Revolving Credit Facility.

         On November 10, 1999, the Company amended the Old Credit Facility to allow the restructuring of certain of its manufacturing operations and to adjust its financial covenants. In accordance with the amendment, the rate at which the Old Credit Facility bears interest was adjusted to, at Thermadyne LLC's option, the administrative agent's alternative base rate or the reserve-adjusted LIBOR plus, in each case, applicable margins of (i) in the case of alternative base rate loans, (x) 1.50% for revolving and Term A loans, (y) 1.75% for Term B loans and (z) 2.00% for Term C loans and (ii) in the case of LIBOR loans, (x) 2.75% for revolving and Term A loans, (y) 3.00% for Term B loans and (z) 3.25% for Term C loans. The applicable margin may vary based on Thermadyne LLC's ratio of consolidated indebtedness to Adjusted EBITDA. In addition, the amendment required the issuance of $25.0 million of Junior Subordinated Notes with detachable warrants for the purchase of the Company's common stock.

         Prior to the amendment of the Old Credit Facility applicable margins were (i) in the case of alternative base rate loans, (x) 1.00% for revolving and Term A loans, (y) 1.25% for Term B loans and (z) 1.50% for Term C loans and (ii) in the case of LIBOR loans, (x) 2.25% for revolving and Term A loans, (y) 2.50% for Term B loans and (z) 2.75% for Term C loans.

         Thermadyne LLC pays a letter of credit fee calculated (i) in the case of standby letters of credit, at a rate per annum equal to the then applicable margin for LIBOR loans under the Revolving Credit Facility minus 0.125% and (ii) in the case of documentary letters of credit, at a rate per annum equal to 1.25% plus, in each case, a fronting fee on the stated amount of each letter of credit. Such fees are payable quarterly in arrears. In addition, Thermadyne LLC pays customary transaction charges in connection with any letters of credit.

Senior Subordinated Notes

         The Senior Subordinated Notes are general unsecured obligations of Thermadyne LLC and Thermadyne Capital and will be subordinated in right of payment to all senior indebtedness of Thermadyne LLC and Thermadyne Capital (including borrowings under the DIP Facility and the Old Credit Facility). The Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by certain of Thermadyne LLC's existing domestic subsidiaries (the "Guarantor Subsidiaries"). The note guarantees will be general unsecured obligations of the Guarantor Subsidiaries, are subordinated in right of payment to all existing and future senior indebtedness of the Guarantor Subsidiaries, including indebtedness under the DIP Facility and the Old Credit Facility, and will rank senior in right of payment to any future subordinated indebtedness of the Guarantor Subsidiaries.

Junior Subordinated Notes

         The Junior Notes, which have detachable warrants for the purchase of the Company's common stock, are general unsecured obligations of Thermadyne LLC and will be subordinated in right of payment to all existing and future senior and senior subordinated indebtedness of Thermadyne LLC. Thermadyne LLC, at its option, may pay interest in additional Junior Notes between the date of original issuance and December 15, 2004 on each March 15, June 15, September 15 and December 15 at the rate of 15%. Beginning December 15, 2004, interest will accrue at the rate of 15% per annum on each interest payment date, provided that if and for so long as payment of interest on the Junior Notes is prohibited under the terms of the Old Credit Facility, interest shall be paid by the issuance of additional Junior Notes.

         As of December 1, 2001, the Company discontinued accruing interest on the Senior Subordinated Notes and the Junior Notes. Contractual interest on the Senior Subordinated Notes and the Junior Notes was $20.4 million and $4.7 million, respectively. Interest recorded for the Senior Subordinated Notes and the Junior Notes was $18.7 million and $4.3 million, respectively. The Bankruptcy Code generally prohibits the Company from making payments on unsecured, pre-petition debt, including the Senior Subordinated Notes, except pursuant to a confirmed Plan of Reorganization.

9. LEASES

         Future minimum lease payments under leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 2001 are as follows:

                                                   CAPITAL          OPERATING
                                                   LEASES             LEASES
                                                 ----------        ----------
2002 ........................................       3,455             3,905
2003 ........................................       3,525             3,152
2004 ........................................       3,683             2,683
2005 ........................................       3,410             2,239
2006 ........................................       2,830             1,791
Thereafter...................................      20,988             6,471
                                                 --------
         Total minimum lease payments .......      37,891
Amount representing interest.................     (16,696)
                                                 --------
Present value of net minimum lease payments,
including                                        $ 21,191
                                                 ========
     current obligations of $1,244..........

         Rent expense under operating leases from continuing operations amounted to $5,636, $6,602, and $7,347 for the years ended December 31, 2001, 2000, and
1999, respectively.

10. INCOME TAXES

         Pre-tax loss was taxed under the following jurisdictions:

                                        YEAR ENDED           YEAR ENDED           YEAR ENDED
                                    DECEMBER 31, 2001    DECEMBER 31, 2000    DECEMBER 31, 1999
                                    -----------------    -----------------    -----------------
Domestic........................        $(28,305)             $(31,264)              $ 10,054
Foreign.........................          (1,521)              (24,566)               (18,264)
                                        --------              --------               --------
     Loss before income taxes...        $(29,826)             $(55,830)              $ (8,210)
                                        ========              ========               ========

         The provision for income taxes is as follows:

                                   YEAR ENDED             YEAR ENDED           YEAR ENDED
                               DECEMBER 31, 2001      DECEMBER 31, 2000    DECEMBER 31, 1999
                               -----------------      -----------------    -----------------
Current:
     Federal................        $   --                 $    --                $  240
     Foreign................         2,000                   3,393                 2,206
     State and local........           150                     150                   400
                                    ------                 -------                ------
         Total current               2,150                   3,543                 2,846
                                    ------                 -------                ------
Deferred..................             547                  25,045                 5,961
                                    ------                 -------                ------
                                    $2,697                 $28,588                $8,807
                                    ======                 =======                ======

         The composition of deferred tax assets and liabilities attributable to continuing operations at December 31 is as follows:

                                                           2001          2000
                                                        ----------     --------
Deferred tax assets:
     Post-employment benefits.....................      $    9,143     $  9,303
     Accrued liabilities..........................           5,832        6,758
     Intangibles..................................           8,145        8,329
     Other........................................           2,275        4,811
     Fixed assets.................................           2,819        9,967
     Net operating loss carryforwards.............          49,338       33,963
                                                        ----------     --------
         Total deferred tax assets................          77,552       73,131
     Valuation allowance for deferred tax assets..         (74,121)     (67,501)
                                                        ----------     --------
         Net deferred tax asset...................           3,431        5,630
                                                        ----------     --------
Deferred tax liabilities:
     Inventories..................................           3,183        4,838
                                                        ----------     --------
         Total deferred tax liabilities...........           3,183        4,838
                                                        ----------     --------
         Net deferred tax asset...................      $      248     $    792
                                                        ==========     ========

         The income tax provision for the years ended December 31, 2001 and 2000, includes a charge of $9.7 million and $33.8 million, respectively, to increase the valuation allowance on the net deferred tax amount as management does not believe this asset will be fully realized based on projections of income in future periods.

         The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income from continuing operations as a result of the following differences:

                                                         YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                         DECEMBER 31    DECEMBER 31,   DECEMBER 31,
                                                            2001           2000           1999
                                                         -----------    ------------   ------------
Tax at U.S. statutory rates......................         $(10,439)       $(19,542)      $(2,874)

Nondeductible goodwill amortization and other                  777           7,741           793
     nondeductible expenses......................
Change in valuation allowance....................            9,668          33,817          (809)
Foreign tax rate differences and nonrecognition              2,593           6,422         8,225
     of foreign tax loss benefits................
Issuance of warrants.............................               --              --         3,212
State income taxes, net of federal tax
     benefit.....................................               98             150           260
                                                          --------        --------       -------
                                                          $  2,697        $ 28,588       $ 8,807
                                                          ========        ========       =======

         At December 31, 2001, the Company had net operating loss carryforwards of approximately $122,000 available for U.S. federal income tax purposes which expire between 2002 and 2021. Utilization of the majority of these net operating loss carryforwards is subject to various limitations due to previous changes in control of ownership (as defined in the Internal Revenue Code) of the Company. Pursuant to the requirements of the American Institute of Certified Public Accountants Statement of Position No. 90-7, "Financial Entities in Reorganization Under the Bankruptcy Code," the tax benefit resulting from the utilization of net operating loss carryforwards that existed on the effective date of the Company's financial reorganization will be reported as a direct addition to paid-in capital.

         The Company's foreign subsidiaries have undistributed earnings at December 31, 2000. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

11. EMPLOYEE BENEFIT PLANS

         401(k) Retirement Plan. The 401(k) Retirement Plan covers the majority of the Company's domestic employees. The Company, at its discretion, can make a base contribution of 1% of each employee's compensation and an additional contribution equal to as much as 4% of the employee's compensation. At the employee's discretion, an additional 1% to 15% voluntary employee contribution can be made. The plan requires the Company to make matching contributions of 50% for the first 6% of the voluntary employee contribution. Total expense for this plan was approximately $2,038, $2,115, and $2,223 for the years ended December 31, 2001,

2000, and 1999, respectively.

         Pension Plans. The Company's subsidiaries have had various noncontributory defined benefit pension plans which covered substantially all U.S. employees. The Company froze and combined its three noncontributory defined benefit pension plans through amendments to such plans effective December 31, 1989. All former participants of these plans became eligible to participate in the 401(k) Retirement Plan effective January 1, 1990. Prepaid benefit cost at December 31, 2001 was $358, and $163 at December 31, 2000. There were no accrued benefit liabilities at December 31, 2001 or 2000. In addition, the Company's Australian subsidiary has a Superannuation Fund established by a Trust Deed which operates on a lump sum scheme to provide benefits for its employees. Prepaid benefit cost at December 31, 2001 and 2000, was $6,204 and $5,630, respectively. There were no accrued benefit liabilities at December 31, 2001 or 2000. The prepaid benefit cost is not included in the table below or in the Company's balance sheet, as the Company has no legal right to amounts included in this fund.

         Other Postretirement Benefits. The Company has a retirement plan covering both salaried and non-salaried retired employees, which provides postretirement health care benefits (medical and dental) and life insurance benefits. The postretirement health care portion is contributory, with retiree contributions adjusted annually as determined by the Company based on claim costs. The postretirement life insurance portion is noncontributory. The Company recognizes the cost of postretirement benefits on the accrual basis as employees render service to earn the benefit. The Company continues to fund the cost of health care and life insurance benefits in the year incurred.

         The following table provides a reconciliation of benefit obligations, plan assets and status of the pension and other postretirement benefit plans as recognized in the Company's consolidated balance sheets for the years ended December 31, 2001 and 2000:

                                                                                               OTHER
                                                                                           POSTRETIREMENT
                                                              PENSION BENEFITS                BENEFITS
                                                            ---------------------      -----------------------
                                                              2001         2000           2001          2000
                                                            -------     ---------      ---------     ---------
Change in Benefit Obligation:
     Benefit obligation at beginning of year.........       $14,088      $13,414        $ 13,431      $ 13,005
     Service cost....................................            --           --             877           791
     Interest cost...................................         1,022        1,001             992         1,022
     Actuarial loss..................................           351          361             371           523
     Plan amendments.................................            --           --              --        (1,216)
     Benefits paid...................................          (797)        (688)           (862)         (694)
                                                            -------      -------        --------      --------
     Benefit obligation at end of year...............       $14,664      $14,088        $ 14,809      $ 13,431
                                                            =======      =======        ========      ========
Change in plan assets:
     Fair value of plan assets at beginning of
         year........................................       $15,809      $15,690
     Actual return on plan assets....................          (604)         932
     Benefits paid...................................          (797)        (688)
     Administrative expenses.........................          (124)        (125)
                                                            -------      -------
     Fair value of plan assets at end of
         year........................................       $14,284      $15,809
                                                            =======      =======
Funded status of the plan (underfunded)..............       $  (380)     $ 1,721        $(14,809)     $(13,431)

     Unrecognized net actuarial loss (gain)............         708        (1,611)       (8,770)       (9,692)
     Unrecognized prior service cost ..................          30            53        (2,195)       (2,388)
                                                            -------       -------      --------      --------
     Prepaid (accrued) benefit cost....................     $   358       $   163      $(25,774)     $(25,511)
                                                            =======       =======      ========      ========
Weighted-average assumptions as of December 31:
     Discount rate.....................................        7.25%          7.5%         7.25%          7.5%
     Expected return on plan assets....................           8%            8%          N/A           N/A
     Rate of compensation increase.....................         N/A           N/A           N/A           N/A

         Net periodic pension and other postretirement benefit costs include the following components:

                                                       PENSION BENIFITS                OTHER POSTRETIREMENT BENEFITS
                                               ----------------------------------     -------------------------------
                                                  2001        2000         1999        2001         2000       1999
                                               ---------    --------     --------     -------     --------   --------
Components of the net periodic benefit cost:
     Service cost...................           $     --     $    --      $    --      $  877      $   791     $  761
     Interest cost..................              1,022       1,001        1,012         992        1,022        842
     Expected return on plan
         assets.....................             (1,232)     (1,226)      (1,179)         --           --         --
     Recognized (gain) loss.........                 (8)       (153)          --        (551)        (591)     1,698
     Prior service cost
         recognized.................                 23          23           23        (193)        (101)      (101)
                                               --------     -------      -------      ------      -------     ------
Benefit cost (credit)...............           $   (195)    $  (355)     $  (144)     $1,125      $ 1,121     $3,200
                                               ========     =======      =======      ======      =======     ======

         The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.0% in 2001, declining gradually to 6.0% in 2012. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.5% in 2000 and 9.5% in 1999. A one percentage point change in the assumed health care cost trend rate would have the following effects:

                                                                           1-PERCENTAGE          1-PERCENTAGE
                                                                          POINT INCREASE        POINT DECREASE
                                                                          ---------------       ---------------
Effect on total of service and interest cost components in 2001........       $  354                $  (300)

Effect on postretirement benefit obligation as of December 31, 2001....       $2,396                $(1,929)

12. SEGMENT INFORMATION

         The Company reports its segment information by geographic region. Although the Company's domestic operation is comprised of several individual business units, similarity of products, paths to market, end users, and production processes results in performance evaluation and decisions regarding allocation of resources being made on a combined basis. The Company's reportable geographic regions are the United States, Europe and Australia/Asia.

         The Company evaluates performance and allocates resources based principally on operating income net of any special charges or significant one-time charges. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales are based on market prices.

         Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes the elimination of intersegment sales and profits, corporate related items and other costs not allocated to the reportable segments.

                                                                        ALL OTHER
                               UNITED                                   GEOGRAPHIC
                               STATES      EUROPE     AUSTRALIA/ASIA     REGIONS       OTHER      CONSOLIDATED
                             ---------   ---------   ---------------   ------------    ------     ------------
2001
Revenue from external
     customers............   $ 293,837   $ 45,874        $ 44,468        $ 54,045     $    --       $ 438,224
Intersegment revenues.....      25,652      8,303             435           3,970     (38,360)             --
Depreciation and
     amortization of
     intangibles..........      10,248        967           4,022           1,715       2,278          19,230
Operating income (loss)...      46,600      3,557          (3,784)          2,612     (22,606)         26,379
Identifiable assets.......     130,197     50,505          37,660          43,409      46,662         308,433
Capital expenditures......      10,099      1,648             437           2,334         806          15,324
2000
Revenue from external
     customers............   $ 342,392   $ 56,434        $ 54,062        $ 57,258     $    --       $ 510,146
Intersegment revenues.....      37,996     15,674           1,985              --     (55,655)             --
Depreciation and
     amortization of
     intangibles..........       9,104      2,546          20,259           1,923       8,386          42,218
Operating income (loss)...      65,969      4,469         (27,616)           (903)    (32,291)          9,628
Identifiable assets.......     135,758     59,319          48,548          46,615      22,223         312,463
Capital expenditures......       6,144      5,172           3,697           1,859       1,819          18,691
1999
Revenue from external
     customers............   $ 343,521   $ 56,449        $ 76,763        $ 44,382    $     --       $ 521,115
Intersegment revenues.....      34,290     15,678           2,819             414     (53,201)             --
Depreciation and
     amortization of
     intangibles..........      11,164      2,737           4,603             590       4,388          23,482
Operating income (loss)...      71,941      3,109          (5,576)         (1,460)    (18,008)         50,006
Identifiable assets.......     146,860     54,756          91,949          32,213      68,181         393,959
Capital expenditures......       5,047        644           2,623           1,317         537          10,168

Product Line Information

         The Company manufactures a variety of products, substantially all of which are used in the cutting, welding or fabrication of metal. End users of the Company's products are engaged in various applications including construction, automobile manufacturing, repair and maintenance and shipbuilding. The following table shows sales for each of the Company's key product lines:


                                            YEAR ENDED        YEAR ENDED         YEAR ENDED
                                           DECEMBER 31,       DECEMBER 31,      DECEMBER 31,
                                               2001              2000              1999
                                           ------------      -------------     -------------
Gas apparatus.........................       $170,634           $190,996          $186,279
Arc welding equipment ................         73,615             87,860           104,857
Arc welding consumables...............        124,446            146,494           149,693
Plasma and automated cutting
     equipment........................         64,081             79,995            71,083
All other ............................          5,448              4,801             9,203
                                             --------           --------          --------
                                             $438,224           $510,146          $521,115
                                             ========           ========          ========

13.CONTINGENCIES

         The Chapter 11 filing introduces numerous uncertainties which may affect the Company's business, results of operations and prospects. Additional discussion on the Chapter 11 proceedings can be found in Note 2 to these financial statements.

         Thermadyne and certain of its wholly owned subsidiaries are defendants in various legal actions, primarily in the product liability area. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of such litigation will not have a material adverse effect on the Company's financial condition or results of operations.

14. FINANCIAL INSTRUMENTS

Derivative Financial Instruments

         The Company only uses derivatives for hedging purposes. The following is a summary of the Company's risk management strategies and the effect of these strategies on the Company's consolidated financial statements.

Interest Rate Swap

         At December 31, 2001, the Company had an interest rate swap agreement outstanding with a notional amount of $61.5 million, which matured on January 4, 2002, under which the Company paid a fixed rate of interest and received a floating rate of interest over the term of the interest rate swap agreement without the exchange of the underlying notional amount. The interest rate swap agreement converted a portion of the Old Credit Facility from a floating rate obligation to a fixed rate obligation. Interest differentials to be paid or received because of the swap agreement are reflected as an adjustment to interest expense over the related debt provided. This agreement was accounted for on the accrual basis.

Concentrations of Credit Risk

         Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, trade accounts receivable, and derivatives.

         The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located in different parts of the country and the Company's policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company does not require collateral on these financial instruments.

         Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base. The Company does not require collateral for trade accounts receivable.

         The Company is exposed to credit risk in the event of non-performance by the counterparty to its interest rate swap. The Company believes this exposure is limited due to the high credit rating of the counterparty.

Fair Value

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

                  Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

                  Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

                  Interest rate swap: Fair value is estimated based on current interest rates and was $19 at December 31, 2001. The carrying value of the swap agreement was zero at December 31, 2001.

                  Long-term Debt: The estimated fair value amounts of the Company's long-term obligations have been determined by the Company using available market information. The fair values of the Old Credit Facility and the Senior Subordinated Notes were based on the most recent market information available, and are estimated to be 85% and 37% of their current carrying values at December 31, 2001, or $300,421 and $76,590, respectively. No market information was available with respect to the Junior Notes, but, as a result of the Chapter 11 filing, management believes this obligation has little or no value. As a result of the Chapter 11 filing, the ultimate values of the Old Credit Facility, the Senior Subordinated Notes and the Junior Notes are uncertain and may be materially different than the amounts in the financial statements. The fair values of the obligations outstanding under the DIP Facility and the Company's other long-term obligations are estimated at their current carrying values since these obligations are fully secured and have varying interest charges based on current market rates.

15. GUARANTOR SUBSIDIARIES AND DEBTOR FINANCIAL INFORMATION

         Guarantor Subsidiaries. Thermadyne LLC and Thermadyne Capital, both wholly owned subsidiaries of Holdings, issued $207 million of Senior Subordinated Notes. Holdings received all of the net proceeds from the issuance of the Senior Subordinated Notes and Thermadyne LLC and Thermadyne Capital are jointly and severally liable for all payments under the Senior Subordinated Notes. Additionally, the Senior Subordinated Notes are fully and unconditionally (as well as jointly and severally) guaranteed on an unsecured senior subordinated basis by certain subsidiaries of the Company (the "Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries is wholly owned by Thermadyne LLC.

         The following condensed consolidating financial information of Thermadyne LLC includes the accounts of Thermadyne LLC, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the non-guarantor subsidiaries for the periods indicated. Separate financial statements of each of the Guarantor Subsidiaries are not presented because management has determined such information is not material in assessing the Guarantor Subsidiaries.

         Debtor Financial Information. In the following condensed financial information the combination of the amounts in the columns "Thermadyne LLC" and "Total Guarantors" represents, in all material respects, the financial position of the Debtors, excluding Thermadyne Holdings Corporation, as of December 31, 2001 and 2000, and the results of operations and cash flows for each of the three years in the period ended December 31, 2001. This information was prepared on the same basis as the consolidated financial statements.

                      CONDENSED CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001

                                     ASSETS

                                          THERMADYNE       TOTAL          TOTAL
                                             LLC        GUARANTORS    NON-GUARANTORS     ELIMINATIONS        TOTAL
                                         -----------   ------------   ---------------   --------------   --------------
Current Assets:
  Cash and cash equivalents..........     $       --     $   7,332       $   7,468      $           --    $     14,800
  Restricted cash....................             --            --              --                  --              --
  Accounts receivable................             --        41,516          34,300                  --          75,816
  Inventories........................             --        51,505          38,243                  --          89,748
  Prepaid expenses and other.........             --        11,360           3,240                  --          14,600
                                          ----------     ---------       ---------      --------------    ------------
          Total current assets.......             --       111,713          83,251                  --         194,964
  Property, plant and equipment,
     at cost, net....................             --        42,033          38,979                  --          81,012
  Deferred financing costs, .........         11,409            --              --                  --          11,409
  Intangibles, at cost, net..........             --         6,461           6,961                  --          13,422
  Deferred income taxes..............             --            --             248                  --             248
  Investment in and advances
     to/from subsidiaries............        168,839            --              --            (168,839)             --
  Other assets.......................             --          (261)          4,095                  --           3,834
                                          ----------     ---------       ---------      --------------    ------------
          Total assets...............     $  180,248     $ 159,946       $ 133,534      $     (168,839)   $    304,889
                                          ==========     =========       =========      ==============    ============
                      LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable...................     $       --     $   4,960       $  14,560      $           --    $     19,520
  Accrued and other
     liabilities.....................             --        18,392           7,018                  --          25,410
  Accrued interest...................            457             8               6                  --             471
  Income taxes payable...............             --            11             497                  --             508
  Current maturities of
     long-term obligations...........          8,650           312           2,644                  --          11,606
                                          ----------     ---------       ---------      --------------    ------------
          Total current liabilities..          9,107        23,683          24,725                  --          57,515
Liabilities subject to
  compromise.........................        594,533        33,679          19,824                  --         648,036
Long-term obligations, less
  current maturities.................             --        15,483           5,601                  --          21,084
Other long-term liabilities..........             --        34,471           9,397                  --          43,868
Shareholders' equity (deficit):
  Accumulated deficit................       (502,366)     (350,148)        (90,434)            440,582        (502,366)
  Accumulated other
     comprehensive loss..............             --       (26,914)        (15,308)                 --         (42,222)
                                          ----------     ---------       ---------      --------------    ------------
          Total shareholders'
            deficit..................       (502,366)     (377,062)       (105,742)            440,582        (544,588)
Net equity and advances to/from
  subsidiaries.......................         78,974       429,692         179,729            (609,421)         78,974
                                          ----------     ---------       ---------      --------------    ------------
          Total liabilities and
            shareholders'
            deficit..................     $  180,248     $ 159,946       $ 133,534      $     (168,839)   $    304,889
                                          ==========     =========       =========      ==============    ============

                      CONDENSED CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2000

                                     ASSETS

                                          THERMADYNE       TOTAL          TOTAL
                                             LLC        GUARANTORS    NON-GUARANTORS     ELIMINATIONS        TOTAL
                                          ----------   ------------   ---------------   --------------   --------------
Current Assets:
  Cash and cash equivalents.........      $       --     $   4,536       $   5,826      $           --    $     10,362
  Restricted cash...................              --            --          24,779             (24,779)             --
  Accounts receivable...............              --          (312)         90,254             (22,931)         67,011
  Inventories.......................              --        65,303          47,148                  --         112,451
  Prepaid expenses and other........              --         1,877           3,297                (577)          4,597
                                          ----------     ---------       ---------      --------------    ------------

        Total current
          assets....................              --        71,404         171,304             (48,287)        194,421
Property, plant and equipment,
   at cost, net.....................              --        41,184          43,541                  --          84,725
Deferred financing costs,
   net..............................          15,393            --              52                  --          15,445
Intangibles, at cost, net...........              --         6,233           7,973                  --          14,206
Deferred income taxes...............              --            (2)            794                  --             792
Investment in and advances
   to/from subsidiaries.............         135,656        13,911              --            (149,567)             --
Other assets........................              --           461           2,413                  --           2,874
                                          ----------     ---------       ---------      --------------    ------------
        Total assets................      $  151,049     $ 133,191       $ 226,077      $     (197,854)   $    312,463
                                          ==========     =========       =========      ==============    ============
                      LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable..................      $       --     $  21,479       $  21,789      $           --    $     43,268
  Accrued and other
     liabilities....................              --        25,871           9,419                  --          35,290
  Accrued interest..................           1,961             6              15                  --           1,982
  Income taxes payable..............              --        11,153          (1,034)                 --          10,119
  Current maturities of
     long-term obligations..........          12,487           286           6,964                  --          19,737
                                          ----------     ---------       ---------      --------------    ------------
          Total current
            liabilities.............          14,448        58,795          37,153                  --         110,396
Long-term obligations, less
  current maturities................         527,468        15,654          69,163             (45,000)        567,285
Other long-term liabilities.........              --        50,074          11,170                  --          61,244
Shareholders' equity (deficit):
  Accumulated deficit...............        (469,843)     (326,380)        (83,651)            410,031        (469,843)
  Accumulated other
     comprehensive loss.............              --       (18,508)        (17,087)                 --         (35,595)
                                          ----------     ---------       ---------      --------------    ------------
          Total shareholders'
            deficit.................        (469,843)     (344,888)       (100,738)            410,031        (505,438)
Net equity and advances to/from
  subsidiaries......................          78,976       353,556         209,329            (562,885)         78,976
                                          ----------     ---------       ---------      --------------    ------------
          Total liabilities and
            shareholders'
            deficit.................      $  151,049     $ 133,191       $ 226,077      $     (197,854)   $    312,463
                                          ==========     =========       =========      ==============    ============

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                          THERMADYNE       TOTAL          TOTAL
                                             LLC        GUARANTORS    NON-GUARANTORS       ELIMINATIONS        TOTAL
                                          ----------   ------------   ---------------   -----------------   -----------
Net sales...........................       $      --     $ 347,981      $   165,586       $ (75,343)(a)     $  438,224
Operating expenses:
  Cost of goods sold................              --       238,308          132,534         (74,304)(a)        296,538
  Selling, general and
     administrative expenses........              --        68,361           28,791              --             97,152
Amortization of goodwill............              --            32              339              --                371
  Amortization of other
     intangibles....................              --         1,386              418              --              1,804
  Net periodic postretirement
     benefits.......................              --         1,125               --              --              1,125
  Special charges...................              --        14,252              603              --             14,855
                                           ---------     ---------      -----------       ---------         ----------
Operating income (loss).............              --        24,517            2,901          (1,039)            26,379
Other income (expense):
  Interest expense..................              --       (52,628)          (6,841)          1,989            (57,480)
  Amortization of deferred
     financing costs................              --        (3,987)              --              --             (3,987)
  Equity in net loss of
     subsidiaries...................         (32,523)           --               --          32,523                 --
  Other.............................              --         2,186             (725)         (2,922)            (1,461)
                                           ---------     ---------      -----------       ---------         ----------
Loss before reorganization items
  and income tax provision..........         (32,523)      (29,912)          (4,665)         30,551            (36,549)
Reorganization items................              --        (6,723)              --              --             (6,723)
                                           ---------     ---------      -----------       ---------         ----------
Loss before income tax provision....         (32,523)      (23,189)          (4,665)         30,551            (29,826)
Income tax provision................              --           579            2,118              --              2,697
                                           ---------     ---------      -----------       ---------         ----------
Net loss............................       $ (32,523)    $ (23,768)     $    (6,783)      $  30,551         $  (32,523)
                                           =========     =========      ===========       =========         ==========

---------------

(a) Reflects the elimination of intercompany sales among all of the Company's subsidiaries.

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                          THERMADYNE       TOTAL          TOTAL
                                             LLC        GUARANTORS    NON-GUARANTORS       ELIMINATIONS        TOTAL
                                          ----------   ------------   ---------------   -----------------   -----------
Net sales...........................       $      --     $ 414,318       $ 192,511       $   (96,683)(a)    $   510,146
Operating expenses:
  Cost of goods sold................              --       266,939         158,043           (97,502)(a)        327,480
  Selling, general and
     administrative expenses........              --        71,660          30,918                --            102,578
  Amortization of goodwill..........              --         1,769          17,407                --             19,176
  Amortization of other
     intangibles....................              --         6,843             864                --              7,707
  Net periodic postretirement
     benefits.......................              --         1,121              --                --              1,121
  Special charges...................              --        33,132           9,324                --             42,456
                                           ---------     ---------       ---------       -----------        -----------
Operating income (loss).............              --        32,854         (24,045)              819              9,628
Other income (expense):
  Interest expense..................              --       (56,835)         (9,006)            3,296            (62,545)
  Amortization of deferred
     financing costs................              --        (2,934)             (7)               --             (2,941)
  Equity in net loss of
     subsidiaries...................         (84,418)           --              --            84,418                 --
  Other.............................              --         5,816            (745)           (5,043)                28
                                           ---------     ---------       ---------       -----------        -----------
Loss before income tax
  provision.........................         (84,418)      (21,099)        (33,803)           83,490            (55,830)
Income tax provision................              --        25,456           3,132                --             28,588
                                           ---------     ---------       ---------       -----------        -----------
Net loss............................       $ (84,418)    $ (46,555)      $ (36,935)      $    83,490        $   (84,418)
                                           =========     =========       =========       ===========        ===========

---------------

(a) Reflects the elimination of intercompany sales among all of the Company's subsidiaries.

                            CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 FOR THE YEAR ENDED DECEMBER 31, 1999

                                             THERMADYNE      TOTAL           TOTAL
                                                LLC        GUARANTORS    NON-GUARANTORS     ELIMINATIONS          TOTAL
                                            -----------    -----------   --------------    --------------      ----------
Net sales ................................   $      --      $ 408,406       $  00,827       $ (88,118)(a)      $  521,115
Operating expenses:
  Cost of goods sold .....................          --        262,185         169,780         (89,715)(a)         342,250
  Selling, general and
     administrative expenses .............          --         66,766          32,385                              99,151
  Amortization of goodwill ...............          --             97           1,478              --               1,575
  Amortization of other
     intangibles .........................          --          1,931           1,116              --               3,047
  Net periodic postretirement
     benefits ............................          --          3,200              --              --               3,200
  Special charges ........................          --         12,524           9,362              --              21,886
                                             ---------      ---------       ---------      ----------          ----------
Operating income (loss) ..................          --         61,703         (13,294)          1,597              50,006
Other income (expense):
  Interest expense .......................          --        (49,808)         (8,243)          2,730             (55,321)
  Amortization of deferred
     financing costs .....................          --         (2,973)           (241)             --              (3,214)
  Equity in net loss of
     subsidiaries ........................     (17,017)            --              --          17,017                  --
  Other ..................................          --         11,277          (4,252)         (6,706)                319
                                             ---------      ---------       ---------      ----------          ----------
Loss before income tax provision .........     (17,017)        20,199         (26,030)         14,638              (8,210)
Income tax provision .....................          --          4,322           4,485              --               8,807
                                             ---------      ---------       ---------      ----------          ----------
Net Loss .................................   $ (17,017)     $  15,877       $ (30,515)     $   14,638          $  (17,017)
                                             =========      =========       =========      ==========          ==========

----------

(a) Reflects the elimination of intercompany sales among all of the Company's subsidiaries.

                                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                                        FOR THE YEAR ENDED DECEMBER 31, 2001

                                          THERMADYNE      TOTAL           TOTAL
                                             LLC        GUARANTORS   NON-GUARANTORS  ELIMINATIONS    TOTAL
                                          ----------    ----------   --------------  ------------  --------
Net cash provided by (used in)
  operating activities..................  $  (13,534)   $ (13,685)      $  2,798      $  30,551    $  6,130
Cash flows used in investing
  activities:
  Capital expenditures, net.............          --      (11,957)        (3,366)            --     (15,323)
  Change in other assets................          --         (842)            16             --        (826)
                                          ----------    ---------       --------      ---------    --------
Net cash used in investing
  activities............................          --      (12,799)        (3,350)            --     (16,149)
Cash flows provided by (used in)
  financing activities:
  Change in long-term receivables.......          --          543           (696)            --        (153)
  Borrowings under debtor-in-possession
     credit facility....................       8,650           --             --             --       8,650
  Repayment of long-term obligations....      (5,193)        (145)        (6,945)            --     (12,283)
  Borrowing of long-term obligation.....      35,029           --          5,020             --      40,049
  Change in accounts receivable
     securitization.....................          --      (20,999)            --             --     (20,999)
  Financing fees........................          --           --             --             --          --
  Changes in net equity and advances
     to/from subsidiaries...............     (24,952)      49,395          6,106        (30,551)         (2)
  Other.................................          --          486         (1,291)            --        (805)
                                          ----------    ---------       --------      ---------    --------
Net cash provided by (used in)
  financing activities..................      13,534       20,280          2,194        (30,551)     14,457
                                          ----------    ---------       --------      ---------    --------
Net increase (decrease) in cash and
  cash equivalents......................          --        2,796          1,642             --       4,438
Cash and cash equivalents at beginning
  of year...............................          --        4,536          5,826             --      10,362
                                          ----------    ---------       --------      ---------    --------
Cash and cash equivalents at end of
  year..................................  $       --    $   7,332       $  7,468      $      --    $ 14,800
                                          ==========    =========       ========      =========    ========

                                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                                        FOR THE YEAR ENDED DECEMBER 31, 2000

                                                    THERMADYNE       TOTAL          TOTAL
                                                       LLC        GUARANTORS    NON-GUARANTORS   ELIMINATIONS    TOTAL
                                                    ----------    ----------    --------------   ------------  ---------
Net cash provided by (used in)
  operating activities.....................         $ (84,857)     $ 11,238       $ (10,982)       $ 83,490     $ (1,111)
Cash flows used in investing
  activities:
  Capital expenditures, net................                --        (9,660)         (9,031)             --      (18,691)
  Proceeds from sale of
     assets................................                --            --           6,961              --        6,961
  Change in other assets...................                --           970          (2,021)             --       (1,051)
  Acquisitions, net of cash................                --            --          (3,767)             --       (3,767)
                                                    ---------      --------       ---------        --------     --------
Net cash used in investing
  activities...............................                --        (8,690)         (7,858)             --      (16,548)
Cash flows provided by (used in)
  financing activities:
  Change in long-term receivables..........                --            24             360              --          384
  Borrowing under debtor-in-possession
     credit facility.......................
  Repayment of long-term
     obligations...........................           (14,493)         (355)        (11,629)             --      (26,477)
  Borrowing of long-term obligations.......            23,500            --          10,716              --       34,216
  Change in accounts receivable
     securitization........................                --        20,999              --              --       20,999
  Financing fees...........................                --       (1,125)              --              --       (1,125)
  Changes in net equity and advances
     to/from subsidiaries..................            75,850       (11,623)         15,275         (83,490)      (3,988)
  Other....................................                --        (8,498)           (811)             --       (9,309)
                                                    ---------      --------       ---------        --------     --------
Net cash provided by (used in)
  financing activities.....................            84,857          (578)         13,911         (83,490)      14,700
                                                    ---------      --------       ---------        --------     --------
Net increase (decrease) in cash
  and cash equivalents.....................                --         1,970          (4,929)             --       (2,959)
Cash and cash equivalents at
  beginning of year........................                --         2,566          10,755              --       13,321
                                                    ---------      --------       ---------        --------     --------
Cash and cash equivalents at end
  of year..................................         $      --      $  4,536       $   5,826        $     --     $ 10,362
                                                    =========      ========       =========        ========     ========

                                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                                       FOR THE YEAR ENDED DECEMBER 31, 1999

                                                         THERMADYNE       TOTAL          TOTAL
                                                            LLC        GUARANTORS    NON-GUARANTO    ELIMINATIONS      TOTAL
                                                         ----------    ----------    ------------    ------------    ---------
Net cash provided by (used in)
  operating activities.....................              $ (14,892)     $ 47,751       $  2,977       $  14,638       $ 50,474
Cash flows used in investing activities:
  Capital expenditures, net................                     --        (7,003)        (3,165)             --        (10,168)
  Change in other assets...................                     --          (488)          (558)             --         (1,046)
  Acquisitions, net of cash................                     --        (3,000)        (2,886)             --         (5,886)
                                                         ---------      --------       --------       ---------       --------
Net cash used in investing
  activities...............................                     --       (10,491)        (6,609)             --        (17,100)
Cash flows provided by (used in)
  financing activities:
  Change in long-term receivables..........                     --          (530)           177              --           (353)
  Repayment of long-term obligations.......                 (4,049)           --        (19,117)             --        (23,166)
  Borrowing of long-term obligations.......                 10,799           998         14,738              --         26,535
  Change in accounts receivable
     securitization........................                     --       (23,843)            --              --        (23,843)
  Financing fees...........................                     --          (901)            --              --           (901)
  Changes in net equity and advances
     to/from subsidiaries..................                  8,142        (6,110)        15,804         (14,638)         3,198
  Other....................................                     --        (3,257)           415              --         (2,842)
                                                         ---------      --------       --------       ---------       --------
Net cash provided by (used in)
  financing activities.....................                 14,892       (33,643)        12,017         (14,638)       (21,372)
                                                         ---------      --------       --------       ---------       --------
Net increase in cash and cash
  equivalents..............................                     --         3,617          8,385              --         12,002
Cash and cash equivalents at beginning
  of year..................................                     --        (1,051)         2,370              --          1,319
                                                         ---------      --------       --------       ---------       --------
Cash and cash equivalents at end of
  year.....................................              $      --      $  2,566       $ 10,755       $      --       $ 13,321
                                                         =========      ========       ========       =========       ========

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Thermadyne Holdings Corporation

         We have audited the consolidated financial statements of Thermadyne Holdings Corporation and Thermadyne Mfg. LLC as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 and have issued our reports thereon dated February 28, 2002. Our audits also included the financial statement schedule, Schedule II, "Valuation and Qualifying Accounts." This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

         In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein. The financial statement schedule does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the uncertainly regarding the Company's ability to continue as a going concern.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri
February 28, 2002

                                                                     SCHEDULE II
                        THERMADYNE HOLDINGS CORPORATION
                              THERMADYNE MFG. LLC

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                                           COLLECTION OF
                                              BALANCE AT                                     PREVIOUSLY    BALANCE AT
                                             BEGINNING OF                                   WRITTEN OFF      END OF
 ALLOWANCE FOR DOUBTFUL ACCOUNTS                PERIOD         PROVISION       WRITEOFFS      ACCOUNTS       PERIOD
---------------------------------           --------------     ----------     -----------     ---------     ---------
Year ended December 31, 2001.......            $ 3,509          $ 1,186         $ 1,302         $ 17         $ 3,376
Year ended December 31, 2000.......              3,275              947             713           --           3,509
Year ended December 31, 1999.......              2,852              916             916          423           3,275

                                   SIGNATURES

         Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERMADYNE HOLDINGS CORPORATION

By: /s/ JAMES H. TATE
--------------------------------------------------------------------------------
                                 James H. Tate
                           Senior Vice President and
                            Chief Financial Officer

Date: March 29, 2002

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                   NAME                          TITLE                   DATE
       ----------------------------     -------------------------     ----------
       /s/ KARL R. WYSS                 Director, Chairman of the     March 29,
                                                                      2002
       -------------------------         Board, and Chief
                                        Executive
       Karl R. Wyss                      Officer
       /s/ JAMES H. TATE                Director, Senior Vice         March 29,
                                                                      2002
       -------------------------         President, Chief
                                        Financial
       James H. Tate                     Officer, and Office of
                                        the
                                         Chairman
       /s/ HAROLD A. POLING             Director                      March 29,
                                                                      2002
       Harold A. Poling
       /s/ KIRK B. WORTMAN              Director                      March 29,
                                                                      2002
       Kirk B. Wortman

                                   SIGNATURES

         Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERMADYNE MFG. LLC

By: /s/ JAMES H. TATE
------------------------------------------------------------------------------
                                 James H. Tate
                           Senior Vice President and
                            Chief Financial Officer

Date: March 29, 2002

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                   NAME                          TITLE                   DATE
       ----------------------------     -------------------------     ----------

       /s/ KARL R. WYSS                 Director, Chairman of the     March 29,
                                                                      2002
       -------------------------         Board, and Chief
                                        Executive
       Karl R. Wyss                      Officer
       /s/ JAMES H. TATE                Director, Senior Vice         March 29,
                                                                      2002
       -------------------------         President, Chief
                                        Financial
       James H. Tate                     Officer, and Office of
                                        the
                                          Chairman

                                   SIGNATURES

         Pursuant to the requirement of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERMADYNE CAPITAL CORP.

By: /s/ JAMES H. TATE
------------------------------------------------------------------------------
                                 James H. Tate
                           Senior Vice President and
                            Chief Financial Officer

Date: March 29, 2002

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

            NAME                          TITLE                    DATE
----------------------------     -------------------------     ------------
/s/KARL R. WYSS                  Director, Chairman of the     March 29, 2002
---------------------------       Board, and Chief Executive
Karl R. Wyss                      Officer

/s/ JAMES H. TATE                Director, Senior Vice         March 29, 2002
---------------------------       President, Chief Financial
James H. Tate                     Officer, and Office of the
                                  Chairman

                                INDEX TO EXHIBITS

         EXHIBIT
           NO.                                   EXHIBIT
         -------           -----------------------------------------------------
           2.1             -- Agreement Plan of Merger, dated as of January 20,
                           1998, between Thermadyne Holdings Corporation and
                           Mercury Acquisition Corporation.(2)

           2.2 -- Amendment No. 1 to Agreement and Plan of Merger between Thermadyne Holdings Corporation and Mercury Acquisition Corporation.(3)

           2.3 -- Certificate of Merger of Mercury Acquisition Corporation with and into Thermadyne Holdings Corporation.(3)

           3.1 -- Certificate of Incorporation of Thermadyne Holdings Corporation (included in Exhibit 2.4).

           3.2             -- Bylaws of Thermadyne Holdings Corporation.(3)

           3.3             -- Certificate of Incorporation of Thermadyne Capital
                           Corp.(4)

           3.4             -- Bylaws of Thermadyne Capital Corp.(4)

           3.5             -- Limited Liability Company agreement of Thermadyne
                           Mfg. LLC.(4)

           4.1 -- Indenture, dated as of May 22, 1998, between Mercury Acquisition Corporation and IBJ Schroder Bank & Trust Company, as Trustee.(3)

           4.2 -- First Supplemental Indenture, dated as of May 22, 1998, between Thermadyne Holding Corporation and IBJ Schroder Bank & Trust Company, as Trustee.(3)

           4.3             -- Form of 12 1/2% Senior Discount Debentures.(3)

           4.4 -- A/B Exchange Registration Rights Agreement dated as of May 22, 1998, among Mercury Acquisition Corporation and Donaldson, Lufkin & Jenrette Securities Corporation.(3)

           4.5 -- Amendment to Registration Rights Agreement dated May 22, 1998, among Thermadyne Holdings Corporation and Donaldson, Lufkin & Jenrette Securities Corporation.(3)

           4.6 -- Indenture, dated as of February 1, 1994, between Thermadyne Holdings Corporation and Chemical Bank, as Trustee, with respect to $179,321,000 principal amount of the Senior Subordinated Notes due November 1, 2003.(1)

           4.7             -- Form of Senior Subordinated Note (included in
                           Exhibit 4.3).(1)

           4.8 -- Indenture, dated May 22, 1998, among Thermadyne Mfg. LLC, Thermadyne Capital Corp., the guarantors named therein and State Street Bank and Trust Company, as Trustee.(3)

           4.9             -- Form of 9 7/8% Senior Subordinated Notes.(3)

          4.10 -- A/B exchange Registration Rights Agreement dated as of May 22, 1998, among Thermadyne Mfg. LLC, Thermadyne Capital Corp., the guarantors named therein and Donaldson, Lufkin & Jenrette Securities Corporation.(3)

          4.11 -- Subscription agreement dated December 22, 1999, among Thermadyne Mfg. LLC, Thermadyne Holdings Corporation, and the buyers named therein.(9)

          4.12 -- Registration Rights Agreement dated December 22, 1999, among Thermadyne Mfg. LLC, Thermadyne Holdings Corporation, and the buyers named therein.(9)

          4.13             -- Form of indenture relating to Junior Subordinated
                           Notes.(9)

          4.14             -- Form of Warrants (included in Exhibit 4.11).(9)

          4.15             -- Form of Junior Subordinated Notes (included in
                           Exhibit 4.11).(9)

           10.1 -- Omnibus Agreement, dated as of June 3, 1988, among Palco Acquisition Company (now Thermadyne Holdings Corporation) and its subsidiaries and National Warehouse Investment Company.(5)

           10.2 -- Escrow Agreement, dated as of August 11, 1988, among National Warehouse Investment Company, Palco Acquisition Company (now Thermadyne Holdings Corporation) and Title Guaranty Escrow Services, Inc.(5)

           10.3 -- Amended and Restated Industrial Real Property Lease dated as of August 11, 1988, between National Warehouse Investment Company and Tweco Products, Inc., as amended by First Amendment to Amended and Restated Industrial Real Property Lease dated as of January 20, 1989.(5)

           10.4 -- Schedule of substantially identical lease agreements.(5)

           10.5 -- Amended and Restated Continuing Lease Guaranty, made as of August 11, 1988, by Palco Acquisition Company (now Thermadyne Holdings Corporation) for the benefit of National Warehouse Investment Company.(5)

           10.6 -- Schedule of substantially identical lease guaranties(5)

           10.7 -- Lease Agreement, dated as of October 10, 1990, between Stoody Deloro Stellite and Bowling Green-Warren County Industrial Park Authority, Inc.(5)

           10.8 -- Lease Agreement, dated as of February 15, 1985, as amended, between Stoody Deloro Stellite, Inc. and Corporate Property Associates 6.(5)

           10.9 -- Purchase Agreement, dated as of August 2, 1994, between Coyne Cylinder Company and BA Credit Corporation.(6)

          10.10 -- Sublease Agreement, dated as of April 7, 1994, between Stoody Deloro Stellite, Inc., and Swat, Inc.(6)

          10.11 -- Share Sale Agreement dated as of November 18, 1995, among certain scheduled persons and companies, Rosny Pty Limited, Byron Holdings Limited, Thermadyne Holdings Corporation, and Thermadyne Australia Pty Limited relating to the sale of the Cigweld Business.(7)

          10.12 -- Rights Agreement dated as of May 1, 1997, between Thermadyne Holdings Corporation and BankBoston, N.A., as Rights Agent.(8)

          10.13 -- First Amendment to Rights Agreement, dated January 20, 1998, between Thermadyne Holdings Corporation and BankBoston, N.A.(2)

         10.14[Daggar]     -- Executive Employment Agreement dated May 22, 1998,
                           between Thermadyne Holdings Corporation and Randall
                           E. Curran.(3)

         10.15[Daggar]     -- Executive Employment Agreement dated May 22, 1998,
                           between Thermadyne Holdings Corporation and James H.
                           Tate.(3)

         10.16[Daggar]     -- Executive Employment Agreement dated May 22, 1998,
                           between Thermadyne Holdings Corporation and Stephanie
                           N. Josephson.(3)

         10.17[Daggar]     -- Executive Employment Agreement dated May 22, 1998,
                           between Thermadyne Holdings Corporation and Thomas C.
                           Drury.(3)

         10.18[Daggar]     -- Executive Employment Agreement dated May 22, 1998,
                           between Thermadyne Holdings Corporation and Robert D.
                           Maddox.(3)

         10.19[Daggar]     -- Award Agreement dated May 22, 1998, between
                           Thermadyne Holdings Corporation and Randall E.
                           Curran.(3)

         10.20[Daggar]     -- Award Agreement dated May 22, 1998, between
                           Thermadyne Holdings Corporation and James H. Tate.(3)

         10.21[Daggar]     -- Award Agreement dated May 22, 1998, between
                           Thermadyne Holdings Corporation and Stephanie N.
                           Josephson.(3)

         10.22[Daggar]     -- Award Agreement dated May 22, 1998, between
                           Thermadyne Holdings Corporation and Thomas C.
                           Drury.(3)

         10.23[Daggar]     -- Award Agreement dated May 22, 1998, between
                           Thermadyne Holdings Corporation and Robert D.
                           Maddox.(3)

         10.24[Daggar]     -- Thermadyne Holdings Corporation Management
                           Incentive Plan.(3)

         10.25[Daggar]     -- Thermadyne Holdings Corporation Direct Investment
                           Plan.(3)

          10.26 -- Investors' Agreement dated as of May 22, 1998, between Thermadyne Holdings Corporation, the DLJ Entities (as defined therein) and the Management Stockholders (as defined therein).(3)

          10.27 -- Credit Agreement dated as of May 22, 1998, between Thermadyne Mfg. LLC, Comweld Group Pty. Ltd., GenSet S.P.A. and Thermadyne Welding Products Canada Limited, as Borrowers, Various Financial Institutions, as Lenders, DLJ Capital Funding, Inc., as Syndication Agent, Societe Generale, as Documentation Agent, and ABN Amro Bank N.V., as Administrative Agent.(3)

          10.28 -- First Amendment to Credit Agreement, dated as of November 10, 1999, among Thermadyne Mfg. LLC., Comweld Group Pty. Ltd., GenSet S.P.A. and Thermadyne Welding Products Canada Limited, as Borrowers, Various Financial Institutions, as Lenders, DLJ Capital Funding, Inc., as Syndication Agent, Societe Generale, as Documentation Agent, and ABN Amro Bank N.V., as Administrative Agent.

          10.29 -- Letter Agreement dated as of January 16, 1998, between Donaldson, Lufkin & Jenrette Securities Corporation and DLJ Merchant Banking II, Inc.(3)

          10.30 -- Assignment and Assumption Agreement dated as of May 22, 1998, between DLJ Merchant Banking II, Inc. and Thermadyne Holdings Corporation.(3)

          10.31 -- Receivables Participation Agreement, dated as of January 31, 2000, between Thermadyne Receivables, Inc. as the Transferor, and Bankers Trust Company, as Trustee.*

          10.32 -- Executive Employment Agreement dated May 22, 1998, between Thermadyne Holdings Corporation and Michael
                           E. Mahoney.*

          10.36 -- Revolving Credit and Guaranty Agreement dated as of November 26, 2001, among Thermadyne Mfg. LLC., as the Borrower, Thermadyne Holdings Corporation, Thermadyne Capital Corp., Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermadyne Cylinder Co., Thermal Dynamics Corp., C&G Systems Holding, Inc., MECO Holding Co., Tweco Products, Inc., Tag Realty, Inc., Victor-Coyne International, Inc., Victor Gas Systems, Inc., Stoody Company, Thermal Arc, Inc., C&G Systems, Inc., Marison Cylinder Company, Wichita Warehouse Corp., Coyne Natural Gas Systems, Inc., Modern Engineering Company, Inc., as the U.S. Guarantors and ABN AMRO Bank N.V. as the Agent.

          10.37 -- First Amendment to Credit and Guaranty Agreement dated as of January 3, 2002 among Thermadyne Mfg. LLC., Thermadyne Holdings Corporation, Thermadyne Capital Corp., Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermadyne Cylinder Co., Thermal Dynamics Corp., C&G Systems Holding, Inc., MECO Holding Co., Tweco Products, Inc., Tag Realty, Inc., Victor-Coyne International, Inc., Victor Gas Systems, Inc., Stoody Company, Thermal Arc, Inc., C&G Systems, Inc., Marison Cylinder Company, Wichita Warehouse Corp., Coyne Natural Gas Systems, Inc., Modern Engineering Company, Inc., as the U.S. Guarantors and ABN AMRO Bank N.V. as the Agent.

           21.1            -- Subsidiaries of Thermadyne Holdings Corporation.*

           23.1            -- Consent of Independent Auditors.*

----------

[Daggar] Indicates a management contract or compensatory plan or arrangement.

         *  Filed herewith.

(1) Incorporated by reference to the Company's Registration Statement of Form 10 (File No. 0- 23378) filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the

         "Exchange Act"), on February 7, 1994.

(2) Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on January 21, 1998.

(3) Incorporated by reference to the Company's Registration Statement on Form S-1, (File No. 333-57455) filed on June 23, 1998.

(4) Incorporated by reference to Thermadyne LLC and Thermadyne Capital's Registration Statement on Form S-1, (File No. 333-57457) filed on June 23, 1998.

(5) Incorporated by reference to the Company's Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act, on April 28, 1994.

(6) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

(7) Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on January 18, 1996.

(8) Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on May 12, 1997.

(9) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

                                                                     SKU# -AR-02

                                    EXHIBIT D

                         PROJECTED FINANCIAL INFORMATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET


         The following unaudited pro forma consolidated balance sheet of Thermadyne adjusts the forecasted December 31, 2002 consolidated balance sheet to give effect to the Plan as if consummated on December 31, 2002.

         The pro forma consolidated balance sheet assumes Thermadyne's assets and liabilities are adjusted to their fair values, and a new reporting entity is created with no retained earnings or accumulated deficit as of the date the Debtors emerge from Chapter 11 proceedings. The pro forma adjustments shown do not include all the adjustments Thermadyne expects will be required when the principals of "Fresh Start" reporting required by American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7") are applied. Management does not believe these additional adjustments would materially alter the pro forma consolidated balance sheet.

         The pro forma financial data of Thermadyne should be read in conjunction with the historical consolidated financial statements of Thermadyne and the related notes thereto contained in this Disclosure Statement.

THERMADYNE HOLDINGS CORPORATION
CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2002
(IN THOUSANDS)


                                               FORECAST       ADJUSTMENTS      PRO FORMA
                                               --------       -----------      ---------
                ASSETS
Cash and cash equivalents                      $ 21,584     $ (2,643)   (a)    $ 18,941
Accounts receivable                              77,868            -             77,868
Inventory                                        89,786            -             89,786
Prepaid expenses and other                       12,887            -             12,887
                                               --------     --------           --------
  Total current assets                          202,125      $(2,643)           199,482

Property, plant and equipment, at cost, net      71,759            -             71,759
Deferred financing costs, net                    10,509      (10,509)   (b)           -
Intangibles, at cost, net                        13,125     (203,542)   (c)     216,667
Deferred income taxes                               376            -                376
Other assets                                      7,472            -              7,472
                                               --------     --------           --------

  Total Assets                                  305,366      190,390           $495,756
                                               ========     ========           ========

     LIABILITIES AND SHAREHOLDERS' DEFICIT
Accounts payable                                 37,736      (15,904)   (d)    $ 21,832
Accrued and other liabilities                    30,120       (5,083)   (e)      25,037
Accrued interest                                 24,814      (24,809)   (f)           5
Income taxes payable                             12,482      (11,290)   (g)       1,192
Deferred tax liability                                -            -                  -
Current maturities of long-term obligations     789,125     (787,944)   (h)       1,181
                                               --------     --------           --------
  Total current liabilities                     894,277     (845,030)            49,247

New revolver                                          -       22,759    (h)      22,759
New term notes                                        -      180,000    (h)     180,000
Other long-term obligations                      20,543        5,729    (h)      26,272
Other long-term liabilities                      44,590      (10,512)   (h)      34,078
                                               --------     --------           --------

  Total liabilities                             959,410     (647,054)           312,356

Redeemable preferred stock                       78,509      (78,509)   (i)           -

Stockholders' equity:
New common stock                                      -          133    (j)         133
Common stock                                         36          (36)   (j)           -
Paid-in capital                                (130,054)     313,321    (i)     183,267
Accumulated other comprehensive loss            (44,026)      44,026    (k)           -
Accumulated deficit                            (558,509)     558,509    (l)           -
                                               --------     --------           --------
  Total stockholders' equity (deficit)         (732,553)     915,953            183,400
                                               --------     --------           --------

  Total liabilities and equity                 $305,366     $190,390           $495,756
                                               ========     ========           ========

                         THERMADYNE HOLDINGS CORPORATION
          NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET (IN THOUSANDS)

(a) Cash used to pay fees and expenses in connection with the consummation of the Plan.

(b) To write-off deferred financing fees associated with long-term obligations being eliminated as part of the Plan.

(c) Represents the increase in goodwill, or Reorganization Value in Excess of Identifiable Assets, resulting from a preliminary allocation of the Reorganization Value in accordance with SOP 90-7. Thermadyne plans to review its property, plant and equipment and obtain appraisals of assets in order to determine what revisions, if any should be made to individual accounts. The final allocation of Reorganization Value to Thermadyne's assets will take place once the review and appraisal process is completed. Thermadyne does not expect a potential adjustment to have a material impact on the financial statements. Any allocation would have no effect on cash flow or EBITDA and would result in a timing difference of reported earnings in the future.

(d) Adjustment to eliminate pre-petition accounts payable. Adjustment includes the payment of $7,500 to trade creditors contemplated in the Plan and the write-off the remaining portion of pre-petition trade payables.

(e) Write-off of miscellaneous pre-petition accrued liabilities not paid as part of the Plan.

(f) Write-off pre-petition accrued interest related to the senior subordinated notes and the subordinated notes.

(g)      To eliminate excess pre-petition tax liability.

(h)      Adjustment to long-term obligations is comprised of the following:

(i)      To eliminate preferred stock in accordance with the Plan.

(j) Adjustments to record elimination of old common stock and paid-in capital and the issuance of common stock of the new entity.

(k) Eliminate accumulated other comprehensive loss. Substantially all of the historical balance of accumulated other comprehensive loss related to foreign currency adjustments.

(l)      Adjustment to eliminate accumulated deficit.

THERMADYNE HOLDINGS
CORPORATION
CONSOLIDATED PROJECTED BALANCE SHEETS
AS OF DECEMBER 31
(IN THOUSANDS)


                                                2002       2003       2004       2005       2006
                                              --------   --------   --------   --------   --------
                ASSETS
Cash and cash equivalents                     $ 18,941   $ 18,941   $ 18,941   $ 18,941   $ 18,941
Accounts receivable                             77,868     77,646     78,502     79,745     82,128
Inventory                                       89,786     87,263     83,827     81,778     81,402
Prepaid expenses and other                      12,887     12,887     12,887     12,887     12,887
                                              --------   --------   --------   --------   --------
  Total current assets                         199,482    196,737    194,156    193,350    195,358

Property, plant and equipment, at cost, net     71,759     76,575     79,975     80,895     81,111
Deferred financing costs, net                        -          -          -          -          -
Intangibles, at cost, net                      216,667    215,764    214,861    213,958    213,055
Deferred income taxes                              376        668        965      1,132      1,476
Other assets                                     7,472      7,472      7,472      7,472      7,472
                                              --------   --------   --------   --------   --------

  Total Assets                                 495,756    497,215    497,430    496,807    498,472
                                              ========   ========   ========   ========   ========

LIABILITIES AND SHAREHOLDERS EQUITY
Accounts payable                              $ 21,832   $ 29,437   $ 34,976   $ 36,335   $ 38,404
Accrued and other liabilities                   25,037     25,470     26,274     27,201     28,561
Accrued interest                                     5          5          5          5          5
Income taxes payable                             1,192      1,192      1,192      1,192      1,192
Deferred tax liability                               -          -          -          -          -
Current maturities of long-term obligations      1,181     20,000     20,000     20,000     20,000
                                              --------   --------   --------   --------   --------
  Total current liabilities                     49,247     76,104     82,447     84,733     88,163

New revolver                                    22,759          -          -          -          -
New term notes                                 180,000    158,741    131,336     99,818     63,271
Other long-term obligations                     26,272     27,453     27,453     27,453     27,453
Other long-term liabilities                     34,078     34,430     34,782     35,134     35,486
                                              --------   --------   --------   --------   --------

  Total liabilities                            312,356    296,727    276,018    247,137    214,372

Redeemable preferred stock                           -          -          -          -          -

Stockholders' equity:
New common stock                                   133        133        133        133        133
Common stock                                         -          -          -          -          -
Paid-in capital                                183,267    183,267    183,267    183,267    183,267
Accumulated other comprehensive loss                 -          -          -          -          -
Accumulated deficit                                  -     17,088     38,012     66,270    100,700
                                              --------   --------   --------   --------   --------
  Total stockholders' equity (deficit)         183,400    200,488    221,412    249,670    284,100
                                              --------   --------   --------   --------   --------

  Total liabilities and equity                $495,756   $497,215   $497,430   $496,807   $498,472
                                              ========   ========   ========   ========   ========

THERMADYNE HOLDINGS CORPORATION
CONSOLIDATED PROJECTED INCOME STATEMENTS
FOR THE YEARS ENDING DECEMBER 31
(IN THOUSANDS)

                                               2002         2003         2004         2005         2006
                                            ---------    ---------    ---------    ---------    ---------
Net sales                                   $ 405,000    $ 412,000    $ 425,000    $ 440,000    $ 462,000
Operating expenses:
  Cost of goods sold                          259,435      255,728      261,420      267,881      279,415
  Selling, general and administrative          98,977       99,217      100,699      102,539      105,195
  Amortization of intangibles                     980          903          903          903          903
  Net periodic postretirement benefits          1,152        1,152        1,152        1,152        1,152
  Special charges                               3,101        3,000        3,300            -            -
                                            ---------    ---------    ---------    ---------    ---------
  Operating income                             41,355       52,000       57,526       67,524       75,335
Other income (expense):
  Interest expense                            (22,918)     (17,036)     (16,412)     (15,250)     (13,485)
  Other, net                                   (5,009)      (4,852)      (4,852)      (4,852)      (4,852)
                                            ---------    ---------    ---------    ---------    ---------
Income (loss) before income tax provision      13,428       30,112       36,263       47,422       56,998
Income tax provision                            2,434       13,024       15,338       19,164       22,568
                                            ---------    ---------    ---------    ---------    ---------
Net income                                  $  10,994    $  17,088    $  20,924    $  28,258    $  34,430
                                            =========    =========    =========    =========    =========

EBITDA                                      $  59,399    $  67,239    $  73,181    $  83,659    $  92,174
                                            =========    =========    =========    =========    =========

THERMADYNE HOLDINGS
CORPORATION
CONSOLIDATED PROJECTED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDING DECEMBER 31
(IN THOUSANDS)


                                                 2002        2003        2004        2005        2006
                                               --------    --------    --------    --------    --------
Net income                                     $ 10,994    $ 17,088    $ 20,924    $ 28,258    $ 34,430

Depreciation and amortization                    16,892      14,087      14,503      14,983      15,687

Post retirement benefit cost                      1,152       1,152       1,152       1,152       1,152

Changes in working capital                         (559)      9,691       7,825       2,126         278
                                               --------    --------    --------    --------    --------
  Cash flow before investing activities          28,479      42,018      44,404      46,519      51,547

Capital expenditures                             (7,802)    (18,000)    (17,000)    (15,000)    (15,000)
Reorganization costs and other non-operating    (13,027)          -           -           -           -
                                               --------    --------    --------    --------    --------

  Cash flow available for debt repayment       $  7,650    $ 24,018    $ 27,414    $ 31,519    $ 36,547
                                               ========    ========    ========    ========    ========

The projections for the years 2002 through 2006 contained herein were prepared giving consideration to the Company's view of the current and projected trends in its industry and the U.S. and global economies.

INCOME STATEMENT

Net Sales
Net sales for 2002 are forecasted to be 7.6% lower than 2001 reflecting the continued worldwide economic recession. For the four-year period beginning in 2003, sales are projected to increase at a compounded annual growth rate of 3.3% on the assumption that the downturn in the global economy begins to turn in 2003.

Cost of Goods Sold
Cost of goods sold as a percentage of sales is projected to improve from 64.1% in 2002 to 60.5% by 2006, due to the anticipated impact of operational restructurings, the transfer of production to lower cost areas and the increased absorption of fixed costs.

Selling, general and administrative expenses
Selling, general and administrative expenses are projected to decrease as a percent of sales from 24.4% in 2000 to 22.8% in 2006 due to cost savings initiatives, including the restructuring and consolidation of certain functions, offset by inflation, which is assumed to be 3.0% per year.

Special charges
Special charges in 2003 and 2004 are not recurring type costs related to the operational restructuring and cost reduction initiatives and therefore have been shown separately.

Interest Expense
Interest expense is based on the London Interbank Offered Rate ("LIBOR") plus 500 basis points. LIBOR of 1.5% was assumed for 2003 increasing 50 basis points per year thereafter.

Tax provision
Assumes an effective tax rate of 43.5% in 2003 decreasing to 39.6% in 2006. The benefit of post-petition NOLs, if any, is not reflected in the provision, as any benefit would affect the balance sheet only.

BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

Working Capital
Working capital items are projected based on the Debtors' experience and expectations normalized trade credit will be achieved during the second year after consummation of the plan of reorganization. Amounts shown in the projected statements of cash flow may differ from changes indicated by the balance sheet as a result of certain non-cash expenses.

Capital expenditures
Capital expenditures are projected to be somewhat higher than historical levels due to operational restructuring and consolidation of certain functions.

Long-term debt
All excess cash generated during the projection period is assumed to reduce debt.

                                   EXHIBIT E

                              LIQUIDATION ANALYSIS

                 THERMADYNE HOLDINGS CORPORATION ("THERMADYNE")
                              LIQUIDATION ANALYSIS


                                     GENERAL

The "Best Interest Test" under Section 1129 of the Bankruptcy Code requires that each holder of impaired claims or impaired interests receive property with a value not less than the amount such holder would receive in a Chapter 7 liquidation. Thermadyne believes that under the Plan of Reorganization ("POR"), holders of any impaired claims or impaired interests will receive property with a value equal to or in excess of the value as would be received under Chapter 7 of the Bankruptcy Code. The Liquidation Analysis set forth herein demonstrates that the POR satisfies the requirements of the "Best Interest Test".

Information included herein is taken from Thermadyne's books and records as of July 31, 2002, except where otherwise noted. For purposes of this analysis, the July 31, 2002 book values were used to approximate the net book values at the inception of the liquidation period. The Liquidation Analysis assumes a liquidation of Thermadyne's assets over a 90-day period. All twenty-one of Thermadyne's divisions located in the United States are included in the filing, including nine holding companies. For purposes of this analysis, it is assumed that several of the non-debtor foreign operations would be sold as going-concerns under a distressed sales process and the remaining non-debtor foreign operations would be liquidated.

In general, as to each entity, liquidation proceeds would be allocated in the following priority: (i) first to the costs, fees and expenses associated with the liquidation; (ii) second, to the priority administrative claim of the Debtor-In-Possession ("DIP") financing; (iii) third, to the claims of secured creditors to the extent of the value of their collateral; (iv) fourth, to the unpaid administrative claims of the reorganization case; (v) fifth, to priority employee obligations, priority tax claims and any other claims entitled to priority in payment under the Bankruptcy Code; and (vi) sixth, to unsecured claims. Taxes, if any, arising from the liquidation have not been calculated or included in this analysis.

Underlying the Liquidation Analysis are certain assumptions based on management's knowledge of Thermadyne's operations and the industry in general. These assumptions are subject to significant uncertainties due to, among other factors, general market conditions which may result in materially different liquidation amounts being realized from the amounts assumed herein. Neither Thermadyne's July 31, 2002 financial records nor the Liquidation Analysis have been audited, examined or reviewed by an independent third party. Furthermore, Thermadyne does not have available any current appraisals of its assets to incorporate herein, nor can it judge with any degree of certainty the impact of forced liquidation asset sales on the in-use market value of the related assets. However, FTI Consulting assisted management in the preparation of the Liquidation Analysis.

LIQUIDATION VALUE OF THERMADYNE

Schedule A details the computation of Thermadyne's liquidation value and the estimated distributions to holders of claims in a Chapter 7 liquidation of Thermadyne. This analysis is hypothetical and based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Thermadyne. Accordingly, while the analyses that follow are necessarily presented with numerical specificity, there can be no assurance that the values assumed would be realized if Thermadyne were in fact liquidated, nor can there be any assurance that a Bankruptcy Court would accept this analysis or concur with such assumptions in making its determinations under Section 1129(a) of the Bankruptcy Code.

ACTUAL LIQUIDATION PROCEEDS COULD BE MATERIALLY LOWER OR HIGHER THAN THE AMOUNTS SET FORTH BELOW; NO REPRESENTATION OR WARRANTY CAN OR IS BEING MADE WITH RESPECT TO THE ACTUAL PROCEEDS THAT COULD BE RECEIVED IN A CHAPTER 7 LIQUIDATION OF THERMADYNE. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR PURPOSES OF ESTIMATING PROCEEDS AVAILABLE IN A CHAPTER 7 LIQUIDATION OF THE ESTATE AND DO NOT REPRESENT VALUES THAT MAY BE APPROPRIATE FOR ANY OTHER PURPOSES. NOTHING CONTAINED IN THESE VALUATIONS IS INTENDED OR MAY CONSTITUTE A CONCESSION OR ADMISSION BY THERMADYNE FOR ANY OTHER PURPOSE.

ESTIMATED LIQUIDATION PROCEEDS

Thermadyne assumes that under an orderly Chapter 7 liquidation scenario, the majority of recoverable proceeds would result from the collection of outstanding receivables and the disposition of inventories and various capital assets. In determining the estimated proceeds from the sale of these, as well as other insignificant assets, Thermadyne performed the following:

         (i) Estimated the value of all assets and related liabilities as of October 1, 2002 based on the most recent financial information and forecasting the effect of winding down their current operations during a subsequent 90-day period;

         (ii) Estimated the proceeds of a distressed sale of certain non-debtor foreign operations as a going-concern;

         (iii)    Assumed full repayment of the DIP; and

         (iv) Estimated the recovery on each individual class of assets based on Thermadyne management's estimates of a low and high recovery range.

NATURE AND TIMING OF THE LIQUIDATION PROCESS

Under Section 704 of the Bankruptcy Code, a Chapter 7 trustee must, among other duties, collect and convert the property of the debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for the purposes of this liquidation analysis, it is assumed that Thermadyne's reorganization case would be converted to a Chapter 7 liquidation on October 1, 2002 (the "Effective Date").

Schedule A provides the high and low recovery rates and values for each asset class:



THERMADYNE HOLDINGS CORPORATION
SUMMARY - LIQUIDATION ANALYSIS
 US DOLLARS ($000)
--------------------------------------------------------------------------------


                                                           ADJUSTED     LIQUIDATION VALUE %  LIQUIDATION VALUE $
                                                             BOOK      --------------------  -------------------
                                                           VALUE (A)     BETTER     WORSE      BETTER    WORSE      NOTES
                                                           ---------   --------------------  ----------------------------

ASSETS:
          PROCEEDS FROM DISTRESSED SALE OF FOREIGN                                           $  9,143   $  3,043      B
          OPERATIONS
          CASH                                                 5,974       100%       100%      5,974      5,974
          ACCOUNTS RECEIVABLE                                 40,129        71%        55%     28,347     21,960      C
          INVENTORY                                           57,760        75%        59%     42,405     34,251      D
          FIXED ASSETS                                        41,629        32%        24%     13,274      9,886      E
          OTHER ASSETS                                        30,773        14%        13%      4,307      3,861      F
                                                           ---------   --------------------  -------------------

          TOTAL ASSETS AVAILABLE FOR DISTRIBUTION            176,265       54%         43%    103,450     78,974



(I) LESS COSTS ASSOCIATED WITH LIQUIDATION                                                                            G
          Chapter 7 Professional Fees                                                             500        250      H
          Trustee Fees                                                                          3,127      2,392      I
          Wind Down Costs                                                                       3,331      3,331      J
                                                                                             -------------------

TOTAL COSTS ASSOCIATED WITH LIQUIDATION                                                         6,957      5,973
                                                                                             -------------------

                                                                                             -------------------
                  ESTIMATED PAYOUT PER DOLLAR OF COSTS ASSOCIATED WITH LIQUIDATION           $   1.00   $   1.00
                                                                                             -------------------

PROCEEDS REMAINING FOR DISTRIBUTION                                                            96,493     73,001


(II) LESS PRIORITY ADMINISTRATIVE CLAIMS
          DIP Facility (Principal and Interest Outstanding @ July 31, 2002)                    10,150     10,150
                                                                                             -------------------


TOTAL PRIORITY ADMINISTRATIVE CLAIMS                                                           10,150     10,150
                                                                                             -------------------

                                                                                             -------------------
                  ESTIMATED PAYOUT PER DOLLAR OF PRIORITY ADMINISTRATIVE CLAIM               $   1.00   $   1.00
                                                                                             ===================

PROCEEDS REMAINING FOR DISTRIBUTION                                                            86,343     62,851


(III) LESS SECURED CLAIMS                                                                                             K
          Bank Debt (Principal Only)                                                          333,744    333,744
                                                                                             -------------------

TOTAL SECURED CLAIMS                                                                          333,744    333,744
                                                                                             -------------------

                                                                                             -------------------
                  ESTIMATED PAYOUT PER DOLLAR OF SECURED CLAIMS                              $   0.26   $   0.19
                                                                                             ===================

THERMADYNE HOLDINGS CORPORATION
SUMMARY - LIQUIDATION ANALYSIS (CONTINUED)
 US DOLLARS ($000)
--------------------------------------------------------------------------------

                                                                                  LIQUIDATION VALUE $
                                                                               -----------------------
                                                                                 BETTER          WORSE     NOTES
                                                                               ---------------------------------
PROCEEDS REMAINING FOR DISTRIBUTION                                                   -              -


(IV) LESS ADMINISTRATIVE CLAIMS
          Trade Accounts Payable (Post-Petition)                                  4,611          4,611
          Severance                                                              20,065         20,065       L
          Lease Rejection Claims                                                  3,073          3,073       M
          Unpaid Professional Fees                                                  620            620       N
          Reclamation Claims                                                        352            518       O
          Other Administrative Claims                                            46,573         46,573       P
                                                                               -----------------------

TOTAL ADMINISTRATIVE CLAIMS                                                      75,294         75,460
                                                                               -----------------------

                                                                               -----------------------
                ESTIMATED PAYOUT PER DOLLAR OF ADMINISTRATIVE CLAIMS                  -              -
                                                                               -----------------------

PROCEEDS REMAINING FOR DISTRIBUTION                                                   -              -


(V) LESS PRIORITY UNSECURED CLAIMS
          Pre-Petition Employee and Tax Obligations                                 390            390       Q
                                                                               -----------------------

TOTAL PRIORITY UNSECURED CLAIMS                                                     390            390
                                                                               -----------------------

                                                                               -----------------------
                ESTIMATED PAYOUT PER DOLLAR OF PRIORITY UNSECURED CLAIMS       $      -       $      -
                                                                               -----------------------

PROCEEDS REMAINING FOR DISTRIBUTION                                                   -              -


(VI) LESS UNSECURED NON-PRIORITY CLAIMS                                                                      R
          Trade accounts payable (Pre-Petition)                                  15,673         15,673
          Senior subordinated notes, due June 1, 2008                           207,000        207,000
          Debentures, due June 1, 2008                                          145,066        145,066
          Subordinated notes, due November 1, 2003                               37,060         37,060
          Junior subordinated notes, due December 15, 2009                       33,427         33,427
          Accrued Interest                                                       24,809         24,809
          Other Unsecured Non-Priority Claims                                     6,355          6,355
                                                                               -----------------------

TOTAL UNSECURED NON-PRIORITY CLAIMS                                             469,390        469,390
                                                                               -----------------------

                                                                               -----------------------
                ESTIMATED PAYOUT PER DOLLAR OF UNSECURED NON-PRIORITY CLAIMS   $      -       $      -
                                                                               -----------------------


                                                                               -----------------------
PROCEEDS REMAINING FOR DISTRIBUTION TO EQUITY HOLDERS                          $      -       $      -
                                                                               =======================

The accompanying notes are an integral part of this analysis.

                                   ASSUMPTIONS

A.  BOOK VALUES
The book values used in this Liquidation Analysis are the unaudited book values as of July 31, 2002, and are assumed to be representative of Thermadyne's assets and liabilities as of the Effective Date.

B.  PROCEEDS FROM SALE OF FOREIGN OPERATIONS
Proceeds from the distressed sale of non-debtor foreign entities' going-concern operations are estimated to be between $3.0 - 9.1 million. Foreign operations which are not wholly dependent on support from US operations are assumed to be sold within a 90-day period. As a result, discount rates have been applied to the estimated value of the foreign operations. The following table outlines the estimated proceeds from the sale of foreign entities Cigweld, Genset, Tecmo/OCIM, Mazweld Braze, Unique and Victor Brazil:

                                                                Recovery Scenarios
                                                                    ($ millions)
                                                                  High        Low
                                                                ---------------------
Aggregate Valuation                                             $  61.0     $  61.0
Applied Discount Rates                                               40%         50%
                                                                ---------------------
Net Valuation                                                      36.6        30.5
Less Book Value of Interest-Bearing Debt as of July 31, 2002      (27.5)      (27.5)
                                                                ---------------------
NET PROCEEDS                                                    $   9.1      $  3.0
                                                                =====================


The remaining foreign entities are primarily sales operations and are assumed to have negligible going-concern value. Consequently, the net proceeds resulting from the liquidation of these entities' assets is assumed to be zero after considering the structure of their liabilities and significant social costs associated with a wind down of foreign operations. For purposes of this analysis, foreign taxes, if any, have been ignored since their effect is insignificant as they would only serve to further diminish the already partial recovery of the secured claimants. Additionally, repatriation issues have not been considered by the analysis.

C.  ACCOUNTS RECEIVABLE
Accounts receivable primarily consists of trade receivables and are net of any reserves. Recovery values are based upon management's view of such factors as the nature of the receivables, aging and historical collection patterns and the ability of the Debtor to collect payments.

D.  INVENTORY
Raw materials are primarily composed of copper, machine components, sheet metal, tubing and wiring. Finished goods are primarily composed of items such as arc welding machines, plasma cutting systems and accessories, gas pressure controls, acetylene cutting torches and various arc welding accessories. The overall recovery for inventory is based upon management's estimated recovery by inventory class. It is assumed that Work-In-Process ("WIP") inventory would be converted to finished goods and would therefore liquidate at the same recovery rates as finished goods inventory.

E.  FIXED ASSETS
Fixed assets are primarily composed of machinery and equipment, general office fixtures, furniture, and computers. Assets classified as land and building are capitalized leases and as such are assumed to have no recovery value. Management's estimates of recovery ranges are based upon such factors as age, life span, usefulness of assets and ability to find buyers.

F.   OTHER ASSETS
Other assets are primarily composed of deferred financing fees, goodwill, professional fee retainers, prepaid expenses (including prepaid inventory), and notes receivable converted from former employees' stock purchase loans. Management's recovery estimates for these assets are based upon such factors as the nature of the asset, its potential use during the liquidation period and the Debtor's ability to recover pre-paid amounts. No recovery is assumed for deferred financing fees and goodwill.

G.  LIQUIDATION FEES CARVE-OUT
For purposes of this analysis, it is assumed that the secured lenders agree to a "carve-out" of the liquidation proceeds to fund professional fees, trustee fees and wind down costs.

H.  CHAPTER 7 PROFESSIONAL FEES
Chapter 7 professional fees represent the liquidation costs related to the attorneys and other professionals retained by the Trustee and are estimated to be between $250,000 - $500,000 for the liquidation period.

I.  CHAPTER 7 TRUSTEE FEES
Trustee fees include those fees associated with the appointment of a Chapter 7 trustee and are calculated in accordance with Section 326 of the Bankruptcy Code.

J.  WIND DOWN COSTS
It is assumed that a reduced staff at the corporate level and seven of the primary operating entities would be retained during the 90-day liquidation process. Wind down costs are based on average operating expenses for the period January -- August 2002 and management's estimates of the number and type of employees necessary to perform the wind down. The following table illustrates the staffing needs during the wind down period as a percentage of the total workforce:


                                        ---------------------------------------------------------
STAFF REDUCTION SCHEDULE                  WEEK         WEEK       WEEKS       WEEKS      WEEKS
                                           1            2         3 - 4       5 - 8      9 - 12
                                        ---------------------------------------------------------
Administrative                            75%          50%        20%         20%        10%
Sales and Marketing / Engineering         10%          -          -           -          -
Manufacturing / Direct Labor              50%          25%        10%         -          -

K.  SECURED CLAIMS
For purposes of the Liquidation Analysis, management believes that the only significant secured claims relate to the revolving credit facility and term loans.

L.  SEVERANCE
For purposes of this analysis, Thermadyne's severance estimates were based upon the Company's employment agreements, the provisions of the WARN Act and the specific compensation levels as outlined in the Key Employee Retention Plan filed with the court. For purposes of this analysis, all severance claims arising from the liquidation are classified as administrative claims. As of June 30, 2002, domestic employees approximated 1,266 people.

M.  LEASE REJECTION COSTS
It is assumed that lease rejection costs would be equal to one year of rent for each lease, with the exception of any lease that may expire prior to one year from the Effective Date. Management assumes leases that expire during the liquidation would be renewed for the balance of the liquidation period to maintain tenancy during the wind down.

N. UNPAID PROFESSIONAL FEES
Unpaid professional fees represent accrued, unpaid fees for the attorneys, accountants, consultants and other professional retained during the Chapter 11 filing.

O. RECLAMATION CLAIMS
The recoveries for reclamation claims are based on management's estimates of the likelihood of those claims to be validated (including identification of duplicate claims, the ability of vendors to identify specific goods and prove date of delivery, etc.).

P.  OTHER ADMINISTRATIVE CLAIMS
Other administrative claims consist primarily of salaries, benefits, taxes payable, and post-petition retirement benefits.

Q.  PRIORITY UNSECURED CLAIMS
For purposes of the Liquidation Analysis, management believes that the only significant priority claims relate to pre-petition real estate and property taxes payable in addition to several pre-petition priority employment claims, limited to $4,650 per employee.

R.  UNSECURED CLAIMS
Management believes that the primary unsecured claims consist of pre-petition trade payable claims, long term unsecured debt (including senior subordinated notes, debentures, subordinated notes, junior subordinated notes), accrued interest and pre-petition severance claims.

All claims are estimated at amounts as filed by the Company in its schedules as the claims reconciliation process has not concluded. Claims filed by creditors which have not been reconciled amount to approximately $5.3 billion as of October 11, 2002. Therefore, the total amount of estimated claims (secured, unsecured, administrative, and priority) is subject to material change.



CONCLUSION

In summary, Thermadyne believes that a Chapter 7 liquidation of the Company would result in a diminution in the value to be realized by the holders of claims and interest, if any. As set forth in Schedule A, Thermadyne's management estimates that the total liquidation proceeds available for distribution, net of Chapter 7 expenses, would aggregate approximately in a range of $73.0 - $96.5 million. Management believes that the secured creditors of Thermadyne would receive a portion of their claim while the unsecured creditors and equity holders would not recover any of their claim. Consequently, Thermadyne believes that the POR will provide a substantially greater ultimate return to the claim holders than would a Chapter 7 liquidation.

THIS LIQUIDATION ANALYSIS IS SUBJECT TO CHANGE CONSIDERING FUTURE LIABILITIES AND PROSPECTS FOR THE SALE OF ASSETS.

                                    EXHIBIT F

                              OBJECTIONS TO CLAIMS

                    EXHIBIT F: POSSIBLE OBJECTIONS TO CLAIMS

The following are claims that the Debtors have identified as being in dispute:

CLAIMANT NAME                           AMOUNT CLAIMED             AMOUNT/NATURE OF          NATURE OF OBJECTION
CLAIM NUMBER                           NATURE OF CLAIM            CLAIM ACCORDING TO
                                                                   DEBTORS' RECORDS

Aavid Engineering Inc.                    $56,761.11                  $52,571.05              Book & Record(1)
#409                                      Unsecured                   Unsecured

Abel Equipment Co.                         $304.51                     $304.51                 Classification
#469                                       Priority                   Unsecured

Able Sheet Metal & Air                 $64,969.86 Total               $17,482.86                Book & Record
#2244                                 $29,982.86 Secured              Unsecured                Classification
                                     $34,987.00 Unsecured

ABS Pumps Inc.                             $119.35                     $119.35                 Classification
#557                                       Priority                   Unsecured

ADT Security Service                      $2,741.18                       $0                   Not Due & Owing
#128                                      Unsecured

Afco Credit Corporation                  $176,812.84                      $0                   Not Due & Owing
#528                                       Secured

AIN Plastics, Inc.                        $8,676.63               $3,822.00 Priority           Classification
#96                                        Priority              $4,854.63 Unsecured

All Mold                                  $20,970.00                  $20,378.33                Book & Record
#887                                       Priority                   Unsecured                Classification

All Plastics Molding                  $109,761.54 Total              $109,761.54               Classification
#779                                   $105,000 Secured               Unsecured
                                     $4,761.54 Unsecured

American Freightways                      $15,875.37                  $8,117.11                 Book & Record
Revenue Recovery                          Unsecured                   Unsecured
#888

American Freightways                      $36,621.95                  $4,739.75                 Book & Record
Revenue Recovery                          Unsecured                   Unsecured
#889

American Freightways                      $22,458.03                      $0                 Duplicate of Claim
Revenue Recovery                          Unsecured                                                 #885
#890

American Identity                         $10,931.74                      $0                  Not Due & Owing*
#1116                                     Unsecured

Ametek, U.S. Gauge                      $1,741,709.13                $258,186.00                Book & Record
Division                                   Unsecured                  Unsecured
#2243

Angle Calibration                          $285.00                     $285.00                 Classification
#230                                       Priority                   Unsecured


--------------------
(1)Objection based on Debtor's books and records as to amount owed.
* The Debtor is continuing to investigate these claims, but as of the date of this schedule, the Debtor has been unable to reconcile the claim amount with its records.

CLAIMANT NAME                           AMOUNT CLAIMED             AMOUNT/NATURE OF           NATURE OF OBJECTION
CLAIM NUMBER                           NATURE OF CLAIM            CLAIM ACCORDING TO
                                                                   DEBTORS' RECORDS

Anitech                                   $20,580.00                  $6,100.00                  Book & Record
#2326                                     Unsecured                   Unsecured

Applied Robotics, Inc.                    $8,842.58                       $0                  Duplicate of Claim
#46                                       Unsecured                                                  #125

APSCO International                      $255,312.00                 $239,303.06                 Book & Record
#875                                      Unsecured                   Unsecured

Arrow Electronics, Inc.                   $74,348.20                      $0                   Not Due & Owing*
Douglass P. Christensen                   Unsecured
#48

Asco Valve, Inc.                          $5,386.30                       $0                    Not Due & Owing
#41                                       Unsecured

Avaya f/k/a Lucent                        $1,700.30                       $0                  Duplicate of Claim
Technologies                              Unsecured                                                  #927
#1380

Avnet Electronics                         $71,926.99                  $65,730.04                 Book & Record
Marketing                                 Unsecured                   Unsecured
#422

B.E.L.T., Inc.                            $34,730.56                  $1,550.90                 Book & Record*
#2230                                      Secured                    Unsecured                 Classification

B.E.L.T., Inc.                           $117,437.68                      $0                    Not Due & Owing
#2384                                      Secured

Baker Botts LLP                           $10,984.08                      $0                   Late Filed Claim
#2328                                     Unsecured                                           Duplicate of Claim
                                                                                                     #2246
Bennerotte Marketing                        $17.22                      $17.22                  Classification
Agency, Inc.                               Priority                   Unsecured
#610

The Bergquist Company                     $6,315.63                       $0                  Replaced by Claims
#62                                                                                               #231 & #232

Boise Cascade Office                      $10,549.98                  $5,011.10                  Book & Record
Products                                  Unsecured                   Unsecured
#2

Boise Cascade Office                      $10,549.98                      $0                  Duplicate of Claim
Products                                  Unsecured                                                   #2
#579

Bowen Products Corp                       $1,259.73                   $1,259.73                 Classification
#587                                       Priority                   Unsecured

Bowling Green - Warren                 $7,874,464 Total                   $0                    Not Due & Owing
County                                $1,000,000 Secured
Industrial Authority, Inc.           $6,874,464 Unsecured
#149

CLAIMANT NAME                           AMOUNT OF CLAIM            AMOUNT/NATURE OF           NATURE OF OBJECTION
CLAIM NUMBER                            NATURE OF CLAIM           CLAIM ACCORDING TO
                                                                   DEBTORS' RECORDS

Brenntay Southwest, Inc.                   $2,676.50                  $2,676.50                 Classification
#429                                       Priority                   Unsecured

Brenntay Southwest, Inc.                   $5,422.85                  $5,422.85                 Classification
#430                                       Priority                   Unsecured

Bruce R. Bartlett                          $100,000                       $0                    Not Due & Owing
#1697

Bruce R. Bartlett                          $100,000                       $0                  Duplicate of Claim
#1698                                                                                                #1697

C.I.F.E. S.R.L.                           $602,491.75                $108,385.50                 Book & Record
c/o Lincoln Electric                       Unsecured                  Unsecured
#2331

Cablecom Inc.                               $395.98                    $395.98                  Classification
#480                                       Priority                   Unsecured

Cameron & Barkley                         $48,584.29                  $44,211.94                 Book & Record
Company                                    Unsecured                  Unsecured
#1396

Canon Inc.                             $25,522.44 Total               $1,510.33                  Book & Record
Canon Financial Services              $20,927.20 Secured              Unsecured                 Classification
Inc.                                  $4,595.24 Unsecured
#1699

Cary Services                              $5,657.81                  $5,182.72                 Book & Record*
#611                                       Priority                   Unsecured                 Classification

Castle Metals                             $45,020.21                  $40,154.80                 Book & Record
#629                                       Unsecured                  Unsecured

CED/Twin State Electric                   $15,630.08                  $15,342.88                 Book & Record
Supply                                     Priority                   Unsecured                 Classification
#31

CED/Twin State Electric                   $15,630.08                      $0                  Duplicate of Claim
Supply                                     Priority                                                   #31
#127

CED/Twin State Electric                   $15,630.08                      $0                  Duplicate of Claim
Supply                                     Priority                                                   #31
#532

CED/Twin State Electric                     $41.33                      $41.33                  Classification
Supply                                     Priority                   Unsecured
#30

Central Freight Line Inc.                  $2,673.59                      $0                   Not Due & Owing*
#72                                        Unsecured

Citicapital Vendor                        $145,356.27                 $6,838.08                  Book & Record
Financial                                   Secured                   Unsecured                 Classification
#69

CLAIMANT NAME                             AMOUNT CLAIMED           AMOUNT/NATURE OF           NATURE OF OBJECTION
CLAIM NUMBER                             NATURE OF CLAIM          CLAIM ACCORDING TO
                                                                   DEBTORS' RECORDS
Citicorp Vendor Finance                     $15,895.16                    $0                    Not Due & Owing
Inc as Assignee of                          Unsecured
Minolta Business
Solutions
#665

City of Bowling Green                       $3,979.20                     $0                    Not Due & Owing
#57                                          Priority

City of Denton                              $38,697.06                    $0                   Not Due & Owing*
#708                                         Secured

Con-Way Transportation                      $28,450.00                    $0                   Not Due & Owing*
#52                                         Unsecured

Contract Freighters, Inc.                   $34,574.66                $18,712.19                 Book & Record
#764                                        Unsecured                 Unsecured

County of Denton                            $21,705.73                    $0                   Not Due & Owing*
#433                                         Priority

County of Denton                            $20,097.90                    $0                   Not Due & Owing*
#435                                         Secured

County of Taylor                           $246,049.41                    $0                   Not Due & Owing*
City of Abilene                              Priority
Wylie ISD

County of Taylor                           $227,823.53                    $0                   Not Due & Owing*
City of Abilene                              Secured
Wylie ISD

Crown Lift Trucks                           $3,889.40                 $3,121.82                  Book & Record
#3                                           Priority                 Unsecured                 Classification

Ronald E. Dakin                             $3,669.36                     $0                  Duplicate of Claim
#1083                                        Priority                                                #930

Davenport Machine                           $3,717.49                     $0                   Late Filed Claim
#2403                                       Unsecured

Dell Financial Services                     $60,293.04                $8,213.17                  Book & Record
#50                                          Secured                  Unsecured                 Classification

Dell Financial Services                     $13,039.44                 $191.27                 Late Filed Claim
Inc.                                         Secured                  Unsecured                  Book & Record
#2353

Denton ISD                                 $130,885.19               $130,885.19                Classification
#2106                                        Priority                 Unsecured

Department of the                      $4,652,925.75 Total                $0                    Not Due & Owing
Treasury - Internal                   $4,540,843.80 Priority
Revenue Service                            $112,081.95
Insolvency Unit                             Unsecured
S:C:CS:IW:9:2
#1399 - 1419

CLAIMANT NAME                         AMOUNT CLAIMED              AMOUNT/NATURE OF            NATURE OF OBJECTION
CLAIM NUMBER                          NATURE OF CLAIM            CLAIM ACCORDING TO
                                                                  DEBTORS' RECORDS

Dewitt & Roberts LLP                    $15,332.32                       $0                     Not Due & Owing
#1868                                    Unsecured

Diamond H Recognition                     $346.19                     $346.19                   Classification
#280                                     Priority                    Unsecured

Diamond H Recognition                    $7,928.97                   $7,928.10                  Classification
#281                                     Priority                    Unsecured

Dickman Supply, Inc.                    $43,065.62                       $0                   Duplicate of Claim
#2225                                    Unsecured                                                   #536

Diversified Freight                     $25,624.14                   $5,064.17                   Book & Record
Logistics, Inc.                          Unsecured                   Unsecured
#1204

Electro Switch                            $886.25                     $886.25                   Classification
#542                                      Secured                    Unsecured

Electrochemicals Inc                      $197.10                     $197.10                   Classification
#595                                     Priority                    Unsecured

Ely's Maintenance                        $1,400.00                   $1,400.00                  Classification
Service Inc                              Priority                    Unsecured
#322

English & Associates                    $5,000,000                       $0                       Claim to be
#1570                                    Unsecured                                             Withdrawn due to
                                                                                                  Settlement

Fabian Beck                             $10,000,000                      $0                     Not Due & Owing
#12

Federal Express Corp.                   $12,536.09                   $11,315.71                  Book & Record
#243                                     Unsecured                   Unsecured

Federal Express Corp.                   $93,513.21                       $0                     Not Due & Owing
#244                                     Unsecured

Federal Express Corp.                   $23,915.02                   $1,189.91                   Book & Record
#245                                     Unsecured                   Unsecured

Federal Express Corp.                    $1,155.59                    $106.27                    Book & Record
#246                                     Unsecured                   Unsecured

Federal Express Corp.                   $48,965.92                   $42,793.36                  Book & Record
#249                                     Unsecured                   Unsecured

Federal Express Corp.                   $138,960.76                      $0                    Not Due & Owing*
#250                                     Unsecured

Federal Express Corp.                    $3,794.14                       $0                   Duplicate of Claim
#2393                                    Unsecured                                                   #248

Federal Express Corp.                   $48,965.92                       $0                   Duplicate of Claim
#2394                                    Unsecured                                                   #249

Federal Express Corp.                   $138,960.76                      $0                   Duplicate of Claim
#2396                                    Unsecured                                                   #250

CLAIMANT NAME                           AMOUNT CLAIMED             AMOUNT/NATURE OF           NATURE OF OBJECTION
CLAIM NUMBER                            NATURE OF CLAIM           CLAIM ACCORDING TO
                                                                   DEBTORS' RECORDS
Federal Express Corp.                         $21.37                      $0                  Duplicate of Claim
#2397                                      Unsecured                                                 #247

Federal Express Corp.                      $1,155.59                      $0                  Duplicate of Claim
#2398                                      Unsecured                                                 #246

Federal Express Corp.                     $23,915.02                      $0                  Duplicate of Claim
#2399                                      Unsecured                                                 #245

Federal Express Corp.                     $12,536.09                      $0                  Duplicate of Claim
#2400                                      Unsecured                                                 #243

Federal Express Corp.                     $93,513.21                      $0                  Duplicate of Claim
#2401                                      Unsecured                                                 #244

Ford Motor Company                         $3,328.80                      $0                   Not Due & Owing*
#2364                                      Unsecured

General Electric Capital                  $22,841.57                   $786.56                   Book & Record
Corporation                                 Secured                   Unsecured                 Classification
#131

Grace Weatherly                           $500,000.00                     $0                    Not Due & Owing
Wood, Thacker &                            Unsecured
Weatherly, P.C.
#1003

Grainger                                   $8,798.94                      $0                   Not Due & Owing*
#1169                                      Unsecured

Hampel Oil Distributors                    $2,391.03                      $0                  Duplicate of Claim
Inc.                                       Unsecured                                                  #67
#118

Hastings Manufacturing                      $499.80                    $499.80                  Classification
#204                                       Priority                   Unsecured

HB Fuller Co                            $7,261.10 Total               $4,369.40                  Book & Record
#11                                   $1,514.70 Priority              Unsecured                 Classification
                                      $5,746.40 Unsecured

Hill Packaging                             $7,292.63                      $0                   Not Due & Owing*
#49                                        Unsecured

Houston ISD                                $7,981.00                      $0                    Not Due & Owing
#928                                        Secured

Hypertherm, Inc.                           $3,857.55                      $0                  Duplicate of Claim
#2271                                      Unsecured                                                 #106

IBM Corporation                           $12,780.14                      $0                    Not Due & Owing
#93                                        Unsecured

IBM Credit Corporation                    $758,563.63                     $0                    Not Due & Owing
#2381                                      Unsecured

Igus Inc.                                 $12,303.70                  $7,095.17                  Book & Record
#947                                       Unsecured                  Unsecured

                                                                  AMOUNT/NATURE OF
CLAIMANT NAME                          AMOUNT CLAIMED            CLAIM ACCORDING TO           NATURE OF OBJECTION
CLAIM NUMBER                           NATURE OF CLAIM            DEBTOR'S RECORDS
Ilsco Corporation                          $1,020.11                       $0                  Replaced by Claim
#476                                       Unsecured                                                 #957

Image Quest Inc.                           $7,211.70                       $0                 Duplicate of Claim
#277                                        Secured                                                  #276

Image Quest                                $7,211.70                   $7,211.70                Classification
#276                                        Secured                    Unsecured

Innovative Technology                      $1,404.84                   $1,404.84                Classification
Solutions                                  Priority                    Unsecured
#315

Inovo                                  $61,758.37 Total             $61,758.37 Total            Classification
#1325                                 $55,199.26 Priority         $35,411.44 Priority
                                      $6,559.11 Unsecured         $26,346.93 Unsecured

Invensys                                  $35,960.61                   $5,222.17                 Book & Record
#850                                        Secured                    Unsecured                Classification

IOS Capital                               $243,838.63                      $0                   Not Due & Owing
#104                                       Priority

Jay C. English                            $5,000,000                       $0                     Claim to be
#1569                                                                                          Withdrawn due to
                                                                                                  Settlement

JD Edwards                                $82,812.79                       $0                   Not Due & Owing
#2255                                      Unsecured

Jefferson Smurfit                      $15,295.79 Total                    $0                  Not Due & Owing*
Corporation                           $1,370.19 Priority
#583                                      $13,925.60

Jefferson Smurfit                      $47,949.52 Total            $4,617.57 Priority            Book & Record
Corporation                           $11,552.10 Priority         $27,234.68 Unsecured          Classification
#612                                  $36,397.42 Unsecured

John D. McCulloch                         $582,401.20                 $464,206.00                Book & Record
#1666 - 1687                               Unsecured                   Unsecured

Key Instruments                            $2,816.35                   $2,816.35                Classification
#894                                       Priority                    Unsecured

Lake County Treasurer                      $6,714.14                       $0                   Not Due & Owing
#829                                       Priority

Lampton Welding Supply                  $2,361.83 Total                $2,039.46                 Book & Record
#40                                     $299.00 Secured                Unsecured                Classification
                                      $2,062.83 Unsecured

Lampton Welding Supply                     $2,047.90                       $0                   Not Due & Owing
#442

Lincoln Street Inc                     $707.88 Priority            $707.88 Unsecured            Classification
#380

CLAIMANT NAME                           AMOUNT CLAIMED             AMOUNT/NATURE OF           NATURE OF OBJECTION
CLAIM NUMBER                            NATURE OF CLAIM           CLAIM ACCORDING TO
                                                                   DEBTORS' RECORDS

Luminant Worldwide                        $200,000.00                $150,000.00                Book & Record
Corp.                                      Unsecured                  Unsecured
#2341

Madill Carbide Inc.                         $345.76                       $0                  Duplicate of Claim
#2402                                      Unsecured                                                 #464

Madden, Russell E.                        $108,622.65                     $0                   Not Due & Owing
#241                                        Secured

M.A.S. Industries                          $1,606.43                  $1,606.43                 Classification
#570                                       Priority                   Unsecured

Matheson Tri-Gas, Inc.                     $4,269.64                      $0                   Not Due & Owing*
#68                                        Unsecured

McNichols                                   $158.98                       $0                  Duplicate of Claim
#550                                       Unsecured                                                 #27

MCI Worldcom                              $98,802.69                      $0                   Not Due & Owing
#2369                                      Unsecured

Michael O'Connell                         $74,457.00                      $0                  Duplicate of Claim
#2195                                      Unsecured                                                #2191

Michael V. Ostrom                         $11,331.36                  $11,331.36                Classification
#2377                                      Priority                   Unsecured

Miller Dial Corp.                          $6,767.92                  $2,267.92                 Book & Record
#1935                                      Unsecured                  Unsecured

Miracle Recreation                        $25,203.46                      $0                   Not Due & Owing
#1214                                      Unsecured

Mobile Document                             $122.50                    $122.50                  Classification
Shredding                                  Priority                   Unsecured
#752

Mobile Storage Group                    $2,206.92 Total                $103.46                  Book & Record
Inc.                                  $2,000.00 Unsecured             Unsecured                 Classification
#691                                   $206.92 Priority

Mr. Giorgio Bassi                         $681,183.00                     $0                   Not Due & Owing
Ms. Donatella Marzagalli                    Secured
#1332

MSC Industrial Supply                     $58,560.89                  $50,221.00                Book & Record*
#24                                        Unsecured                  Unsecured

Munsch Hardt Kopf &                        $7,492.73                      $0                  Replaced by Claim
Harr                                       Unsecured                                                 #730
#237

MV Limited One LLC                         $3,674.54                      $0                   Not Due & Owing
c/o Miller-Valentine                       Unsecured
Group
#1475

CLAIMANT NAME                            AMOUNT CLAIMED            AMOUNT/NATURE OF           NATURE OF OBJECTION
CLAIM NUMBER                            NATURE OF CLAIM           CLAIM ACCORDING TO
                                                                   DEBTORS' RECORDS

National Bronze and                     $62,219.65 Total              $62,219.65                Classification
Metals Inc.                           $52,802.45 Priority             Unsecured
#294                                  $9,417.20 Unsecured

Newark Electronics                         $16,523.90                 $14,123.75                 Book & Record
#34                                        Unsecured                  Unsecured

Newark Electronics                         $8,742.66                  $8,465.99                  Book & Record
#43                                        Unsecured                  Unsecured

Newark Electronics                         $11,512.35                 $9,146.65                  Book & Record
#75                                        Unsecured                  Unsecured

NTFC Capital                               $5,578.95                      $0                    Not Due & Owing
Corporation                                 Secured
#132

Ohio Department of                      $51,677.11 Total                  $0                   Not Due & Owing*
Taxation                              $41,677.11 Priority
#2296                                 $10,000.00 Unsecured

Old Jacksonville Ind.                      $16,120.00                 $16,120.00                Classification
#323                                        Priority                  Unsecured

Orion Industries                            $714.06                    $394.96                   Book & Record
Incorporated                                Priority                  Unsecured                 Classification
#4

OSI Security                               $18,591.95                 $13,941.53                 Book & Record
#655                                       Unsecured                  Unsecured

P.D. Browne Machine                        $11,210.00                 $11,210.00                Classification
Tools, Inc.                                 Priority                  Unsecured
#1480

Pallet Disposal Serv. Inc.                 $9,338.25                      $0                  Duplicate of Claim
#108                                       Unsecured                                                  #47

Paul Marber                               $10,000,000                     $0                    Not Due & Owing
#877                                       Unsecured

Paul Marber                               $10,000,000                     $0                    Not Due & Owing
#924                                       Unsecured

Paul S. McCausland                        $404,847.60                     $0                    Not Due & Owing
#731                                       Unsecured

Paul Salvail                                $146.00                    $146.00                  Classification
#551                                        Priority                  Unsecured

Pennsylvania Commercial                    $13,360.62                     $0                   Not Due & Owing*
Real Estate, Inc.                          Unsecured
Colliers Penn
#313

CLAIMANT NAME                            AMOUNT CLAIMED            AMOUNT/NATURE OF           NATURE OF OBJECTION
CLAIM NUMBER                            NATURE OF CLAIM           CLAIM ACCORDING TO
                                                                   DEBTORS' RECORDS
Pennsylvania Department                $267,255.95 Total                  $0                   Not Due & Owing*
of Revenue                            $164,608.28 Secured
#1390 - 1393                          $89,580.52 Priority
                                      $13,067.15 Unsecured

Pension Benefit Guaranty                 $3,977,800.00                    $0                    Not Due & Owing
Corp.                                       Priority
#2252

Piper Rudnick LLP                          $20,344.27                     $0                  Duplicate of Claim
#2254                                       Secured                                                  #2227

Plimpton Tool Co                           $33,512.36                 $33,512.36                Classification
#689                                        Priority                  Unsecured

Poling, Harold                            $602,483.00                     $0                    Not Due & Owing
#1431                                      Unsecured

PPG Industries, Inc.                       $3,479.38                      $0                    Not Due & Owing
#1327                                      Unsecured

PPG Industries, Inc.                       $9,419.50                  $6,636.00                  Book & Record
#1328                                      Unsecured                  Unsecured

Presscut Industries                       $130,367.11                $121,331.01                 Book & Record
#311                                       Unsecured                  Unsecured

Prestolite Electric                      $2,199,201.40                    $0                    Not Due & Owing
Incorporated                               Unsecured
#2158

Print Source Inc                           $4,290.49                  $4,209.49                 Classification
#892                                        Priority                  Unsecured

Pro Optical LLP                            $1,230.40                  $1,230.40                 Classification
#983                                        Priority                  Unsecured

Professional Packaging                    $184,128.51                     $0                    Not Due & Owing
Systems                                    Unsecured
#85

Professional Packaging                    $184,128.51                     $0                  Duplicate of Claim
Systems                                    Unsecured                                                  #85
#1876

Purvis Bearing Service                     $4,644.47                  $4,580.79                  Book & Record
#395                                        Priority                  Unsecured                 Classification

Quechee Lakes                              $2,310.00                      $0                    Not Due & Owing
Landowners' Assoc                           Secured
#167

R&M Transportation,                        $25,709,13                 $6,818.50                  Book & Record
Inc.                                       Unsecured                  Unsecured
#2368

Ragsdale Vision Center                     $2,162.00                  $2,162.00                 Classification
#737                                        Priority                  Unsecured


                                                                  AMOUNT/NATURE OF
CLAIMANT NAME                          AMOUNT CLAIMED            CLAIM ACCORDING TO           NATURE OF OBJECTION
CLAIM NUMBER                           NATURE OF CLAIM            DEBTOR'S RECORDS

Randall E. Curran                      $1,535,490.00                $1,299,387.50                Book & Record
#2050, 2062 - 2068,                       Unsecured                   Unsecured
2091 -2092, 2095 - 2099,
2108 - 2114

Redlee, Inc.                             $1,068.18                   $1,068.18                  Classification
#1157                                     Priority                   Unsecured

Repco Printers, Inc.                    $145,245.66                 $138,488.84                  Book & Record
#728                                     Unsecured                   Unsecured

Roadway Express, Inc.                   $107,954.61                      $0                    Not Due & Owing*
#1394                                    Unsecured

Rock Island Studios                      $3,252.24                       $0                   Duplicate of Claim
#2175                                    Unsecured                                                  #1460

Ross Martel & Silverman                  $1,537.50                   $1,537.50                  Classification
#474                                      Priority                   Unsecured

RTI Electronics                          $1,956.98                   $1,956.98                  Classification
#378                                      Priority                   Unsecured

Saretsky Katz Dranoff &                  $37,827.37                      $0                   Duplicate of Claim
Glass LLP                                Unsecured                                                  #670
#670

Sealed Air Corp.                         $2,682.50                   $2,682.50                  Classification
#498                                      Priority                   Unsecured

Seastrom Mfg Co                           $474.37                     $474.37                   Classification
#421                                      Priority                   Unsecured

Sedgwick County                         $137,528.59                 $137,528.59                 Classification
#83                                       Priority                   Unsecured

Selectrode Industries,                   $26,284.75                  $23,589.75                  Book & Record
Inc.                                     Unsecured                   Unsecured
#1046

Sentry Company                            $379.95                     $300.40                    Book & Record
#176                                      Priority                   Unsecured                  Classification

Silver Dordy Sales, Inc.                  $139.60                     $139.60                   Classification
#180                                      Priority                   Unsecured

Single Source                            $4,476.03                   $4,413.55                   Book & Record
#980                                      Priority                   Unsecured                  Classification

Slaughter Co                              $185.46                     $185.46                   Classification
#494                                      Priority                 Classification

Southern Foods                            $73.00                       $73.00                   Classification
#2203                                     Priority                   Unsecured

Southwestern Bell                        $24,528.95                  $6,432.31                   Book & Record
Telephone Company                        Unsecured                   Unsecured
#1106


                                                                  AMOUNT/NATURE OF
CLAIMANT NAME                          AMOUNT CLAIMED            CLAIM ACCORDING TO           NATURE OF OBJECTION
CLAIM NUMBER                           NATURE OF CLAIM            DEBTOR'S RECORDS


Specialty Hose                           $4,729.65                       $0                     Not Due & Owing*
Corporation                              Unsecured
#45

Specialty Wire & Cord                    $1,308.96                   $1,308.96                  Classification
Sets                                      Priority                   Unsecured
#300

Spinale, Steven                          $500,000                        $0                     Not Due & Owing
#2105                                    Unsecured

Standard Steel Specialty                 $11,928.82                  $10,283.93                 Book & Record
Co.                                       Priority                  Unsecured                   Classification
#393

Stange Co                                  $86.20                      $86.20                   Classification
#782                                      Priority                  Unsecured

Stange Co                                $8,080.55                   $8,080.55                  Classification
#800                                      Priority                   Unsecured

Stange Co                                $8,080.55                       $0                   Duplicate of Claim
#801                                      Priority                                                  #800

State of Michigan                     $13,449.52 Total                   $0                    Not Due & Owing*
Department of the                    $9,641.37 Priority
Treasury                             $3,808.15 Unsecured
#60, 1111, 1112, 2386,
2387

State of Missouri                        $19,721.10                      $0                    Not Due & Owing
#1075, 1076, 1079                         Priority

State of Tennessee                         $57.12                        $0                    Not Due & Owing
#76                                       Priority

Stephanie N. Josephson                  $323,535.00                 $280,205.00                 Book & Record
#1508 -1529                              Unsecured                   Unsecured

Stericycle/BFI                             $15.74                      $15.74                   Classification
#734                                      Priority                   Unsecured

Sterling Spring                          $2,817.79                   $2,817.79                  Classification
#465                                      Priority                   Unsecured

Storage Equipment                        $48,396.99                  $48,396.99                 Classification
#253                                      Secured                    Unsecured

Sunshine Truck Line                      $15,946.50                  $15,946.50                 Classification
#420                                      Priority                   Unsecured

Superior Products Inc.                  $138,948.94                 $132,992.62                 Book & Record
#1802                                    Unsecured                   Unsecured

Superior Products Inc                   $138,948.94                      $0                   Duplicate of Claim
#1881                                    Unsecured                                                  #1802

Techalloy Maryland Inc                   $12,441.85                   $6,096.60                 Book & Record
#653                                     Unsecured                   Unsecured


                                                                  AMOUNT/NATURE OF
CLAIMANT NAME                          AMOUNT CLAIMED            CLAIM ACCORDING TO           NATURE OF OBJECTION
CLAIM NUMBER                           NATURE OF CLAIM            DEBTOR'S RECORDS
Tennessee Department                  $1,127.11 Total                    $0                     Not Due & Owing
of Revenue                            $927.11 Priority
#77, 81                                $30.00 Secured
                                      $125.00 Unsecured

Tetrafluor                               $1,890.04                   $1,890.04                  Classification
#2383                                     Priority                   Unsecured

Thomas Compressors                       $15,601.58                  $15,601.58                 Classification
#527                                      Priority                   Unsecured

Thompson Electronic                      $2,712.59                   $2,319.51                  Book & Record
Supplies Inc                              Priority                   Unsecured                  Classification
#475

Tim Beaty Builders, Inc.                $105,892.48                  $97,503.59                 Book & Record
#2242                                     Priority                   Unsecured                  Classification

TRW, Inc.                              $2,020,000.00                     $0                     Not Due & Owing
#2293                                    Unsecured

U.S. Filter                              $28,768.07                  $18,321.21                 Book & Record
#1027                                    Unsecured                   Unsecured

Unisource Inc                            $8,928.31                   $8,928.31                  Classification
#713                                      Priority                   Unsecured

United Parcel Service                    $20,133.49                  $11,422.75                 Book & Record
#1568                                    Unsecured                   Unsecured

USF Holland                             $124,769.44                  $25,165.92                 Book & Record
#535                                     Unsecured                   Unsecured

Verizon California                       $1,566.88                    $437.20                   Book & Record
#2385                                    Unsecured                   Unsecured

Verizon Central                          $2,206.04                    $178.95                   Book & Record
                                         Unsecured                   Unsecured

Westaff                                  $3,601.03                       $0                     Not Due & Owing
#1268                                    Unsecured

William Soares                           $8,500.00                       $0                   Duplicate of Claim
Doris McCready                           Unsecured                                                   #264
#1874

Winsted Precesion Ball                   $13,597.88                  $6,470.82                  Book & Record*
Company - Division of                    Unsecured                   Unsecured
Barden Corporation
#23

Wolverine Finance                       $375,722.75                      $0                     Not Due & Owing
Company                                  Unsecured
#78

Wolverine Finance                       $375,722.75                      $0                   Duplicate of Claim
Company                                  Unsecured                                                   #78
#839

                                                                  AMOUNT/NATURE OF
CLAIMANT NAME                          AMOUNT CLAIMED            CLAIM ACCORDING TO           NATURE OF OBJECTION
CLAIM NUMBER                           NATURE OF CLAIM            DEBTOR'S RECORDS
Wolverine Finance                       $133,783.20                      $0                   Duplicate of Claim
Company                                  Unsecured                                                   #74
#840

Worthington Cylinder                 $155,559.36 Total             $145,182 Total               Book & Record
#1482                                $16,200 Priority             $16,200 Priority
                                      $16,200 Secured            $128,982 Unsecured
                                        $123,159.36
                                         Unsecured

Yaskawa Electric                         $1,212.50                   $1,212.50                  Classification
America Inc                               Priority                   Unsecured
#181

Yellow Freight System                    $25,177.65                   $836.71                   Book & Record
Inc.                                     Unsecured                   Unsecured
#992

The following are employee claims related to benefits, which are current to date and will be assumed by the Reorganized Debtor:

CLAIMANT NAME                              CLAIM NUMBER                         AMOUNT/NATURE OF CLAIM
Aher, Barry T.                                 2045                                   2,082.00
                                                                                      Unsecured

Albers, Wade Douglas                           1058                                   7,500.00
                                                                                      Priority

Allen, Evelyn I.                               974                                    1,362.84
                                                                                      Priority

Annis, Robert H.                               1573                                     215.61
                                                                                      Unsecured

Arve, Albert                                   1882                                     302.40
                                                                                      Unsecured

Ashey, Douglas M.                              1243                                   1,679.28
                                                                                      Unsecured

Ashley, Susan L.                               1360                                   1,354.68
                                                                                      Unsecured

Aucoin, Patricia A.                            1465                                   1,462.20
                                                                                      Unsecured

Babin, Daniel J.                               1660                                   8,824.00
                                                                                      Unsecured

Baker, Jerry A.                                2378                                     148.07
                                                                                      Priority

Balderas, Jose                                 925                                      317.16
                                                                                      Priority

Ballou, Ella M.                           707, 712, 729                               5,184.98
                                                                                      Priority

Barclay, Teddy A.                              1241                                   1,794.36
                                                                                      Unsecured

Barker, James D.                               2345                                   2,210.40
                                                                                      Unsecured

Barrett, Mark                                  1428                                     129.33
                                                                                      Unsecured

Bean, Dana M.                                  1171                                   2,217.48
                                                                                      Unsecured

Beck, Brian R.                                 2163                                     377.13
                                                                                      Unsecured

Beliveau, Karen M.                             1176                                     897.96
                                                                                      Unsecured

Bellimer, Doris                                1188                                   1,225.92
                                                                                      Unsecured

Benne, Larry C.                                1426                                   2,949.72
                                                                                      Priority

Billingham, Joan                               1007                                   1,457.52
                                                                                      Unsecured

CLAIMANT NAME                           CLAIM NUMBER                            AMOUNT/NATURE OF CLAIM
Blain, Wilfred A.                           1042                                      2,079.12
                                                                                      Unsecured

Blanchard, Mark W.                          1906                                      2,220.84
                                                                                      Unsecured

Blecha, Rita M.                             1351                                      1,495.56
                                                                                      Unsecured

Boggs, Kathy A.                             1205                                      1,316.04
                                                                                      Unsecured

Boone, Edith                                1537                                      1,430.64
                                                                                      Unsecured

Bortle, John L.                             753                                         94.11
                                                                                      Unsecured

Bourdon, Daniel                             1706                                      2,048.76
                                                                                      Unsecured

Boutin, Barbara                             1252                                      1,517.76
                                                                                      Unsecured

Brewer, Shirley I.                          558                                         112.00
                                                                                      Priority

Brown, Patricia A.                          846                                       1,341.00
                                                                                      Unsecured

Brown, Robert S.                            1052                                      3,194.16
                                                                                      Unsecured

Brown, Ruth M.                              1186                                      1,181.52
                                                                                      Unsecured

Brown, Stephen G.                           1166                                      3,747.72
                                                                                      Unsecured

Burks, Oscar R.                             1497                                        180.45
                                                                                      Unsecured

Camber, Timothy J.                          1270                                        668.88
                                                                                      Unsecured

Campbell, Eleanor J.                        1540                                        414.24
                                                                                      Unsecured

Cantelou, Harvey Louis                      1223                                      1,484.64
                                                                                      Unsecured

Carey, Michael E.                           1099                                        136.19
                                                                                      Priority

Carroll, Jonell                             1293                                      1,536.24
                                                                                      Priority

Caswell, Joyce J.                           1189                                      1,681.20
                                                                                      Unsecured

Chard, Richard W.                           1374                                      1,989.48
                                                                                      Priority

Charles Wade                                2162                                     20,000.00
                                                                                      Priority

CLAIMANT NAME                         CLAIM NUMBER                              AMOUNT/NATURE OF CLAIM
Childs, Leonardo D.                       2308                                        1,325.52
                                                                                      Unsecured

Conley, Patricia A.                       1466                                        1,446.48
                                                                                      Unsecured

Connolly, Betty J.                        1248                                          895.08
                                                                                      Unsecured

Connors, Audrey A.                        982                                           114.28
                                                                                      Unsecured

Conrad, Terry E.                          1908                                        1,851.48
                                                                                      Priority

Contois, Terry                            1107                                          414.24
                                                                                      Unsecured

Cook, Randall R.                          1335                                        1,989.48
                                                                                      Unsecured

Copeland, Samuel                          1369                                        1,913.16
                                                                                      Unsecured

Corbin, Margaret                          1937                                          35.09
                                                                                      Priority

Corrette, Nancy                           1096                                        1,323.84
                                                                                      Unsecured

Coursey, Robert L.                        643                                         1,953.84
                                                                                       Secured

Cox, Geneva M.                            976                                           76.69
                                                                                      Unsecured

Crain, Ronald L.                          1501                                        1,694.88
                                                                                      Unsecured

Crawford, Barbara J.                      1918                                        1,231.68
                                                                                      Unsecured

Crowley, William R.                       2048                                          519.80
                                                                                      Unsecured

Cutter, Doreen                            1438                                        63,162.00
                                                                                      Unsecured

Cutting, Barbara                          1905                                        1,572.48
                                                                                      Unsecured

Daigle, Dennis                            1064                                          162.19
                                                                                      Unsecured

Dakin, Ronald E.                          930, 1083                                   3,669.36
                                                                                      Priority

Dana, Patricia J.                         1049                                          655.08
                                                                                      Unsecured

Darisse, Mary                             1256                                          629.28
                                                                                      Unsecured

Darnell, Elsie J.                         1356                                          78.79
                                                                                      Unsecured

CLAIMANT NAME                          CLAIM NUMBER                             AMOUNT/NATURE OF CLAIM
Davis, Anthony C.                          1924                                       1,572.48
                                                                                      Unsecured

Davis, Donald E.                           986                                        30,000.00
                                                                                      Priority

Decato, Anne Marie                         1173                                       1,462.20
                                                                                      Unsecured

Densmore, Yvette M.                        1461                                         655.08
                                                                                      Unsecured

Dewberry, Clifton E.                       2366                                         187.86
                                                                                      Unsecured

Dewitt, Tamara S.                          2307                                       1,247.52
                                                                                      Unsecured

Dimascola, Rosemary                        1441                                       1,462.20
                                                                                      Unsecured

Donley, Robert James                       89                                          14,666.00
                                                                                  Priority/Unsecured

Downing, James                             2275                                       1,629.60
                                                                                      Unsecured

Dube, Francis H.                           2247                                         60.52
                                                                                      Unsecured

Dubreuil, Allan W.                         1132                                         414.24
                                                                                      Unsecured

Duc Tran, Tim                              1139                                         996.12
                                                                                       Secured

Dumont, Michael                            2276                                         293.60
                                                                                      Unsecured

Dunavant, Robbin J.                        1324                                       1,180.20
                                                                                      Unsecured

Duncan, William S.                         1375                                       1,611.36
                                                                                      Unsecured

Dunegan, Joseph P.                         1191                                       1,695.00
                                                                                      Unsecured

Durkee, Cheryl V.                          2315                                       1,462.20
                                                                                      Unsecured

Easley, Steven F.                          2056                                       1,164.36
                                                                                      Priority

Elia, Jennie                               770                                          253.22
                                                                                      Unsecured

Errington, Betty J.                        1172                                       1,689.84
                                                                                      Unsecured

Ewertz, Mary C.                            1120                                       1,533.88
                                                                                      Unsecured

Farr, Mark                                 1919                                         440.16
                                                                                      Unsecured

CLAIMANT NAME                          CLAIM NUMBER                             AMOUNT/NATURE OF CLAIM
Farrel, Michael                            1355                                       1,753.20
                                                                                      Unsecured

Fees, Jacqueline S.                        1486                                       1,634.64
                                                                                      Unsecured

Fitzherbert, Donald                        1137                                         19.41
                                                                                      Unsecured

Foster, William C. Jr.                     2209                                        527.50
                                                                                      Priority

Fournier, Harold N.                        1440                                       2,944.00
                                                                                      Unsecured

Franklin, Clarence                         958                                        1,408.92
                                                                                      Unsecured

Freund, James L.                           1361                                       2,334.48
                                                                                      Unsecured

Fugitt, A.J.                               1045                                         284.88
                                                                                      Unsecured

Gaherty, John C.                           2256                                         253.55
                                                                                      Unsecured

Gamez, Rodolfo                       1000, 1009, 1010                                   144.96
                                                                                      Priority

Gaughan, Michael F.                        1809                                       3,613.08
                                                                                      Unsecured

Gelwick, Scott E.                          1138                                       1,454.28
                                                                                      Priority

Geno, Ford                                 1061                                       1,517.04
                                                                                      Unsecured

Gibson, Karen L.                           1258                                       1,441.80
                                                                                      Unsecured

Giffin, Violet                             529                                          63.04
                                                                                      Unsecured

Gillingham, Randy                          1056                                         956.76
                                                                                      Unsecured

Goodwin, Karen                             1277                                       1,366.68
                                                                                      Unsecured

Graham, Evans L.                           837                                        62,375.00
                                                                                      Priority

Grant, Pearl A.                            2044                                       1,996.56
                                                                                      Unsecured

Griggs, Barbara L.                         1165                                       1,462.20
                                                                                      Unsecured

Grimes, Darrell D.                         1490                                       2,034.96
                                                                                      Unsecured

Hacker, Linda Carol                        901                                         109.53
                                                                                      Unsecured

CLAIMANT NAME                           CLAIM NUMBER                            AMOUNT/NATURE OF CLAIM

Haigh, Alice R.                             2375                                       1,341.00
                                                                                       Secured

Hall, Leonard R.                            1065                                       2,102.40
                                                                                      Unsecured

Hansen, Nat S.                              2324                                       2,953.44
                                                                                      Unsecured

Harpel, James V.                            2103                                       1,000.80
                                                                                      Unsecured

Harrington, Douglas A.                      1538                                        797.76
                                                                                      Unsecured

Harris, Jerry D.                            1427                                       1,618.92
                                                                                      Unsecured

Hatch, Beth W.                              1276                                        997.92
                                                                                      Unsecured

Hatch, Bruce O.                             1278                                       2,727.00
                                                                                      Unsecured

Hayward, Merrily E.                         1133                                        466.08
                                                                                      Unsecured

Hebb, Michael W.                            566                                         103.43
                                                                                      Priority

Henderson, Harold R.                        1281                                       5,000.00
                                                                                      Unsecured

Henry, Mary E.                              1193                                       1,524.96
                                                                                      Unsecured

Henry, Terry L.                             2322                                       1,462.20
                                                                                      Unsecured

Hewes, Gene V.                              1890                                       2,089.80
                                                                                      Unsecured

Hewes, Jean                                 1895                                       1,413.84
                                                                                      Unsecured

Hewett, Roger W.                            1222                                        162.45
                                                                                      Unsecured

Hibargar, Don C.                            1536                                       1,579.68
                                                                                      Unsecured

Hinkle, Mark P.                             1249                                       1,357.68
                                                                                      Unsecured

Hitchcock, Starrlett A.                     2199                                        215.73
                                                                                      Unsecured

Holmes, Rosalee M.                          1910                                       1,462.20
                                                                                      Unsecured

Holst, Allan H.                             1326                                       3,240.12
                                                                                      Unsecured

Hoppes, Bernadine                           937                                        1,569.72
                                                                                      Unsecured

CLAIMANT NAME                              CLAIM NUMBER                   AMOUNT/NATURE OF CLAIM

Hoyt Fitzsimmons                            2069 -2090                          50,336.43
                                                                                 Priority

Hull, Edward                                   975                               2,155.20
                                                                                 Priority

Isenor, Kenneth E.                             1142                              1,612.32
                                                                                Unsecured

Jacque, Steven D.                              1162                              1,244.16
                                                                                Unsecured

Jarvis, Owen J.                                2342                              1,645.56
                                                                                Unsecured

Javel, William A.                              1855                              1,466.28
                                                                                 Priority

Jenkins, Earl E.                               2164                              2,209.32
                                                                                Unsecured

Johnson, Richard J.                            1247                              1,452.84
                                                                                Unsecured

Johnson, Valerie                               1146                               64.59
                                                                                Unsecured

Jones, Maurie                                  1348                              1,365.60
                                                                                Unsecured

Jorgensen, Paul                                2311                              1,572.24
                                                                                Unsecured

Kendall, Donna                                 2261                               441.72
                                                                                Unsecured

Kimball, Paula                                 2274                               800.40
                                                                                Unsecured

Kimball, Truman                                1272                              1,429.56
                                                                                Unsecured

King, Lloyd F.                                 1378                              1,689.84
                                                                                Unsecured

King, Steven B.                                1094                              1,810.32
                                                                                Unsecured

Klein, Kenneth W.                              847                               2,669.88
                                                                                 Priority

Knight, Paula J.                               2201                               991.56
                                                                                Unsecured

Kobera, Felix                               1887, 1888                            245.10
                                                                                Unsecured

Kuypers, Hank                                  2314                               466.74
                                                                                Unsecured

Labier, Julia                                  1474                              1,462.20
                                                                                Unsecured

Labombard, Joyce M.                            1230                              1,462.20
                                                                                Unsecured

CLAIMANT NAME                              CLAIM NUMBER                   AMOUNT/NATURE OF CLAIM

Laffin, William                                2104                              2,588.28
                                                                                Unsecured

Lahaye, Debra                                  1284                              1,462.20
                                                                                Unsecured

Lambert, Arthur W.                             1350                              1,462.20
                                                                                Unsecured

Lambert, Jeff                                  1358                              1,400.76
                                                                                Unsecured

Lancor, Scott J.                               1135                               354.12
                                                                                Unsecured

Lanier, Jessie J.                              1693                             30,000.00
                                                                                 Priority

Lawrance, Ronald B.                            2259                               239.96
                                                                                Unsecured

Lee, Ronald C.                                 2295                              1,846.44
                                                                                Unsecured

Lindsey, Peggy                                 1695                               52,98
                                                                                 Priority

Linn, RV                                       1690                             112,227.00
                                                                                 Priority

Lipsey, William H.                             978                                103.80
                                                                                 Priority

Lockwood, Daniel D.                            1439                              1,223.76
                                                                                Unsecured

Longberg, Mary J.                              2102                               596.40
                                                                                Unsecured

Lusco, Fern A.                                 1130                               95.16
                                                                                Unsecured

Lyde, Margaret                                 802                                119.02
                                                                                 Priority

Lyford, Brian                               1124, 1177                           1,457.52
                                                                                Unsecured

Lyons, Peter M.                                1048                              1,816.44
                                                                                Unsecured

Maham, Lorcetto B.                             1285                              1,462.20
                                                                                Unsecured

Martin, William D.                             242                                135.97
                                                                                 Priority

Martinez, Edwin S.                             1548                               254.16
                                                                                 Priority

Massey, William J.                             1294                               453.78
                                                                                Unsecured

Maxwell, Barbara A.                            1349                             38,048.40
                                                                                 Priority


CLAIMANT NAME                               CLAIM AMOUNT                  AMOUNT/NATURE OF CLAIM

McBeth, Connie                                  1469                              199.22
                                                                                Unsecured

McCall, Kenneth E.                              2205                              127,25
                                                                                 Priority

McGalliard, Thomas J.                           2107                             2,110.56
                                                                                 Priority

McGlothern, Gary                                1531                              78.50
                                                                                Unsecured

McGlothlin, Margarita                           1532                              119.22
                                                                                Unsecured

McInnish, Robert J.                             2318                             200,000
                                                                                Unsecured

McKee, Joyce A.                                 1491                              121.85
                                                                                Unsecured

Meier, James A.                                 1370                              962.76
                                                                                Unsecured

Mendez, Arturo                                  2218                             2,155.20
                                                                                 Priority

Menn, Rudy                                  960, 998, 999                       241,695.52
                                                                                Unsecured

Metzger, Gail F.                                2207                             1,451.88
                                                                                Unsecured

Miller, Bobby R.                                2294                             1,189.44
                                                                                Unsecured

Miller, Helen                                    904                             1,384.56
                                                                                 Priority

Miller, Mary Jane                               2202                              774.60
                                                                                Unsecured

Modic, Frank A.                                  696                             1,387.64
                                                                                Unsecured

Moffitt-Inman, Jean                             2349                              655.08
                                                                                Unsecured

Morris, Douglas                                  908                              262.65
                                                                                Unsecured

Morse, Judith                                   1175                             1,457.52
                                                                                Unsecured

Murdock, Allie R.                                699                              99.12
                                                                                Unsecured

Murdock, Jimmy D.                               1233                              158.24
                                                                                Unsecured

Murphy, Dorothy K.                              1055                             1,452.84
                                                                                Unsecured

Muzzey, Wesley L.                               1504                             1,816.44
                                                                                Unsecured

CLAIMANT NAME                               CLAIM NUMBER                        AMOUNT/NATURE OF CLAIM

Myers, Carl                                     774                                     311.17
                                                                                      Unsecured

Nalette, Donald F.                              1025                                   1,537.68
                                                                                      Unsecured

Nasont, Joseph Charles                          767                                     176.64
                                                                                      Unsecured

Hguyen, Quang V.                             898, 1128                                 1,848.12
                                                                                      Unsecured

Nicks, Eddie                                    1457                                   2,731.42
                                                                                      Unsecured

Nolen, Michael P.                               1170                                   3,466.80
                                                                                      Unsecured

Noll, Richard V.                                1560                                    366.30
                                                                                      Unsecured

Olson, Gary D.                                  1216                                    369.26
                                                                                      Unsecured

Ortiz, Robert P.                                1485                                    128.94
                                                                                      Unsecured

Osbourn, Joe                                    2198                                   1,064.28
                                                                                      Unsecured

Osvaldo Ricci                                   1778                                  16,031.34
                                                                                      Unsecured

Pannell, Emmett A.                              563                                    2,941.44
                                                                                      Unsecured

Papps, Michael F.                               1174                                   1,209,96
                                                                                      Unsecured

Parker, Patricia E.                             1126                                    212.67
                                                                                      Unsecured

Parker, Ronald K.                               2306                                   2,925,00
                                                                                      Unsecured

Paronto, Thomas                                 1492                                   1,671.72
                                                                                      Unsecured

Parrish, William T. IV                          781                                    1,989.48
                                                                                      Unsecured

Pelz, Ronald M.                                 948                                    1,547.28
                                                                                      Unsecured

Perry, Diane M.                                 1161                                   1,116.96
                                                                                      Unsecured

Perry, Michael A.                               1143                                   1,213.20
                                                                                      Unsecured

Pierce, Lynn                                    1553                                    520.80
                                                                                      Unsecured

Pierce, Timothy J.                              1551                                   1,321.20
                                                                                      Unsecured

CLAIMANT NAME                                CLAIM NUMBER                AMOUNT/NATURE OF CLAIM

Pillsbury, Linda                                 1131                           1,262.76
                                                                               Unsecured

Porter, Anita                                    1920                           1,297.08
                                                                               Unsecured

Potter, Kerry L.                                 2051                           1,396.68
                                                                               Unsecured

Potter, Patricia A.                              2052                           1,569.72
                                                                               Unsecured

Punt, David J. Sr.                               1158                            964.08
                                                                               Unsecured

Rabtoy, Marilyn                                  1889                            800.40
                                                                               Unsecured

Raymond, Andrea                                  1930                            883.80
                                                                               Unsecured

Recione, Ralph J.                                1271                           1,462.20
                                                                               Unsecured

Rector, Carolyn J.                               733                            1,354.68
                                                                               Unsecured

Reeves, Timothy George                           1062                           2,663.88
                                                                               Unsecured

Remick, Debra Anne                               1038                           1,407.84
                                                                               Unsecured

Reynolds, Arlene H.                              1039                           1,077.96
                                                                               Unsecured

Richard, Bennie J.                               1244                           1,898.88
                                                                                Priority

Richard, Clara Mae                               985                            1,391.88
                                                                                Priority

Richard, Ethel                                   987                            1,484.64
                                                                                Priority

Riley, Opal W.                                   1343                            80.08
                                                                               Unsecured

Riner, Carolyn S.                                1500                            756.36
                                                                               Unsecured

Roberts, Brenda A.                               1915                           1,496.16
                                                                               Unsecured

Rockwell, Elton N.                               2053                            46.82
                                                                               Unsecured

Roe, Robert R.                                   1206                           1,770.72
                                                                               Unsecured

Roelle, Carl R.                                  939                             215.84
                                                                                Priority

Rogers, Ann Roy                                  796                             117.63
                                                                                Priority

CLAIMANT NAME                                  CLAIM NUMBER              AMOUNT/NATURE OF CLAIM

Rogers, Lisa D.                                    1922                         1,770.72
                                                                                Unsecured

Romero, Rhonda L.                                  2220                          939.32
                                                                                Priority

Ross, Christopher                                  1203                         1,496.64
                                                                                Unsecured

Routhier, David R.                                 1503                         1,527.60
                                                                                Unsecured

Rowland (Newton), Betty N.                         1880                          111.75
                                                                                Priority

Roy, Cynthia K.                                    1893                         1,457.52
                                                                                Unsecured

Rudy Menn                                          959                         232,000.00
                                                                                Unsecured

Ryan, Lewis E.                                     1505                         1,462.20
                                                                                Unsecured

Sanborn, Netlie J.                                 2277                         1,273.92
                                                                                Unsecured

Sandlin, Sharlotte                                 1897                         1,770.72
                                                                                Priority

Sargent, Marsha                                    1376                         1,432.56
                                                                                Unsecured

Sargent, Philip W.                                 1506                         1,870.32
                                                                                Unsecured

Sargent, Susan E.                                  1507                         1,465.80
                                                                                Unsecured

Sartz, Mary                                        1377                         1,593.00
                                                                                Unsecured

Scott, Virgie L.                                   1661                         1,430.64
                                                                                Unsecured

Seaver, John K.                                    1141                          964.68
                                                                                Unsecured

Shaver, Charles A.                                 1886                         1,925.40
                                                                                Unsecured

Sherwin, Robert C.                                 1066                          330.91
                                                                                Unsecured

Simon, Edward K.                                   1208                          156.22
                                                                                Unsecured

Sinnett Jr., Daniel J.                             2222                         2,564.88
                                                                                Unsecured

Sirinian, Garo                                     1059                          354.71
                                                                                Unsecured

Skaggs, William D.                                 942                           57.32
                                                                                Unsecured

CLAIMANT NAME                              CLAIM NUMBER                  AMOUNT/NATURE OF CLAIM

Slayton, Barbara A.                            1446                             1,462.20
                                                                                Unsecured

Slayton, Geraldine M.                          1187                             1,139.04
                                                                                Unsecured

Smith, Nancy J.                                1144                             1,350.12
                                                                                Unsecured

Spaulding, Richard A.                          1021                             2,100.84
                                                                                Unsecured

Spears, Jerry W.                               697                              66,420.00
                                                                                Priority

Spencer, Blanche                               1231                              995.52
                                                                                Unsecured

Sroufe, Loretta                                926                                91.91
                                                                                Unsecured

Stark, Walter L.                               1057                             1,880.28
                                                                                Unsecured

Stender, Katherine L.                          1382                              414.24
                                                                                Unsecured

Stevens, Robert E.                             1489                              153.00
                                                                                Unsecured

Stevenson, Melba T.                            977                                67.40
                                                                                Unsecured

Stone, Cheryl L.                               1160                              115.06
                                                                                Unsecured

Stotler, Emma M.                               1866                             1,289.52
                                                                                Unsecured

Stride, Adele M.                               1383                              463.04
                                                                                Unsecured

Strohl, Robert                                 1479                             1,338.48
                                                                                Unsecured

Strunk, Nadene M.                              1129                             1,322.88
                                                                                Unsecured

Stuber, Janice R.                              2101                             1,770.72
                                                                                Priority

Swanson, Linda                                 1931                             1,220.52
                                                                                Unsecured

Sweet, Cheryl                                  1023                             1,689.84
                                                                                Unsecured

Sweet, Lisa                                    994                              1,344.12
                                                                                Unsecured

Swinyer, Donald S.                             1232                             1,172.76
                                                                                Unsecured

Swinyer, Margaret A.                           1245                             1,429.68
                                                                                Unsecured

CLAIMANT NAME                                   CLAIM NUMBER             AMOUNT/NATURE OF CLAIM

Switzer, Virginia                                   1458                         98.34
                                                                                Priority

Tatro, Dennis                                       1463                        1,689.84
                                                                                Unsecured

Tatro, Laura (Lawson) A.                            1464                        1,930.08
                                                                                Unsecured

Taylor, Don R.                                      2054                         223.02
                                                                                Priority

Taylor, Ellen                                       1478                        1,500.84
                                                                                Unsecured

Thurman, Timothy                                    866                         1,164.36
                                                                                Priority

Toothaker, David L.                                 1911                         288.01
                                                                                Unsecured

Torrey, Arthur C. Jr.                               1086                        1,689.84
                                                                                Unsecured

Toth, Alexander                                     1483                         82.57
                                                                                Unsecured

Tucker, Margaret M.                                 1098                        1,462.20
                                                                                Unsecured

Tymony Jr., Howard J.                               1041                        1,516.44
                                                                                Priority

Van Dyk, Johannes F.H.                              1703                         342.00
                                                                                Unsecured

Vanesse, Paul W.                                    1215                        1,517.04
                                                                                Unsecured

Vaughner, Bennie                                    1030                        1,189.44
                                                                                Unsecured

Virginia Aycock-Beasley                             425                          968.52
                                                                                Priority

Vorachak, Bounleuth                                 1051                        1,171.68
                                                                                Unsecured

Wakefield, William M. Sr.                           1159                        2,937.24
                                                                                Unsecured

Walker, Raymond                                     786                         1,784.04
                                                                                Priority

Wall, Carol S.                                   1264, 1265                      227.52
                                                                                Unsecured

Warren, Bernice M.                                  1262                        1,454.52
                                                                                Unsecured

Watterson, Joanne                                   1093                        1,457.52
                                                                                Unsecured

Weber-Czworniak, Marguerite                         515                         27,312.00
                                                                                Priority

CLAIMANT NAME                              CLAIM NUMBER                  AMOUNT/NATURE OF CLAIM

Wheeler, Margaret L.                           1212                             1,572.36
                                                                                Unsecured

White, Judy K.                                 2329                             1,234.32
                                                                                Unsecured

White, Nancy L.                             2319, 2320                          180,100
                                                                                Unsecured

Whitlock, Gwen                                 1344                             38,048.40
                                                                                Priority

Wiley, Douglass B.                             2213                             1,989.48
                                                                                Priority

Wilkins, Raymond G.                            2197                              279.86
                                                                                Unsecured

Willie, James                                  1234                             1,380.96
                                                                                Unsecured

Wille, Kathy                                   1237                             1,430.64
                                                                                Unsecured

Willey, Darrel                                 1442                             1,689.84
                                                                                Unsecured

Williams, Bernard C.                           1194                              450.24
                                                                                Unsecured

Williams, Everett                              1217                             1,407.84
                                                                                Unsecured

Williams, Larry W.                             1196                             11,935.44
                                                                                Unsecured

Williams, Randy R.                             2100                              119.02
                                                                                Unsecured

Williams, Thomas P.                            1097                             1,462.20
                                                                                Unsecured

Wilson, James D.                               2055                             2,141.80
                                                                                Unsecured

Wilson, John P.                                1530                             1,816.44
                                                                                Unsecured

Wodwod, Eugene                                 1044                             2,376.72
                                                                                Unsecured

Wood, Vernon A.                                1878                              85.57
                                                                                Unsecured

Wright, Glenna H.                              2313                              86.00
                                                                                Unsecured

Wright, Mary E.                                1430                              177.50
                                                                                Priority

Yatsevich, Linda L.                            1198                              629.28
                                                                                Unsecured

CLAIMANT NAME                             CLAIM NUMBER                    AMOUNT/NATURE OF CLAIM

Young, Dale                                   1078                                342.00
                                                                                Unsecured

Young, Kenneth A.                             825                                 314.57
                                                                                 Priority

Young, Lowell D.                              955                                 222.74
                                                                                 Priority

Zick, Kenneth J.                              1494                                106.04
                                                                                Unsecured